    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         AURORA BIOSCIENCES CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           8731                          33-0669859
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                            ------------------------

                              11010 TORREYANA ROAD
                          SAN DIEGO, CALIFORNIA 92121
                           TELEPHONE: (858) 404-6600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             STUART J. M. COLLINSON
                       PRESIDENT, CHIEF EXECUTIVE OFFICER
                           AND CHAIRMAN OF THE BOARD
                         AURORA BIOSCIENCES CORPORATION
                              11010 TORREYANA ROAD
                          SAN DIEGO, CALIFORNIA 92121
                           TELEPHONE: (858) 404-6600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

              THOMAS A. COLL, ESQ.                              MARK EHRMANN, ESQ.
             CARL R. SANCHEZ, ESQ.                              PAMELA KRILL, ESQ.
           DEYAN P. SPIRIDONOV, ESQ.                           GODFREY & KAHN, S.C.
               COOLEY GODWARD LLP                             780 NORTH WATER STREET
        4365 EXECUTIVE DRIVE, SUITE 1100                    MILWAUKEE, WISCONSIN 53202
          SAN DIEGO, CALIFORNIA 92121                       TELEPHONE: (414) 273-3500
           TELEPHONE: (858) 550-6000

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

 As promptly as practicable after this Registration Statement becomes effective and prior to the effective time of the proposed merger described in this
                            Registration Statement.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING         AMOUNT
         TO BE REGISTERED                REGISTERED              SHARE                PRICE         OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value.....       1,900,000               N/A                  N/A              $628.25(1)
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the book value of the securities of PanVera Corporation, calculated to be $2,512,987 in the aggregate as of December 31, 2000, being exchanged for securities of the Registrant pursuant to the merger.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[AURORA LOGO]                                                     [PANVERA LOGO]

PROSPECTUS OF AURORA                                          PROXY STATEMENT OF
BIOSCIENCES CORPORATION                                      PANVERA CORPORATION

                                                              January [--], 2001

Dear Shareholder:

     The board of directors of PanVera Corporation has unanimously approved a merger agreement and plan of merger, which provides for the acquisition of PanVera Corporation by Aurora Biosciences Corporation through the merger of a wholly owned subsidiary of Aurora with and into PanVera. As a result of the transaction, PanVera will become a wholly owned subsidiary of Aurora, and PanVera shareholders will become stockholders of Aurora. The number of shares of Aurora common stock to be issued in the merger is fixed at 1,900,000. Accordingly, based on the number of shares of PanVera common stock and options to purchase PanVera common stock issued and outstanding on the date of this prospectus/proxy statement, each outstanding share of PanVera common stock will be converted into the right to receive 1.3422 shares of Aurora common stock.

     We describe in detail the terms of the merger in the accompanying prospectus/proxy statement which we urge you to read carefully. Aurora common stock is traded on the Nasdaq National Market under the symbol "ABSC." On January 29, 2001, the last reported trading price of Aurora's common stock was $31.625 per share.

     Before we can proceed with the merger, shareholders holding a majority of the outstanding shares of PanVera common stock must approve the merger agreement and the plan of merger. You should carefully consider the risk factors beginning on page 15 of this prospectus/proxy statement before voting your PanVera shares.

     Shareholders of PanVera, who beneficially own an aggregate of approximately 65% of the outstanding shares of PanVera's common stock, have agreed to vote all of their PanVera shares in favor of the merger agreement and the plan of merger. Their vote is sufficient to approve the merger.

     THE PANVERA BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE PLAN OF MERGER AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE PLAN OF MERGER.

     PanVera will hold a special meeting on Monday, February 26, 2001 at 10:00 a.m., local time, at the Monona Terrace Community and Convention Center located in Madison, Wisconsin so that you may vote on the proposed merger. You may vote on the proposal at the special meeting either in person or by using the enclosed proxy card.

     Whether or not you plan to attend the special meeting, please take the time to vote your shares. You may vote your shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible and, in any event, no later than February 19, 2001 in the enclosed postage-prepaid envelope.

                                          Sincerely,

                                          Ralph Kauten
                                          Chairman of the Board and President

     NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE SECURITIES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This prospectus/proxy statement is dated January [--], 2001, and we first mailed this prospectus/ proxy statement to shareholders of PanVera on or about January [--], 2001.

                                 [PANVERA LOGO]
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD MONDAY, FEBRUARY 26, 2001

     Notice is hereby given that a special meeting of shareholders of PanVera Corporation, a Wisconsin corporation, will be held on Monday, February 26, 2001 at 10 a.m., local time, at the Monona Terrace Community and Convention Center, One John Nolen Drive, Madison, Wisconsin 53703 (or at any adjournment or postponement thereof) for the following purposes:

          1. To consider and act upon a proposal to approve the Agreement and Plan of Merger and Reorganization dated as of November 16, 2000 by and among Aurora Biosciences Corporation, Aurora Acquisition Corp., a wholly owned subsidiary of Aurora Biosciences, and PanVera Corporation, a copy of which is attached hereto as Appendix A, and the related Plan of Merger, a copy of which is attached hereto as Appendix B, pursuant to which Aurora Acquisition Corp. will be merged with and into PanVera as described in the accompanying prospectus/proxy statement; and

          2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

     Shareholders are urged to read the accompanying prospectus/proxy statement completely and carefully. No person has been authorized to give any information or to make any representation other than that which is contained in the accompanying prospectus/proxy statement and, if given or made, such information or representation should not be relied upon.

     The board of directors of PanVera has fixed the close of business on December 31, 2000 as the record date for determining the shareholders of PanVera who are entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof. Only shareholders of record at such time will be entitled to vote at the special meeting and at any adjournment or postponement thereof. As of the close of business on the record date, there were 1,221,652 shares of PanVera common stock outstanding, each entitled to one vote on each proposal presented at the special meeting.

     The board of directors of PanVera believes that the proposed merger is in the best interests of PanVera and its shareholders and, therefore, unanimously recommends that shareholders of PanVera vote FOR the merger.

     Shareholders are or may be entitled to assert dissenters' rights under Sections 180.1301 to 180.1331 of the Wisconsin Business Corporation Law, a copy of which is attached hereto as Appendix E.

                                          By order of the Board of Directors,

                                          Ralph Kauten,
                                          Chairman of the Board and President

Madison, Wisconsin
January [--], 2001

     TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE THE ACCOMPANYING PROXY CARD AND RETURN IT NO LATER THAN FEBRUARY 19, 2001 IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR YOUR USE.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Cautionary Statement Concerning Forward-Looking
  Statements................................................    1
Where You Can Find More Information.........................    1
Questions and Answers for PanVera Shareholders..............    3
Summary.....................................................    5
Price Range of Common Stock.................................   10
Selected Supplemental Historical Consolidated Financial Data
  for Aurora................................................   11
Selected Historical Financial Data for PanVera..............   12
Selected Unaudited Pro Forma Combined Financial Data........   13
Comparative Per Share Data (Unaudited)......................   14
Risk Factors................................................   15
  Risks Relating to the Proposed Merger.....................   15
  Risks Relating to Aurora's Business.......................   17
The PanVera Special Meeting.................................   27
The Merger..................................................   29
  Background of the Merger..................................   29
  PanVera's Reasons for the Merger; Board Recommendation....   30
  Opinion of Robert W. Baird & Co. Incorporated.............   31
  Aurora's Reasons for the Merger...........................   38
  Consideration to be Received in the Merger................   38
  Treatment of Options to Purchase PanVera Common Stock.....   39
  Procedures for Exchange of PanVera Common Stock
     Certificates...........................................   39
  Stock Ownership Following the Merger......................   40
Certain Terms of the Merger Agreement.......................   41
  General...................................................   41
  Representations and Warranties............................   41
  Covenants of the Parties..................................   42
  Conditions to the Merger..................................   43
  Termination...............................................   44
  Expenses Relating to the Merger...........................   45
  Indemnification...........................................   45
  The PanVera Stockholders' Representative..................   46
Certain Other Agreements....................................   47
  Voting Agreements.........................................   47
  Escrow Agreement..........................................   47
Interests of Certain Persons in the Merger..................   49
  Employment Agreements.....................................   49
  Releases..................................................   49
Other Matters Related to the Merger.........................   51
Supplemental Quarterly Financial Data for Aurora............   55
Unaudited Pro Forma Condensed Combined Financial
  Statements................................................   56
Aurora's Business...........................................   63
Aurora Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................   76
Aurora Management After the Merger..........................   80
Common Stock Ownership of Certain Beneficial Owners and
  Management of Aurora......................................   88
PanVera's Business..........................................   89
PanVera Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................   89
Common Stock Ownership of Beneficial Owners and Management
  of PanVera................................................   94
Description of Aurora Common Stock..........................   96
Comparison of Stockholder Rights............................   98

                                                              PAGE
                                                              ----
Experts.....................................................  107
Legal Matters...............................................  107
Index To Financial Statements...............................  F-1
Appendix A -- Agreement and Plan of Merger and
  Reorganization............................................  A-1
Appendix B -- Plan of Merger................................  B-1
Appendix C -- Form of Escrow Agreement......................  C-1
Appendix D -- Opinion of Robert W. Baird & Co.
  Incorporated..............................................  D-1
Appendix E -- Dissenters' Rights Provisions of the Wisconsin
  Business Corporation Law..................................  E-1

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This prospectus/proxy statement contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of the managements of Aurora and PanVera. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely," "potential" or similar expressions, we are making forward-looking statements. Forward-looking statements include, but are not limited to, the information concerning possible or assumed future results of operations of Aurora and PanVera set forth under the following sections in this document:

     "Summary," "Unaudited Pro Forma Condensed Combined Financial Statements," "Risk Factors," "The Merger -- Background of the Merger," "The
Merger -- Aurora's Reasons for the Merger," "The Merger -- PanVera's Reasons for the Merger; Board Recommendation," "The Merger -- Opinion of Robert W. Baird & Co. Incorporated," "Aurora's Business," "Aurora Management's Discussion and Analysis of Financial Condition and Results of Operations," "PanVera's Business," and "PanVera Management's Discussion and Analysis of Financial Conditions and Results of Operations."

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Aurora may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond Aurora's ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     For a discussion of some of the factors that may cause actual results to differ materially from those suggested by any forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 15. In addition to the risk factors, you should understand that the following factors could affect the future results of Aurora and could cause results to differ materially from those suggested by the forward-looking statements:

     - changes in law or regulations, third party relations and approvals and decisions of courts, regulators and governmental bodies which may adversely affect Aurora's business or ability to compete;

     - Aurora may encounter greater than expected costs and difficulties related to combining PanVera's operations with Aurora's operations; and

     - other risks and uncertainties as may be detailed from time to time in Aurora's announcements and filings with the Securities and Exchange Commission.

     The list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but not exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

                      WHERE YOU CAN FIND MORE INFORMATION

     Aurora is a Delaware corporation. Aurora's principal executive offices are located at 11010 Torreyana Road, San Diego, California 92121, and its telephone number is (858) 404-6600.

     PanVera is a Wisconsin corporation. PanVera's principal executive offices are located at 545 Science Drive, Madison, Wisconsin 53711 and its telephone number is (608) 233-9450.

     Aurora has filed a registration statement on Form S-4 with the Securities and Exchange Commission, of which this prospectus/proxy statement is a part. Aurora files proxy statements and annual, quarterly and other reports and information with the Securities and Exchange Commission. You can inspect and copy the registration statement as well as the proxy statements, reports and other information Aurora has filed with the Securities and Exchange Commission at the public reference room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C., and at the Securities and Exchange Commission Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400,

Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can call the Securities and Exchange Commission at 1-800-732-0330 for further information about the public reference rooms. Aurora is also required to file electronic versions of these documents with the Securities and Exchange Commission, which may be accessed from the Securities and Exchange Commission's World Wide Web site at http://www.sec.gov.

     Aurora and PanVera are not incorporating by reference in this prospectus/proxy statement any documents previously filed with the Securities and Exchange Commission.

     YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS/PROXY STATEMENT (INCLUDING THE APPENDICES) IN CONSIDERING HOW TO VOTE YOUR SHARES ON THE PROPOSED MERGER DISCUSSED HEREIN. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. PLEASE NOTE THAT AURORA HAS PROVIDED ALL INFORMATION CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT RELATING TO AURORA, AND PANVERA HAS PROVIDED ALL INFORMATION RELATING TO PANVERA.

     YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS/PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE PRINTED ON THE FRONT OF THIS DOCUMENT, AND NEITHER THE MAILING OF THIS PROSPECTUS/PROXY STATEMENT TO YOU NOR THE ISSUANCE OF AURORA COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

     THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER.
                           -------------------------

     This prospectus/proxy statement contains trademarks and registered trademarks of Aurora, PanVera and other companies.

                 QUESTIONS AND ANSWERS FOR PANVERA SHAREHOLDERS

Q: WHAT WILL BE THE EFFECT OF THE MERGER ON THE SHAREHOLDERS OF PANVERA?

A: As a result of the merger, the current shareholders of PanVera will hold common stock of and be stockholders of Aurora.

Q: WHAT WILL PANVERA SHAREHOLDERS RECEIVE IN THE MERGER?

A: Aurora will issue or reserve for issuance exactly 1,900,000 shares of Aurora common stock in exchange for all outstanding securities of PanVera. Based on the issued and outstanding shares of PanVera common stock and options to purchase PanVera common stock outstanding on the date of this prospectus/proxy statement and assuming no additional securities of PanVera are issued before the merger becomes effective, PanVera shareholders will receive 1.3422 shares of Aurora common stock in exchange for each outstanding share of PanVera common stock. The number of shares of Aurora common stock that may be received in exchange for each share of PanVera common stock is called the "exchange ratio." The actual exchange ratio will not be determined until the merger becomes effective and will depend on the actual number of shares of common stock and options to purchase common stock of PanVera outstanding immediately prior to the consummation of the merger. Aurora will not issue fractional shares of Aurora common stock in the merger. Instead of any fractional Aurora share, PanVera shareholders will receive an amount of cash equal to the fractional share they otherwise would have received, multiplied by the closing sales price of Aurora common stock as quoted on the Nasdaq National Market on the last trading day prior to the closing date of the merger.

Q: IS AURORA HOLDING BACK IN AN ESCROW ACCOUNT ANY SHARES OF AURORA COMMON STOCK
   ISSUABLE TO SHAREHOLDERS OF PANVERA?

A: Yes. When the merger is completed, you will receive 92.5% of the shares of Aurora common stock issuable to you in the merger. The remaining 7.5% of the shares of Aurora common stock issuable to you in the merger will be deposited by Aurora in an escrow account and will serve as security for the indemnification rights of Aurora under the merger agreement.

Q: WHAT IS THE PURPOSE OF THE ESCROW ACCOUNT?

A: If Aurora is entitled to indemnification under the merger agreement, Aurora will take back shares of Aurora common stock deposited in the escrow account. If Aurora has large indemnification claims, you may not receive any of the shares of Aurora common stock deposited in the escrow account. You should also be aware that if the merger is completed, any fees and expenses of PanVera relating to the merger in excess of $1,000,000 will be paid out of the escrow account. In addition, the fees and expenses of Mr. Ralph Kauten, as the representative of PanVera shareholders with respect to the escrow account, will be paid out of the escrow account.

Q: WHEN WILL PANVERA SHAREHOLDERS RECEIVE THE SHARES OF AURORA COMMON STOCK
   DEPOSITED IN THE ESCROW ACCOUNT?

A: You will receive your portion of any shares of Aurora common stock remaining in the escrow account after the earlier of the first anniversary of the completion of the merger or the date when Aurora completes its first audit covering combined post-merger results for Aurora and PanVera.

Q: DOES THE BOARD OF DIRECTORS OF PANVERA RECOMMEND VOTING IN FAVOR OF THE
   MERGER?

A: Yes. After careful consideration, PanVera's board of directors unanimously recommends that its shareholders vote in favor of the merger agreement and the plan of merger.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MERGER?

A: Yes. In evaluating the merger, you should carefully consider the factors discussed in the section entitled "Risk Factors" on page 15.

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this document, please fill out, date and sign your proxy card. Then mail your signed proxy card in the enclosed postage-prepaid return envelope as soon as possible so that your shares may be represented at the special meeting. If you do not include instructions on how to vote your properly signed proxy card, your shares will be voted FOR approval of the merger agreement and the plan of merger.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the attention of Ms. Mary K. Groff, the Secretary of PanVera. Third, you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Aurora will send you written instructions on how to exchange your stock certificates soon after the merger is completed.

Q: IF I HOLD PANVERA STOCK OPTIONS, DO I HAVE TO DO ANYTHING WITH MY OPTIONS?

A: No. Each option to acquire PanVera common stock that is outstanding when the merger becomes effective will be assumed by Aurora and converted into an option to purchase a number of shares of Aurora common stock equal to the number of shares of PanVera stock subject to the option, multiplied by the exchange ratio. The post-merger exercise price of each converted PanVera option will be its pre-merger exercise price divided by the exchange ratio. Each converted PanVera option will remain subject to its underlying stock option agreement and PanVera's 1993 and 1998 stock option plans, as applicable.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: Assuming that Aurora and PanVera satisfy or waive all of the other conditions to closing contained in the merger agreement, the merger will occur as soon as practicable after the special meeting. Aurora and PanVera expect to complete the merger during the first quarter of 2001.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: If you have more questions about the merger, you should contact:

   PanVera Corporation
   545 Science Drive
   Madison, Wisconsin 53711
   Attention: Ralph Kauten, President
   Phone Number: (608) 233-9450

                                    SUMMARY

     This summary highlights selected information found in greater detail elsewhere in this prospectus/proxy statement. This summary does not contain all of the information that is important to you. We urge you to read the entire document (including the appendices) before you decide whether to vote in favor of the merger. The merger agreement is attached as Appendix A to this document and the plan of merger is attached as Appendix B. We encourage you to read the merger agreement and the plan of merger which are the legal documents governing the terms of the merger. We have included page references parenthetically to direct you to a more complete description in this prospectus/proxy statement of the topics presented in this summary.

THE COMPANIES (see pages 63 and 89)

     Aurora Biosciences Corporation
     11010 Torreyana Road
     San Diego, California 92121
     Telephone: (858) 404-6600

Aurora develops and commercializes technologies, products and services to accelerate the discovery of new medicines by the pharmaceutical and biopharmaceutical industries. Aurora believes it is a leading provider of proprietary drug discovery solutions for all major classes of gene targets, including receptors, ion channels and enzymes. Aurora is currently launching its Big Biology(TM) initiative, an internal drug discovery program intended to identify drug candidates within all major classes of gene targets.

     PanVera Corporation
     545 Science Drive
     Madison, Wisconsin 53711
     Telephone: (608) 233-9450

PanVera develops products and technologies that allow pharmaceutical companies to select and develop new drugs more rapidly and cost-effectively. PanVera has produced hundreds of recombinant proteins for commercial sale, focusing on protein families that are of broad interest from a therapeutic perspective, including nuclear receptors, protein kinases and drug metabolizing enzymes.

SUMMARY OF THE TRANSACTION (see page 41)

In the proposed transaction, PanVera will merge with a wholly owned subsidiary of Aurora, with PanVera being the surviving company. As a result of the merger, PanVera shareholders will receive shares of Aurora common stock in exchange for their PanVera shares and holders of options to purchase PanVera common stock will receive options to purchase Aurora common stock in exchange for their PanVera options.
THE MERGER CONSIDERATION (see page 38)

The number of shares of Aurora common stock to be issued and reserved for issuance in the merger is fixed at 1,900,000.

Upon completion of the merger, each share of PanVera common stock then outstanding will be converted into the right to receive that number of shares of Aurora common stock, called the "exchange ratio," that is equal to 1,900,000 Aurora shares divided by the sum of the number of shares of PanVera common stock issued and outstanding immediately prior to the effective time of the merger plus the number of shares of PanVera common stock issuable for securities convertible or exchangeable into PanVera common stock that are issued and outstanding immediately prior to the effective time of the merger.

In addition, when the merger becomes effective, each option to purchase PanVera common stock that is outstanding will be assumed by Aurora and converted into an option to purchase a number of shares of Aurora common stock equal to the number of shares of PanVera stock subject to the option, multiplied by the exchange ratio. The post-merger exercise price of each converted PanVera option will be its pre-merger exercise price divided by the exchange ratio. The PanVera options to be assumed by Aurora and converted in the merger will have terms which are substantially identical to the terms of the PanVera options they replace (for example, the term, exercisability, vesting schedule and other provisions will remain unchanged).

Based on the shares of PanVera common stock and options to purchase PanVera common stock issued and outstanding as of the date of this prospectus/proxy statement and assuming no additional securities are issued before the merger becomes effective, each of your shares of PanVera common stock will be converted into the right to receive 1.3422 shares of Aurora common stock.

The exact exchange ratio for the merger cannot be calculated until the merger occurs.

No fractional shares will be issued in the merger. PanVera shareholders that otherwise would receive fractional shares will instead receive cash in an amount equal to the fractional share they otherwise would have received, multiplied by the closing sales price of Aurora common stock as quoted on the Nasdaq National Market on the last trading day prior to the closing date of the merger.

AURORA STOCK INFORMATION AND MARKET PRICES (see page 10)

Aurora common stock is traded on the Nasdaq National Market under the symbol "ABSC." The value of the Aurora common stock you will be entitled to receive as a result of the merger may be significantly higher or lower than its current value or its value at the date of the special meeting.

The following table lists the closing price of Aurora common stock and the equivalent value of a share of PanVera common stock on November 16, 2000, the last trading day before we announced the merger, and on January 29, 2001, the last practicable trading day before the mailing of this prospectus/proxy statement. The equivalent per share value of PanVera common stock at the specified dates represents the closing price of a share of Aurora common stock on that date multiplied by an assumed exchange ratio of 1.3422.

                        AURORA     EQUIVALENT
                        COMMON     PANVERA PER
                         STOCK     SHARE VALUE
                        -------    -----------
November 16, 2000.....  $45.312      $ 60.8
January 29, 2001......  $31.625      $42.45

The market price of Aurora common stock will fluctuate prior to the merger but will not affect the exchange ratio in the merger. You should obtain current market quotations for Aurora common stock. PanVera common stock is not publicly traded.

STOCKHOLDER RIGHTS (see page 98)

Currently, your rights as a PanVera shareholder are governed by Wisconsin law and PanVera's articles of incorporation and by-laws. However, Aurora stockholder rights are governed by Delaware law and Aurora's certificate of incorporation and by-laws. After the merger, you will become an Aurora stockholder and your rights will be governed by Delaware law and Aurora's certificate of incorporation and by-laws.

THE SPECIAL MEETING (see page 27)

PanVera will hold a special meeting of shareholders on February 26, 2001, at 10:00 a.m. local time, at the Monona Terrace Community and Convention Center, One John Nolen Drive, Madison, Wisconsin 53703. At the special meeting, PanVera will ask its shareholders to consider and vote upon a proposal to approve the merger agreement and the plan of merger.

THE RECORD DATE (see page 27)

Only holders of PanVera common stock at the close of business on December 31, 2000 will receive notice of and may vote at the PanVera special meeting. On that date, there were 92 holders of record holding 1,221,652 shares of PanVera common stock. PanVera shareholders are entitled to one vote per share of common stock held on the record date.

REQUIRED VOTE FOR THE MERGER (see page 27).

The affirmative vote of the holders of a majority of the outstanding shares of PanVera common stock is required to approve the merger agreement and the plan of merger.

Certain directors and executive officers of PanVera, as well as a family limited liability company controlled by one of PanVera's directors and executive officers, who together hold approximately 65% of PanVera's outstanding common stock have agreed to vote their shares in favor of the merger agreement and the plan of merger pursuant to the terms of a voting agreement.

Such parties have entered into the voting agreements in order to induce Aurora to enter into the merger agreement. The voting agreements could prevent other companies from trying or proposing to combine with or acquire PanVera.

PANVERA BOARD UNANIMOUSLY RECOMMENDS THAT YOU APPROVE THE MERGER AND THE MERGER AGREEMENT (see page 30)

The PanVera board believes that the merger is in your best interest and has unanimously approved the merger agreement and the plan of merger. The PanVera board of directors unanimously recommends that PanVera shareholders vote "FOR" approval of the merger agreement and plan of merger.

OPINION OF ROBERT W. BAIRD & CO. INCORPORATED (see page 31)

In deciding to approve the merger, PanVera's board of directors considered an opinion from Robert W. Baird & Co. Incorporated as to the fairness of the exchange ratio from a financial point of view to the holders of PanVera common stock, other than Aurora and its affiliates. The full text of the Baird opinion, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of the review undertaken by Baird in rendering its opinion, is attached hereto as Appendix D. You are urged to read the opinion carefully and in its entirety.

CERTAIN PERSONS HAVE INTERESTS IN THE MERGER (see page 49)

Some of the directors and executive officers of PanVera have interests in the merger in addition to their interests as shareholders of PanVera generally.

In connection with the merger, PanVera entered into an employment agreement with each of Ralph Kauten, Thomas Burke and Robert Lowery. The employment agreements will become effective at the time of the completion of the merger. The employment agreements entitle these individuals to certain payments and other benefits.

In addition, at the effective time of the merger, all the directors of PanVera and a family limited liability company controlled by one of PanVera's directors and executive officers will execute releases in favor of PanVera in exchange for a release from PanVera. The effect of these releases is that except for specifically excluded items, PanVera will be prohibited from bringing claims against the releasing parties and the releasing parties will be prohibited from bringing claims against PanVera.

The PanVera board was aware of these interests and took them into account in approving the merger.

COMPLETION OF THE MERGER (see page 43)
To complete the merger, a number of conditions must be satisfied. These include, among others:

- holders of a majority of the outstanding shares of PanVera common stock must have approved the merger agreement and the plan of merger;

- Nasdaq must have authorized for listing the Aurora common stock issuable in the merger;

- there must not be any action by any governmental entity or law challenging or preventing the merger;

- clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have been obtained;

- each of the parties must have performed each of its covenants and agreements contained in the merger agreement, and each of the representations and warranties of the parties contained in the merger agreement must be true and correct in all material respects;

- the counsel for each of Aurora and PanVera must have rendered legal opinions stating that the merger will qualify as a tax-free reorganization under the Internal Revenue Code;

- the independent auditors for each of Aurora and PanVera must have delivered to Aurora letters regarding the appropriateness of pooling of interest accounting for the merger;

- all affiliates of PanVera must have executed and delivered to Aurora certain affiliate letters to ensure that the merger will qualify for "pooling of interests" accounting treatment;

- the counsel for PanVera must have delivered to Aurora a legal opinion regarding certain general corporate matters; and

- the holders of no more than 5% of the outstanding shares of PanVera common stock shall have exercised their dissenters' rights.

Aurora or PanVera, as applicable, may waive the conditions to completion of the merger to the extent that a waiver would be permitted by law. Effective as of January 21, 2001 the waiting period under the Hart-Scott-Rodino Anti-trust Improvements Act of 1976 expired and as a result, that specific condition has been satisfied.

TERMINATION OF THE MERGER AGREEMENT (see page 44)

The merger agreement may be terminated and abandoned by:

- the written consent of all parties to the agreement;

- any party, if the merger has not occurred on or prior to May 10, 2001;

- any party, if holders of a majority of the shares of PanVera common stock do not approve the merger at the special meeting;

- any party, if the other party's representations or warranties were materially inaccurate or have become materially inaccurate or the other party has breached a covenant contained in the merger agreement, unless the breach or inaccuracy is cured within 15 days; and

- any party, if any final governmental order prohibits the merger.

INDEMNIFICATION OF AURORA (see page 45)

Subject to the limitations contained in the merger agreement, Aurora is entitled to indemnification if it suffers losses due to any breaches of the representations, warranties or covenants of PanVera contained in the merger agreement. The indemnification rights of Aurora are limited only to the extent of any losses suffered by Aurora in excess of $750,000 and are generally limited to a return of the escrow shares. Aurora's indemnification rights will terminate on the earlier of the first anniversary of the completion of the merger or the date Aurora completes its first audit covering combined post-merger results for Aurora and PanVera.

ESCROW OF SHARES OF AURORA COMMON STOCK (see page 47)

The indemnification rights of Aurora will be secured by an escrow account of Aurora common stock. When the merger is completed, 7.5% of the shares of Aurora common stock issuable to PanVera shareholders in the merger will be deposited by Aurora in the escrow account. The escrow account will be the sole and exclusive remedy of Aurora for any indemnification claims, except in the event of any fraud, intentional misrepresentation or willful breach of the merger agreement. The indemnification period and Aurora's right to bring claims against the escrow account will end on the earlier of the first anniversary of the completion of the merger or the date when Aurora completes its first audit covering combined post-merger results for Aurora and PanVera. Subject to some limitations, the shares in escrow at the end of this period will be issued to the former shareholders of PanVera. Mr. Ralph Kauten, PanVera's President, has been named the representative of the shareholders of PanVera with respect to matters relating to the escrow account and will have broad authority to act as the agent and attorney-in-fact for PanVera's shareholders on any matters concerning the escrow account. The fees and expenses incurred by Mr. Kauten as representative of the shareholders will be paid out of the escrow account.

NO OTHER NEGOTIATIONS (see page 43)

Until the merger is completed or the merger agreement is terminated, PanVera has agreed not to directly or indirectly solicit or participate in discussions or enter into any contract regarding an extraordinary transaction, such as a merger other than this merger, or the acquisition of all or a substantial portion of PanVera's assets.

EXPENSES RELATED TO THE MERGER (see page 45)

Generally, each party will bear its own fees and expenses related to the merger. If the merger is completed, however, any fees and expenses of PanVera in excess of $1,000,000 will be paid by a reduction of the shares in the escrow account.

AURORA COMMON STOCK IS FREELY TRANSFERABLE BY NON-AFFILIATES (see page 53)

Aurora common stock issued in the merger will be freely transferable by you immediately following the merger unless you are deemed to be an "affiliate" of PanVera under applicable federal securities laws. Generally, "affiliates" include directors, executive officers and persons holding more than 10% of PanVera's outstanding common stock. Please note that with respect to shares of Aurora common stock issued in the merger which will be held in escrow, such shares may be sold by you at any time following the publication of financial results covering at least 30 days of post-merger combined operations. The proceeds of any such sale will be deposited with the escrow agent in an interest bearing account and will be released to you, if at all, at the same time the remaining shares held in escrow are released.

TAX MATTERS (see page 51)

It is expected that the merger will constitute a tax-free reorganization for federal income tax purposes and, accordingly, that no gain or loss will be recognized for federal income tax purposes by PanVera shareholders upon exchange of their PanVera common stock in the merger (except with respect to any cash received in the merger in lieu of any fractional share of Aurora common stock).

This tax treatment may not apply to certain PanVera shareholders, including shareholders who are non-U.S. persons or dealers in securities. Determining the actual tax consequences of the merger to you may be complex and will depend on the facts of your own situation. You should consult your own tax advisors to fully understand the tax consequences of the merger to you.

AURORA WILL USE "POOLING OF INTERESTS" ACCOUNTING TREATMENT FOR THE MERGER (see page 53)

Aurora will account for the merger as a "pooling of interests" for financial reporting purposes.

DISSENTERS' RIGHTS (see page 53)

Wisconsin law provides PanVera shareholders with dissenters' rights in the merger. One of the conditions to Aurora's obligation to complete the merger is that the holders of no more than 5% of PanVera's outstanding common stock shall have exercised their statutory dissenters' rights.

                          PRICE RANGE OF COMMON STOCK

     Market price data. Aurora's common stock is listed on the Nasdaq National Market under the symbol "ABSC." The following table shows, for the periods indicated, the high and low reported sales prices per share of Aurora common stock on the Nasdaq National Market.

                                                             HIGH       LOW
                                                            -------    ------
Fiscal year ended December 31, 1999
  First Quarter...........................................  $  9.63    $ 6.00
  Second Quarter..........................................     7.97      4.88
  Third Quarter...........................................    17.38      6.63
  Fourth Quarter..........................................    30.06      9.88
Fiscal year ended December 31, 2000
  First Quarter...........................................  $140.00    $21.50
  Second Quarter..........................................    76.25     25.13
  Third Quarter...........................................   103.87     46.38
  Fourth Quarter..........................................    69.50     27.00
Fiscal year ended December 31, 2001
  First Quarter (through January 29, 2001)................  $ 35.75    $18.56

     PanVera common stock is not publicly traded. In the opinion of PanVera management, due to a lack of an active market for shares of PanVera common stock, transactions in PanVera common stock of which PanVera is aware are not frequent enough to constitute representative prices.

     Number of Stockholders. At December 31, 2000, there were approximately 145 holders of record of Aurora common stock and 92 holders of record of PanVera common stock.

     Recent Closing Prices. On November 16, 2000, the last trading day prior to the public announcement of the merger agreement, the closing sales price per share of Aurora common stock reported on the Nasdaq National Market was $45.312. On January 29, 2001, the last practicable trading day before the mailing of this prospectus/proxy statement, the closing sale price per share of Aurora common stock reported on the Nasdaq National Market was $31.625. Holders of PanVera common stock are encouraged to obtain a current market quotation for Aurora common stock.

     Dividend Information. Neither Aurora nor PanVera has paid any cash dividends in the past, and each currently intends to retain future earnings, if any, to fund the development and growth of its business and not to pay any cash dividends in the foreseeable future.

                 SELECTED SUPPLEMENTAL HISTORICAL CONSOLIDATED
                           FINANCIAL DATA FOR AURORA

     The following selected supplemental historical consolidated financial data should be read in conjunction with Aurora's supplemental consolidated financial statements and related notes included elsewhere in this prospectus/proxy statement and "Aurora Management's Discussion and Analysis of Financial Condition and Results of Operations." On October 4, 2000, Aurora merged with Quorum Sciences, Inc. in a business combination accounted for as a pooling of interests. The supplemental statement of operations and balance sheet data reflects the historical data of Aurora combined with Quorum data for all periods and dates since Quorum's inception in April 1998. The consolidated statement of operations data for each of the years ended December 31, 1999, 1998, 1997, 1996 and the period from May 8, 1995 (inception) to December 31, 1995 and the consolidated balance sheet data at December 31, 1999, 1998, 1997, 1996 and 1995 are derived from the consolidated financial statements of Aurora, which have been audited by Ernst & Young LLP, independent auditors. The summary financial data as of and for the nine-month periods ended September 30, 2000 and September 30, 1999 have been derived from Aurora's unaudited financial statements, after giving effect to the merger with Quorum, which in the opinion of Aurora's and Quorum's management include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results of operations and financial position of Aurora, for those periods and as of those dates in accordance with generally accepted accounting principles. Historical results are not necessarily indicative of the results to be expected in the future.

STATEMENT OF OPERATIONS:

                                     PERIOD FROM
                                     MAY 8, 1995                                                     NINE MONTHS ENDED
                                    (INCEPTION) TO             YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                     DECEMBER 31,     -----------------------------------------    ----------------------
                                         1995          1996       1997        1998       1999        1999         2000
                                    --------------    -------    -------    --------    -------    ---------    ---------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue...........................           --       $ 2,217    $14,908    $ 26,558    $50,521     $30,635      $47,287
Net income (loss).................         (412)       (2,933)       267     (18,707)      (209)     (6,738)       5,272
Basic income (loss) per share.....    (5,146.59)        (3.86)      0.03       (1.15)     (0.01)      (0.40)        0.27
Diluted income (loss) per share...    (5,146.59)        (3.86)      0.02       (1.15)     (0.01)      (0.40)        0.24
Shares used in computing:
  Basic income (loss) per share...           <1           760      8,970      16,336     17,019      16,932       19,677
  Diluted income (loss) per
    share.........................           <1           760     15,423      16,336     17,019      16,932       22,111

BALANCE SHEET DATA:

                                                                   AS OF DECEMBER 31,                       AS OF
                                                    ------------------------------------------------    SEPTEMBER 30,
                                                    1995     1996       1997       1998       1999          2000
                                                    ----    -------    -------    -------    -------    -------------
                                                                             (IN THOUSANDS)
Total assets......................................  $115    $17,515    $63,036    $51,032    $64,007      $151,395
Long-term debt, net of current portion............    --      1,111      3,422      4,788      4,343         3,949
Stockholders' equity..............................  (412)    15,184     54,364     37,595     40,413       125,713

                 SELECTED HISTORICAL FINANCIAL DATA FOR PANVERA

     The following selected historical financial data should be read in conjunction with PanVera's financial statements and related notes and "PanVera Management's Discussion and Analysis of Financial Condition and Results of Operations." Total revenue and net income (loss) included in the statements of operations data set forth below for each of the years ended September 30, 1998, 1999 and 2000, and the balance sheet data as of September 30, 1999 and 2000, are derived from, and are qualified by reference to, the audited financial statements and the related notes to those audited financial statements included elsewhere in this prospectus/proxy statement. Total revenue and net income
(loss) included in the statements of operations data for the years ended September 30, 1996 and 1997, and the balance sheet data as of September 30, 1996, 1997 and 1998, are derived from PanVera's financial statements not included in this prospectus/proxy statement. Net income (loss) per share -- basic and diluted and the weighted average shares outstanding included in the statements of operations data for each of the years set forth below are unaudited. Historical results are not necessarily indicative of the results to be expected in the future.

STATEMENT OF OPERATIONS:

                                                          YEAR ENDED SEPTEMBER 30,
                                               -----------------------------------------------
                                                1996      1997      1998      1999      2000
                                               ------    ------    ------    ------    -------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenue................................  $3,353    $4,880    $6,953    $7,806    $11,365
Net income (loss)............................    (117)      222       786        21        564
Net income (loss) per share -- basic and
  diluted....................................   (0.08)     0.16      0.64      0.02       0.46
Weighted average shares outstanding..........   1,389     1,368     1,219     1,219      1,220

BALANCE SHEET DATA:

                                                            AS OF SEPTEMBER 30,
                                              ------------------------------------------------
                                               1996      1997      1998      1999       2000
                                              ------    ------    ------    -------    -------
                                                               (IN THOUSANDS)
Total assets................................  $3,196    $3,064    $4,143    $10,886    $11,834
Long-term debt..............................      --       852       664      6,967      6,664
Stockholders' equity........................   2,694     1,462     2,249      2,270      2,847

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The selected unaudited pro forma combined financial data combine the supplemental consolidated balance sheets and statements of operations of Aurora and the historical balance sheets and statements of operations of PanVera after giving effect to the merger under the pooling of interests method of accounting, assuming that the merger had been effective for all periods presented. Pro forma per share data for common stock give effect to the conversion of each share of PanVera common stock into Aurora common stock based upon an assumed exchange ratio of 1.3422 shares of Aurora common stock for each share of PanVera common stock. This data does not reflect any cost savings or other synergies anticipated by management as a result of the merger. The selected unaudited pro forma combined financial data does not necessarily indicate the operating results or financial position that would have occurred had the merger been consummated on the date for which the merger is being given effect, nor does it necessarily indicate future operating results or financial position.

     Aurora's consolidated financial statements for the four fiscal years ended December 31, 1999, the period from May 8, 1995 (inception) to December 31, 1995 and the nine months ended September 30, 1999 and 2000 have been combined with the financial statements of PanVera for the five fiscal years ended September 30, 1999 and the nine months ended June 30, 1999 and 2000, respectively. Aurora's consolidated balance sheet data as of December 31 and September 30 is combined with PanVera's balance sheet data as of September 30 and June 30, respectively.

STATEMENT OF OPERATIONS:

                                                                                                 NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,               -----------------------------
                                         -----------------------------------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                          1995     1996      1997       1998      1999         1999            2000
                                         ------   -------   -------   --------   -------   -------------   -------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue................................  $2,550   $ 5,569   $19,788   $ 33,511   $58,327      $35,858         $55,552
Net income (loss)......................    (530)   (3,050)      489    (17,921)     (188)      (7,055)          5,791
Basic income (loss) per share..........   (0.73)    (1.16)     0.05      (1.00)    (0.01)       (0.38)           0.27
Diluted income (loss) per share........   (0.73)    (1.16)     0.03      (1.00)    (0.01)        (038)           0.24
Shares used in computing:
  Basic income (loss) per share........     727     2,624    10,805     17,971    18,654       18,567          21,314
  Diluted income (loss) per share......     727     2,624    17,437     17,971    18,654       18,567          23,994

BALANCE SHEET DATA:

                                                              AS OF DECEMBER 31,                           AS OF
                                              --------------------------------------------------       SEPTEMBER 30,
                                               1995      1996       1997       1998       1999             2000
                                              ------    -------    -------    -------    -------    -------------------
                                                                           (IN THOUSANDS)
Total assets................................  $1,425    $20,711    $66,100    $55,175    $74,893         $162,633
Long-term debt..............................      68      1,111      4,274      5,452     11,310           10,690
Stockholders' equity........................     430     17,878     55,826     39,844     42,683          128,502

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

     The following table sets forth certain audited and unaudited historical per share data of Aurora (including supplemental historical data) and PanVera and unaudited pro forma combined per share data. You should read the information below in conjunction with the selected historical financial information, the unaudited pro forma condensed combined financial statements and the separate audited financial statements of Aurora and PanVera included elsewhere in this prospectus/proxy statement. The pro forma condensed combined financial information is not necessarily indicative of the operating results of future operations or the actual results that would have occurred had the merger been completed at the beginning of the period presented.

                                                                                  YEARS ENDED
                                                                                      (1)
                                                        NINE MONTHS ENDED   -----------------------
                                                               (1)          1997     1998     1999
                                                        -----------------   -----   ------   ------
Aurora-Historical
  Net income (loss) per share (diluted)...............        $0.26         $0.02   $(1.14)  $ 0.01
  Book value per share(2).............................        $6.17         $3.19   $ 2.21   $ 2.31
Aurora-Supplemental(3)
  Net income (loss) per share (diluted)...............        $0.24         $0.02   $(1.15)  $(0.01)
  Book value per share................................        $6.15         $3.19   $ 2.20   $ 2.31
PanVera-Historical
  Net income per share (diluted)......................        $0.43         $0.16   $ 0.64   $ 0.02
  Book value per share(4).............................        $2.29         $1.20   $ 1.85   $ 1.86
Pro forma combined net income (loss) per share
  (diluted)
  Pro forma net income (loss) per share(5)............        $0.24         $0.03   $(1.00)  $(0.01)
  Equivalent pro forma net income (loss) per PanVera
     share(6).........................................        $0.32         $0.04   $(1.34)  $(0.01)
Pro forma combined net book value per share
  Pro forma net book value per share(7)...............        $5.82         $2.23   $ 2.13   $ 2.24
  Equivalent pro forma net book value per PanVera
     share(6).........................................        $7.81         $2.99   $ 2.86   $ 3.01

-------------------------
(1) The periods for which the comparative per share data have been presented are years ended December 31 and nine months ended September 30 for Aurora (for historical, supplemental and pro forma purposes) and years ended September 30 and nine months ended June 30 for PanVera (for historical purposes).

(2) The Aurora historical book value per share is calculated by dividing its stockholders' equity by the total number of outstanding shares of common stock at the end of the period.

(3) The Aurora supplemental net income (loss) per share and book value per share data is derived from the historical combined financial statements of Aurora and Quorum Sciences, Inc. after giving effect to the acquisition by Aurora of Quorum Sciences, Inc. completed on October 4, 2000 and accounted for as a "pooling of interests."

(4) The PanVera historical book value per share is calculated by dividing its stockholders' equity by the total number of outstanding shares of its common stock at the end of the period.

(5) The pro forma combined net income per share is calculated by dividing the pro forma net income by the pro forma number of diluted shares outstanding.

(6) The equivalent pro forma combined amounts are calculated by multiplying the pro forma combined per share amounts by the exchange ratio of 1.3422 per share of Aurora common stock for each share of PanVera common stock equivalent share.

(7) The pro forma combined net book value per share is calculated by dividing the pro forma stockholders' equity by the pro forma number of shares outstanding at the end of the period.

                                  RISK FACTORS

     You should carefully consider the following risk factors before you decide whether to vote to approve the merger agreement and the plan of merger. You should also consider the other information in this prospectus/proxy statement and the additional information in the other documents attached as appendices and incorporated by reference in this prospectus/proxy statement.

RISKS RELATING TO THE PROPOSED MERGER

BECAUSE THE NUMBER OF SHARES OF AURORA COMMON STOCK TO BE RECEIVED BY PANVERA SHAREHOLDERS IS FIXED, THE VALUE OF AURORA COMMON STOCK ISSUED IN THE MERGER WILL DEPEND ON THE PRICE OF AURORA COMMON STOCK AT THE TIME OF THE MERGER.

     Aurora will issue or reserve for issuance 1,900,000 shares of Aurora common stock in exchange for all securities of PanVera outstanding at the effective time of the merger. Based on the number of shares of PanVera common stock and options to purchase PanVera common stock issued and outstanding on the date of this prospectus/proxy statement and assuming that no additional securities are issued before the merger becomes effective, each share of PanVera common stock will be converted into the right to receive 1.3422 shares of Aurora common stock. Neither Aurora nor PanVera may terminate or renegotiate the merger agreement solely because of changes in the market price of Aurora common stock. Consequently, the specific dollar value of Aurora common stock that PanVera shareholders will receive upon the completion of the merger will depend on the market value of Aurora common stock at that time and may vary from the date that any shareholder votes to approve the merger. You are urged to obtain recent market quotations for Aurora common stock, which is listed on the Nasdaq National Market under the symbol "ABSC." Neither Aurora nor PanVera can predict or give any assurances as to the market price of Aurora common stock at any time before or after the merger.

     The market price of Aurora common stock, like that of the shares of many other biotechnology companies, has been and is likely to continue to be volatile. Some of the factors that may cause the market price of Aurora common stock to fluctuate significantly, include:

     - variations in Aurora's quarterly operating results;

     - announcements by Aurora or its competitors of significant contracts, new or enhanced products or service offerings, acquisitions and other strategic business relationships;

     - regulatory developments in both the United States and foreign countries;

     - changes in financial estimates by securities analysts;

     - sales of Aurora's common stock or other securities in the future;

     - changes in the public's perception of market valuations of biotechnology companies;

     - fluctuations in stock market prices and trading volumes generally;

     - sales of Aurora common stock by significant stockholders or individuals affiliated with Aurora; and

     - changes in general economic conditions, including interest rate levels.

AURORA MAY FACE CHALLENGES IN INTEGRATING PANVERA'S BUSINESS AND, AS A RESULT, MAY NOT REALIZE THE EXPECTED BENEFITS OF THE MERGER.

     Integrating the operations and personnel of PanVera will be a complex process. Aurora is uncertain that the integration will be completed rapidly or that it will achieve the anticipated benefits of the merger. The successful integration of PanVera will require, among other things, integration of Aurora's and PanVera's products and services, assimilation of sales and marketing groups, integration of the companies' information and software systems, coordination of employee retention, hiring and training, and coordination of ongoing and future research and development efforts. The diversion of the attention of management and any difficulties encountered in the process of combining the companies could cause the disruption of, or a

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

loss of momentum in, the activities of the combined company's business. Further, the process of integrating PanVera's business could negatively affect employee morale and the ability of Aurora to retain some of PanVera's key employees after the merger. If Aurora does not integrate PanVera's operations smoothly, serious harm to the combined company's business, financial condition and prospects may result.

IF PANVERA EMPLOYEES LEAVE AS A RESULT OF THE MERGER, THE COMBINED COMPANY'S BUSINESS WOULD BE HARMED.

     The success of the combined business after the merger depends in part on the continued service of key PanVera personnel. Despite Aurora's efforts to hire and retain quality employees, Aurora might lose some of PanVera's key employees following the merger. In addition, many PanVera employees will acquire significant amounts of Aurora common stock or stock options in the merger, which could provide them with substantial amounts of income. As a result, employees of PanVera or the combined company could leave with little or no prior notice.

IF THE MERGER'S BENEFITS DO NOT MEET THE EXPECTATIONS OF FINANCIAL OR INDUSTRY ANALYSTS, THE MARKET PRICE OF AURORA COMMON STOCK MAY DECLINE.

     The market price of Aurora common stock may decline as a result of the merger if:

     - Aurora does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts; or

     - the effect of the merger on Aurora's financial results is not consistent with the expectations of financial or industry analysts.

SALES OF SUBSTANTIAL AMOUNTS OF AURORA COMMON STOCK IN THE PUBLIC MARKET AFTER THE PROPOSED MERGER COULD MATERIALLY ADVERSELY AFFECT THE MARKET PRICE OF AURORA COMMON STOCK.

     Based on the number of shares of PanVera common stock outstanding on the date of this proxy statement/prospectus and assuming no outstanding options to acquire PanVera common stock are exercised before the merger becomes effective, at the closing of the merger, Aurora will issue approximately 1,639,742 shares of Aurora common stock to PanVera shareholders in the merger. An additional 260,258 shares will be issuable upon the exercise of options held by PanVera's option holders. The sale of substantial amounts of these shares (including shares issued upon exercise of outstanding options) may cause substantial fluctuations in the price of Aurora common stock. In addition, sales of a substantial number of shares of Aurora common stock within a short period of time could cause Aurora's stock price to fall. The sale of these shares also could impair Aurora's ability to raise capital through the sale of additional stock.

IF THE COSTS ASSOCIATED WITH THE MERGER EXCEED THE BENEFITS REALIZED, AURORA MAY EXPERIENCE ADVERSE FINANCIAL RESULTS, INCLUDING INCREASED LOSSES.

     Aurora will incur significant transaction costs as a result of the merger, including investment banking, legal and accounting fees, that may exceed its current estimates. In addition, Aurora expects that it will incur consolidation and integration expenses which it cannot accurately estimate at this time. Aurora expects that the combined company will charge consolidation and integration expenses to operations in fiscal 2001. Actual transaction costs may substantially exceed Aurora's estimates and may affect Aurora's financial condition and operating results negatively.

     If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to Aurora's stockholders resulting from the issuance of shares in connection with the merger, Aurora's financial results could be adversely affected, including increased losses.

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

CERTAIN OF PANVERA'S DIRECTORS AND EXECUTIVE OFFICERS HAVE CONFLICTS OF INTEREST OR COMMITMENTS THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER AGREEMENT AND THE PLAN OF MERGER.

     Certain directors and executive officers of PanVera have entered into employment agreements with PanVera which will become effective upon completion of the merger. Under the terms of the employment agreements, these individuals will receive certain salary increases and certain grants of options to purchase Aurora common stock. These directors and executive officers of PanVera may have been more likely to vote to approve the merger agreement and the plan of merger than if they did not have these interests. You should consider whether these interests influenced these individuals to support or recommend the merger. You should read more about these interests under "Interests of Certain Persons in the Merger".

SHARES OF AURORA COMMON STOCK ISSUED IN THE MERGER AND HELD IN ESCROW MAY NEVER BE RELEASED TO PANVERA SHAREHOLDERS.

     When the merger is completed, each PanVera shareholder will receive 92.5% of the shares of Aurora common stock issuable to such person in the merger. The remaining 7.5% of the shares of Aurora common stock issuable to each such person in the merger will be deposited by Aurora into an escrow account and will serve as security for Aurora's indemnification rights under the merger agreement. If Aurora is entitled to indemnification under the merger agreement, Aurora will take back shares of Aurora common stock deposited into the escrow account on your behalf. If Aurora has large indemnification claims, you may not receive any of the shares of Aurora common stock deposited into the escrow account. In addition, to the extent PanVera's fees and expenses relating to the merger exceed $1,000,000, any such excess will be paid out of the escrow account. Currently, PanVera estimates that its fees and expenses relating to the merger will be approximately $1,000,000. The fees and expenses of Mr. Ralph Kauten, as the representative of PanVera shareholders with respect to the escrow account, will also be paid out of the escrow account.

RISKS RELATING TO AURORA'S BUSINESS

     Shareholders of PanVera must evaluate Aurora's business in light of the uncertainties and complexities affecting a growing technology and drug discovery company. Aurora's existing proprietary technologies and products are new and in development. In particular, Aurora's ultra high throughput screening system, known as the UHTSS Platform, and automated master compound store, known as its AMCS, and its methods of screening molecular targets incorporate new and unproven approaches to the identification of drug product candidates, commonly referred to as lead compounds, with therapeutic potential. Aurora's fluorescence assay technologies, chemical libraries and instruments have only recently begun to be used in the drug discovery process and have never been utilized in the discovery of any compound that has been commercialized. A fluorescence assay is a biochemical or cellular reaction which provides information about a compound under consideration via the emission of light.

     Aurora's UHTSS Platform and AMCS may never be implemented as fully operational systems. In addition, Aurora's UHTSS Platform and AMCS will require significant additional investment and development prior to commencement of full-scale commercial operation, including integration of complex instrumentation and software and testing to validate performance and cost effectiveness.

IF AURORA DOES NOT SUCCESSFULLY DELIVER, INSTALL AND VALIDATE THE UHTSS PLATFORM OR AMCS ON TIME, OR IF THE UHTSS PLATFORM OR AMCS DOES NOT ACHIEVE COMMERCIAL ACCEPTANCE, AURORA'S RELATIONSHIPS WITH ITS CUSTOMERS COULD BE HARMED.

     Complex instrumentation systems and other drug discovery technologies that appear to be promising at early stages of development may not become fully operational for a number of reasons. These systems may:

     - be found ineffective;

     - be impossible or uneconomical to produce;

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

     - fail to achieve expected performance levels or industry acceptance; or

     - be precluded from commercialization by the proprietary rights of third parties.

     Some of the instrumentation and software expected to comprise the UHTSS Platform and AMCS are not now and have not previously been used in commercial applications. Many of these technologies have not been validated or developed at levels necessary to screen miniaturized assays, and there can be no assurance that the UHTSS Platform or AMCS will achieve expected performance levels at these scales. The complexity of both the UHTSS Platform and AMCS has led to unexpected delays in delivering, installing and validating these platforms that may lead to financial penalties and contractual disputes regarding the delivery and acceptance of these platforms by Aurora's customers. Contractual disputes with Aurora's customers may not be resolved in Aurora's favor and may harm its reputation. The successful implementation and operation of the UHTSS Platform and AMCS will be a complex process requiring integration and coordination of a number of factors, including integration of and successful interface between complex advanced robotics, microfluidics, automated storage and retrieval systems and software and information systems. Aurora may not be able to successfully integrate or implement all of the instrumentation needed for the UHTSS Platform or AMCS. As the UHTSS platform and AMCS are individually developed, integrated and used, it is possible that previously unanticipated limitations or defects may emerge.

     In addition, operators using Aurora's systems may require substantial new technical skills and training. Unforeseen complications may arise in the development, delivery and operation of the UHTSS Platform or AMCS that could materially delay or limit use by Aurora and its customers, substantially increase the anticipated cost of development of the systems, result in Aurora's breach of contractual obligations to its customers and others, or render the systems unable to perform at the quality and capacity levels required for success. Aurora may not be able to successfully deliver, install and validate the UHTSS Platform or AMCS under current delivery timelines, achieve anticipated throughputs, gain industry acceptance of its approach to the identification of lead compounds or develop a sustainable profitable business. Any complications or delays could subject Aurora to litigation and have other material adverse effects on its business, financial condition or results of operations.

AURORA DEPENDS ON STRATEGIC PARTNERS, AND THE FAILURE TO SUCCESSFULLY MANAGE EXISTING AND FUTURE CUSTOMERS COULD PREVENT IT FROM COMMERCIALIZING MANY OF ITS PRODUCTS AND SUSTAINING PROFITABILITY OR REVENUE GROWTH.

     Aurora's strategy for the development of the UHTSS platform includes the establishment of a syndicate of collaborators to provide it with development funding, technology and personnel resources and system validation. Aurora has collaborative agreements with Bristol-Myers Squibb, Eli Lilly, Warner-Lambert, Merck and Pfizer to license Aurora's fluorescence assay technologies for their internal discovery research, and to collaborate on screen development. In addition, Aurora has developed screens and/or implemented screening programs for Pharmacia & Upjohn, F. Hoffmann-LaRoche, American Home Products, Glaxo Wellcome, Roche Bioscience, Becton-Dickinson, Allelix Biopharmaceuticals, Cystic Fibrosis Foundation, and Cytovia. Moreover, the success of Aurora's recently announced Big Biology initiative will depend to a significant degree on the willingness of third parties to collaborate with Aurora for the development and commercialization of any drug candidates that Aurora may identify through its internal research programs. Aurora has limited or no control over the resources that any strategic partner may devote to its products or programs or that such partner may devote to any product developed by Aurora. Aurora's agreements generally may be terminated by the collaborator without cause upon short notice, which would result in the loss of anticipated revenue. Aurora's collaborators may not perform their obligations as expected and Aurora may not derive any additional revenue from any present or future collaborative or strategic agreements. Termination of Aurora's existing or future collaborative agreements, or the failure to enter into a sufficient number of additional collaborative agreements on

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

favorable terms, could have a material adverse effect on its business, financial condition or results of operations. Aurora's present or future collaborative relationships could be harmed if:

     - Aurora does not deliver its services or systems when contractually specified;

     - Aurora does not achieve research and development objectives under its collaborative agreements;

     - Aurora develops products and processes or enters into additional collaborative agreements that could conflict with the business objectives of its existing collaborative partners;

     - Aurora disagrees with its collaborative partners as to rights to intellectual property Aurora develops;

     - Aurora is unable to manage multiple simultaneous collaborative relationships;

     - Aurora's collaborative partners become competitors of Aurora or enter into agreements with Aurora's competitors;

     - Consolidation in Aurora's target markets limits the number of potential collaborative partners; or

     - Aurora is unable to negotiate additional agreements having satisfactory terms.

AURORA MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY IN THE FUTURE.

     Aurora was profitable during the nine-month period ended September 30, 2000 but had an accumulated deficit of $16.7 million as of September 30, 2000. Aurora's ability to sustain profitability will depend in part on its ability to successfully deliver, install and validate its UHTSS Platform and AMCS for each of its collaborative partners, successfully sell drug discovery services to pharmaceutical and biotechnology companies and gain industry acceptance of its systems, services and technologies. Aurora has derived substantially all of its revenue from sales of services and technologies, license fees, payments from collaborators and interest income, and it expects to derive substantially all of its revenue from these sources. Aurora does not expect to receive royalties or other revenues from commercial sales of products based upon any compound identified using its technologies for at least several years, if at all.

     Aurora expects to spend significant amounts to fund its expansion of operations, continued development of products, systems and fluorescence assay and genomics technologies, as well as its recently announced Big Biology initiative. As a result, Aurora expects that its operating expenses will increase in the near term and, consequently, it will need to generate additional revenue to sustain profitability. Future revenue is uncertain because Aurora's ability to generate revenue will depend upon its ability to enter into new collaborative, service and license agreements, and to meet research, development and commercialization objectives under new and existing agreements. Even if Aurora achieves profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

AURORA'S BUSINESS MODEL IS NOVEL, WHICH MAY DISCOURAGE THIRD PARTIES FROM USING ITS TECHNOLOGIES AND SERVICES.

     Aurora intends to use its screening platforms, chemical libraries and fluorescence assay technologies to rapidly identify for itself and its collaborators as many compounds with commercial potential as possible. Historically, because of the highly proprietary nature of these discovery activities, the importance of these activities to drug discovery and development efforts and the desire to obtain maximum patent and other proprietary protection on the results of their programs, pharmaceutical and biotechnology companies have conducted target screening and lead compound identification within their own internal research departments. Aurora's ability to succeed will be dependent, in part, upon the willingness of multiple collaborators to accept its business model and to use its systems, services and technologies as a tool in the discovery and development of compounds with commercial potential. Because of the potential overlap of compounds and targets provided to Aurora by its collaborators, as well as those being developed independently by Aurora, conflicts may arise among collaborators as to rights to particular products developed as a result of being identified through the use of Aurora's technologies. Aurora's failure to successfully manage existing and future collaborative relationships, maintain confidentiality among such

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

relationships or prevent the occurrence of such conflicts could lead to disputes that result in, among other things, a significant strain on management resources, legal claims involving significant time and expense and a loss of reputation, a loss of capital or a loss of collaborators, any of which could have a material adverse effect on its business, financial condition or results of operations.

AURORA MAY USE SUBSTANTIAL FUNDS AND MANAGEMENT EFFORTS TO PURSUE ADDITIONAL COLLABORATIVE ARRANGEMENTS WITH NO ASSURANCE OF SUCCESSFULLY SELLING ITS PRODUCTS OR SERVICES OR ENTERING INTO A COLLABORATIVE AGREEMENT.

     Aurora's ability to enter into agreements with additional collaborators or to expand its agreements with existing collaborators depends in part upon potential collaborators being convinced that Aurora's technologies can help accelerate their drug discovery efforts. This may require substantial time and effort on Aurora's part to educate potential collaborators and other users of its services and technologies on the efficiencies and potential benefits presented by its services and technologies. In addition, many of the collaborations involve the negotiation of customized terms regarding licensing, scope of agreement and types of services required. Aurora may expend substantial funds and management efforts to pursue collaborative opportunities with no assurance that a collaboration will result.

COMPETITION IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES MAY RESULT IN COMPETING PRODUCTS AND TECHNOLOGIES THAT MAKE AURORA'S PRODUCTS AND TECHNOLOGIES OBSOLETE.

     The biotechnology industry is characterized by rapid technological change. Competition is intense among pharmaceutical and biotechnology companies that attempt to identify compounds for development or support drug discovery efforts.

     Because Aurora's screening platforms are designed to integrate a number of different technologies, Aurora competes in many areas, including instrumentation, assay development, high throughput screening and functional genomics. It competes with instrumentation companies, the research departments of pharmaceutical and biotechnology companies and other commercial enterprises, as well as numerous academic and research institutions. Another technology provider may develop a product to compete with Aurora's screening platforms. Pharmaceutical, biotechnology and instrumentation companies that currently compete with Aurora may merge or enter into alliances with other companies and become substantial competitors. Aurora's collaborators may assemble their own ultra-high throughput screening systems by purchasing components or contracting for services from competitors. Genomics and combinatorial chemistry companies may also expand their business to include compound screening or assay development.

     Many of these pharmaceutical and biotechnology companies, which represent the greatest potential market for Aurora's systems, services and technologies, have developed or are developing internal programs and other methodologies to improve productivity, including major investments in robotics technology to permit the automated screening of compounds. Aurora's technological approaches, in particular its screening platforms, may be rendered obsolete or uneconomical by advances in existing technological approaches or the development of different approaches by its current or future competitors.

AURORA MAY NEED TO INITIATE LAWSUITS TO PROTECT OR ENFORCE ITS PATENTS OR OTHER PROPRIETARY RIGHTS, WHICH WOULD BE EXPENSIVE AND, IF IT LOSES, MAY CAUSE IT TO LOSE SOME OF ITS INTELLECTUAL PROPERTY RIGHTS, WHICH WOULD REDUCE ITS ABILITY TO COMPETE IN THE MARKET AND MAY CAUSE ITS STOCK PRICE TO DECLINE.

     Aurora relies on patents to protect a large part of its intellectual property and competitive position. Aurora's patents, which have been or may be issued, may not afford meaningful protection for its technology and products. In addition, Aurora's current and future patent applications may not result in the issue of patents in the United States or foreign countries. Aurora's competitors may develop products and technologies similar to Aurora's that do not conflict with its patents. In order to protect or enforce its patent rights, Aurora may initiate patent litigation against third parties, such as infringement suits or interference proceedings. These lawsuits could be expensive, take significant time, and could divert management's attention from other business concerns. These lawsuits would put Aurora's patents at risk of

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

being invalidated or interpreted narrowly and its patent applications at risk of not issuing. Further, these lawsuits may also provoke these third parties to assert claims against Aurora. The patent position of biotechnology firms is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. Aurora cannot assure you that it will prevail in any of these suits or that the damages or other remedies awarded to it, if any, will be commercially valuable. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or others perceive any of these results to be negative, it could cause Aurora's stock price to decline.

BECAUSE AURORA'S PRODUCTS AND SERVICES CURRENTLY DEPEND ON COMPONENTS AND TECHNOLOGIES LICENSED FROM THIRD PARTIES, A BREACH BY AURORA OF ANY OF THE TERMS OF THESE LICENSES COULD RESULT IN THE LOSS OF ACCESS TO THESE COMPONENTS AND TECHNOLOGIES AND COULD DELAY OR SUSPEND ITS RESEARCH AND DEVELOPMENT PLANS.

     Some aspects of Aurora's technologies and products have been licensed from third parties. A failure by Aurora to maintain the right to use these components and technologies could seriously harm its business, financial condition and results of operation. In particular, Aurora is dependent, in part, on the patent rights licensed from third parties with respect to its fluorescence assay and screening technologies.

     Patent applications filed by Aurora or its licensors may not result in patents being issued with respect to intellectual property it has licensed, claims of those patents may not offer sufficient protection, and any patents licensed by Aurora may be challenged, narrowed, invalidated or circumvented. Aurora may also be subject to legal proceedings that result in the revocation of patent rights previously licensed to it, as a result of which it may be required to obtain licenses from others to continue to develop, test or commercialize its systems, services or technologies. Aurora may not be able to obtain such licenses on acceptable terms, if at all, which would result in delays or a suspension of its research and development plans.

AURORA'S SUCCESS WILL DEPEND PARTLY ON ITS ABILITY TO OPERATE WITHOUT INFRINGING ON OR MISAPPROPRIATING THE PROPRIETARY RIGHTS OF OTHERS.

     Aurora may be sued for infringing the proprietary rights of others. Aurora may have to pay substantial damages, including treble damages, for past infringement if it is ultimately determined that Aurora's products infringe a third party's proprietary rights. The drug discovery industry, including screening technology companies, has a history of patent litigation and will likely continue to have patent litigation suits concerning drug discovery technologies. A number of patents have issued and may issue on certain drug targets or their use in screening assays that could prevent Aurora and its collaborators from developing screens using such targets, or relate to certain other aspects of technology that Aurora utilizes or expects to utilize. From time to time, Aurora receives invitations from third parties to license patents owned or controlled by such parties. Aurora evaluates these requests and intends to obtain licenses that are compatible with its business objectives. Aurora may not be able to obtain licenses on acceptable terms, if at all. Aurora's inability to obtain or maintain patent protection or necessary licenses could have a material adverse effect on its business, financial condition or results of operations.

OTHER METHODS OF PROTECTING AURORA'S TRADE SECRETS AND OTHER INTELLECTUAL PROPERTY, INCLUDING CONFIDENTIALITY AGREEMENTS WITH EMPLOYEES AND OTHERS, MAY NOT ADEQUATELY PREVENT DISCLOSURE OF PROPRIETARY INFORMATION.

     In addition to patent protection, Aurora relies on a combination of copyright and trademark laws, trade secrets, know-how and other contractual provisions and technical measures to protect its intellectual property rights. In an effort to maintain the confidentiality and ownership of trade secrets and proprietary information, Aurora requires employees, consultants and collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with Aurora. These measures may not provide meaningful protection for Aurora's trade secrets or other confidential information and technology. Aurora may not have adequate remedies in the event of unauthorized use or disclosure of its confidential or proprietary information. In addition, third parties may independently discover trade secrets
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

or proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of Aurora's proprietary rights, and failure to obtain and maintain trade secret protection could adversely affect its competitive position.

IF AURORA'S CONTRACTORS AND VENDORS FAIL TO PROVIDE IT WITH ESSENTIAL COMPONENTS THAT IT NEEDS TO CONTINUE RESEARCH AND DEVELOPMENT, AURORA WOULD EXPERIENCE DELAYS AND ADDITIONAL EXPENSES.

     Aurora relies on a limited number of contractors, suppliers and vendors for the development, manufacture and supply of certain components in the areas of informatics, robotics, automated storage and retrieval, liquid handling systems, microfluidics and detection devices. Although Aurora believes that alternative sources for these components are available, any interruption in the development, manufacture or supply of a single-sourced component could have a material adverse effect on its ability to develop the UHTSS Platform or other screening platforms until a new source of supply is qualified, could subject it to penalties for delays in delivery of the UHTSS platform and, as a result, could have a material adverse effect on its business, financial condition or results of operations. In addition, Aurora's current or future technology suppliers may not meet its requirements for quality, quantity or timeliness. If any of Aurora's current or future technology suppliers fails to deliver components, including mechanical components of its screening platforms, that meet required specifications in a timely manner, or at all, it could significantly affect Aurora's ability to meet its contractual obligations to its collaborators and expose it to significant potential liabilities.

IF AURORA LOSES KEY PERSONNEL OR IS UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL AS NECESSARY, IT COULD HARM ITS RESEARCH AND DEVELOPMENT EFFORTS AND WOULD IMPAIR ITS ABILITY TO COMPETE.

     Aurora's success depends to a significant degree upon the continued contributions of its executive officers, management and staff. If Aurora loses the services of one or more of these people, it may be unable to achieve its business objectives or meet its commitments under existing agreements and its stock price could decline. Aurora may not be able to attract or retain qualified employees in the future due to intense competition for qualified personnel among biotechnology and other technology-based businesses, particularly in the San Diego area. If Aurora is unable to attract and retain the necessary personnel to accomplish its business objectives, it may experience resource constraints that will adversely affect its ability to meet the demands of its strategic partners in a timely fashion or to support its ability to attract and retain highly skilled scientists, including individuals holding doctoral degrees in the basic sciences and engineers. All of Aurora's current employees are at-will employees, which means that either the employee or Aurora may terminate the employment relationship at any time.

AURORA MAY ENCOUNTER DIFFICULTIES MANAGING ITS GROWTH, WHICH COULD ADVERSELY AFFECT ITS RESULTS OF OPERATIONS.

     Aurora's success will depend on its ability to expand and manage operations and facilities. To be cost-effective and timely in the development and installation of Aurora's systems, services and technologies, it must coordinate the integration of multiple technologies in complex systems, both internally and for its collaborators. Aurora may not be able to manage its growth, to meet the staffing requirements of additional collaborative relationships or successfully assimilate and train new employees. If Aurora continues to grow, its existing management skills and systems may not be adequate and it may not be able to manage any additional growth effectively. If Aurora fails to achieve any of these goals, there could be a material adverse effect on its business, financial condition or results of operations.

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IF AURORA ENGAGES IN ANY MERGER OR ACQUISITION TRANSACTIONS (OTHER THAN THE
CURRENTLY PROPOSED MERGER WITH PANVERA), IT WILL INCUR A VARIETY OF COSTS AND MAY POTENTIALLY FACE OTHER RISKS THAT COULD ADVERSELY AFFECT ITS BUSINESS OPERATIONS.

     If appropriate opportunities become available, Aurora may consider acquiring businesses, technologies or products that it believes are a strategic fit with its business. Aurora currently has no commitments or agreements with respect to any material acquisitions, other than the proposed merger with PanVera. If Aurora pursues an acquisition strategy, it could:

     - issue equity securities which could dilute current stockholders' percentage ownership;

     - incur substantial debt; or

     - assume contingent liabilities.

     Aurora may not be able to successfully integrate any businesses, products, technologies or personnel that it might acquire in the future without a significant expenditure of operating, financial and management resources, if at all. In addition, future acquisitions might negatively impact its business relations with its collaborators. Further, recent proposed accounting changes could result in a negative impact on its results of operations as well as the resulting cost of the acquisition. Any of these adverse consequences could harm Aurora's business.

IF AURORA REQUIRES ADDITIONAL CAPITAL TO FUND ITS OPERATIONS, IT MAY NEED TO ENTER INTO FINANCING ARRANGEMENTS WITH UNFAVORABLE TERMS OR WHICH COULD ADVERSELY AFFECT YOUR OWNERSHIP INTEREST AND RIGHTS AS COMPARED TO OTHER STOCKHOLDERS.

     Aurora may be required to raise additional capital over a period of several years in order to expand its operations or acquire new technology. Aurora may raise this additional capital through additional public or private equity financings, borrowings and other available sources. Aurora's business or operations may change in a manner that would consume available resources more rapidly than anticipated, or substantial additional funding may be required before it can sustain profitable operations. If additional financing is required to operate its business, Aurora cannot assure you that additional financing will be available on terms favorable to it, or at all. If adequate funds are not available or are not available on acceptable terms, Aurora's ability to fund its operations, take advantage of opportunities, develop products or technologies or otherwise respond to competitive pressures could be significantly limited.

     If Aurora raises additional funds through the issuance of equity securities, the percentage ownership of its stockholders will be reduced, stockholders may experience additional dilution or such equity securities may provide for rights, preferences or privileges senior to those of the holders of its common stock. If Aurora raises additional funds through the issuance of debt securities, the debt securities would have rights, preferences and privileges senior to holders of common stock and the terms of that debt could impose restrictions on Aurora's operations.

AURORA'S TECHNOLOGIES AND PRODUCTS MAY NOT RESULT IN THE DISCOVERY AND COMMERCIALIZATION OF DRUG CANDIDATES AND IT MAY NOT GENERATE REVENUES FROM MILESTONES OR ROYALTIES IN THE FUTURE.

     Many of Aurora's agreements with collaborators and technology licensees provide that Aurora may receive milestone payments or royalties based on future sales of drug candidates discovered by those collaborators and licensees through the use of Aurora's services, technologies and products. In addition, Aurora recently announced the launch of its Big Biology initiative, pursuant to which Aurora intends to rapidly identify drug candidates. Use of Aurora's services, technologies or products either internally or by collaborators and licensees may not result in the discovery of lead compounds that will be safe or effective. Aurora's screens may result in developed and commercialized pharmaceutical products that could generate milestone payments and royalties only after lengthy and costly pre-clinical and clinical development efforts, the receipt of necessary regulatory approvals, including approvals by the Federal Drug Administration and equivalent foreign authorities, and the integration of manufacturing capabilities and successful marketing efforts, all of which must be performed by its collaborators. Aurora does not currently intend to perform
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

any of these activities, other than preclinical studies. Aurora's collaborators may decide not to develop or commercialize lead compounds identified through the use of Aurora's technologies.

     Development and commercialization of lead compounds depends not only on the achievement of research objectives by Aurora and its collaborators, but also on each collaborator's own financial, competitive, marketing and strategic considerations, all of which are outside Aurora's control. Aurora's collaborators may not successfully perform their development, regulatory, compliance, manufacturing or marketing functions. Products may not be developed and commercialized as a result of its collaborations and any development or commercialization may not be successful. If commercialization of lead compounds is successful, disputes may arise over payments to Aurora. Aurora does not expect to receive royalties or other revenues from commercial sales of products based upon any compound identified using its technologies for at least several years, if at all.

DRUG PRODUCTS DEVELOPED AND COMMERCIALIZED BY AURORA OR ITS COLLABORATIVE PARTNERS WILL LIKELY REQUIRE REGULATORY APPROVALS, WHICH MAY REDUCE AURORA'S POTENTIAL REVENUES FROM MILESTONES OR ROYALTIES.

     If Aurora or one of its collaborators successfully identifies a drug candidate for development and commercialization, it will likely be subject to extensive government regulation. Regulation by the Federal Drug Administration and other governmental entities in the United States and other countries will be a significant factor in the production and marketing of any pharmaceutical products that may be developed by a collaborator. Pharmaceutical products developed by Aurora or one of its collaborators will require lengthy and costly pre-clinical and clinical trials and regulatory approval by governmental agencies prior to commercialization. Approvals may not be granted despite substantial time and resources required to obtain approvals and comply with appropriate statutes and regulations. Delays in obtaining regulatory approvals would adversely affect the marketing of any drugs developed by Aurora or one of its collaborators, diminish any competitive advantages that its collaborators may attain and therefore adversely affect Aurora's ability to receive royalties or milestone payments.

AURORA MAY BE SUED FOR PRODUCT LIABILITY.

     Aurora may be held liable if any product it develops, or any product which is made with the use of any of its technologies, causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing or sale. Although Aurora currently maintains product liability insurance, it may not have insurance coverage sufficient in amount and scope against potential liabilities and it may not be able to obtain sufficient coverage at a reasonable cost. Furthermore, product liability insurance is becoming increasingly expensive. As a result, Aurora may not be able to maintain current amounts of insurance coverage, obtain additional insurance, or obtain insurance at a reasonable cost, which could prevent or inhibit the commercialization of products or technologies. If Aurora is sued for any injury caused by its technology or products, its liability could exceed its total assets.

AURORA'S ACTIVITIES INVOLVE THE USE OF HAZARDOUS MATERIALS, WHICH SUBJECT IT TO REGULATION, RELATED COSTS AND DELAYS AND POTENTIAL LIABILITIES.

     Aurora's business involves the controlled storage, use and disposal of hazardous materials, including chemical, biological and radioactive materials. It is subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. Although Aurora believes that its safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, it cannot completely eliminate the risk of accidental contamination or injury from those hazardous materials. In the event of an accident, it could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of its insurance. Aurora may not be able to maintain insurance on acceptable terms, or at all. Aurora could incur significant costs or impairment of its research, development or production efforts in order to comply with current or future environmental laws and regulations.

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

AURORA'S OPERATING RESULTS FLUCTUATE SIGNIFICANTLY AND ANY FAILURE TO MEET FINANCIAL EXPECTATIONS MAY DISAPPOINT SECURITIES ANALYSTS OR INVESTORS AND RESULT IN A DECLINE IN AURORA'S STOCK PRICE.

     Aurora's quarterly operating results have fluctuated in the past and are likely to do so in the future as a result of many factors, many of which are out of its control. For example, Aurora's revenues have varied dramatically as a result of the timing of fees it obtains under its various collaborative, technology licensing and services agreements, as these payments are frequently comparatively large and are recognized unevenly over time. In addition, Aurora's research and development expenses may increase significantly as a result of the implementation and future potential expansion of its recently announced Big Biology initiative. It is possible that in some future quarter or quarters, Aurora's operating results will be below the expectations of securities analysts or investors. In this event, the market price of its common stock may fall abruptly and significantly. Because its revenue and operating results are difficult to predict, Aurora believes that period-to-period comparisons of its results of operations are not a good indication of its future performance. Some of the factors that could cause Aurora's operating results to fluctuate include:

     - termination of collaborative agreements;

     - implementation and expansion of Aurora's Big Biology initiative;

     - Aurora's ability to enter into new agreements with collaborators or technology licensees;

     - Aurora's ability to complete delivery requirements under existing collaborative agreements;

     - Aurora's acquisition of complimentary businesses or technologies; and

     - general and industry specific economic conditions, which may affect Aurora's customers' research and development expenditures.

     If revenue declines in a quarter, whether due to a delay in recognizing expected revenue or otherwise, Aurora's earnings will decline because many of its expenses are relatively fixed.

AURORA'S STOCK PRICE MAY BE PARTICULARLY VOLATILE BECAUSE OF THE INDUSTRY IN WHICH IT OPERATES.

     The market prices for securities of comparable technology companies, particularly life science companies, have been highly volatile and the market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of particular companies. Announcements of technological innovations or new commercial products by Aurora or its competitors, disputes or other developments concerning proprietary rights, including patents and litigation matters, publicity regarding actual or potential results with respect to systems, services or technologies under development by Aurora, its collaborators or its competitors, regulatory developments in both the United States and foreign countries, public concern as to the efficacy of new technologies, general market conditions, as well as quarterly fluctuations in Aurora's revenue and financial results and other factors may have a significant impact on the market price of Aurora's common stock. In particular, the realization of any of the risks described in these "Risk Factors" could have a dramatic and materially adverse impact on the market price of Aurora's common stock. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against those companies. This type of litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which could materially and adversely affect Aurora's business, financial condition or results of operations.

AURORA IS SUBJECT TO ANTI-TAKEOVER PROVISIONS IN ITS CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW THAT COULD DELAY OR PREVENT AN ACQUISITION OF AURORA, EVEN IF THE ACQUISITION WOULD BE BENEFICIAL TO ITS STOCKHOLDERS.

     Provisions of Aurora's certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire it, even if doing so would be beneficial to its stockholders. These provisions could discourage potential take-over attempts and could adversely affect the market price for its common stock. Because of these provisions, you may not be able to receive a premium on your investment.

FUTURE SALES OF AURORA COMMON STOCK BY EXISTING STOCKHOLDERS OR BY AURORA COULD CAUSE ITS STOCK PRICE TO DECLINE.

     Sales by existing stockholders of a large number of shares of Aurora's common stock in the public market, or the perception that sales could occur, could cause the market price of its common stock to drop. Likewise, additional equity financings or other issuances of stock by Aurora could adversely affect the market price of its common stock.

                          THE PANVERA SPECIAL MEETING

GENERAL

     This prospectus/proxy statement is being furnished to shareholders of PanVera in connection with the solicitation of proxies by the board of directors of PanVera for use at its special meeting, including any adjournments or postponements thereof. PanVera's special meeting will be held on Monday, February 26, 2001 at 10 a.m., local time, at the Monona Terrace Community and Convention Center, One John Nolen Drive, Madison, Wisconsin 53703.

PROPOSALS TO BE CONSIDERED

     The special meeting will be held to consider and vote upon a proposal to approve the merger agreement and the plan of merger and to transact such other business as may properly come before the special meeting.

RECORD DATE AND VOTING RIGHTS

     Holders of PanVera common stock at the close of business on the record date, which is December 31, 2000, will be entitled to notice of and to vote at the special meeting. Each share of PanVera common stock is entitled to one vote on each proposal presented. As of the record date, 1,221,652 shares of PanVera common stock were outstanding. Of this amount, 799,450 shares, or approximately 65%, were held by certain executive officers and/or directors of PanVera, as well as a family limited liability company of one of PanVera's directors and executive officers, all of whom have granted, pursuant to the terms of a voting agreement and an irrevocable proxy, Aurora the power to vote their shares to approve the merger agreement and plan of merger.

QUORUM AND VOTE REQUIRED

     The presence in person or by proxy of the holders of a majority of the outstanding shares of PanVera common stock is necessary to constitute a quorum for the transaction of business at the special meeting. Under Wisconsin law, approval of the merger agreement and the plan of merger requires the affirmative vote of the holders of a majority of the outstanding shares of PanVera common stock. Abstentions will be treated as present for purposes of determining the presence of a quorum, but will have the same effect as a vote against approval of the merger agreement and the plan of merger.

     Based on the assumption that approximately 65% of the outstanding shares of PanVera common stock will be voted by Aurora in favor of the merger agreement and the plan of merger, the merger and the plan of merger will receive the necessary shareholder vote for approval. At the option of Aurora, the merger may not be consummated, however, if the holders of more than 5% of the outstanding shares of PanVera common stock exercise their statutory dissenters' rights. Please see "Other Matters Related to the Merger -- Dissenters' Rights" for information relating to dissenters' rights.

PROXIES

     Properly executed proxies received at or prior to the time of the special meeting, unless subsequently revoked, will be voted in accordance with the instructions in the proxy. Any proxy may be revoked by the person giving it at any time prior to the voting of the proxy by giving written notice to Ms. Mary
K. Groff, the Secretary of PanVera, by properly executing and submitting a later-dated proxy or by attending the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, revoke a proxy. If a proxy is signed and returned without indicating any voting instructions, the proxy will be voted FOR approval of the merger agreement and the plan of merger. If the special meeting is continued or adjourned for any reason, at any subsequent reconvening of such meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the special meeting (except for any proxies that have been effectively revoked or withdrawn).

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

     The board of directors is not aware of any business to be acted on at the special meeting other than as described in this prospectus/proxy statement. If, however, other matters are properly brought before the special meeting, Mr. Ralph Kauten, the Chairman of the Board and President of PanVera (or such other person appointed as proxy), will have the discretion to vote thereon in accordance with his best judgment. Please note that such other matters are generally limited to procedural, not substantive, matters (e.g., adjournment).

     Shareholders intending to dissent from the merger should carefully review the information set forth in "Other Matters Related To The Merger -- Dissenters' Rights" prior to submitting their proxy cards.

     PanVera will bear the cost of soliciting proxies for the special meeting. In addition to solicitation of proxies by mail, directors, officers and employees of PanVera may solicit proxies by telephone, in person or otherwise. Such directors, officers and employees will receive no special compensation for any solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their customary charges and expenses.

     Shareholders are requested to return a signed and dated proxy card no later than February 19, 2001. Shareholders should NOT send their PanVera stock certificates with their proxy cards.

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

                                   THE MERGER

     This section of the prospectus/proxy statement describes material aspects of the proposed merger. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. We urge you to read the entire merger agreement, which is attached as Appendix A to this prospectus/proxy statement and incorporated herein by reference. You should also read this entire document for a more complete understanding of the merger.

BACKGROUND OF THE MERGER

     In early Summer 2000, the PanVera board of directors authorized Ralph Kauten, Chairman of the Board and President of PanVera, to explore certain transactions on behalf of PanVera. The PanVera board believed that the then existing market value of biotechnology companies was attractive and that PanVera would also receive an attractive valuation given its position in the marketplace and its technology. Accordingly, Mr. Kauten explored the possibility of a public offering involving PanVera, a private equity transaction involving venture capital firms for PanVera, and a sale of control of PanVera to an independent third party. The board of directors believed that such a transaction could increase the value of PanVera and make it easier for PanVera shareholders to liquidate their investment in PanVera.

     During the next several months, Mr. Kauten, at the direction of the PanVera board of directors, met with several investment banking firms to explore a transaction involving PanVera.

     In mid-September 2000, PanVera received unsolicited offers from independent third parties, including Aurora, regarding a potential transaction involving a merger with PanVera. After reviewing these proposals internally, the board met on September 29, 2000 and retained Robert W. Baird & Co. Incorporated to act as PanVera's financial advisor and to render an opinion as to the fairness, from a financial point of view, to the shareholders of PanVera of the consideration to be paid in a disposition of PanVera. At that meeting, the board of directors also authorized management to proceed to make due diligence information available to interested parties concerning PanVera.

     Over the next several days, PanVera continued to evaluate the various merger proposals, including the Aurora proposal, and to engage in continuing discussions with the third parties who had submitted the proposals.

     On October 6, 2000, the parties entered into an exclusivity agreement whereby PanVera agreed to negotiate exclusively with Aurora for a period of forty-five days. During the period from October 6, 2000 to November 16, 2000, representatives of each of Aurora and PanVera, including Cooley Godward LLP, legal advisor to Aurora, and Godfrey & Kahn, S.C., legal advisor to PanVera, conducted numerous telephone conferences to negotiate the terms and conditions of the merger agreement and various other legal, financial and regulatory matters related to the merger. During that period, Aurora's and PanVera's management and legal advisors conducted due diligence reviews of the other party.

     Pursuant to a letter agreement, dated December 3, 1998, PanVera was required to notify Fisher Scientific Company, LLC if PanVera intended to engage in an acquisition transaction with any other company. The terms of the letter agreement provided Fisher Scientific an opportunity to conduct due diligence with respect to PanVera and to submit to PanVera a competing acquisition proposal. Following the execution of the exclusivity agreement with Aurora, PanVera notified Fisher Scientific that it intended to engage in a transaction with an unidentified third party. This notice described the general terms of the transaction with Aurora. On October 12, 2000, Fisher Scientific informed PanVera in writing that Fisher Scientific deemed the notice by PanVera inadequate under the terms of the letter agreement and accordingly, alleged that PanVera had not complied with the terms of the letter agreement. PanVera vigorously rejected the allegations of Fisher Scientific that the notice by PanVera was inadequate under the terms of the letter agreement. Subsequently, Fisher Scientific elected to commence due diligence and on October 23, 2000, signed a confidentiality agreement with PanVera, but continued to assert that PanVera's notice was not sufficient under the letter agreement. Fisher Scientific completed its due diligence during the week of October 23rd and on October 27, 2000, orally notified PanVera that it did not

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

intend to submit a competing offer. In a letter, dated November 17, 2000, PanVera acknowledged Fisher Scientific's oral notification that Fisher Scientific had elected not to submit a competing offer for PanVera and informed Fisher Scientific that PanVera and Aurora were proceeding with their proposed transaction. Fisher Scientific never responded to PanVera's letter from November 17.

     On November 3, 2000, the board of directors of PanVera met to discuss the status of the Aurora transaction and the drafts of the merger agreement and other documents which had been submitted by Aurora. At this meeting, Robert W. Baird & Co. Incorporated was asked to provide its opinion as to the fairness, from a financial point of view, of the exchange ratio offered by Aurora to the holders of PanVera common stock, other than Aurora and its affiliates. For a detailed discussion of this opinion see "-- Opinion of Robert W. Baird & Co. Incorporated" below. At that meeting, PanVera's board approved the form of proposed merger documents and authorized Mr. Kauten to finalize the documents with Aurora.

     On November 10, 2000, the board of directors of Aurora authorized Aurora's management to proceed with finalizing the transaction.

     On November 16, 2000, the board of directors of Aurora had a telephonic meeting and received a report on the status of the negotiations from Aurora's management and from Cooley Godward LLP. The board of directors of Aurora approved the merger agreement and the related agreements and authorized Aurora's management to proceed with the transaction expeditiously.

     Late in the day on November 16, 2000, Aurora and PanVera executed the merger agreement and related agreements, and on the morning of November 17, 2000, the parties issued a joint press release announcing the transaction.

PANVERA'S REASONS FOR THE MERGER; BOARD RECOMMENDATION

     The board of directors of PanVera has determined that the terms of the proposed merger are fair to, and in the best interests of, PanVera and its shareholders. Accordingly, the board of directors has unanimously approved the merger agreement and plan of merger and recommends that PanVera shareholders vote FOR approval of the merger agreement and the plan of merger.

     In reaching its decision, the PanVera board consulted with Godfrey & Kahn, S.C. with respect to the legal and fiduciary duties of the board of directors, regulatory matters, tax matters and the merger agreement. The board also consulted with Robert W. Baird & Co. Incorporated with respect to the fairness of the financial terms of the exchange ratio in the transaction, and with Arthur Andersen LLP, PanVera's independent accountants, with respect to whether PanVera is an entity that qualifies for "pooling of interests" accounting treatment pursuant to generally accepted accounting principles and applicable regulations of the Securities and Exchange Commission. The PanVera board also consulted with senior management on all of the foregoing issues as well as more conceptual issues and advantages of the proposed merger as compared to other alternatives such as an initial public offering or a financing with venture capitalists. The PanVera board considered a number of factors in reaching its decision, without assigning any specific or relative weight to such factors. The material factors considered were:

     - Information concerning the businesses, earnings, results of operations and future business prospects of PanVera and Aurora, both individually and as combined. In particular, the PanVera board focused on the strategic fit and the overall compatibility of management, employees and business philosophies, strategies and technologies of the two companies;

     - The current and prospective economic and competitive environments facing PanVera;

     - The belief that the merger would provide PanVera with the management and financial resources to grow more quickly;

     - The opinion of Robert W. Baird & Co. Incorporated as to the fairness, from a financial point of view, of the exchange ratio to the holders of PanVera common stock, other than Aurora and its affiliates; and
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

     - The fact that the outstanding shares of Aurora common stock are, and the shares of such stock to be received in exchange for PanVera common stock will be, actively traded in the over-the-counter market and, as a result, enjoy greater liquidity than shares of PanVera common stock, which are not regularly traded in any organized market. The active trading of Aurora common stock also provides a means of valuing shares received in the exchange which is not now available to the owners of PanVera common stock.

     The board of directors of PanVera determined that the merger is preferable to the other alternatives which might be available to PanVera, such as remaining independent and growing internally and through future acquisitions or financings, or engaging in a transaction with another party. The PanVera board made that determination because it believes that the merger will unite two companies with complementary business strengths, technologies and operating philosophies, thereby creating a combined company with greater size, flexibly, efficiencies, capital strength and profitability potential than either company possesses on a stand-alone basis or that PanVera might be able to achieve through other alternatives.

     For the reasons set forth above, the board of directors of PanVera unanimously recommends that holders of PanVera common stock vote to approve the merger agreement and the plan of merger.

OPINION OF ROBERT W. BAIRD & CO. INCORPORATED

     PanVera retained Robert W. Baird & Co. Incorporated to render an opinion as to the fairness, from a financial point of view, of the exchange ratio to the holders of PanVera common stock, other than Aurora and its affiliates. On November 3, 2000, Baird rendered its opinion to the board of directors of PanVera to the effect that, as of such date, the exchange ratio was fair, from a financial point of view, to the holders of PanVera common stock, other than Aurora and its affiliates. In rendering its opinion, Baird assumed the exchange ratio to be 1.342, based on the number of shares of PanVera common stock outstanding as of November 3, 2000 and assuming that all options outstanding on that date are exercised in conjunction with the merger. On that date, the exchange ratio was calculated to be 1.3418, which has been rounded to 1.342 for purposes of the following summary.

     THE FULL TEXT OF BAIRD'S OPINION DATED NOVEMBER 3, 2000, WHICH DESCRIBES THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY BAIRD IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX D TO THIS PROSPECTUS/PROXY STATEMENT AND IS INCORPORATED IN THIS DOCUMENT BY REFERENCE. BAIRD'S OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER AND ANY OTHER POTENTIAL TRANSACTIONS OR BUSINESS STRATEGIES CONSIDERED BY THE BOARD OF DIRECTORS OF PANVERA. BAIRD'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, AS OF THE DATE OF THE OPINION AND FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO THE HOLDERS OF PANVERA COMMON STOCK, OTHER THAN AURORA AND ITS AFFILIATES, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW THAT SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER OR THE MERGER AGREEMENT. THE SUMMARY OF BAIRD'S OPINION AND THE TABULAR ANALYSIS SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS APPENDIX D. PANVERA SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

     In conducting its investigation and analysis and in arriving at its opinion, Baird reviewed information and took into account financial and economic factors it deemed relevant under the circumstances. In rendering its opinion, Baird, among other things:

     - reviewed publicly available information concerning Aurora including, but not limited to, Aurora's recent filings with the Securities and Exchange Commission and equity analyst research reports on Aurora prepared by various investment banking firms;

     - compared the historical market prices and trading activity of Aurora's common stock with those of certain other publicly traded companies Baird deemed relevant;

     - reviewed certain internal information, primarily financial in nature, concerning the business and operations of PanVera furnished to Baird for purposes of its analysis;

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

     - reviewed the draft of the merger agreement in the form presented to the board of directors on November 3, 2000;

     - compared the financial position and operating results of PanVera and Aurora with those of certain publicly traded companies Baird deemed relevant;

     - compared the proposed financial terms of the merger with the financial terms of certain other business combinations Baird deemed relevant;

     - reviewed certain potential pro forma effects of the merger on Aurora;

     - held discussions with members of PanVera's and Aurora's respective senior managements concerning PanVera's and Aurora's historical and current financial condition and operating results, as well as the future prospects of PanVera and Aurora, respectively; and

     - considered other information, financial studies, analysis and investigations, and financial, economic and market criteria which Baird deemed relevant for the preparation of its opinion.

Baird was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of PanVera. The exchange ratio was determined by PanVera and Aurora in arm's length negotiations.

     In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Baird by or on behalf of PanVera and Aurora. Baird was not engaged to and Baird did not independently verify any of this information. Baird assumed, with PanVera's consent, that:

     - all material assets and liabilities, contingent or otherwise, known or unknown, of PanVera and Aurora were as set forth in their respective financial statements;

     - the merger will be accounted for as a pooling-of-interests under generally accepted accounting principles;

     - the merger will qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended;

     - the merger will be consummated in accordance with the terms of the draft merger agreement presented to the board of directors on November 3, 2000, without any amendment and without waiver by any party of any of the conditions to their respective obligations under the merger agreement;

     - there will be no reduction in the exchange ratio resulting from any indemnification claims secured by the shares of Aurora common stock held in escrow pursuant to the terms of the merger agreement; and

     - the financial forecasts examined by Baird were reasonably prepared on bases reflecting the best available estimates and good faith judgments of PanVera's senior management as to future performance of PanVera and that PanVera will perform in accordance with such financial forecasts within the timeframes indicated.

     At the direction of both PanVera and Aurora:

     - Baird relied on published research analyst reports provided to Baird by Aurora and prepared by various investment banking firms for the estimates for Aurora's performance for the calendar years 2000 and 2001, hereafter referred to as the Aurora Projections;

     - Baird did not consider any potential expense increases, cost savings or operating synergies that might result from the merger and excluded transaction expenses relating to the merger from its analysis; and

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

     - Baird relied on estimates from PanVera's senior management for PanVera's financial performance on a standalone basis for the fiscal and calendar years ended 2000 through 2005, defined as the PanVera Projections.

     In conducting its review, Baird did not undertake nor obtain an independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of PanVera or Aurora nor did Baird make a physical inspection of the properties or facilities of PanVera or Aurora. Baird's opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date of its opinion, and did not predict or take into account any changes which may occur, or information which may become available, after the date of Baird's opinion. Furthermore, Baird expressed no opinion as to the price or trading range at which any of PanVera's or Aurora's securities, including Aurora common stock, would trade following the date of the opinion.

     The following is a summary of the material financial analyses performed by Baird in connection with rendering its opinion.

     Analysis of Implied PanVera Transaction Multiples. Baird calculated the implied equity price per share reflected by the terms of the merger to be $92.41 for each share of PanVera common stock, obtained by multiplying the exchange ratio of 1.342 by the closing price per share of Aurora common stock of $68.875 on November 2, 2000. Baird calculated the implied total equity value of PanVera to be $129.9 million, obtained by multiplying the implied equity price per share by the total number of common and option shares outstanding on September 30, 2000, minus the cash received from the exercise of options. Baird calculated the implied enterprise value of PanVera to be $135.9 million, obtained by adding the implied equity value and the book value of total debt, preferred stock and minority interests and subtracting cash and cash equivalents as of September 30, 2000.

     In performing its analysis, Baird used, among other items, actual operating statistics for PanVera's latest twelve months, or LTM, ended June 30, 2000, estimated calendar 2000 and projected calendar 2001, based on the PanVera Projections. Baird calculated multiples of the implied enterprise value to PanVera's total sales, proprietary product sales, earnings before interest, taxes, depreciation and amortization, or EBITDA, and earnings before interest and taxes, or EBIT, based on the PanVera Projections. Baird also calculated multiples of the implied equity value to PanVera's net income, based on the PanVera Projections. The table below summarizes the results of this analysis.

                                                                 IMPLIED PANVERA
                                                              TRANSACTION MULTIPLES
                                                              ---------------------
Enterprise Value/LTM Total Sales............................           12.5x
Enterprise Value/Calendar 2000E Total Sales.................           10.5
Enterprise Value/Calendar 2001P Total Sales.................            7.5
Enterprise Value/LTM Proprietary Product Sales..............           25.0x
Enterprise Value/Calendar 2000E Proprietary Product Sales...           19.9
Enterprise Value/Calendar 2001P Proprietary Product Sales...           12.0
Enterprise Value/LTM EBITDA.................................          116.7x
Enterprise Value/Calendar 2000E EBITDA......................          100.8
Enterprise Value/Calendar 2001P EBITDA......................           53.5
Enterprise Value/LTM EBIT...................................          144.8x
Enterprise Value/Calendar 2000E EBIT........................          129.3
Enterprise Value/Calendar 2001P EBIT........................           61.6
Equity Value/LTM Net Income.................................          403.3x
Equity Value/Calendar 2000E Net Income......................          191.8
Equity Value/Calendar 2001P Net Income......................          102.5

     Analysis of Selected Publicly Traded Companies to PanVera. Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of

November 2, 2000, for five publicly traded companies that Baird deemed relevant. The group of selected publicly traded companies is listed below:

    - BioSource International, Inc.              - QIAGEN N.V.
    - Invitrogen Corporation                     - Techne Corporation
    - Large Scale Biology Corporation

     Baird chose these companies based on its review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the industry in which PanVera operates. Baird noted that none of the companies reviewed is identical to PanVera and that, accordingly, the analysis of these companies necessarily involves complex considerations and judgments concerning differences in the business, financial and operating characteristics of each company and other factors that affect the market values of these companies.

     Baird calculated the implied equity value and the implied enterprise value for each selected company as of November 2, 2000. Baird then calculated multiples of the enterprise value to each selected company's LTM sales, LTM EBITDA, LTM EBIT, estimated 2000 sales and projected 2001 sales. Estimated and projected sales figures were based on published equity research reports. Baird also calculated multiples of each selected company's equity value to its net income for the most recent LTM period, estimated calendar 2000 and projected calendar 2001 based on each company's stock price and earnings per share data. Calendar 2000 and 2001 net income for the selected companies was based on median consensus earnings per share estimates provided by First Call.

     Baird then compared the trading multiples for the selected companies to the relevant PanVera transaction multiples implied in the proposed merger based on its operating results for the LTM period ended June 30, 2000, estimated calendar 2000 and projected calendar 2001, based on the PanVera Projections. The table below summarizes the results of this analysis.

                                                                         IMPLIED SELECTED
                                                    IMPLIED               PUBLIC COMPANY
                                                    PANVERA             TRADING MULTIPLES
                                                  TRANSACTION    --------------------------------
                                                   MULTIPLES     LOW     MEDIAN    MEAN     HIGH
                                                  -----------    ----    ------    -----    -----
Enterprise Value/LTM Total Sales................      12.5x      4.9x     25.0x    23.5x       38.4x
Enterprise Value/LTM Proprietary Sales..........      25.0        4.9     25.0      23.5       38.4
Enterprise Value/LTM EBITDA.....................     116.7       24.0     69.6      79.6      155.2
Enterprise Value/LTM EBIT.......................     144.8       35.8     85.5     100.7      196.0
Equity Value/LTM Net Income.....................     403.3       81.7    110.9     168.0      368.4
Enterprise Value/2000E Total Sales..............      10.5x      4.6x     14.6x    16.3x       31.6x
Enterprise Value/2000E Proprietary Sales........      19.9        4.6     14.6      16.3       31.6
Equity Value/2000E Net Income...................     191.8       55.4     95.3     122.3      243.1
Enterprise Value/2001P Total Sales..............       7.5x      3.1x     11.0x    12.0x       23.0x
Enterprise Value/2001P Proprietary Sales........      12.0        3.1     11.0      12.0       23.0
Equity Value/2001P Net Income...................     102.5       48.1     76.6      90.8      162.0

     Based on the implied public company trading multiples, Baird analyzed the resulting implied exchange ratios derived from applying the selected comparable company valuation multiples to PanVera's LTM total sales, LTM proprietary sales, LTM EBITDA, LTM EBIT and LTM net income. Baird also analyzed the resulting implied exchange ratios derived from applying the selected comparable company valuation multiples to PanVera's estimated calendar 2000 total sales, proprietary sales and net income as well as projected calendar 2001 total sales, proprietary sales and net income, based on the PanVera Projections. The table below summarizes the results of this analysis.

                                                                   IMPLIED EXCHANGE RATIO
                                                               ------------------------------
                                                               LOW     MEDIAN    MEAN    HIGH
                                                               ----    ------    ----    ----
LTM Total Sales............................................    0.48     2.72     2.55    4.21
LTM Proprietary Sales......................................    0.21     1.33     1.25    2.08
LTM EBITDA.................................................    0.22     0.77     0.89    1.79
LTM EBIT...................................................    0.28     0.76     0.91    1.82
LTM Net Income.............................................    0.27     0.37     0.55    1.22
2000E Total Sales..........................................    0.55     1.88     2.11    4.15
2000E Proprietary Sales....................................    0.26     0.96     1.08    2.15
2000E Net Income...........................................    0.38     0.66     0.85    1.69
2001P Total Sales..........................................    0.51     1.99     2.17    4.22
2001P Proprietary Sales....................................    0.30     1.22     1.33    2.61
2001P Net Income...........................................    0.62     1.00     1.18    2.10

     Analysis of Selected Comparable Acquisition Transactions. Baird reviewed nine completed acquisition transactions which Baird deemed relevant. The nine transactions reviewed were (acquiror/target company):

    - EVOTEC Biosystems AG/Oxford Asymmetry       - Invitrogen Corporation/Research
      International                               Genetics, Inc.
    - Invitrogen Corporation/Life                 - Becton Dickinson & Company /Clontech
      Technologies, Inc.                            Laboratories, Inc.
    - Molecular Devices Corporation/LJL           - Invitrogen Corporation/NOVEX
    Biosystems, Inc.                              - EM Industries, Incorporated/CN
    - PerkinElmer, Inc./NEN Life Sciences,        Biosciences, Inc.
    Inc.
    - QIAGEN N.V./Operon Technologies, Inc.

     Baird chose these transactions based on its review of acquisition transactions involving companies that possessed general business, operating and financial characteristics representative of companies in the industry in which PanVera operates. Baird noted that none of the selected transactions or target companies reviewed was identical to the merger or PanVera. Accordingly, Baird noted that the analysis of selected transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of PanVera and each target company and each acquisition transaction and other factors that would affect the acquisition value of selected transactions including, among others, the general market conditions prevailing in the equity capital markets at the time of that transaction.

     For each of the selected transactions, Baird calculated the implied equity value as well as the implied enterprise value. Baird then calculated the multiples of implied enterprise value to each target company's LTM sales, LTM EBITDA and LTM EBIT, and calculated multiples of implied equity value to LTM net income. Baird then compared those multiples to the relevant PanVera transaction multiples implied in the merger based on PanVera's operating results for the LTM period ended June 30, 2000. The table below summarizes the results of these analyses.

                                                    IMPLIED             IMPLIED SELECTED
                                                    PANVERA           ACQUISITION MULTIPLES
                                                  TRANSACTION    -------------------------------
                                                   MULTIPLES     LOW     MEDIAN    MEAN    HIGH
                                                  -----------    ----    ------    ----    -----
Enterprise Value/LTM Total Sales................      12.5x       2.8x     4.1x    7.3x     22.6x
Enterprise Value/LTM Proprietary Sales..........      25.0        2.8      4.1     7.3      22.6
Enterprise Value/LTM EBITDA.....................     116.7       14.2     21.0     21.1     29.0
Enterprise Value/LTM EBIT.......................     144.8       20.0     27.8     36.2     86.1
Equity Value/LTM Net Income.....................     403.3       31.2     67.6     65.7    109.8

     Based on the implied public company acquisition multiples, Baird analyzed the resulting implied exchange ratio derived from applying the selected comparable acquisition multiples to PanVera's LTM total sales, LTM proprietary sales, LTM EBITDA, LTM EBIT and LTM net income. The table below summarizes the results of this analysis.

                                                                  IMPLIED EXCHANGE RATIO
                                                              ------------------------------
                                                              LOW     MEDIAN    MEAN    HIGH
                                                              ----    ------    ----    ----
LTM Total Sales.............................................  0.25     0.39     0.75    2.45
LTM Proprietary Sales.......................................  0.09     0.17     0.34    1.20
LTM EBITDA..................................................  0.11     0.19     0.19    0.28
LTM EBIT....................................................  0.13     0.21     0.29    0.77
LTM Net Income..............................................  0.10     0.22     0.22    0.36

     Discounted Cash Flow Analysis. Baird performed a discounted cash flow analysis using projections for fiscal 2001 through 2005 based on the PanVera Projections. In that analysis, Baird assumed terminal value multiples ranging from 18.0x to 22.0x EBITDA in fiscal 2005 and discount rates ranging from 16.0% to 20.0%. That analysis produced implied exchange ratios ranging from 0.89 to 1.29.

     Contribution Analysis. Baird analyzed PanVera's and Aurora's relative contribution to the combined company post-merger with respect to proprietary sales contribution. As a result of the merger, PanVera's shareholders will own approximately 8.31% of the outstanding common stock of the combined post-merger enterprise value on a diluted basis based on market values as of November 2, 2000 and cash and debt balances as of September 30, 2000. This compares to PanVera's proprietary sales contribution, based on actual calendar 1999, LTM ended June 30, 2000 and estimated calendar 2000 sales for the combined company, based on the Aurora Projections and the PanVera Projections, ranging from 8.17% to 9.81%.

     Analysis of Selected Publicly Traded Companies to Aurora. To assess the relative market valuation of Aurora common stock, Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of November 2, 2000, for seven publicly traded companies that Baird deemed relevant. The group of selected publicly traded companies is listed below:

- Affymetrix, Inc.                         - Genomic Solutions Inc.
- PE Biosystems Group                      - Molecular Devices Corporation
- Caliper Technologies                     - Packard Biosciences Company
- CuraGen Corporation

     Baird chose these companies based on its review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the industry in which Aurora operates. Baird noted that none of the companies reviewed is identical to Aurora and that, accordingly, the analysis of these companies necessarily involves complex considerations and judgments concerning differences in the business, financial and operating characteristics of each company and other factors that affect the market values of these companies.

     Baird calculated the implied equity value and implied enterprise value for each selected company as of November 2, 2000. Baird then calculated multiples of the enterprise value to each selected company's LTM sales, LTM EBITDA, LTM EBIT, estimated 2000 sales and projected 2001 sales. Estimated and projected sales figures were based on published equity research reports. Baird also calculated multiples of each selected company's equity value to its net income for the most recent LTM period, estimated calendar 2000 and projected calendar 2001 based on each company's stock price and earnings per share data. Calendar 2000 and 2001 net income for the selected companies was based on median consensus earnings per share estimates provided by First Call.

     Baird then compared the trading multiples for the selected companies to the relevant Aurora trading multiples based on its operating results for the LTM period ended June 30, 2000, estimated calendar 2000 and projected calendar 2001, based on the Aurora Projections. The table below summarizes the results of this analysis.

                                                                         IMPLIED SELECTED
                                                                          PUBLIC COMPANY
                                                                        TRADING MULTIPLES
                                              IMPLIED AURORA    ----------------------------------
                                                MULTIPLES        LOW     MEDIAN    MEAN      HIGH
                                              --------------    -----    ------    -----    ------
Enterprise Value/LTM Sales..................       24.7x          4.7x    20.7x     46.2x    130.6x
Enterprise Value/LTM EBITDA.................      168.8          29.9     42.1      54.4      91.0
Enterprise Value/LTM EBIT...................      308.8          41.3     47.0      66.1     110.1
Equity Value/LTM Net Income.................      195.4          77.0    118.9     118.9     160.7
Enterprise Value/2000E Sales................       24.0x          4.5x    18.7x     37.2x    115.1x
Equity Value/2000E Net Income...............      328.0         115.2    116.7     122.1     134.3
Enterprise Value/2001P Sales................       19.4x          3.8x    15.5x     16.5x     34.5x
Equity Value/2001P Net Income...............      208.7          56.9     91.6     122.1     248.2

     Pro Forma Merger Analysis. Baird prepared a pro forma analysis of the financial impact of the merger. In conducting its analysis, Baird compared the earnings per share of Aurora common stock, on a standalone basis, to the earnings per share of the common stock of the combined companies on a pro forma basis for calendar years 2001 and 2002, based on the Aurora Projections and the PanVera Projections. The results of the pro forma merger analysis indicated that the merger would be dilutive to Aurora on an earnings per share basis in calendar 2000 and accretive on an earnings per share basis in calendar 2001. Baird did not consider any potential expense increases, cost savings or operating synergies that might result from the merger and excluded transaction expenses relating to the merger from its analysis. The results of the pro forma merger analysis are not necessarily indicative of future operating results or financial position. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     The foregoing is only a summary of the analyses performed by Baird and does not purport to be a complete description of its presentation to PanVera's board of directors. The preparation of financial analyses and a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Baird believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of those analyses and of the factors considered by Baird, without considering all analyses and factors, would create an incomplete view of the processes underlying those analyses conducted by Baird and its opinion. Baird did not attempt to assign specific weights to particular analyses. Any estimates contained in Baird's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in Baird's analysis. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.

     Baird, as part of its investment banking business, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. PanVera retained Baird because of its reputation and substantial experience and expertise in the valuation of businesses and their securities in connection with mergers and acquisitions.

     In the ordinary course of business, Baird may from time to time trade in securities, including the securities of Aurora, for its own account or for accounts of its customers and, accordingly, may at any time hold a long or short position in these securities.

     Pursuant to an engagement letter dated September 29, 2000 between PanVera and Baird, PanVera agreed to pay Baird a transaction fee of $450,000 upon consummation of the merger and an additional fee of $150,000 payable upon delivery of its opinion, regardless of the conclusions reached by Baird in such opinion. PanVera also has agreed to reimburse Baird for its reasonable out-of-pocket expenses incurred in connection with its engagement, including fees and expenses of third parties such as legal counsel. PanVera has also agreed to indemnify Baird, its affiliates and their respective directors, officers, employees and agents and controlling persons against certain liabilities related to or arising out of its engagement, including liabilities under the federal securities laws.

AURORA'S REASONS FOR THE MERGER

     In the course of reaching its decision to approve the merger, the Aurora board of directors consulted with Aurora's legal and financial advisors as well as with Aurora's senior management. The board considered a number of strategic factors associated with PanVera's business and the opportunities presented by combining the two companies, including:

     - the acquisition of PanVera will strengthen Aurora's sales and marketing infrastructure to commercialize Aurora's proprietary bioassay technologies; and

     - PanVera's expertise in protein expression and purification could provide protein drug targets that are an important component of Aurora's target-based drug discovery initiatives.

     The Aurora board of directors also considered a number of risks and potentially negative factors in its deliberation concerning the merger, including the risk factors described elsewhere in this prospectus/proxy statement, and in particular:

     - the challenge of integrating the businesses and operations of the two companies; and

     - the risk of diverting management resources from other strategic opportunities and operational matters for a period of time.

     In analyzing the proposed merger, none of the factors listed above was viewed by the Aurora board of directors as determinative, and the board did not qualify or weight any of the factors. Rather, the board made its determination based upon the total mix of information available to it. Moreover, individual members of the board may have assigned differing values to different factors in their individual determinations.

     After considering the foregoing factors, the Aurora board of directors unanimously determined that the potential benefits of the merger outweighed the expected costs of the transaction.

CONSIDERATION TO BE RECEIVED IN THE MERGER

     PanVera Common Stock. Upon completion of the merger, each share of PanVera common stock then outstanding will be converted into the right to receive the number of shares of Aurora common stock equal to 1,900,000 divided by the sum of the total number of shares of PanVera common stock outstanding immediately prior to the effective time of the merger and any securities convertible into or exchangeable for PanVera common stock. Based on the number of shares of PanVera common stock and options to purchase PanVera common stock issued and outstanding on the date of this prospectus/proxy statement and assuming that no additional securities of PanVera are issued before the date the merger becomes effective, each share of PanVera common stock would be converted into the right to receive
1.3422 shares of Aurora common stock. The number of shares of Aurora common stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend, reverse stock split, reclassification, recapitalization or similar transaction undertaken by Aurora prior to the completion of the merger.

     Aurora Acquisition Corp. Common Stock. Each share of Aurora Acquisition Corp. common stock outstanding immediately prior to the merger will be converted into one share of common stock of the surviving corporation.

     No Fractional Shares. No fractional shares of Aurora common stock will be issued in connection with the merger. Instead of a fraction of a share, a holder of PanVera common stock will receive payment in cash, without interest, determined by multiplying the fraction that would have been received by the closing sales price per share of Aurora common stock, as quoted on the Nasdaq National Market, on the day immediately prior to the date of completion of the merger, rounded to the nearest whole cent.

     Depositing Aurora Shares in an Escrow Account. Upon consummation of the merger, PanVera shareholders will receive 92.5% of the shares of Aurora common stock issuable to them pursuant to the merger agreement. The remaining 7.5% of the shares of Aurora common stock issuable to PanVera shareholders will be deposited by Aurora with an escrow agent as security for the indemnification rights of Aurora pursuant to the merger agreement. For a more complete understanding of your rights and obligations with respect to the shares of Aurora common stock to be deposited by Aurora with the escrow agent, please read the sections entitled "Certain Terms of the Merger Agreement -- Indemnification" and "Certain Other Agreements -- Escrow Agreement."

TREATMENT OF OPTIONS TO PURCHASE PANVERA COMMON STOCK

     When the merger is completed, all outstanding options to purchase PanVera common stock, without any further action on behalf of the option holders, will be assumed by Aurora, in accordance with the merger agreement. Upon completion of the merger:

     - each option to purchase shares of PanVera common stock will be converted into an option to purchase that number of shares of Aurora common stock equal to the number of shares of PanVera common stock subject to the PanVera option immediately prior to the completion of the merger multiplied by the exchange ratio, rounding down to the nearest whole share of Aurora common stock;

     - the exercise price for each share of Aurora common stock issuable upon the exercise of the assumed PanVera option will be determined by dividing the per share exercise price in effect immediately prior to the completion of the merger by the exchange ratio, rounding up to the nearest whole cent; and

     - any restriction on the exercise of a PanVera option will continue in full force and effect, and no further restrictions on such options or their terms will be imposed by Aurora.

The exchange ratio will be the same exchange ratio that is applicable to the shareholders of PanVera. Each assumed option will remain subject to the terms and conditions of its underlying stock option agreement and PanVera's 1993 and 1998 stock option plans, as applicable.

PROCEDURES FOR EXCHANGE OF PANVERA COMMON STOCK CERTIFICATES

     When the merger is completed, Aurora will mail to PanVera shareholders a letter of transmittal and instructions for surrendering PanVera common stock certificates in exchange for Aurora common stock certificates. When you deliver your PanVera certificates to Aurora, along with a properly executed letter of transmittal and any other required documents, your PanVera certificates will be canceled and you will receive Aurora stock certificates representing the number of whole shares of Aurora common stock to which you are entitled under the merger agreement, less the number of shares which are required to be deposited in the escrow account (which will be deposited into the escrow account on your behalf). You will receive cash for any fractional share of Aurora common stock to which you would have otherwise been entitled (except that with respect to fractional shares that would otherwise be deposited into the escrow account, cash will be deposited instead).

     You should not submit your PanVera stock certificates for exchange unless and until you receive the transmittal letter and instructions from Aurora.

     Until surrendered, each PanVera common stock certificate will be deemed, from and after the effective time of the merger, to represent only the right to receive the merger consideration. If your PanVera common stock certificate has been lost, stolen or destroyed, Aurora may require you to provide an appropriate affidavit and deliver a bond as indemnity against any claim that may be made against

Aurora or PanVera with respect to your lost, stolen or destroyed membership certificate. No dividends or other distributions declared or made with respect to Aurora common stock after the merger shall be paid to the holder of any unsurrendered PanVera stock certificate until the holder surrenders his stock certificates. Aurora and PanVera may deduct and withhold consideration otherwise payable to a PanVera shareholder as required by law, without incurring liability for such consideration. Shares of PanVera common stock held by a holder who properly dissents and demands payment for his shares will not be converted into the right to receive Aurora common stock.

STOCK OWNERSHIP FOLLOWING THE MERGER

     Aurora will issue 1,900,000 shares of Aurora common stock for the outstanding shares of PanVera common stock and for the assumption of all options to purchase shares of PanVera common stock. Based upon the number of shares of Aurora common stock issued and outstanding on January 29, the last practicable date prior to the date of this prospectus/proxy statement and assuming no exercise of outstanding options, warrants or other rights to purchase Aurora common stock, the former holders of PanVera common stock would hold and have voting power with respect to approximately 7.32%, and the stockholders of Aurora prior to the closing of the merger would hold and have voting power with respect to approximately 92.68% of Aurora's total issued and outstanding shares of common stock after consummation of the merger.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement. However, the following is not a complete description of all provisions of the merger agreement. We urge you to read the entire merger agreement, which is attached as Appendix A to this prospectus/proxy statement and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the merger agreement.

GENERAL

     The merger agreement provides for the merger of PanVera with Aurora Acquisition Corp., a wholly owned subsidiary of Aurora that was created to effect the merger. As a result of the merger, PanVera will be the surviving entity in the merger and will become a wholly owned subsidiary of Aurora. The shareholders of PanVera will become stockholders of Aurora. The merger will be completed upon the filing of articles of merger with the Department of Financial Institutions of the State of Wisconsin.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties of PanVera, Aurora and Aurora Acquisition Corp. relating to the respective businesses of the parties. The representations and warranties made by PanVera survive the closing for a period to end on the earlier of the first anniversary of the consummation of the merger or the completion of the first audit of the combined financial statements of Aurora and PanVera covering post-merger results. All representations and warranties made by Aurora and Aurora Acquisition Corp. terminate and expire as of the consummation of the merger, and any liability of Aurora or Aurora Acquisition Corp. with respect to such representations and warranties terminates at that time.

     The representations made by PanVera include, among others, representations relating to:

     - its due organization, good standing, and subsidiaries;

     - its articles of incorporation, bylaws, and records;

     - its capital structure;

     - the fair presentation and compliance of its financial statements with generally accepted accounting principles;

     - the absence of certain specified changes in its business since September 30, 2000 that would materially and adversely affect PanVera;

     - the good and marketable title to all assets purported to be owned;

     - the accuracy of bank accounts and receivables;

     - the adequacy of material equipment for the uses to which it is being put;

     - its intellectual property and proprietary assets;

     - the identity, validity and enforceability of, and certain other matters relating to, its material contracts;

     - liabilities, fees, costs, and expenses, including investment bankers' fees;

     - compliance with legal requirements;

     - governmental authorizations;

     - tax matters, environmental matters, insurance, and related party transactions;

     - employee matters, benefit plans, and labor matters;

     - the absence of material litigation;
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

     - the authority to enter into the merger agreement and to consummate the merger;

     - the noncontravention of any of the provisions of PanVera's constituent documents, material contracts and governmental authorizations;

     - product development and the tax and accounting treatment of the merger;
       and

     - the approval of the merger by PanVera's board of directors.

     The representations made by Aurora and Aurora Acquisition Corp. include, among others, representations relating to:

     - due organization, good standing, and subsidiaries;

     - authority to own its assets and carry on its business;

     - the accuracy of filings with the Securities and Exchange Commission since January 1, 2000;

     - the fair presentation and compliance of its financial statements with generally accepted accounting principles and with applicable rules and regulations of the Securities and Exchange Commission;

     - the valid issuance of the shares of Aurora common stock to be issued as consideration in the merger;

     - the noncontravention of any of the provisions of Aurora's constituent documents;

     - the authority to enter into the merger agreement and consummate the merger; and

     - the tax treatment of the merger.

COVENANTS OF THE PARTIES

     Conduct of the Parties Prior to the Closing of the Merger. The merger agreement obligates PanVera to conduct its business in the ordinary course and in compliance with applicable legal requirements and PanVera's material contracts prior to the effective time of the merger and imposes some limitations on the operations of PanVera during that time. These limitations include, among others, agreements by PanVera not to take any of the following actions without the prior written consent of Aurora:

     - declare or pay dividends or make any other distribution in respect of any shares of capital stock or other securities;

     - sell, issue or authorize the issuance of, with certain exceptions, any equity or other securities;

     - amend or waive any of its rights under, or permit the acceleration of vesting of, outstanding options;

     - amend its organizational documents;

     - become a party to an acquisition transaction, recapitalization, reclassification of shares of capital stock or other securities or ownership interests in itself;

     - conduct a stock split, reverse stock split or similar transaction with respect to the shares of its capital stock;

     - recognize any labor union or enter into any collective bargaining agreement;

     - adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or dissolution;

     - form any subsidiary or acquire any equity interest or other interest in any other entity;

     - with certain exceptions, make any significant capital expenditure prior to completion of the merger;

     - except in the ordinary course of business consistent with past practice, enter into a material contract or amend or prematurely terminate, or waive any material right or remedy under, any material contract;
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

     - with certain exceptions, acquire, sell, lease or license any right or other asset from or to any other entity;

     - lend money to any entity, or incur or guarantee any indebtedness for borrowed money;

     - with certain exceptions, establish or adopt any employee benefit plan, pay bonuses, or increase salaries payable to, any directors, officers or employees;

     - dismiss any employee or hire any new employee having an annual salary in excess of $75,000;

     - change any of its methods of accounting or accounting practices in any respect except as required by generally accepted accounting principles;

     - make any material tax election;

     - commence or settle any legal proceeding; or

     - take or omit to take any action that could result in a breach of the merger agreement, in any of its representations and warranties becoming untrue or in one of the conditions to closing not being satisfied.

     Limitations on Discussing and Encouraging Other Transaction
Proposals. PanVera agreed, while the merger agreement is in effect and prior to the effective time of the merger, to terminate all inquiries, contacts, discussions or negotiations with any third party with respect to any disposition of a material portion of its assets, certain issuances or disposition of its securities, or any merger, consolidation or similar transaction. In addition, during the pendency of the merger with Aurora, PanVera has agreed not to solicit, encourage or otherwise facilitate any discussions or negotiations that may lead to an acquisition proposal, and has agreed not to accept any acquisition proposal or offer from any third party.

CONDITIONS TO THE MERGER

     Conditions Precedent to Obligations of Aurora and Aurora Acquisition Corp. The obligation of Aurora and Aurora Acquisition Corp. to complete the merger is subject to certain conditions, including the following:

     - the representations and warranties made by PanVera in the merger agreement and every related agreement being accurate in all material respects and receipt by Aurora of a certificate signed by PanVera's executive officers to that effect;

     - all of the covenants and obligations of PanVera being complied with and performed in all material respects and receipt by Aurora of a certificate signed by PanVera's executive officers to that effect;

     - the merger being approved by the holders of the majority of the shares of PanVera common stock;

     - all consents required to be obtained in connection with the merger being obtained;

     - receipt by Aurora of executed affiliate agreements by PanVera affiliates, executed general releases from certain shareholders of PanVera, an executed escrow agreement and written resignations of all directors of PanVera;

     - receipt by Aurora of letters from each of Arthur Andersen LLP and Ernst & Young LLP regarding the treatment of the merger as a "pooling of interests;"

     - receipt by Aurora of a legal opinion from Cooley Godward LLP regarding the tax-free treatment of the merger;

     - receipt by Aurora of a legal opinion from Godfrey & Kahn, S.C. regarding certain general corporate matters;

     - the shares of Aurora common stock to be issued in the merger being approved for quotation on the Nasdaq National Market;

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

     - the employment and noncompetition agreements between PanVera and each of Ralph Kauten, Thomas Burke, Alex Vodenlich, Robert Lowery, Randall Bolger and William Checovich being in full force and effect;

     - there being no legal orders or restraints applicable to the merger that make consummation of the merger illegal or that require Aurora to take certain material actions;

     - there being no pending or threatened legal proceeding with any governmental body challenging or seeking to prohibit the merger;

     - there being no other pending litigation challenging or seeking to prohibit the merger;

     - the Form S-4 Registration Statement becoming effective, and no stop order having been issued or being pending with respect to the Form S-4 Registration Statement;

     - the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or been terminated;

     - Aurora having received a certificate regarding the tax reporting status of PanVera; and

     - holders of no more than 5% of PanVera's common stock exercising their dissenters' rights under Wisconsin law.

     Conditions Precedent to Obligations of PanVera. The obligation of PanVera to complete the merger is subject to certain conditions, including the following:

     - the representations and warranties made by Aurora and Aurora Acquisition Corp. in the merger agreement being accurate in all material respects and PanVera having received a certificate signed by Aurora's executive officers to that effect;

     - all of the covenants and obligations of Aurora and Aurora Acquisition Corp. being complied with and performed in all material respects and PanVera having received a certificate signed by Aurora's executive officers to that effect;

     - receipt by PanVera of a legal opinion of Godfrey & Kahn, S.C. regarding the tax-free treatment of the merger, executed general releases from certain shareholders of PanVera and an executed escrow agreement;

     - the merger being approved by holders of the majority of the shares of PanVera common stock;

     - the shares of Aurora common stock to be issued in the merger being approved for quotation on the Nasdaq National Market;

     - there being no restraints, governmental or legal, making consummation of the merger illegal;

     - the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or been terminated;

     - the Form S-4 Registration Statement becoming effective, and no stop order having been issued or being pending with respect to the Form S-4 Registration Statement; and

     - there being no pending or threatened legal proceedings with any governmental body challenging or seeking to prohibit the merger.

     Effective January 21, 2001, the waiting period under the Hart-Scott-Rodino Anti-trust Improvements Act of 1976 expired.

TERMINATION

     The merger agreement provides PanVera and Aurora with rights to terminate the agreement in certain circumstances prior to the consummation of the merger. Aurora and PanVera may mutually agree in

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

writing to terminate the merger agreement. In addition, either party may terminate the merger agreement if:

     - the merger is not approved by the PanVera shareholders;

     - a governmental body issues a final and non-appealable order having the effect of permanently enjoining or restraining the merger; or

     - the merger has not been consummated prior to May 10, 2001.

     Aurora may also terminate the merger agreement if any of PanVera's representations or warranties were materially inaccurate or have become materially inaccurate, or PanVera has breached any covenant contained in the merger agreement, provided that Aurora may not terminate the merger agreement if PanVera cures such inadequacy or breach within fifteen days.

     PanVera may also terminate the merger agreement if any of Aurora's representations or warranties were materially inaccurate or have become materially inaccurate, or Aurora has breached any covenant contained in the merger agreement, provided that PanVera may not terminate the merger agreement if Aurora cures such inadequacy or breach within fifteen days.

EXPENSES RELATING TO THE MERGER

     Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, whether or not the merger is consummated. However, if the merger is consummated, any fees or expenses incurred by PanVera in excess of $1,000,000 shall be paid from shares and funds deposited into the escrow fund. In addition, the merger agreement provides that if an action relating to the merger agreement is brought by one of the parties against the other, the prevailing party shall be entitled to recover reasonable attorney's fees, costs, and disbursements.

INDEMNIFICATION

     Obligation to Indemnify Aurora. Aurora and its affiliates and their respective officers, directors, employees, agents, attorneys, accountants, advisers, successors and assigns are entitled to indemnification in certain specified circumstances. Under the merger agreement, if the merger is completed, Aurora and these other third parties will be indemnified against losses resulting from:

     - the inaccuracy or breach of any representation or warranty of PanVera made in the merger agreement;

     - the breach of, or failure to perform, any covenant or agreement of PanVera made in the merger agreement; and

     - any legal proceeding relating to any such inaccuracy or breach.

     Aurora will deposit with an escrow agent 7.5% of the shares of Aurora common stock issuable to PanVera shareholders in the merger. If Aurora suffers any losses which are subject to the indemnity, Aurora can recover these losses by taking back a certain number of shares of Aurora common stock deposited with the escrow agent. When Aurora makes a claim to take back shares of Aurora common stock deposited with the escrow agent, the value of those shares will be computed at the market price of Aurora common stock as reported on the Nasdaq National Market on the date when the merger becomes effective under the laws of the State of Wisconsin.

     Limitations on Indemnification. Aurora will not be entitled to indemnification with respect to any matters until the total of all losses to Aurora or the other indemnitees exceeds $750,000. If the total amount of losses exceeds $750,000, then Aurora and the other indemnitees will be indemnified only for losses exceeding $750,000. Any indemnification claims will be paid from the escrow account on a pro rata basis with respect to each PanVera shareholder. Aurora will not have any indemnification rights beyond the value of the shares of Aurora common stock deposited in the escrow account (and cash deposited in
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

lieu of fractional shares), except in the case of fraud, intentional misrepresentation or any willful breach of the merger agreement. PanVera shareholders cannot assert any right of contribution or indemnity against the surviving corporation in the merger.

     Making Indemnification Claims. If Aurora or the other indemnitees suffer a loss for which indemnification is provided in the merger agreement, Aurora will promptly give the PanVera stockholders' representative and the escrow agent written notice of any claims involving indemnification. Within ten days of delivery of that written notice, the PanVera stockholders' representative may elect to take all necessary steps to properly contest any claim involving third parties or to prosecute that claim to conclusion or settlement. If a claim includes damages equal to an amount in excess of the value of the escrow shares (and cash) on the date of the claim, or relates to any proprietary assets or other intellectual property issues, Aurora has the right to proceed with the defense of that claim on its own. Neither party can compromise or settle any indemnification claim without the written consent of the other party. In addition to the merger agreement, the escrow agreement provides specific procedures for contesting indemnification claims made by Aurora against the shares of Aurora common stock (and cash in lieu of fractional shares) held in the escrow account. No claim for indemnification may be made by Aurora after the earliest of one year from the closing of the merger and the completion of the first audit of the combined financial statements of Aurora and PanVera covering periods following the closing. We urge you to read this description of the indemnification obligations on PanVera shareholders in conjunction with the section entitled "Certain Other Agreements -- Escrow Agreement."

THE PANVERA STOCKHOLDERS' REPRESENTATIVE

     In approving the merger agreement, PanVera shareholders will also appoint Mr. Ralph Kauten, the Chairman of the Board and President of PanVera, as a stockholders' representative for purposes of administering the indemnification provisions in the merger agreement and will consent to any and all actions and the making of any decisions required or permitted to be taken by him. In the event that Mr. Kauten becomes unable to serve, then 780 Partners, an institutional shareholder of PanVera which is comprised principally of attorneys from the law firm of Godfrey & Kahn, S.C., legal advisor to PanVera, will assume the duties of the PanVera stockholders' representative. The stockholders' representative will administer the payment or dispute of indemnification claims under the escrow agreement. The actions of the stockholders' representative with respect to the rights and obligations of PanVera shareholders under the merger agreement and the escrow agreement will be final and binding on PanVera shareholders and Aurora will be entitled to rely conclusively on those actions. The stockholders' representative will not be liable to PanVera shareholders if he performs his duties in good faith and in the exercise of reasonable judgment. In approving the merger agreement, PanVera shareholders will agree to indemnify the stockholders' representative for any losses suffered in the course of performing his duties as a stockholders' representative so long as he does not act with gross negligence or in bad faith and does not engage in willful misconduct. The fees and expenses incurred by the stockholders' representative in connection with the performance of his duties under the escrow agreement will be paid by PanVera shareholders out of the shares and cash held in the escrow account.

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

                            CERTAIN OTHER AGREEMENTS

     The following is a summary of the material provisions of the voting agreements and the escrow agreement. However, the following is not a complete description of all provisions of the voting agreements and the escrow agreement. We urge you to read the entire escrow agreement, which is included as Appendix C to this prospectus/proxy statement.

VOTING AGREEMENTS

     In connection with the merger agreement, Ralph Kauten, the Kauten Family, LLC, Thomas Burke and Terry Sivesind, entered into voting agreements with Aurora. Taken together, these shareholders control the power to vote approximately 65% of the shares of PanVera common stock entitled to vote for the merger. Accordingly, their vote alone is sufficient to approve the merger agreement and the plan of merger.

     Under the terms of the voting agreements, each shareholder has agreed to vote all of his or its shares of common stock of PanVera in favor of the approval of the merger agreement and plan of merger, and any matter that must be approved by the shareholders pursuant to the merger.

     In addition, as part of the voting agreements, each of the four major shareholders has granted an irrevocable proxy to Aurora to vote his or its shares of PanVera common stock in favor of the merger.

ESCROW AGREEMENT

     General. Pursuant to the terms of the merger agreement, 7.5% of the shares of Aurora common stock to be issued to each PanVera shareholder in connection with the merger at the closing will be deposited by Aurora with an escrow agent subject to the terms of an escrow agreement. The escrow agent will establish separate sub-accounts to keep track of each PanVera shareholder's escrowed holdings. The escrow shares will be held as security for the indemnification rights of Aurora under the merger agreement. The escrow shares and any cash deposited in the escrow account will be released to PanVera shareholders upon the earlier of the first anniversary of the consummation of the merger or the completion of the first audit of the combined financial statements of Aurora and PanVera covering post-merger results. In order to fully understand the indemnification obligations of PanVera shareholders and the purpose of the escrow agreement, you should read this description of the escrow agreement in conjunction with the section entitled "Certain Terms of the Merger
Agreement -- Indemnification."

     Procedure for Claims. The escrow agreement provides a specific process for contesting any indemnification claims made by Aurora. If an indemnification claim arises, Aurora is required to send a written notice of that claim to Mr. Ralph Kauten, as the stockholders' representative for the PanVera shareholders. Within ten days of the receipt of the notice from Aurora, the PanVera stockholders' representative has to respond by either agreeing to have the claim paid or contesting any part of the indemnification claim or the entire indemnification claim. If the stockholders' representative does not respond to the initial notice from Aurora within the ten-day period, the stockholders' representative will be deemed to have agreed to have the indemnification claim paid. If the stockholders' representative disputes an indemnification claim or any part of an indemnification claim, the dispute will be resolved in binding arbitration proceedings conducted in San Diego, California in accordance with the rules of the American Arbitration Association.

     Payment of Claims. If the stockholders' representative agrees to pay an indemnification claim or if an arbitration decision with respect to a disputed claim directs that payment be made to Aurora, then the escrow agent will return to Aurora the number of shares of Aurora common stock equal in value to the dollar amount of the indemnification claim. For purposes of paying any indemnification claims, the shares of Aurora common stock held in escrow will be valued at the closing price of Aurora common stock on the Nasdaq National Market on the date of consummation of the merger.

     Any PanVera shareholder may sell in the open market or in a private transaction any number of shares of Aurora common stock held in the escrow account on his or her behalf, provided that these sales may not take place until after the date on which financial results covering at least 30 days of post-merger
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

combined operations have been published by Aurora. All of these sales must be at the then fair market value of the shares calculated based on the current trading price of Aurora common stock as reported on the Nasdaq National Market. The proceeds of any sale of shares of Aurora common stock held in escrow will be deposited into the escrow sub-account, which is an interest bearing account, of the shareholder who made the sale. If the stockholders' representative agrees to pay an indemnification claim or if an arbitration decision with respect to a disputed claim directs that payment be made to Aurora, the stockholders' representative may chose to pay the indemnification claim with cash, or with cash and shares, held in the escrow account.

     Any payment which is required to be made to Aurora under the terms of the merger agreement and the escrow agreement will be made from shares and/or cash held in each of the sub-accounts established for the PanVera shareholders, with each shareholder paying his or her "pro rata share" of the total amount due. Each shareholder's pro rata share will be calculated based on his or her proportion of ownership of PanVera common stock as set forth in the shareholder register of PanVera as of the day prior to the closing date of the merger.

     The actions of the stockholders' representative with respect to the payment and dispute of claims will be final and binding upon PanVera shareholders. Please read the section entitled "Certain Terms of the Merger Agreement -- The PanVera Stockholders' Representative" for a full understanding of the obligations and powers of the stockholders' representative.

     Release of Escrow Shares. Shares of Aurora common stock and any cash held in the escrow account will be released to PanVera shareholders upon the termination of the escrow agreement, with each shareholder receiving whatever shares and/or cash that remain in his or her sub-account at the time of termination. The escrow agreement terminates on the earlier of the first anniversary of the consummation of the merger or the completion of the first audit of the combined financial statements of Aurora and PanVera covering post-merger results. If an indemnification claim is pending and unresolved on the termination date of the escrow agreement, then the escrow agent will keep in the escrow account shares of Aurora common stock and/or cash equal in value (calculated, for purposes of common stock held back, at the closing price of Aurora common stock as reported on the Nasdaq National Market on the date of consummation of the merger) to 125% of the amount of the disputed claim. Any shares and/or cash that are held back in this way will be held back, on a pro rata basis, from each sub-account established for the PanVera shareholders. Upon resolution of the disputed claim, the balance of the shares of Aurora common stock and cash, if any, held in the escrow account and not used to satisfy that claim, will be returned to the PanVera shareholders.

     Treatment of Fractional Shares. No fractional shares will be deposited in escrow. In lieu of any fractional shares that would otherwise be deposited into a shareholder's escrow sub-account, Aurora shall deposit cash in an amount equal to the sum of the dollar amount (rounded to the nearest whole cent) determined by multiplying the closing price of a share of Aurora common stock as quoted on the Nasdaq National Market on the last trading day immediately preceding the date of the consummation of the merger by the fraction of a share of Aurora common stock that would otherwise be deposited on behalf of such shareholder in escrow.

     Fees and Expenses of Escrow Agent and Stockholders' Representative. Aurora has agreed to pay all of the fees and expenses of the escrow agent for services rendered under the escrow agreement. With respect to fees and expenses (including reasonable attorneys' fees) incurred by the stockholders' representative in connection with the performance of his duties under the escrow agreement, such fees and expenses will be paid by PanVera shareholders, on a pro rata basis, out of the shares and cash held in the escrow account. For this purpose, the shares of Aurora common stock held in escrow will be valued at the closing price of Aurora common stock on the Nasdaq National Market on the date of consummation of the merger.

     Merger-Related Expenses in Excess of $1 Million. If the merger is completed, any fees and expenses of PanVera in excess of $1,000,000 will be paid, on a pro rata basis, out of the shares and/or cash held in each sub-account established for the PanVera shareholders. For this purpose, the shares of Aurora common stock held in escrow will be valued at the closing price of Aurora common stock on the Nasdaq National Market on the date of consummation of the merger.
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

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the PanVera board of directors with respect to the merger, you should be aware that certain members of the PanVera board of directors and certain PanVera executive officers have interests in the merger that may be deemed to be in addition to their interests as PanVera shareholders generally.

EMPLOYMENT AGREEMENTS

     Each of Ralph Kauten and Thomas Burke, who are executive officers and directors of PanVera, and Robert Lowery, who is a vice president of PanVera, have executed employment agreements with PanVera, which will become effective at the time of the merger. Each of these employment agreements contains covenants preventing the executive from, among other things, competing with PanVera, soliciting employees of PanVera, and soliciting past or current customers of PanVera for the purpose of encouraging the customers to cease doing business with PanVera or engage in business with any similar or competitive business with PanVera. Each of the covenants commences upon the effectiveness of the merger and extends,

     - in the case of Mr. Kauten, to the date which is the earlier of two years following the merger or one year following the termination of Mr. Kauten's employment with PanVera, and

     - in the case of the agreements with Messrs. Burke and Lowery, to the date which is the earlier of four years from the date of the merger or one year following the termination of their respective employment with PanVera.

     Each of the employment agreements will automatically terminate upon the executive's death or disability and may be terminated by PanVera with or without cause or by the executive for certain reasons. At the time of the merger, each of the executives will execute Aurora's standard proprietary information and inventions agreement.

     Mr. Kauten's employment agreement is for a one-year period and provides that Mr. Kauten will serve as President of PanVera, will receive a base salary of $160,000 per year and will be entitled to participate in the general benefit programs available to PanVera's employees from time to time and in the bonus plan of Aurora.

     Mr. Burke's employment agreement is for a three-year period and provides that Mr. Burke will serve as Executive Vice President of PanVera, will receive a base salary of $150,000 per year, and will be entitled to participate in the general benefit programs available to PanVera's employees from time to time and in the bonus plan of Aurora. Mr. Burke also will receive options to purchase 15,000 shares of Aurora common stock under the existing Aurora stock option plan.

     Mr. Lowery's employment agreement is also for a three-year term and provides that Mr. Lowery will serve as Vice President, Research of PanVera, will receive a base salary of $130,000 per year and will be eligible to participate in the general benefit programs available to PanVera's employees from time to time and in the bonus plan of Aurora. In addition, Mr. Lowery will receive options to purchase 10,000 shares of Aurora common stock under the existing Aurora stock option plan.

RELEASES

     At the effective time of the merger, all directors of PanVera and the Kauten Family, LLC, a limited liability company controlled by Ralph Kauten, will execute a release in favor of PanVera in exchange for a release from PanVera. Under these releases, each of the parties executing a release of PanVera will release PanVera from any claims up to the date of the merger, excluding claims under the merger agreement and the documents executed in connection with the merger, claims for indemnification from PanVera, and claims for any unpaid compensation or benefits or unreimbursed expenses. Terry Sivesind's release will also exclude claims for payments due under PanVera's agreement to purchase Mr. Sivesind's common stock and Mr. Sivesind's consulting arrangement with PanVera.

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

     In exchange for such releases, PanVera will release each party who executes a release from any claims of PanVera up through the effective time of the merger, excluding claims arising out of the merger agreement and the documents executed in connection with the merger. The effect of each of these releases is that except for the specifically excluded items referred to above, PanVera will be prohibited from bringing claims against the releasing parties and the releasing parties will be prohibited from bringing claims against PanVera.

     The board of directors of PanVera was aware of these interests when it approved the merger agreement and resolved to recommend the approval of the merger by the shareholders of PanVera.

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

                      OTHER MATTERS RELATED TO THE MERGER

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material U.S. federal income tax consequences of the merger that are expected to apply generally to PanVera shareholders upon an exchange of their PanVera common stock for Aurora common stock in the merger. This summary is based upon current provisions of the Internal Revenue Code, existing Treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to Aurora, PanVera or the PanVera shareholders as described in this summary. No attempt has been made to comment on all federal income tax consequences of the merger that may be relevant to particular holders, including holders:

     - who do not hold their shares as capital assets;

     - who are subject to special tax rules such as financial institutions, dealers in securities, foreign persons, mutual funds, insurance companies or tax-exempt entities;

     - who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

     - who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

     - who hold their shares as a hedge or as part of a hedging, straddle or other risk reduction strategy; or

     - whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code.

     In addition, the following discussion does not address the tax consequences of the merger under state, local or foreign tax laws. Furthermore, the following discussion does not address (i) the tax consequences of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which shares of PanVera common stock are acquired or shares of Aurora common stock are disposed of, (ii) the tax consequences to holders of options issued by PanVera which are assumed, exercised or converted, as the case may be, in connection with the merger or (iii) the tax consequences of the receipt of shares of Aurora common stock other than in exchange for shares of PanVera common stock.

ACCORDINGLY, HOLDERS OF PANVERA COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

     As a condition to the consummation of the merger, Cooley Godward LLP and Godfrey & Kahn, S.C. must render tax opinions that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The tax opinions are subject to certain assumptions and qualifications and are based in part on the truth and accuracy of certain representations of Aurora, Aurora Acquisition Corp. and PanVera. No ruling from the Internal Revenue Service has been or will be requested in connection with the merger, and PanVera shareholders should be aware that the tax opinions discussed in this section are not binding on the Internal Revenue Service, the Internal Revenue Service could adopt a contrary position, and a contrary position could be sustained by a court.

     Subject to the assumptions and limitations discussed above, it is the opinion of Cooley Godward LLP, tax counsel to Aurora, and Godfrey & Kahn, S.C., tax counsel to PanVera, that:

     - the merger will be treated for federal income tax purposes as a reorganization;

     - Aurora, Aurora Acquisition Corp. and PanVera will not recognize any gain or loss solely as a result of the merger;

     - PanVera shareholders will not recognize any gain or loss upon the receipt of Aurora common stock for their PanVera common stock, other than with respect to cash received in lieu of fractional shares of Aurora common stock;

     - the aggregate basis of the shares of Aurora common stock received by a PanVera shareholder in the merger (including any fractional share deemed received) will be the same as the aggregate basis of the shares of PanVera common stock surrendered in exchange therefor;

     - the holding period of the shares of Aurora common stock received by a PanVera shareholder in the merger will include the holding period of the shares of PanVera common stock surrendered in exchange therefor; and

     - a PanVera shareholder who receives cash in lieu of a fractional share will recognize gain or loss equal to the difference, if any, between such shareholder's basis in the fractional share and the amount of cash received. Such gain or loss will be a capital gain or loss.

     Other Consideration. Even if the merger qualifies as a reorganization, a recipient of Aurora common stock would recognize income to the extent that, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations or in consideration for anything other than the PanVera common stock surrendered. Generally, such income is taxable as ordinary income upon receipt. In addition, to the extent that a PanVera shareholder was treated as receiving, directly or indirectly, consideration other than Aurora common stock in exchange for such shareholder's PanVera common stock, gain or loss would have to be recognized.

     Backup Withholding. With respect to a cash payment received by a PanVera shareholder in lieu of a fractional share of Aurora common stock, a noncorporate PanVera shareholder may be subject to backup withholding at a rate of 31%. However, backup withholding will not apply to a shareholder who either (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the letter of transmittal, or (ii) otherwise proves to Aurora and its exchange agent that the shareholder is exempt from backup withholding.

     Reporting Requirements. Each PanVera shareholder that receives Aurora common stock in the merger will be required to file a statement with his, her or its federal income tax return setting forth his, her or its basis in the PanVera common stock surrendered and the fair market value of the Aurora common stock and cash, if any, received in the merger, and to retain permanent records of these facts relating to the merger.

     Dissenting Shareholders. A dissenting shareholder of PanVera common stock who perfects dissenters' rights will generally be treated as having received a distribution in redemption of his, her or its stock subject to the provisions and limitations of Sections 302 and 356(a)(2) of the Internal Revenue Code. While the tax consequences of such a redemption depend on a shareholder's particular circumstances, a dissenting shareholder who, after the merger, does not own (actually or constructively) any common stock of either PanVera or Aurora will generally recognize gain or loss with respect to a share of PanVera common stock equal to the difference between the amount of cash received and his, her or its basis in such share. This gain or loss should be capital gain or loss, provided such share is held as a capital asset.

     Consequences of IRS Challenge. A successful challenge by the Internal Revenue Service to the reorganization status of the merger would result in the PanVera shareholders recognizing taxable gain or loss with respect to each share of PanVera common stock surrendered equal to the difference between each shareholder's basis in such share and the fair market value, as of the effective time of the merger, of the Aurora common stock received in exchange therefor. In such event, a PanVera shareholder's aggregate basis in the Aurora common stock so received would equal its fair market value, and the holding period of such stock would begin the day after the date the merger becomes effective.

RESTRICTIONS ON RESALES OF AURORA COMMON STOCK BY AFFILIATES OF PANVERA

     The shares of Aurora common stock to be received by the PanVera shareholders in connection with the merger have been registered under the Securities Act and, except as set forth in this paragraph, may be traded freely and without restriction immediately following consummation of the merger. Shares deposited into the escrow account may be freely traded at any time following the publication of financial results covering at least 30 days of post-merger combined operations. The shares of Aurora common stock to be issued in connection with the merger and received by persons who may be deemed to be "affiliates" (as the term is defined in Rule 144 under the Securities Act) of PanVera prior to the merger may be resold by them after the publication of financial results covering at least 30 days of post-merger combined operations only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act or pursuant to existing registration rights. Affiliates of PanVera include directors of PanVera, executive officers of PanVera and holders of 10% or more the common stock of PanVera.

ACCOUNTING TREATMENT

     Aurora will account for the merger using the "pooling of interests" method of accounting. Under the "pooling of interests" method of accounting, Aurora's consolidated financial statements for prior periods will be restated to include the assets, liabilities, stockholders' equity and results of operations of PanVera as if PanVera had always been combined with Aurora. Completion of the merger is conditioned upon the receipt by Aurora of letters from the independent auditors of Aurora and PanVera regarding each such firm's concurrence with the respective company management's conclusions as to the appropriateness of pooling of interests accounting for the merger. If the Securities and Exchange Commission determines that the merger may not be treated as a pooling of interests for financial accounting purposes, Aurora may terminate the merger agreement.

DISSENTERS' RIGHTS

     Holders of PanVera common stock have the right to dissent from the proposed merger. The following is a summary of the principal steps that a shareholder of PanVera must take to exercise dissenters' rights. This summary does not purport to be complete, and all PanVera shareholders are encouraged to read Sections
180.1301 through 180.1331 of the Wisconsin Business Corporation Law (WBCL), which are attached as Appendix E. Failure to take any one of the required steps may terminate the shareholder's dissenters' rights under the WBCL. Due to the complexity of the procedures for exercising dissenters' rights, shareholders that exercise such rights should seek the advice of legal counsel. All references in Sections 180.1301 through 180.1331 of the WBCL and in this summary to a "shareholder" or "holder" are to the record holder of the shares of PanVera common stock as to which dissenters' rights are asserted.

     Under Sections 180.1301 through 180.1331 of the WBCL, dissenters' rights may be available to holders and beneficial owners of shares of PanVera common stock subject to the procedures described therein. Dissenters' rights permit a shareholder to object to the merger and demand payment of the "fair value" of his or her shares in cash in connection with the completion of the merger.

     Under the WBCL, dissenters' rights are available to shareholders of a company in a merger if (i) a Wisconsin corporation is a party to the merger,
(ii) shareholders approval of the merger is required under the WBCL or the company's articles of incorporation and (iii) either the merger is a "business combination" (as defined in sec.180.1130(3) of the WBCL) or the shares are not registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. automated quotations system on the record date for notice to the shareholders of a special meeting to vote on the merger.

     "Fair value" means the value of the shares immediately before the completion of the merger to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. The "fair value," as so determined, could be more or less than the value per share to be paid pursuant to the merger.

     Pursuant to Section 180.1321 of the WBCL, any shareholder or beneficial shareholder of shares of PanVera common stock desiring to assert dissenters' rights must do both of the following:

     - deliver to PanVera by mail or by delivery in person to the principal office of PanVera, before the vote to approve the merger agreement and the plan of merger is taken at the special meeting, written objection to the merger agreement and the merger, including the dissenting shareholder's intent to demand payment for his or her shares if the proposed merger is completed; and

     - not vote in favor of the merger agreement.

     Dissenting shareholders who fail to satisfy both of the above conditions will waive their rights under Sections 180.1301 through 180.1331 of the WBCL and will not be entitled to payment of the fair value of such shares by PanVera under such sections.

     Within ten days after the merger agreement is approved at the special meeting, PanVera will deliver a written dissenters' notice to each of its shareholders who has dissented to the merger agreement in accordance with
Section 180.1321 of the WBCL. Upon receipt of such notice:

     - each dissenting shareholder has 30 days to demand payment in writing and surrender the certificate or certificates formerly representing the shares with respect to which he or she has dissented.

     Dissenting shareholders who do not demand payment within the designated time period will waive their rights under Sections 180.1301 through 180.1331 of the WBCL, will not be entitled to payment for their shares under such sections and shall be bound by the terms of the merger agreement.

     Upon receipt of a payment demand or on the day of the completion of the merger, whichever is later, the surviving corporation in the merger, or its successors or assigns, will pay each dissenting shareholder who has demanded payment the amount that the surviving corporation estimates to be the fair value of such shares, plus accrued interest. A dissenting shareholder who does not agree with the estimation of the fair value of his or her shares or the amount of interest due, must:

     - notify the surviving corporation in the merger, or its successors or assigns, of his or her estimate within 30 days after the surviving corporation in the merger, or its successors or assigns, made or offered payment for such shares.

     If the dissenting shareholder does not assert this right during such 30-day period, the right is waived. If the dissenting shareholder and the surviving corporation in the merger, or its successors or assigns, cannot agree upon the fair value of the shares or amount of interest due, the surviving corporation in the merger, or its successors or assigns, must file a petition in any court of competent jurisdiction in the county in which its principal office is located, requesting a finding and determination of the fair value of such shares and the accrued interest thereon. If the surviving corporation in the merger, or its successors or assigns, fails to institute such a proceeding within 60 days after the dissenting shareholder notifies the surviving corporation in the merger, or its successors or assigns, of his or her disagreement, the surviving corporation in the merger, or its successors or assigns, shall pay each of the dissenters whose demand remains unsettled, the amount demanded by such shareholder.

                SUPPLEMENTAL QUARTERLY FINANCIAL DATA FOR AURORA

     The following supplemental quarterly financial data for Aurora should be read in conjunction with Aurora's supplemental consolidated financial statements and related notes and Aurora's "Management's Discussion and Analysis of Financial Conditions and Results of Operations." Effective October 4, 2000, Aurora acquired Quorum Sciences, Inc. in a transaction accounted for as a pooling of interests. Accordingly, the supplemental quarterly financial data for Aurora includes the accounts of Quorum Sciences.

                                                       QUARTER ENDED
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
                       ------------------------------------------------------------------------------
                       MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,
                         1998        1998       1998        1998       1999        1999       1999
                       ---------   --------   ---------   --------   ---------   --------   ---------
Net sales............   $ 3,648    $ 5,399     $ 9,146    $ 8,366     $ 6,573    $13,175     $10,887
Gross profit.........   $  (306)   $   375     $ 2,037    $   637     $   618    $ 5,907     $ 4,277
Net income (loss)....   $(3,655)   $(6,562)    $(3,501)   $(4,989)    $(4,431)   $  (404)    $(1,903)
Diluted income (loss)
  per share..........   $ (0.23)   $ (0.40)    $ (0.21)   $ (0.30)    $ (0.26)   $ (0.02)    $ (0.11)

                                      QUARTER ENDED
                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
                       -------------------------------------------
                       DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,
                         1999       2000        2000       2000
                       --------   ---------   --------   ---------
Net sales............  $19,886     $12,806    $17,681     $16,800
Gross profit.........  $11,778     $ 4,966    $ 8,459     $ 7,919
Net income (loss)....  $ 6,529     $   (39)   $ 4,218     $ 1,094
Diluted income (loss)
  per share..........  $ $0.34     $  0.00    $  0.19     $  0.05

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     Aurora anticipates acquiring all of the outstanding shares of PanVera common stock in exchange for approximately 1,639,742 shares of Aurora common stock, with cash paid in lieu of issuing fractional shares of Aurora common stock. Each share of PanVera common stock will be exchanged for approximately
1.34 shares of Aurora common stock (assuming an exchange ratio of 1.3422). In addition, outstanding PanVera stock options will be converted at the same exchange ratio into options to purchase approximately 260,258 shares of Aurora common stock.

     The following unaudited pro forma condensed combined financial information gives effect to the merger of Aurora and PanVera using the "pooling of interests" method of accounting for business combinations; accordingly, all of the assets and liabilities of PanVera will be carried forward at their historical cost basis, and the operating results of PanVera will be combined with those of Aurora for all periods presented. Effective October 4, 2000, Aurora acquired Quorum Sciences, Inc. in a transaction accounted for as a "pooling of interests." Accordingly, the financial statements of Aurora include the accounts of Quorum Sciences.

     The unaudited pro forma condensed combined balance sheet is based on the individual balance sheets of Aurora as of September 30, 2000 and PanVera as of June 30, 2000 and has been prepared to reflect the acquisition by Aurora of PanVera as if the acquisition had occurred as of September 30, 2000. The unaudited pro forma condensed combined statements of operations are provided for the nine-month periods ended September 30, 2000 and 1999 and the fiscal years ended December 31, 1999, 1998 and 1997, giving effect to the merger as though it had occurred at the beginning of the earliest period presented. For purposes of the pro forma operating data, Aurora's financial statements for the three years ended December 31, 1999 and for the nine months ended September 30, 2000 and 1999 have been combined with PanVera's financial statements for the three years ended September 30, 1999 and the nine months ended June 30, 2000 and 1999, respectively.

     The pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have been achieved if the acquisitions had been completed as of the beginning of the periods presented, nor are they necessarily indicative of the future financial position or operating results of Aurora. The pro forma condensed combined financial information does not give effect to any cost savings or restructuring and integration costs that may result from the integration of the operations of Aurora and PanVera. The costs related to restructuring and integration have not yet been determined, and Aurora expects to charge these costs to operations during the quarter incurred.

     The unaudited pro forma condensed combined financial information should be read in conjunction with the audited and unaudited financial statements and accompanying notes of Aurora and PanVera included elsewhere in this prospectus/proxy statement.

                         AURORA BIOSCIENCES CORPORATION

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 2000
                                  (UNAUDITED)

                                                                       PRO FORMA      PRO FORMA
                                          AURORA       PANVERA(A)     ADJUSTMENTS      COMBINED
                                       ------------    -----------    -----------    ------------
ASSETS
Current assets:
  Cash and cash equivalents..........  $ 25,297,081    $ 1,099,730        $--        $ 26,396,811
  Investment securities,
     available-for-sale..............    81,424,322        200,000         --          81,624,322
  Accounts receivable................    14,526,851      1,231,658         --          15,758,509
  Prepaid expenses and other current
     assets..........................     5,685,160      1,522,937         --           7,208,097
                                       ------------    -----------        ---        ------------
     Total current assets............   126,933,414      4,054,325         --         130,987,739
Equipment, furniture and leaseholds,
  net................................    12,255,187        853,772         --          13,108,959
Other assets.........................    12,206,087      6,330,164(B)      --          18,536,251
                                       ------------    -----------        ---        ------------
                                       $151,394,688    $11,238,261        $--        $162,632,949
                                       ============    ===========        ===        ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
     compensation....................  $  9,896,002    $ 1,017,481        $--        $ 10,913,483
  Unearned revenue...................     7,305,071             --         --           7,305,071
  Other current liabilities..........     4,531,833        690,585         --           5,222,418
                                       ------------    -----------        ---        ------------
     Total current liabilities.......    21,732,906      1,708,066         --          23,440,972
Noncurrent liabilities...............     3,948,681      6,740,976         --          10,689,657
Stockholders' equity.................   125,713,101      2,789,219         --         128,502,320
                                       ------------    -----------        ---        ------------
                                       $151,394,688    $11,238,261        $--        $162,632,949
                                       ============    ===========        ===        ============

-------------------------

(A) PanVera balance sheet data at June 30, 2000.

(B) Includes funds restricted by an industrial revenue bond in the amount of $5.6 million.

                         AURORA BIOSCIENCES CORPORATION

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2000
                                  (UNAUDITED)

                                                                         PRO FORMA      PRO FORMA
                                            AURORA       PANVERA(A)     ADJUSTMENTS     COMBINED
                                          -----------    -----------    -----------    -----------
Revenue.................................  $47,287,136    $8,265,332         $--        $55,552,468
Operating expenses:
  Cost of revenue.......................   25,943,255     3,909,338          --         29,852,593
  Research and development..............   10,415,533     1,277,284          --         11,692,817
  Selling, general and administrative...   11,114,537     2,402,894          --         13,517,431
                                          -----------    ----------         ---        -----------
     Total operating expenses...........   47,473,325     7,589,516          --         55,062,841
Income (loss) from operations...........     (186,189)      675,816          --            489,627
Interest and other income...............    6,481,253       309,967          --          6,791,220
Interest expense........................     (513,145)     (313,138)         --           (826,283)
                                          -----------    ----------         ---        -----------
Income before taxes.....................    5,781,919       672,645          --          6,454,564
Income taxes............................     (510,000)     (154,036)         --           (664,036)
                                          -----------    ----------         ---        -----------
Net income..............................  $ 5,271,919    $  518,609         $--        $ 5,790,528
                                          ===========    ==========         ===        ===========
Basic net income per share..............  $      0.27                                  $      0.27
                                          ===========                                  ===========
Diluted net income per share............  $      0.24                                  $      0.24
                                          ===========                                  ===========
Shares used in computing:
  Basic net income per share............   19,677,453                                   21,314,066
                                          ===========                                  ===========
  Diluted net income per share..........   22,111,362                                   23,993,522
                                          ===========                                  ===========

-------------------------
(A) PanVera results of operations are for the nine months ended June 30, 2000.

                         AURORA BIOSCIENCES CORPORATION

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                                  (UNAUDITED)

                                                                        PRO FORMA      PRO FORMA
                                            AURORA       PANVERA(A)    ADJUSTMENTS     COMBINED
                                          -----------    ----------    -----------    -----------
Revenue.................................  $30,635,309    $5,222,744        $--        $35,858,053
Operating expenses:
  Cost of revenue.......................   19,833,013     2,500,149         --         22,333,162
  Research and development..............    9,299,209       918,277         --         10,217,486
  Selling, general and administrative...    8,846,056     2,085,577         --         10,931,633
                                          -----------    ----------        ---        -----------
     Total operating expenses...........   37,978,278     5,504,003         --         43,482,281
Loss from operations....................   (7,342,969)     (281,259)        --         (7,624,228)
Interest income.........................    1,124,484       237,840         --          1,362,324
Interest expense........................     (519,549)     (273,585)        --           (793,134)
                                          -----------    ----------        ---        -----------
Loss before taxes.......................   (6,738,034)     (317,004)        --         (7,055,038)
Income taxes............................           --            --         --                 --
                                          -----------    ----------        ---        -----------
Net loss................................  $(6,738,034)   $ (317,004)       $--        $(7,055,038)
                                          ===========    ==========        ===        ===========
Basic net loss per share................  $     (0.40)                                $     (0.38)
                                          ===========                                 ===========
Diluted net loss per share..............  $     (0.40)                                $     (0.38)
                                          ===========                                 ===========
Shares used in computing:
  Basic net loss per share..............   16,931,751                                  18,566,881
                                          ===========                                 ===========
  Diluted net loss per share............   16,931,751                                  18,566,881
                                          ===========                                 ===========

-------------------------
(A) PanVera results of operations are for the nine months ended June 30, 1999.

                         AURORA BIOSCIENCES CORPORATION

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                                  (UNAUDITED)

                                                                        PRO FORMA      PRO FORMA
                                            AURORA       PANVERA(A)    ADJUSTMENTS     COMBINED
                                          -----------    ----------    -----------    -----------
Revenue.................................  $50,521,461    $7,805,610        $--        $58,327,071
Operating expenses:
  Cost of revenue.......................   27,941,512     3,714,964         --         31,656,476
  Research and development..............   11,593,538     1,255,506         --         12,849,044
  Selling, general and administrative...   11,932,950     2,853,766         --         14,786,716
                                          -----------    ----------        ---        -----------
     Total operating expenses...........   51,468,000     7,824,236         --         59,292,236
Loss from operations....................     (946,539)      (18,626)        --           (965,165)
Interest income.........................    1,545,091       320,851         --          1,865,942
Interest expense........................     (690,869)     (359,142)        --         (1,050,011)
                                          -----------    ----------        ---        -----------
Income loss before taxes................      (92,317)      (56,917)        --           (149,234)
Income tax (provision)/benefit..........     (117,000)       78,065         --            (38,935)
                                          -----------    ----------        ---        -----------
Net income (loss).......................  $  (209,317)   $   21,148        $--        $  (188,169)
                                          ===========    ==========        ===        ===========
Basic net loss per share................  $     (0.01)                                $     (0.01)
                                          ===========                                 ===========
Diluted net loss per share..............  $     (0.01)                                $     (0.01)
                                          ===========                                 ===========
Shares used in computing:
  Basic net loss per share..............   17,019,195                                  18,654,325
                                          ===========                                 ===========
  Diluted net loss per share............   17,019,195                                  18,654,325
                                          ===========                                 ===========

-------------------------
(A) PanVera results of operations are for the fiscal year ended September 30, 1999.

                         AURORA BIOSCIENCES CORPORATION

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)

                                                                           PRO FORMA      PRO FORMA
                                            AURORA          PANVERA(A)    ADJUSTMENTS      COMBINED
                                      ------------------    ----------    -----------    ------------
Revenue.............................     $ 26,557,888       $6,952,916        $--        $ 33,510,804
Operating expenses:
  Cost of revenue...................       23,814,409        3,295,440         --          27,109,849
  Research and development..........       17,145,787        1,058,176         --          18,203,963
  Selling, general and
     administrative.................        6,103,808        1,996,151         --           8,099,959
                                         ------------       ----------        ---        ------------
     Total operating expenses.......       47,064,004        6,349,767         --          53,413,771
Income (loss) from operations.......      (20,506,116)         603,149         --         (19,902,967)
Interest income.....................        2,444,836           65,113         --           2,509,949
Interest expense....................         (645,395)         (94,649)        --            (740,044)
                                         ------------       ----------        ---        ------------
Income (loss) before taxes..........      (18,706,675)         573,613         --         (18,133,062)
Income tax benefit..................               --          212,118         --             212,118
                                         ------------       ----------        ---        ------------
Net income (loss)...................     $(18,706,675)      $  785,731        $--        $(17,920,944)
                                         ============       ==========        ===        ============
Basic net loss per share............     $      (1.15)                                   $      (1.00)
                                         ============                                    ============
Diluted net (loss) per share........     $      (1.15)                                   $      (1.00)
                                         ============                                    ============
Shares used in computing:
  Basic net loss per share..........       16,336,287                                      17,971,258
                                         ============                                    ============
  Diluted net loss per share........       16,336,287                                      17,971,258
                                         ============                                    ============

-------------------------
(A) PanVera results of operations are for the fiscal year ended September 30, 1998.

                         AURORA BIOSCIENCES CORPORATION

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                                                             PRO FORMA      PRO FORMA
                                             AURORA          PANVERA(A)     ADJUSTMENTS     COMBINED
                                       ------------------    -----------    -----------    -----------
Revenue..............................     $14,907,749        $4,880,048         $--        $19,787,797
Operating expenses:
  Cost of revenue....................       6,982,875         2,808,828          --          9,791,703
  Research and development...........       5,405,731           762,137          --          6,167,868
  Selling, general and
     administrative..................       3,679,317         1,133,127          --          4,812,444
                                          -----------        ----------         ---        -----------
     Total operating expenses........      16,067,923         4,704,092          --         20,772,015
Income (loss) from operations........      (1,160,174)          175,956          --           (984,218)
Interest income......................       1,793,691            79,303          --          1,872,994
Interest expense.....................        (346,183)          (33,533)         --           (379,716)
                                          -----------        ----------         ---        -----------
Income before taxes..................         287,334           221,726          --            509,060
Income taxes.........................         (20,000)               --          --            (20,000)
                                          -----------        ----------         ---        -----------
Net income...........................     $   267,334        $  221,726         $--        $   489,060
                                          ===========        ==========         ===        ===========
Basic net income per share...........     $      0.03                                      $      0.05
                                          ===========                                      ===========
Diluted net income per share.........     $      0.02                                      $      0.03
                                          ===========                                      ===========
Shares used in computing:
  Basic net income per share.........       8,970,183                                       10,805,133
                                          ===========                                      ===========
  Diluted net income per share.......      15,422,755                                       17,436,501
                                          ===========                                      ===========

-------------------------
(A) PanVera results of operations are for the fiscal year ended September 30, 1997.

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

                               AURORA'S BUSINESS

OVERVIEW

     We develop and commercialize technologies, products and services to accelerate the discovery of new medicines. Our core technologies include a broad portfolio of proprietary fluorescence assays and screening platforms designed to provide an integrated solution for drug discovery. Our fluorescence assay technologies include our GeneBLAzer(TM), GenomeScreen(TM), Vivid(TM) and Phosphorylight(TM) technologies, as well as a broad collection of fluorescent proteins. Our screening platforms include our ultra-high throughput screening system, the UHTSS(R) Platform, and our automated master compound store, the AMCS(TM) Platform, as well as our ion channel screening platform, which includes our proprietary voltage sensor probes and voltage ion probe reader, the VIPR(TM) subsystem. We also provide assay development and screening services as part of our drug discovery collaborations.

     We believe that we are a leading provider of proprietary drug discovery solutions for all major classes of gene targets, including receptors, ion channels and enzymes. To capture more value from our technologies and drug discovery capabilities, we are currently launching our Big Biology(TM) initiative, an internal drug discovery program designed to rapidly identify promising drug candidates within all major classes of gene targets. Our technologies and drug discovery capabilities have been commercially validated by over 20 major life sciences companies and research organizations, including:

    - Allergan                                   - Genentech
    - American Home Products                     - The Hereditary Disease Foundation
    - Bristol-Myers Squibb                       - Johnson & Johnson
    - The Cystic Fibrosis Foundation             - Merck & Co.
    - Families of SMA                            - NV Organon Laboratories
    - F.Hoffmann-La Roche                        - Pfizer
    - GlaxoSmithKline                            - Pharmacia & Upjohn

INDUSTRY BACKGROUND

     The process of discovering and developing new medicines can be time-consuming, expensive and inefficient. It is estimated to take on average as many as 15 years and $500 million or more using conventional drug discovery methods to bring a new drug to market. Failure rates remain high, with only 1 in 10 drug candidates actually marketed as a new drug. Pharmaceutical companies recognize that in order to support their future growth, they must bring more drugs to market faster and at a lower cost. In addition, we believe the demand for new products will be increased further by the expiration in coming years of patents on numerous significant revenue-generating drugs. Many pharmaceutical companies are hoping that technological advances in the field of genomics will improve current drug development methods.

     DNA, GENES, PROTEINS AND GENOMICS. To understand genomics, the study of human genes, it is useful to understand how genes play a role in human development. The human genome is organized into 46 chromosomes, or two sets of 23 chromosomes, one set inherited from each parent. Each chromosome is one continuous stranded molecule of deoxyribonucleic acid, or DNA. The DNA contributed by one parent is organized into between 30,000 and 100,000 distinct genes. Genes are segments of DNA located throughout the chromosomes. Genes comprise approximately 5% of the DNA in a human cell. Some additional amount is used to regulate DNA function. More than 90% of the DNA has no known function.

     Each DNA molecule contains two complementary strands comprised of four different types of nucleotide bases, commonly referred to as G, C, A and T. The order of these letters is called a DNA sequence. The entire DNA content of an organism is referred to as its genome.

     All cells contain that organism's entire genome, but each cell type expresses only those genes necessary for its specific function. When a gene is expressed, a copy of its DNA sequence, called messenger RNA, is used as a template to direct the synthesis of a protein. Proteins are composed of

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

20 different constituents called amino acids. Certain fragments of DNA direct the position and identity of amino acids in a protein.

     Basic cellular function is largely the outcome of the actions of proteins. This process generally involves interactions between proteins, as well as other molecules, within a cell. Proteins have various roles in the cell, such as structural building blocks, enzymes that catalyze reactions, and receptors that sense the environment. A small number of proteins also act as functionally interconnected networks for the transmission of signals in and between cells. For a person to be healthy, specific proteins must be produced at the right time in the appropriate amounts in specific cells. DNA variations can change the properties of a protein, or where, when or how much of a protein is produced.

     Recent advances in genomics have led to the sequencing of the entire human genome. Knowledge of such sequences has in turn led to the identification of large numbers of genes encoding potential drug targets. Drug targets are biological molecules, such as enzymes, receptors, ion channels, other proteins and nucleic acids, which may play a role in the onset or progression of a disease. The proliferation of potential new drug targets represents a unique historical opportunity for drug discovery.

     DRUG DEVELOPMENT PROCESS. To capitalize on the vast amounts of information on the human genome now available, the pharmaceutical industry is seeking solutions to bottlenecks at each of the following steps in the drug discovery process.

     Target Identification and Validation. Identifying the genes that comprise the human genome is only the first of many steps required to develop a new drug candidate. Once the gene is identified, the next challenge is to determine the function of that gene within a cell, often referred to as target identification. A gene's function refers to its role in a cell based on its assignment to, or relationship with, a particular signaling network and the predicted consequence of modulating its activity. Gene function cannot be inferred directly from its DNA sequence, nor can it be derived from attributes, such as sequence variation, similarities to other genes of known function or expression of encoded proteins. Many recently discovered genes are of unknown function. These genes are often referred to as "orphan" genes. Once a target has been identified, the next step is to validate that target. Target validation typically involves determining which gene, or protein encoded by the gene, is a relevant target for a drug. More specifically, a target is regarded as validated if a causal link is established between an intracellular protein target and a cellular response important in a disease process. Target validation has become a critical bottleneck in drug discovery because of the abundance of potential targets stemming from genomics efforts and the lack of definitive methods for linking genes with disease states.

     Assay Development. Once a gene of interest has been selected as a drug target, a test must be developed to identify compounds that might affect the target's function and therefore lead to a drug. This test is called an assay. Ideally, the assay will be compatible with high throughput screening and model the activity of the target in its natural, functional state. Because it is currently impractical to conduct screens in the human body, living cells are often used as hosts for the targets. This is often referred to as a cell-based assay. However, the development of cell-based assays is difficult and time-consuming and is therefore a rate-limiting step in the drug discovery process. Consequently, many companies rely on alternative assay formats, such as biochemical assays, which do not involve the use of living cells, but as a result often do not provide the same degree of functional information as cell-based assays. Typically, assay development for a gene target, whether cell-based or biochemical, takes between three and six months. Many validated targets and orphan targets are so difficult to configure into assays that they are never considered for drug discovery.

     Screening. This step involves using assays to test thousands of chemical compounds for either binding or functional activity on a drug target. A compound with binding or functional activity against a target is often referred to as a hit. Advances in assay miniaturization, microfluidics and automation now enable scientists to screen tens of thousands of compounds per day against one or more targets, which is commonly referred to as high throughput screening. Screening over 100,000 compounds per day represents the current best practice and is often referred to as ultra high throughput screening. As compound libraries continue to grow, we believe ultra high throughput screening will become an operational necessity to
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maintain a competitive advantage. Managing and screening large chemical libraries can be expensive, labor-intensive and time-consuming. In addition, large-scale screening can utilize large amounts of scarce and expensive compounds. We believe that very few companies possess the infrastructure to conduct ultra high throughput screening and manage compound libraries efficiently.

     Lead Optimization and Validation. Lead optimization involves repeated chemical modification of the hits obtained from primary screening for the purpose of developing compounds with desired properties and activities. Additional assays are developed and used in secondary screens to select compounds with the greatest likelihood of becoming drugs, based on expected efficacy and selectivity, low toxicity and optimal pharmacological properties. These modified, or optimized, hits are often referred to as lead compounds. Lead validation involves testing lead compounds in animal models to determine whether they have the desired affect against the disease of interest. Using the current best practice, the vast majority, approximately 90%, of lead compounds fail to become drugs. New technologies are needed to reduce the attrition rate of compounds as they move through the drug development process.

AURORA'S SOLUTIONS AND ADVANTAGES

     Since our founding, we have focused on the development and commercialization of technologies, products and services that provide solutions to bottlenecks in the drug discovery process. These solutions involve the integration of innovative fluorescence assay technologies, instrumentation and automation. We believe that our drug discovery systems and technologies provide an effective bridge between the sequenced human genome and the chemistry needed to develop the next generation of medicines.

     Target Identification and Validation. Several of our proprietary technologies are used to identify and validate gene targets. Our GenomeScreen technology enables scientists to rapidly identify genes regulated by a stimulus of interest. We have identified many novel genes using this method. Fluorescent proteins are used widely by functional genomics companies to identify potential therapeutic targets. Several companies involved in target identification and validation have licensed our patented fluorescent proteins for this purpose.

     Assay Development. We have developed proprietary technologies, such as GeneBLAzer, Phosphorylight, fluorescent proteins and our ion channel screening platform, to facilitate the rapid development of assays for all major therapeutic target classes, including receptors, ion channels and enzymes. We also develop miniaturized cell-based assays, which we believe provide a more representative measurement of target function than purely biochemical assays. Our cell-based assays miniaturize functional human biology and enable us to generate tens to hundreds of millions of data points each year. In addition, our cell-based assays enable us to screen selected targets that could not otherwise be screened using conventional biochemical approaches. We believe the combination of our proprietary fluorescence assay technologies and our expertise in developing miniaturized cell-based assays enable us to develop assays in a fraction of the time normally required for this activity. In our discovery services business, we have developed assays for over 100 drug targets for our customers, many of which were brought to us because our customers considered the targets intractable.

     Screening. Our UHTSS Platform enables our scientists to screen over 100,000 compounds per day in either cell-based or biochemical formats, which utilize assay volumes approaching one millionth of a liter, thereby enabling us to perform more assays with the same amount of material compared to traditional screening techniques. We have a library of over 500,000 compounds available for screening. We completed our own UHTSS Platform and delivered the final module of the UHTSS Platform to Bristol-Myers Squibb in late 2000. We are currently in the process of delivering the final module of the UHTSS Platform to the other members of our UHTSS consortium and our AMCS Platform, which facilitates the storage and management of large compound libraries, to Warner Lambert and Pfizer. In addition, our ion channel screening platform, which includes our proprietary voltage sensor probes and VIPR subsystem, facilitates the rapid development of assays and the high throughput screening of ion channel targets.

     Lead Optimization and Validation. We are currently developing a library of high throughput profiling assays, including our Vivid fluorogenic substrates, to assess individual compounds or entire libraries of
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compounds for metabolism, safety and other drug-like properties. We believe these assays will reduce the cost of drug development by identifying compounds with inappropriate properties earlier in the drug discovery process.

     The Integrated Solution: Big Biology. To capture more value from our technologies and drug discovery capabilities, we are currently launching our Big Biology initiative. We believe our miniaturized assay formats, ultra high throughput screening system and integrated approach to assay development, screening and compound management significantly reduce the time and expense required to identify suitable drug targets and generate drug candidates. We intend to use our fluorescence assay technologies, along with our UHTSS Platform, to rapidly validate targets with high throughput chemical methods, rather than using low throughput or less definitive techniques. We expect this approach to identify multiple hit compounds for lead optimization and to generate better information about potential drug targets earlier in the drug discovery process. We believe our innovative approach to drug discovery will generate a larger number of high quality drug candidates than was previously possible for a company of our size.

OUR STRATEGY

     Our goal is to be the leading provider of drug discovery solutions and high-quality drug candidates to the pharmaceutical industry. The key elements of our strategy are to:

     - Launch Big Biology Initiative. As part of our Big Biology initiative, we intend to leverage our assay development and automated screening capabilities to rapidly generate large numbers of high quality lead compounds and drug candidates across all major drug target classes, such as ion channels, receptors and enzymes. We intend to commercialize this program by licensing access to information and lead compounds and by entering into drug discovery collaborations with companies that develop and commercialize new medicines.

     - Expand Customer Base for Proprietary Technologies and Platforms. We intend to generate additional revenue by licensing our proprietary technologies and screening platforms, including intellectual property we develop as part of our Big Biology initiative. We will continue to aggressively license our technologies in new fields, such as agriculture, diagnostic, industrial and environmental applications.

     - Establish Additional Drug Discovery Collaborations. We intend to establish additional drug discovery collaborations and expand our existing collaborations. Our goal is to offer gene-to-lead drug discovery programs in a broad range of different therapeutic areas.

     - Enhance Our Existing Drug Discovery Capabilities. We intend to enhance our current drug discovery capabilities through acquisitions, licensing and/or strategic alliances in the areas of chemistry, informatics, in vitro ADME/Tox (absorption, digestion, metabolism, excretion and toxicology), and in vitro and in vivo pharmacology, including animal models of drug efficacy. We may also acquire expertise in specific disease or therapeutic areas.

     - Support and Enhance Our Screening Platforms. We intend to seek additional partners for our ion channel screening platform and as many as two additional collaborative partners for our UHTSS Platform. We will continue to upgrade, enhance and offer additional services based on our screening platforms. We believe we will be able to leverage our base of collaborators by providing new products and services as we expand and develop enhancements to our screening platforms.

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TECHNOLOGIES, PRODUCTS AND SERVICES

     We have developed and commercialized a broad range of technologies and products to facilitate drug discovery. Our technologies and products assist scientists by improving their ability to rapidly identify targets, develop assays and screen compounds to be used as potential new medicines:

     TARGET IDENTIFICATION AND ASSAY DEVELOPMENT

     - GenomeScreen Technology. We use our patented GenomeScreen technology to identify and validate targets by scanning the genome of living human cells and identifying those genes activated or repressed in disease states. GenomeScreen also facilitates the rapid development of cell-based assays for endogenously expressed targets, without having to utilize cloned cDNAs for those targets. We have used this technology to generate hundreds of cell-based assays. In addition, we have used GenomeScreen to assist us in mapping gene activation and cell signaling pathways and characterizing poorly understood cellular processes.

     - GeneBLAzer Technology. Our patented GeneBLAzer technology enables scientists to rapidly develop cell-based assays with fluorescence-activated cell sorting (FACS). GeneBLAzer is readily adapted to a broad range of target classes, including G protein-coupled receptors (GPCRs), chemokine receptors, transcription factors and intracellular cis-acting proteases. Using GeneBLAzer, we have developed over 80 assays relating to various therapeutic areas, including inflammation, oncology, metabolic, infectious and central nervous system diseases, for our collaborators and ourselves.

     - Fluorescent Proteins. Fluorescent proteins are widely used as research tools, with over 2,300 related publications to date. Drug discovery-related applications of our patented fluorescent proteins include various methods of functional genomics, high throughput screening assays and gene profiling to assess the potential toxicity of compounds. Our issued patents on fluorescent proteins, which include over 400 claims, are directed toward nucleic acids encoding fluorescent proteins, the fluorescent proteins themselves, various fusion proteins and methods of use.

     - Universal G-Proteins. Scientists can use our patented universal G-proteins to measure the activity of different kinds of receptors in living human cells and to identify the function of receptors without previously known function.

     - Vivid Fluorogenic Substrates. Our patented Vivid fluorogenic substrates are useful for the rapid assessment of individual compounds and compound libraries to determine whether they may have potentially unfavorable interactions with key metabolic enzymes known as cytochrome P450 isozymes. Currently, these unwanted characteristics are identified later in the drug development process, after significant investment has been made in chemistry and pharmacology research.

     - Phosphorylight Technology. Our Phosphorylight technology facilitates the development of assays to measure the activity of enzymes controlling cellular activity. These enzymes are significant therapeutic targets for a wide range of diseases, including cancer, inflammation, nervous system conditions and metabolic diseases.

     ULTRA HIGH THROUGHPUT SCREENING

     - UHTSS Platform. Our patented UHTSS Platform is designed to screen over 100,000 compounds per day. The UHTSS Platform combines compound management, plate replication, assay preparation, hit identification, selection and re-tests of the hits, fluorescence detection and data analysis into one fully-integrated and automated system. The ultra-high throughput capability is achieved through the use of our NanoWell(R) Assay Plate, which contains 3,456 wells in a standard microplate footprint. The NanoWell Assay Plate is specifically designed to fit the automation of the UHTSS Platform and is engineered to minimize fluorescence background and evaporation. The combination of assay miniaturization, microfluidics, fluorescence detection and automation enables

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       scientists to perform assays with a ten-fold increase in efficiency over conventional high-throughput screening methods and a commensurate reduction in cost.

     - Automated Master Compound Store. Our patented AMCS Platform is a modular compound storage system designed for long-term storage of chemical samples under environmental control. The AMCS Platform provides global compound inventory monitoring systems to track compound location, utilization, expiration and availability. Other features of the AMCS Platform include a semi-automated weighing subsystem to handle compounds in solid or powder form, automated subsystems for handling liquid samples, as well as an automated storage and retrieval system.

     ION CHANNEL ASSAY DEVELOPMENT AND HIGH THROUGHPUT SCREENING. Our patented ion channel technology platform, which includes our proprietary voltage sensor probes and voltage ion probe reader, the VIPR subsystem, was first released in 1997. This platform facilitates the rapid generation of screening assays and the high throughput screening of ion channel targets by optically measuring changes in membrane potential in live cells in an automated, microtiter plate format. In late 2000, we began marketing our second-generation voltage ion probe reader, the VIPR II subsystem, which has increased functionality and higher screening capacity. The VIPR II subsystem is capable of screening in 96-well and 384-well microplate formats, with a significant increase in throughput over the original VIPR subsystem. Because our ion channel technology platform focuses on changes in membrane potential, it is a universal platform that is independent of the particular ion being transported by the target channel. It is applicable to the majority of ion channel families, including voltage-gated and ligand-gated potassium, sodium, calcium and chloride channels, as well as other types of channels. Using this patented functional assay and screening technology, we have developed over 35 assays relating to therapeutic areas, including cardiovascular, metabolic and nervous system diseases, for our collaborators and ourselves.

     ASSAY DEVELOPMENT AND SCREENING SERVICES. We also provide assay development and screening services as part of our drug discovery collaborations. Our performance of these services provides us with valuable experience working with difficult drug targets, which we can then apply to our own internal Big Biology initiative. These projects provide us an additional source of revenue and differentiate us from our competitors who may not possess similar capabilities or who may not be willing to provide similar services.

CURRENT ALLIANCES AND OTHER AGREEMENTS

     DRUG DISCOVERY COLLABORATIONS. Using the technologies and products described above, our library of over 500,000 compounds, and our scientific expertise, we are currently engaged in drug discovery collaborations with several partners, including Allergan, The Cystic Fibrosis Foundation, Families of Spinal Muscular Atrophy, The Hereditary Disease Foundation and Merck.

     - Allergan. In January 2001, we entered into a one-year Collaborative Research and License Agreement with Allergan focused on ion channel drug discovery for ophthalmic indications. Under the collaboration, we will develop primary and secondary functional cell-based assays using our proprietary voltage sensor probes and VIPR technology to pursue a novel ion channel target identified by Allergan. We will screen this target using the assays developed under the collaboration against a diverse subset of our compound library, as well as a similarly sized library provided by Allergan. Following primary screening, we will prioritize hits through secondary screens and assays to evaluate their specificity and mechanisms of action. We will then provide the screening and profiling data to Allergan for further optimization of the hits. This agreement includes an up-front payment to Aurora and additional payments upon achievement of certain performance milestones. We will receive milestone payments and royalties on products based on lead compounds identified using screens generated through the collaboration.

     - The Cystic Fibrosis Foundation. In May 2000, we entered into a five-year Collaborative Research and License Agreement with The Cystic Fibrosis Foundation to identify drug candidates for the treatment of cystic fibrosis. We believe that this collaboration represents the largest contract ever awarded by a voluntary health organization for drug discovery. Under the terms of our agreement, we will employ our assay development and screening expertise, chemical library, secondary
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       screening and lead optimization capabilities and genomic technologies in this therapeutic discovery program. The collaboration includes the development of assays for and screening of the cystic fibrosis transmembrane conductance regulator, a protein that is defective in cystic fibrosis patients, among other molecular targets. The Cystic Fibrosis Foundation will fund this initiative through technology access fees for non-exclusive access to our assay, screening and chemistry technologies and fees for ongoing scientific support. In addition, we may receive performance and clinical milestone payments. We have also agreed to an arrangement that includes co-commercialization of promising candidate drugs resulting from the program in the cystic fibrosis and pulmonary fields, with revenue sharing on any products that arise out of the collaboration.

     - Families of Spinal Muscular Atrophy. In March 2000, we entered into an 18-month Collaborative Research and License Agreement with The Families of Spinal Muscular Atrophy to identify novel drug candidates for the treatment of spinal muscular atrophy. The Families of Spinal Muscular Atrophy is a not-for-profit organization that sponsors research on spinal muscular atrophy and provides support to families affected by this disease. Under this collaboration, we will develop cell-based screening assays mimicking a functional defect in cells in spinal muscular atrophy patients, and will conduct high-throughput drug screening using our instrumentation and library of compounds. We will then conduct follow-up work on the hit compounds identified using these screens to establish their potency, and collaborate with academic researchers to test any drug candidates for efficacy in animal models. We receive ongoing research funding and may receive milestone payments and royalties on products resulting from the collaboration.

     - The Hereditary Disease Foundation. In September 2000, we entered into a two-year Collaborative Research and License Agreement with The Hereditary Disease Foundation, a non-profit organization dedicated to the treatment of genetic disease, to identify novel drug candidates for the treatment of Huntington's disease. Under the collaboration, we will employ our proprietary fluorescent proteins and GeneBLAzer technologies to develop cell-based and biochemical screening assays, conduct ultra-high throughput drug screening using our proprietary instrumentation and compound library, pharmacologically profile any hits derived from these screens, and collaborate with academic researchers to test for efficacy of any potential drug candidates in animal models. We receive ongoing research funding and may receive milestone payments and royalties on products resulting from the collaboration.

     - Merck. In November 1999, we entered into two one-year collaborations with Merck in the area of genomics. Under both collaborations, we are utilizing our GenomeScreen technology to investigate cell processes and gene function related to selected Merck therapeutic programs. We granted a license to Merck to use the data and materials resulting from the program for basic research and drug discovery. We received up-front payments from Merck for each collaboration, with the potential for additional research funding, as well as additional revenues in the event Merck commercializes compounds identified as a result of the collaboration. In April 2000, we amended the original collaborative agreement to provide additional services to Merck on G-protein coupled receptors. Aurora may receive performance milestone payments and royalties on compounds identified under the collaboration.

       Separately, in September 2000, we entered into a third collaboration with Merck. Under this collaboration, we will work with Merck to identify novel chemicals that modulate a particular ion channel target. Merck will provide us with a specific ion channel target and a selected library of Merck compounds. We will develop an assay and then screen the compounds provided by Merck to identify hits. We will receive research payments, milestones and royalties on marketed products based on compounds identified by screens generated through the collaboration.

     UHTSS AND AMCS COLLABORATIONS. We currently have UHTSS development agreements with Bristol-Myers Squibb, Merck, Warner Lambert (now part of Pfizer) and Pfizer, and AMCS development agreements with Warner Lambert and Pfizer. In general, our UHTSS agreements provide that we will deliver and install three separate modules of the UHTSS Platform and provide service and support of the

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system for a period following acceptance. In return, our UHTSS collaborators are obligated to pay us non-refundable access fees, installation payments and ongoing research and co-development funding. Some of our UHTSS agreements restrict our UHTSS consortium to six members for a limited period of time. Frequently, our UHTSS and AMCS collaborators also access other of our technologies. Provided below are highlights of our arrangements with our UHTSS and AMCS collaborators.

     - Bristol-Myers Squibb. In November 1996, we entered into a Collaborative Research and License Agreement with Bristol-Myers Squibb for the development and installation of a UHTSS Platform. The collaboration includes co-development of high throughput screening assays for use by Bristol-Myers Squibb in exchange for specified fees. Bristol-Myers Squibb licensed the right to use our fluorescence assay technologies for internal research and drug development, including the development of assays. Bristol-Myers Squibb will make development milestone and royalty payments to us for compounds that it develops and commercializes which are identified using a screen developed by Aurora under the collaboration. In December 2000, we delivered the third and final module of the UHTSS Platform to Bristol-Myers Squibb, thereby completing delivery of the first fully validated system to one of our partners.

     - Merck. In December 1997, we entered into a Collaborative Research and License Agreement with Merck for the development and installation of a UHTSS Platform. The collaboration includes co-development of high throughput screening assays for use by Merck in exchange for specified fees. Merck also licensed the right to use our fluorescence assay technologies for internal research and drug development, including the development of assays. We amended the Collaborative Research and License Agreement with Merck in April 2000. Pursuant to the terms of this amendment, we agreed to develop additional instrumentation and software enhancements to the UHTSS Platform to expand its functionality.

     - Pfizer. In June 1999, we entered into a Collaborative Research and License Agreement with Pfizer regarding the development and installation of a UHTSS Platform and an AMCS Platform. The collaboration includes co-development of high throughput screening assays for use by Pfizer. Pfizer also licensed the right to use our fluorescence assay technologies for internal research and drug development, including the development of assays. We amended the Collaborative Research and License Agreement with Pfizer in March 2000. Pursuant to this amendment, we agreed to add additional functionality to the AMCS Platform that we will deliver to Pfizer. Concurrently with the amendment, Pfizer exercised an option to license our GenomeScreen technology for use in assay development. In September 2000, Pfizer licensed the right to use our Vivid fluorogenic substrates for internal research and drug development, including the development of assays. In connection with this agreement, we will receive annual license fees, as well as payments for reagents over several years.

     - Warner Lambert. In September 1997, we entered into a Collaborative Research and License Agreement with Warner Lambert for the development and installation of a UHTSS Platform. The collaboration includes co-development of high throughput screening assays for use by Warner Lambert in exchange for specified fees. Warner Lambert also licensed the right to use our fluorescence assay technologies for internal research and drug development, including the development of assays. We amended the Collaborative Research and License Agreement in January 1999. Pursuant to the terms of this amendment, we agreed to provide services to Warner Lambert and granted to Warner Lambert licenses to use our GenomeScreen technology. Warner Lambert will also make development milestone and royalty payments to us for selected compounds it develops and commercializes which were identified using an assay utilizing the technologies licensed from us. In September 1998, we entered into a separate agreement with Warner Lambert for the development and installation of an AMCS Platform. All of our agreements with Warner-Lambert currently remain in place following the acquisition of Warner Lambert by Pfizer in June 2000.

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     SERVICES, VIPR SUBSYSTEMS, REAGENTS AND LICENSES. We have entered into agreements for assay development and in some cases screening services, VIPR subsystems and reagents, and licenses to selected technologies with the following companies:

     - Eli Lilly

     - GlaxoSmithKline

     - Organon

     - Pharmaceutical Division of American Home Products

     - R.W. Johnson Pharmaceutical Research Institute and Janssen Research Foundation

     - Senomyx

     In general, these companies are obligated to pay us for research funding, equipment and reagents and license fees. In addition, we are entitled to milestone payments and royalties on products derived by these third parties from their use of our licensed technology, services and systems.

     In addition, we have successfully completed collaborative research agreements with Pharmacia & Upjohn, Becton Dickinson, F. Hoffmann-La Roche and Cytovia (now part of Maxim Pharmaceuticals). While our research under these agreements is complete, some of these collaborators have ongoing obligations to pay us milestone payments and royalties on products they develop utilizing our research or our technology.

     LICENSES FOR FLUORESCENT PROTEINS. We have granted Clontech Laboratories, Inc. the right to sell certain fluorescent proteins to the non-commercial, academic research market. In return, Clontech pays us a royalty on sales of such products. In addition, We have licensed certain rights to our fluorescent proteins to various companies, including:

       - Acacia Biosciences

       - AntiCancer

       - Ceres

       - Deltagen

       - Exelixis Pharmaceuticals

- Genentech

- Rigel

- Senomyx

- Wyeth-Ayerst

- ZymoGenetics

     In general, our licensees are obligated to pay us technology access fees, annual maintenance fees and in some cases milestone payments and royalties.

COMPETITION

     The market for drug discovery products and services is highly competitive. There are a number of companies who compete with us in various aspects of our business. For instance, companies such as Cellomics, Discovery Partners International, Evotec and Molecular Devices develop and commercialize proprietary research tools, reagents, instruments and systems which compete with our proprietary screening platforms and reagents. There are also a number of companies, such as Albany Molecular Research, ArQule, Array Biopharma, Cambridge Drug Discovery, Discovery Partners International, Oxford Asymmetry, Pharmacopeia and Tripos, that develop and commercialize compound libraries and use their chemistry capabilities to test, screen and optimize potential drug candidates. Other companies, such as 3-Dimensional Pharmaceuticals, Vertex, Millennium, HGSI and OSI, possess broad drug discovery and development capabilities and may compete with us for large-scale drug discovery collaborations.

     Also, in many cases, our pharmaceutical company customers have internal departments which provide products and services similar to ours, so these customers may have limited needs for our products and services. Many of our competitors listed above have significantly greater financial, operational, sales and marketing resources than we do. In addition, these competitors and other companies or research or academic institutions may have developed, or could in the future develop, new technologies that compete with our products and services or that could render some or all of our products and services obsolete. Any of these competitors could also broaden their drug discovery offerings through acquisition, collaboration or
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

internal development to integrate their offerings and/or compete with us in all phases of drug discovery that we currently serve.

     In addition, the success of our current drug discovery collaborations and our own Big Biology initiative will depend on our ability to discover novel drug candidates in a timely and cost-effective manner. To accomplish this objective, we may need to acquire or gain access to medicinal and combinatorial chemistry capabilities, pharmacology expertise and animal models of diseases. Many of our potential competitors in these markets, including many biotechnology companies, large pharmaceutical companies and public and private institutions, have substantially greater financial, technical and marketing resources than we do. Our ability to compete successfully will depend on our ability to develop proprietary products that reach the market in a timely manner and are technologically superior to and/or are less expensive than other products on the market. Our technologies and products may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors.

MANUFACTURING

     We currently manufacture the UHTSS Platform, the AMCS Platform, the sample distribution system, and the VIPR and VIPR II at our facilities in San Diego, California, except certain components of the UHTSS Platform and AMCS Platform, which are purchased from Universal Technologies, Inc., and the enclosures for the UHTSS Platform and AMCS Platform, which are purchased from Environmental Specialties, Inc.

     In November 2000, we entered into an agreement with Greiner Bio-One, a leading manufacturer of laboratory disposables. Under the terms of the agreement, we granted Greiner Bio-One non-exclusive rights to develop, manufacture, market and distribute microplates and other plastic consumables, including our 3,456-well NanoWell Assay Plate for use in our UHTSS Platform, and storage plates, tubes and racks for use in our AMCS Platform. In exchange for such rights, Greiner Bio-One paid us an up-front technology access fee and is obligated to pay us royalties on sales of licensed products, including new products developed under the agreement.

PROPRIETARY RIGHTS

     Our intellectual property consists of patents, copyrights, trade secrets and trademarks. Protection of our intellectual property is a strategic priority for our business. Our ability to compete effectively depends in large part on our ability to obtain patents for our technologies and products, maintain trade secrets and operate without infringing the rights of others, and to prevent others from infringing our proprietary rights. As of January 1, 2001, we owned or exclusively licensed 42 issued patents covering our technologies. In addition, we have received notices of allowance with respect to seven patent applications and have over 120 patents pending worldwide.

     Our patent portfolio covers our UHTSS Platform, NanoWell plates, ion-channel screening platform, GenomeScreen, GeneBLAzer and Phosphorylight technologies, fluorescent proteins, Vivid fluorogenic substrates and universal G-proteins.

     EXCLUSIVE LICENSES FROM UNIVERSITIES. Certain aspects of our fluorescent protein technology and ion channel technology are exclusively licensed from the Regents of the University of California. Pursuant to the terms of our Exclusive License Agreement with the Regents of the University of California, we are obligated to pay to the Regents expenses associated with patent prosecution and maintenance, license fees and royalties. In addition, certain aspects of our fluorescent protein technology are exclusively licensed from the University of Oregon. Under the terms of our License Agreement with the University of Oregon, we are obligated to pay to the University of Oregon expenses associated with patent prosecution and maintenance and annual payments. In addition, in 2000 we issued 5,000 shares of our Common Stock to the University of Oregon and its designees following the issuance of a patent related to the subject technology. Finally, certain aspects of our universal G-protein technology are exclusively licensed from the California Institute of Technology. Pursuant to the terms of our License Agreement with the California Institute of Technology, we are obligated to pay to the California Institute of Technology expenses
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

associated with patent prosecution and maintenance. In addition, in 1996 we issued 35,000 shares of our Common Stock to the California Institute of Technology.

     NON-EXCLUSIVE LICENSE FROM SIBIA. We have been granted a non-exclusive license from SIBIA Neurosciences, Inc., with the right to grant sublicenses, under patent rights covering transcription-based assay technology for screening. Pursuant to the terms of our Non-Exclusive Cross-License Agreement with SIBIA, we have granted to SIBIA a non-exclusive license to certain of our technologies, and we issued shares of our common stock to SIBIA. We are also obligated to pay each other royalties. SIBIA was acquired by Merck in September 1999.

     NON-EXCLUSIVE LICENSE FROM OSI. We have been granted a non-exclusive license, including the right to grant sublicenses, from OSI Pharmaceuticals, Inc. under its issued reporter gene patent and options to OSI's Methods of Modulation patent, for which the U.S. Patent Office has allowed claims. Pursuant to the terms of the License Agreement, we issued shares of our common stock to OSI and made a cash payment to OSI. In addition, OSI will receive revenues from any sublicenses granted by us to our pharmaceutical partners, plus annual fees, milestone payments and royalties under pre-agreed terms from any option exercised by us or our partners to develop small molecule gene transcription modulators encompassed by the Methods of Modulation patent.

     The patent positions of biotechnology companies, including our patent position, involve complex legal and factual questions and, therefore, enforceability cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. We cannot be sure that relevant patents have not been issued that could block our ability to obtain patents or to operate our business. Other parties may develop similar technologies as those developed by us.

     The biotechnology industry is characterized by extensive litigation regarding patents and other intellectual property rights. Many biotechnology companies have employed intellectual property litigation as a way to gain a competitive advantage. Other parties may sue us in the future to challenge our patent rights or claim infringement of their patents. An adverse determination in litigation or interference proceedings to which we may become a party could subject us to significant liabilities to third parties, require us to license disputed rights from third parties or require us to cease using the disputed technology. We are aware of patents and patent applications relating to aspects of our technologies filed by, and issued to, other parties. If any of our competitors have filed patent applications or obtain patents that claim inventions also claimed by us, we may have to participate in an interference proceeding declared by the relevant patent regulatory agency to determine priority of invention and, thus, the right to a patent for these inventions. Such a proceeding could result in substantial cost to us even if the outcome is favorable. Even if successful, an interference may result in loss of claims based on patentability. Although patent and intellectual property disputes in the biotechnology area are often settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, we cannot be certain that the necessary licenses would be available to us on satisfactory terms, if at all.

     We also rely on trade secrets, proprietary know-how and continuing invention to remain competitive. We have taken measures to protect our trade secrets, proprietary know-how, technologies and confidential information. Our policy is to execute confidentiality agreements with our employees and consultants upon the commencement of an employment or consulting arrangement with us. These agreements generally require that all confidential information developed or made known to the individual by us during the course of the individual's relationship with us to be kept confidential and not disclosed to third parties. These agreements also generally provide that inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. There can be no assurance that our proprietary information will not be disclosed to other parties or that other parties will not independently develop similar proprietary information and techniques or otherwise gain access to our trade secrets.

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GOVERNMENT REGULATION

     We are subject to various federal, state and local laws and regulations relating to safe working conditions, laboratory and manufacturing practices, the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research. We have not been required to expend material amounts in connection with our efforts to comply with such laws and regulations and we do not believe that compliance with such requirements will have a material adverse effect upon our capital expenditures, results of operations or competitive position. Because the requirements imposed by these laws and regulations frequently change, we are unable to predict the cost of compliance with these requirements in the future, or the effect of these laws and regulations on our capital expenditures, results of operations or competitive position.

     Any drug candidate that we develop, either independently or under the terms of a current or future collaboration, or that any of our collaborators develops using our technology or products will be subject to extensive government regulation by numerous governmental authorities in the United States and other countries. Before marketing in the United States, any drug candidate must undergo rigorous preclinical testing and clinical trials and an extensive regulatory clearance process administered by the United States Food and Drug Administration. The regulatory review and approval process is lengthy, expensive and uncertain. The approval process takes many years, requires the expenditure of substantial resources and involves post-marketing surveillance. Outside the United States, the commercialization of any drug candidate will be contingent upon receiving a marketing authorization from the appropriate foreign regulatory authorities.

     We currently anticipate that we will collaborate with third parties to conduct clinical development and commercialization activities for any drug candidates that we develop. Similarly, we do not expect to participate in the clinical development or commercialization of any drug candidate that any of our collaborators may identify using our technology or systems. Even if our collaborators are able to successfully complete clinical testing for any drug candidates they license from us or develop using our technology or systems, if our collaborators do not obtain necessary regulatory approvals for those drug candidates, we may not derive any future milestone or royalty payments under our current or future collaboration agreements.

EMPLOYEES

     As of January 1, 2001, we had 252 full-time employees, 48 of which hold Ph.D. degrees and 43 of which hold other advanced degrees. In addition to full-time employees, we use the services of contractors, part-time employees, temporary staff and student interns. As of January 1, 2001, we had a total of 66 contractors, part-time employees and temporary staff and 15 student interns. Our future success depends in significant part upon the continued service of our key scientific, technical and senior management personnel and our ability to attract and retain highly qualified technical and managerial personnel. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have not experienced any work stoppages and consider our relations with our employees to be good.

FACILITIES

     Our principal research and development, manufacturing and administrative facilities are currently located in approximately 81,204 square feet of leased space in San Diego, California. The lease for this space will expire on September 15, 2008. We also sublease an additional 12,523 square feet of space for our administrative functions in a nearby facility. The sublease for this additional space will expire on March 31, 2002, subject to a six-month extension of the sublease upon the mutual agreement of the parties. We also sublease an additional 19,670 square feet of space for our manufacturing, purchasing, inventory management and engineering document control functions under a sublease that will expire on April 30, 2002, subject to options that we may exercise for up to two extensions of three months each. To meet our expected growth needs, we are currently in negotiations for the purchase of a parcel of land

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

adjacent to our current headquarters on which we plan to construct a 67,772 square foot engineering and manufacturing facility. We also currently occupy 1,236 square feet of space in Iowa City, Iowa under a lease that expires October 31, 2001, after which the lease converts to a month-to-month arrangement. Our Iowa facility houses the operations we acquired from Quorum Sciences in 2000.

LEGAL PROCEEDINGS

     We are not presently a party to any material legal proceedings.

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                 AURORA MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with Aurora's supplemental consolidated financial statements and related notes and other financial information included elsewhere in this prospectus/proxy statement. This discussion contains forward-looking statements that involve risk and uncertainties. Aurora's actual results could differ materially from those contemplated by these forward-looking statements as a result of certain factors including the ability to attract additional collaborative partners, development or availability of competing systems, and the ability to meet existing collaborative commitments. You are encouraged to review the risk factors discussed in "Risk Factors" and elsewhere in this prospectus/proxy statement for a more complete discussion of those risks and uncertainties.

OVERVIEW

     Aurora develops and commercializes technologies, products and services to accelerate the discovery of new medicines. Aurora's core technologies include a broad portfolio of proprietary fluorescent assay technologies, including its GeneBLAzer(TM) and VIPR(TM) technologies; its functional genomics GenomeScreen(TM) program; its automated master compound store, the AMCS; its ultra-high throughput screening system, the UHTSS(TM) platform; and subsystems to miniaturize and automate drug screening and profiling assays derived from those technologies.

     In October 2000, Aurora acquired Quorum Sciences, Inc. in a combination accounted for as a pooling-of-interests. Accordingly, Management's Discussion and Analysis of Financial Condition and Results of Operations reflects the financial condition and results of operations for the merged entity for the periods presented.

     Aurora had an accumulated deficit of $16.7 million as of September 30, 2000. Aurora may encounter significant fluctuations in its quarterly financial performance depending on factors such as revenue from existing and future contracts and collaborations, timing of the delivery of technologies and systems, completion of contracted service commitments to its customers and integration of acquired businesses. Aurora may also continue to enter into strategic transactions and programs which could include acquisitions of other companies, joint ventures, collaborations, divestitures, reorganizations and research and development undertakings. Accordingly, Aurora's results of operations for any period may not be comparable to, or predictive of, the results of operations for any other period.

     Revenue is predominately derived from sales of services, technology and instruments and intellectual property licenses. Revenue to date has been generated from a limited number of customers in the life sciences industry in the United States and Europe. Many of Aurora's agreements provide for future milestone payments from drug development achievements and royalties from the sale of products derived from certain of Aurora's technologies. However, customers may not ever generate products from technology provided by Aurora and thus Aurora may not ever receive milestone payments or royalties. Aurora believes that its ability to maintain profitability is not dependent on receipt of milestone payments or royalties.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

     Revenue. Revenue increased 90% to $50.5 million in 1999 from $26.6 million in 1998, which was an increase of 78% from $14.9 million in 1997. The increase in 1999 resulted primarily from new agreements executed during the year, including a five-year services, systems and technology access collaborative agreement with Pfizer, Inc., drug discovery services agreements with Pharmacia & Upjohn, Inc. and F. Hoffman-LaRoche, and licensing agreements with Clontech Laboratories, Inc. and ZymoGenetics, Inc. Increased revenue under a collaborative agreement with Bristol-Myers Squibb Pharmaceutical Research Institute executed in 1996 also contributed to the overall increase in revenue in 1999. The increase in 1998 resulted primarily from Aurora's collaborative agreements with Warner-Lambert Company and Merck &

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Co., Inc. executed in 1997, and an agreement with Warner-Lambert executed in
1998 to develop an automated master compound storage, or AMCS(TM) system.

     Expenses. Total operating expenses increased 9% to $51.5 million in 1999 from $47.1 million in 1998, which was an increase of 193% from $16.1 million in 1997. The increases in operating expenses resulted primarily from Aurora's growth, Aurora's product development efforts, drug discovery services offerings and research and development programs. This growth was reflected by the increase to 190 employees at December 31, 1999 from 152 at December 31, 1998 and 88 at December 31, 1997, and by the expansion of facilities in October 1997 to 81,000 square feet from 22,000 square feet.

     Cost of revenue increased 17% to $27.9 million in 1999 from $23.8 million in 1998, which was an increase of 241% from $7.0 million in 1997. In addition to the growth of operations as noted above, the increases in cost of revenue was primarily a result of increased purchases of materials and increased technology development expenses related to the development of the UHTSS platform, the AMCS and screening subsystems for Aurora's collaborators. Also contributing to the increase in 1999 were costs related to the completion of contracted service commitments under new drug discovery services agreements.

     Research and development decreased 32% to $11.6 million in 1999 from $17.1 million in 1998, which was a 217% increase from $5.4 million in 1997. The decrease in 1999 reflects a shift in drug discovery services resources from internal research and development to external customer-funded activities to support new as well as ongoing drug discovery services agreements in 1999. In addition, non-recurring items in 1998 such as licensing of technology from OSI Pharmaceuticals, Inc. and Xenometrix, Inc. and the costs of initiating a collaboration with SIDDCO, Inc. to produce a large library of compounds for Aurora's UHTSS platform contributed to the decrease in 1999 and the increase in 1998. The increase in 1998 was also attributable to ongoing development of a UHTSS platform and an AMCS for Aurora, and the expansion of Aurora's human cell functional genomics GenomeScreen(TM) program.

     Selling, general and administrative expenses increased 96% to $11.9 million in 1999 from $6.1 million in 1998, which was a 66% increase from $3.7 million in 1997. The increases were primarily attributable to the growth of operations as noted above, including increases in staffing of the executive, legal and commercial development functions.

     Interest and Other Income. Net interest income decreased 53% to $0.9 million in 1999 from $1.8 million in 1998, which was a 24% increase from $1.4 million in 1997. The decrease in 1999 primarily reflected interest income from lower average cash and investment balances during the year. The increase in 1998 resulted from interest income from higher average cash and investment balances due to receipts under collaborative agreements and proceeds from Aurora's initial public offering in June 1997. Interest income was partially offset by interest expense incurred on capital lease and loan obligations.

NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

     Revenue. Total revenue increased 54% from the nine months ended September 30, 1999 to the nine months ended September 30, 2000 (the "nine-month period"). The increase in revenue resulted from Aurora's existing collaborations with Pfizer (including its original collaboration with Warner-Lambert, acquired by Pfizer in June 2000), acceptance of Module Two of the UHTSS platform by Merck, and new agreements entered into since September 30, 1999, including a therapeutic drug discovery agreement with the Cystic Fibrosis Foundation, as well as ion channel technology agreements with Glaxo Wellcome, American Home Products, R.W. Johnson Pharmaceutical Research Institute and Organon.

     Expenses. Total operating expenses increased 25% for the nine-month period. The increases in operating expenses resulted primarily from Aurora's growth, reflected by the increase to 235 full-time employees at September 30, 2000 from 182 full-time employees at September 30, 1999. Cost of revenue increased 31% for the nine-month period, related to the continuing development of the UHTSS platform, the AMCS system and screening subsystems for Aurora's customers, as well as instrument sales and drug discovery services performed under the new agreements. For the nine-month period, research and

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development expenses increased only 12%, despite Aurora's overall growth, with the assignment of scientific resources to support revenue-generating programs. Selling, general and administrative expenses increased 26% for the nine-month period, primarily attributable to the growth of the sales, marketing and legal functions in addition to increased professional services expenses.

     Interest and Other Income. Net interest and other income increased 887% for the nine-month period, due to the increased cash and investment balances resulting from a $71 million private placement of 1.8 million shares of common stock in February 2000 and a $1.7 million gain from the sale of shares of Cytovia, Inc. upon its acquisition by Maxim Pharmaceuticals, Inc. in June 2000.

LIQUIDITY AND CAPITAL RESOURCES

     At September 30, 2000, Aurora held cash, cash equivalents and investment securities available-for-sale of $107 million and working capital of $105 million. Aurora has funded its operations since inception primarily through the issuance of equity securities with aggregate net proceeds of $135 million, receipts from corporate collaborations and strategic technology alliances of $133 million, capital equipment lease and loan financing of $13 million and interest income of $11 million. Aurora believes that existing funds and cash generated from operations are adequate to satisfy its working capital requirements for the next twelve months.

     Aurora has entered into certain contractual commitments, subject to satisfactory performance by third parties, which obligate expenditures totaling approximately $5.5 million over the next four years.

     Aurora's strategy for the UHTSS platform includes the establishment of a syndicate of collaborators to provide Aurora with funding for development, technology and personnel resources and payments for system validation. The UHTSS platform co-development syndicate currently includes Bristol-Myers Squib, Warner-Lambert (acquired by Pfizer in June 2000), Merck and Pfizer. Aurora has also entered into agreements with Warner-Lambert and Pfizer to develop AMCS systems. In addition, Aurora has entered into collaborations with the Cystic Fibrosis Foundation, Families of Spinal Muscular Atrophy and the Hereditary Disease Foundation to provide screen development and/or screening services, and with Warner-Lambert, Merck, Becton Dickinson, the National Cancer Institute and Pfizer for functional genomics programs. Aurora has entered into ion channel technology agreements with Bristol-Myers Squib, Eli Lilly and Company, Glaxo Wellcome, American Home Products, Merck, N.V. Organon and R.W. Johnson Pharmaceutical Research Institute. Other collaborations include a combinatorial chemistry agreement with SIDDCO to synthesize large libraries of chemical compounds for Aurora.

     Aurora's ability to achieve sustained profitability will be dependent upon its ability to deliver and obtain acceptance of equipment by collaborators, perform contracted screening services, sell or license new products and services, and increase market share of existing discovery services and technologies by agreements with new collaborators and expansion of agreements with existing collaborators. Aurora may not be able to meet its revenue goals or sustain profitability on a quarterly or annual basis. Although Aurora is actively seeking to enter into additional collaborations, it may not be able to negotiate additional collaborative agreements on acceptable terms, if at all. Some of Aurora's current collaborative agreements may be terminated by the collaborator without cause upon short notice, which would result in loss of anticipated revenue. Although certain of Aurora's collaborators would be required to pay some penalties in the event they terminate their agreements without cause, any of Aurora's collaborators may elect to terminate their agreements with Aurora. In addition, collaborators may terminate their agreements for cause if Aurora cannot deliver the technology in accordance with the agreements. Aurora's collaborators may not perform their obligations as expected and Aurora may not derive any additional revenue from the agreements. Current or future collaborative agreements may not be successful and provide Aurora with expected benefits. Termination of Aurora's existing or future collaborative agreements, or the failure to enter into a sufficient number of additional collaborative agreements on favorable terms or generate sufficient revenues from Aurora's services and technologies could have a material adverse effect on Aurora's business, financial condition or results of operations.

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     An important element of Aurora's strategy includes entering into strategic transactions and evaluating strategic programs in order to maximize Aurora's business opportunities and enhance stockholder value. These transactions and programs could include acquisitions of other companies, joint ventures, collaborations, divestitures, reorganizations and research and development undertakings. Aurora cannot assure you, however, that such transactions or programs will ultimately take place on terms favorable to Aurora or at all, or will ultimately maximize the company's business opportunities or enhance stockholder value. Such transactions and programs could have a number of adverse effects on Aurora, including significant diversions of management resources, substantial write-offs or other accounting charges, requiring Aurora to raise substantial additional capital, dilution to stockholders from the issuance of additional shares, significant variances between analysts projections and actual financial results, and volatility in Aurora's stock price.

     The complexity of both the UHTSS and the AMCS has led to delays in developing these platforms that may lead to contractual disputes regarding the delivery and acceptance of these platforms by Aurora's customers. Because Aurora is also dependent in part on the performance of its customers and suppliers in order to deliver these platforms, Aurora's ability to timely deliver these platforms may be outside of its control. Aurora's agreement with Warner-Lambert provides for a penalty payment up to a maximum of $888,300 if Aurora fails to deliver the completed AMCS according to a specified development schedule. Failing to meet the development schedules under any of Aurora's UHTSS and AMCS agreements could have a material adverse effect on its business, financial condition or results of operations.

     Aurora may be required to raise additional capital over the next several years in order to expand its operations or acquire new technology. This capital may be raised through additional public or private equity financings, borrowings and other available sources. Aurora's business or operations may change in a manner that would consume available resources more rapidly than anticipated and substantial additional funding may be required before Aurora can sustain profitable operations. Aurora may not continue to generate sales from and receive payments under existing collaborative agreements and existing or potential revenue may not be adequate to fund Aurora's operations. If additional funding becomes necessary, it may not be available on favorable terms, if at all. If adequate funds are not available, Aurora may be required to curtail operations significantly or to obtain funds by entering into arrangements with others that may have a material adverse effect on Aurora's business, financial condition or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Aurora invests excess cash in interest-bearing investment-grade securities that they hold for the duration of the term of the respective instrument. Aurora does not utilize derivative financial instruments, derivative commodity instruments or other market risk sensitive instruments, positions or transactions. Accordingly, Aurora believes that, while the investment-grade securities they hold are subject to changes in the financial standing of the issuer of such securities, they are not subject to any material risks arising from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices or other market changes that affect market risk sensitive instruments. A hypothetical 1% adverse move in interest rates along the entire interest rate yield curve would not materially affect the fair value of Aurora's financial instruments that are exposed to changes in interest rates because the average maturity date of the investment portfolio is relatively short.

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                       AURORA MANAGEMENT AFTER THE MERGER

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the names of the members of the board of directors and executive officers of Aurora, their ages and the positions to be held by them after the merger.

                NAME                     AGE                          POSITION
                ----                     ---                          --------
Stuart J.M. Collinson................    41     President, Chief Executive Officer and Chairman of
                                                the Board of Directors
Thomas G. Klopack....................    49     Senior Vice President and Chief Operating Officer
Christopher W. Krueger...............    32     Vice President, Strategic Alliances and Legal
                                                Affairs
Paul A. Negulescu....................    38     Senior Vice President, Discovery Biology
John R. Pashkowsky...................    44     Vice President, Finance and Treasurer
Harry Stylli.........................    39     Senior Vice President, Commercial Development
James C. Blair(1)(2)(3)..............    61     Director
John D. Mendlein.....................    41     Director
Hugh Y. Rienhoff, Jr.(1)(2)(3).......    48     Director
Roy A. Whitfield.....................    47     Director
Wendell Wierenga.....................    53     Director
Timothy J. Wollaeger(1)(3)...........    57     Director

-------------------------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

(3) Member of the Strategic Planning Committee

     Stuart J.M. Collinson joined Aurora in May 1999 as President and a member of the Board of Directors and was elected to the position of Chief Executive Officer in November 1999. He was appointed as Chairman of the Board in March 2000. Prior to joining Aurora, Dr. Collinson served as a consultant to Aurora from December 1998 to May 1999 and as Chief Executive Officer of Andaris, Ltd., a privately held biopharmaceutical company, from June 1998 to November 1998. Prior to Andaris, Dr. Collinson held senior management positions with Glaxo Wellcome from December 1994 through June 1998, most recently serving as Co-Chairman, Hospital and Critical Care Therapy Management Team and Director of Hospital and Critical Care. Dr. Collinson previously held several positions with Baxter International, Inc. and the Boston Consulting Group. Dr. Collinson received his Ph.D. in physical chemistry from the University of Oxford, England and his M.B.A. from Harvard University.

     Thomas G. Klopack joined Aurora in July 1998 and currently serves as Aurora's Senior Vice President and Chief Operating Officer. Prior to joining Aurora, he served for 18 years as an executive with Raychem Corporation in various capacities involving new product commercialization, strategic planning, operations and logistics, most recently as Director, Strategic Planning, in the Electronics Division. Prior to joining Raychem, Mr. Klopack worked at Exxon Corporation in engineering operations. Mr. Klopack received his B.S. in chemical engineering from Carnegie-Mellon University and his M.B.A. from Harvard University.

     Christopher W. Krueger joined Aurora in April 2000 as Vice President, Strategic Alliances and was promoted to Vice President, Strategic Alliances and Legal Affairs in October 2000. Prior to joining Aurora, he served as Corporate Counsel at Science Applications International Corporation (SAIC), a multi-national technology development company. Prior to joining SAIC, Mr. Krueger represented both privately-held and public companies in the life science and information technology industries in a wide range of transactions, including strategic alliances, technology licensing, mergers and acquisitions, public offerings and venture capital financings, as an attorney at Cooley Godward LLP. Mr. Krueger received his Bachelor of Arts degree in Economics from the University of California, San Diego and his J.D. and M.B.A. from the University of Southern California.

     Paul A. Negulescu joined Aurora in April 1996 and currently serves as Aurora's Senior Vice President, Discovery Biology. Prior to joining Aurora, Dr. Negulescu was a Post-doctoral Fellow at the University of California at Berkeley from 1988 to 1991, and from 1991 until joining Aurora, he served as a Post-doctoral Researcher at the University of California at Irvine. Dr. Negulescu received his B.A. in History and Physiology and his Ph.D. in Physiology from the University of California at Berkeley, and he completed post-doctoral training at both the University of California at Berkeley and the University of California at Irvine.

     John R. Pashkowsky joined Aurora in December 1997 and currently serves as Aurora's Vice President, Finance and Treasurer. From December 1997 through March 2000 Mr. Pashkowsky held various financial positions at Aurora. From 1981 to 1997 he served in various positions at Senior Flexonics, Ketema, Inc. and Ametek, Inc., most recently as Controller of the Ketema Division of Senior Flexonics. He was employed by Rohr Industries Inc. from 1979 to 1981. Mr. Pashkowsky received his M.B.A. in Finance from San Diego State University and his B.S. in Business Administration from the State University of New York.

     Harry Stylli joined Aurora in November 1995 and currently serves as Aurora's Senior Vice President, Commercial Development. Prior to joining Aurora, from 1989 to 1995, Dr. Stylli held several positions at Glaxo Wellcome, where he was integrally involved in the International Screening and Technology program. He received his Ph.D. in Pharmaceutical Chemistry from Kings College, London University, an M.B.A. from Open University, Milton Keynes, United Kingdom and a B.Sc. in Biochemical Pharmacology, with honors, from the University of East London.

     James C. Blair has been one of Aurora's directors since March 1996. Dr. Blair has been a managing member of Domain Associates, L.L.C., a venture capital investment firm, since 1985. From 1969 to 1985, Dr. Blair was an officer of three investment banking and venture capital firms. Dr. Blair is a director of Amylin Pharmaceuticals, Inc., Dura Pharmaceuticals, Inc., Trega Biosciences, Inc. and Vista Medical Technologies, Inc. Dr. Blair received his B.S.E. from Princeton University and M.S.E. and Ph.D. degrees in Electrical Engineering from the University of Pennsylvania.

     John D. Mendlein has been one of Aurora's directors since October 2000. Dr. Mendlein is currently Chairman and Chief Executive Officer of Integrated Proteomics, Inc., a Canadian and U.S. based biotechnology company. He served on Aurora's executive management team from 1996 to 2000, as Aurora's Senior Vice President, Intellectual Property, General Counsel and Chief Knowledge Officer. Dr. Mendlein worked with the law firm of Cooley Godward LLP from 1990 to 1996, focusing on patent prosecution and litigation, and technology licensing for a variety of biotechnology, medical device and diagnostic companies. He received his J.D. from the University of California, Hastings College of the Law, his Ph.D. in Physiology from the University of California, Los Angeles and his B.S. in Biology from the University of Miami.

     Hugh Y. Rienhoff, Jr. has been one of Aurora's directors since March 1996. Dr. Rienhoff is currently Chief Executive Officer of DNA Sciences, Inc., formerly Kiva Genetics, Inc., which he founded in September 1998. Until April 1998, Dr. Rienhoff served as a director of Abingworth Management Limited, a venture capital investment firm. From 1992 to 1997, Dr. Rienhoff held various positions at New Enterprise Associates Development Corporation, where he most recently served as Partner. He is a director of Microcide Pharmaceuticals, Inc. Dr. Rienhoff received his M.D. from The Johns Hopkins University School of Medicine and a B.A. in English Literature and Biology, with honors, from Williams College.

     Roy A. Whitfield has been one of Aurora's directors since September 1997. Mr. Whitfield is the Chief Executive Officer of Incyte Pharmaceuticals, Inc., a position he has held since June 1993. Mr. Whitfield has been a director of Incyte since 1991 and is also currently a director of Inhale Therapeutics, Inc. Mr. Whitfield served as President of Incyte from June 1991 until January 1997 and as Treasurer from April 1991 until October 1995. Previously, Mr. Whitfield served as the President of Ideon Corporation, which was a majority owned subsidiary of Invitron Corporation, a biotechnology company, from October 1989 until April 1991. From 1984 to 1989, Mr. Whitfield held senior operating and business development positions with Technicon Instruments Corporation, a medical instrumentation company, and its predecessor company, CooperBiomedical, Inc., a biotechnology and medical diagnostics company. Prior to his work at Technicon, Mr. Whitfield spent seven years with the Boston Consulting Group's international consulting practice. Mr. Whitfield received his B.S. with First Class Honors in mathematics from Oxford University, and an M.B.A. with Distinction from Stanford University.

     Wendell Wierenga has been one of Aurora's directors since October 2000. Dr. Wierenga is the Chief Executive Officer of Syrrx, Inc. Prior to joining Syrrx, Dr. Wierenga was Senior Vice President, Preclinical Research, Development and Technologies for the Pharmaceutical Research Division of Parke-Davis. He joined Parke-Davis in 1990 after working in drug discovery with The Upjohn Company for over 15 years. Dr. Wierenga is a director of Onyz Pharmaceuticals, Inc. and GenVec, Inc. Dr. Wierenga received a Ph.D. in chemistry from Stanford University, and a B.A. in Chemistry from Hope College. Dr. Wierenga has been an Adjunct Professor in the Department of Chemistry at the University of Michigan since 1997.

     Timothy J. Wollaeger has been one of Aurora's directors since March 1996. He has been the general partner of Kingsbury Associates, and its related venture capital investment partnerships since 1993. From 1990 to 1993, Mr. Wollaeger served as Senior Vice President and was a director of Columbia Hospital Corporation, a hospital management company now known as HCA Healthcare Corporation. From 1986 until 1993, he was a general partner of the general partner of Biovest Associates, a venture capital investment firm. He is Chairman of the Board of Biosite Diagnostics, Inc. He received his M.B.A. from Stanford University and a B.A. in economics from Yale University.

COMPENSATION OF DIRECTORS

     Each non-employee director of Aurora receives a per meeting fee in cash of $2,500 for every board meeting at which such director is in attendance in person and $500 for every board meeting at which such director is in attendance by telephone (plus $500 for each committee meeting attended by committee members, whether by phone or in person). In the fiscal year ended December 31, 2000, the total cash compensation paid to non-employee directors was $47,500. The members of the board of directors are also eligible for reimbursement for their expenses incurred in connection with attendance at board meetings in accordance with company policy.

     Each non-employee director of Aurora also receives stock option grants under the directors' stock option plan. Only non-employee directors of Aurora are eligible to receive options under the directors' plan. Options granted under the directors' plan are intended by Aurora not to qualify as incentive stock options under the Internal Revenue Code.

     Pursuant to the terms of the directors' plan as in effect prior to the date of this filing: (i) each person who, prior to March 14, 2000, for the first time became a non-employee director, automatically was granted, upon the date of his or her initial appointment or election to be a non-employee director, a one-time option to purchase sixteen thousand (16,000) shares of common stock; (ii) each person who, after March 14, 2000, for the first time became or becomes a non-employee director, automatically was granted or will be granted, upon the date of his or her initial appointment or election to be a non-employee director, a one-time option to purchase twenty thousand (20,000) shares of common stock; (iii) prior to March 14, 2000, on the date of each annual meeting of the stockholders of Aurora, each person who was elected at such annual meeting to serve as a non-employee director (other than a person who received a grant in accordance with (i) above on or during the three-month period preceding such date) automatically was granted an option to purchase four thousand (4,000) shares of common stock; (iv) after March 14, 2000, on the date of each annual meeting of the stockholders of Aurora, each person who was elected or is elected at such annual meeting to serve as a non-employee director (other than a person who received a grant in accordance with (ii) above on or during the three-month period preceding such date) automatically was granted or will be granted an option to purchase five thousand (5,000) shares of common stock.

     During the fiscal year ended December 31, 2000, Aurora granted options covering an aggregate of 40,000 shares to the current non-employee directors of Aurora, some at the exercise price of $38.1875 per share and some at $58.5625. The exercise price per share of each option was equal to the fair market value of Aurora's common stock on the respective dates of grant, as determined in accordance with the directors' plan. As of December 31, 2000, 57,833 options had been exercised under the directors' plan.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows, for the fiscal years ended December 31, 1998, 1999, and 2000, compensation earned by (i) Aurora's current Chief Executive Officer, (ii) the four most highly compensated executive officers who served as executive officers of Aurora during the fiscal year ended December 31, 2000 and
(iii) one former executive officer of Aurora (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM
                                                                                               COMPENSATION
                                                                                                  AWARDS
                                                            ANNUAL COMPENSATION(1)             ------------
                                                   ----------------------------------------     SECURITIES
                                                                             OTHER ANNUAL       UNDERLYING
       NAME AND PRINCIPAL POSITION         YEAR    SALARY($)    BONUS($)    COMPENSATION($)     OPTIONS(#)
       ---------------------------         ----    ---------    --------    ---------------    ------------
Stuart J.M. Collinson(2).................  2000     369,300            (3)        3,253(5)        51,065
  President and Chief                      1999     193,941      92,000(4)      139,339(6)       430,000
  Executive Officer                        1998          --          --              --               --
Thomas G. Klopack........................  2000     231,000            (3)       17,389(7)        30,000
  Senior Vice President,                   1999     210,695      29,300          24,308(8)        25,000
  Chief Operating Officer                  1998      84,545      38,000          57,726(9)       100,000
Christopher W. Krueger(10)...............  2000     180,000      80,000(11)          --           90,000
  Vice President, Strategic                1999          --          --              --               --
  Alliances and Legal Affairs              1998          --          --              --               --
John D. Mendlein(12).....................  2000     210,000          --          30,000(13)       30,000
  Former Chief Knowledge                   1999     200,833      50,000              --           25,000
  Officer and General Counsel              1998     163,333      40,000             620(14)       60,000(15)
Paul A. Negulescu(16)....................  2000     190,000            (3)           --           38,500
  Senior Vice President,                   1999     150,000      22,500              --           58,600
  Discovery Biology                        1998     105,000       7,880              --            9,800(17)
Harry Stylli(18).........................  2000     231,000            (3)       40,000(19)       20,000
  Senior Vice President,                   1999     213,250      54,078          20,000(20)       80,000
  Commercial Development                   1998     174,417      40,000             620(21)       40,000

-------------------------
 (1) In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the named executive officers which are available generally to all salaried employees of Aurora and certain perquisites and other personal benefits received by the named executive officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

 (2) Dr. Collinson joined Aurora as President in May 1999, became Chief Executive Officer in November 1999 and was appointed Chairman of the Board in March 2000.

 (3) Year 2000 bonuses are not calculable at this time as they will be based upon Aurora's earnings as reported after completion of the year 2000 audit by Aurora's independent auditors during the first quarter of 2001.

 (4) Includes $28,000 hiring bonus for Dr. Collinson. Dr. Collinson joined Aurora in May 1999.

 (5) Includes $3,253 paid for relocation expenses for Dr. Collinson.

 (6) Includes $60,774 paid for relocation expenses for Dr. Collinson. Also includes $78,765 as fees paid for consulting services rendered prior to employment with Aurora, from January to May 1999.

 (7) Includes $15,000 in loan forgiveness and amounts attributable to discount on loan interest for Mr. Klopack.

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

 (8) Includes $15,000 in loan forgiveness, amounts paid for relocation expenses and amounts attributable to discount on loan interest for Mr. Klopack.

 (9) Includes $57,656 paid for relocation expenses and amounts attributable to discount on loan interest for Mr. Klopack.

(10) Mr. Krueger joined Aurora as Vice President, Strategic Alliances in April 2000, and became Vice President, Strategic Alliances and Legal Affairs in October 2000.

(11) Includes $80,000 hiring bonus paid to Mr. Krueger when he joined Aurora in April 2000. This amount will be increased by the amount of year 2000 bonus that he will be given based upon Aurora's earnings as reported upon completion of the year 2000 audit by Aurora's independent auditors in the first quarter of 2001.

(12) Dr. Mendlein resigned as Senior Vice President, Intellectual Property, General Counsel and Chief Knowledge Officer in October 2000.

(13) Includes $30,000 in loan forgiveness for Dr. Mendlein.

(14) Includes $620 paid in gift certificates to Dr. Mendlein.

(15) Includes options that were granted in a prior year and repriced in 1998.

(16) Dr. Negulescu became an executive officer in December 1999.

(17) Includes options that were granted in a prior year and repriced in 1998.

(18) Dr. Stylli became an executive officer in July 1998.

(19) Includes $40,000 in loan forgiveness for Dr. Stylli.

(20) Includes $20,000 in loan forgiveness for Dr. Stylli.

(21) Includes $620 paid in gift certificates to Dr. Stylli.

STOCK OPTION GRANTS AND EXERCISES

     Aurora grants options to its executive officers under its 1996 stock plan. As of December 31, 2000, options to purchase a total of 3,560,733 shares were outstanding under the 1996 stock plan and options to purchase 2,827,434 shares remained available for grant thereunder. The following tables show for the fiscal year ended December 31, 2000, certain information regarding options granted to, exercised by, and held at year end by, the named executive officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                                   --------------------------------------------------      VALUE AT ASSUMED
                                     NUMBER OF     % OF TOTAL                            ANNUAL RATES OF STOCK
                                    SECURITIES      OPTIONS     EXERCISE                PRICE APPRECIATION FOR
                                    UNDERLYING     GRANTED TO   OR BASE                    OPTION TERM(S)(4)
                                      OPTIONS      EMPLOYEES    PRICE(3)   EXPIRATION   -----------------------
              NAME                 GRANTED(1)(#)   IN 2000(2)     ($)         DATE        5%($)        10%($)
              ----                 -------------   ----------   --------   ----------   ----------   ----------
Stuart J.M. Collinson............     51,065          3.6        36.50       2/1/10     1,172,179    2,970,533
Thomas G. Klopack................     20,000          1.4        36.50       2/1/10       459,093    1,163,432
                                      10,000           .7        59.75       2/8/10       375,765      952,261
Christopher W. Krueger...........     80,000          5.6        33.00      4/28/10     1,660,282    4,207,480
                                      10,000           .7        64.97      9/28/10       408,593    1,035,454
Paul A. Negulescu................      8,500           .6        36.50       2/1/10       195,115      494,459
                                      30,000          2.1        64.97      9/28/10     1,225,779    3,106,363
John D. Mendlein.................     20,000          1.4        36.50       2/1/10       459,093    1,163,432
                                      10,000           .7        59.75       2/8/10       375,765      952,261
Harry Stylli.....................     10,000           .7        36.50       2/1/10       229,547      581,716
                                      10,000           .7        59.75       2/8/10       375,765      952,261

-------------------------
(1) The stock options vest over a four year period, 25% on the first anniversary of the grant date and approximately 2.084% each month thereafter until fully vested, and have a maximum term of 10 years measured from the grant date, subject to earlier termination upon the optionee's cessation of service with Aurora.

(2) Based on options to purchase an aggregate of 1,422,518 shares of Aurora common stock granted to company employees, including the executive officers named in the summary compensation table above and consultants.

(3) The exercise price on the date of grant was equal to 100% of the fair market value on the date of grant as reported on the Nasdaq National Market the day prior to the date of grant in accordance with Aurora's 1996 stock plan.

(4) The potential realizable value is based on the form of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. Pursuant to guidelines issued by the Securities and Exchange Commission, for options granted prior to Aurora's initial public offering, the stock price on the date of grant is deemed to be equal to the value used by Aurora for accounting purposes to determine if any compensation expense related to the option grants is reportable. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Aurora's estimate or projection of the future common stock price. There can be no assurance that any of the values reflected in the table will be achieved.

     The following table sets forth certain information with respect to stock options exercised by the named executive officers during the fiscal year ended December 31, 2000. In addition, the table sets forth the number of shares covered by stock options as of the fiscal ended year December 31, 2000, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option at the end of the fiscal year ended December 31, 2000.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN
                                                                  OPTIONS AT             THE MONEY OPTIONS AT
                                SHARES                       DECEMBER 31, 2000(#)       DECEMBER 31, 2000($)(1)
                              ACQUIRED ON      VALUE       -------------------------   -------------------------
            NAME              EXERCISE(#)   REALIZED($)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
            ----              -----------   ------------   -------------------------   -------------------------
Stuart J.M. Collinson.......    59,000         3,855,875        136,000/286,065           3,353,250/5,659,063
Thomas G. Klopack...........    56,250         4,006,045          16,146/82,604             391,315/1,267,682
Christopher W. Krueger(2)...        --                --              --/90,000                         --/--
John D. Mendlein............    24,550         1,544,371          49,609/60,245             1,340,622/745,603
Paul A. Negulescu...........    17,829         1,242,858          10,351/79,520               223,173/908,474
Harry Stylli................        --                --          75,001/84,999           1,975,587/1,643,143

-------------------------
(1) Based on the $31.4375 per share closing price of Aurora's common stock on the Nasdaq National Market on December 29, 2000 less the exercise price of the options.

(2) None of Mr. Krueger's options are in the money.

EMPLOYMENT AGREEMENTS

     In April and December 1999, Aurora entered into agreements with Dr. Stuart J.M. Collinson, its President and Chief Executive Officer. Pursuant to these agreements, Dr. Collinson received an initial annual base salary of $350,000 and is eligible to receive an annual performance bonus, in cash, of up to fifty percent (50%) of his base salary conditioned upon achievement of certain specified milestones. In the event that Dr. Collinson's employment is terminated other than "for cause" (as defined in the agreements), he is entitled to severance payments equal to one year of his then current base salary plus an amount equal to his most recent annual bonus, vesting of any unvested stock options, and reimbursement of actual and reasonable expenses incurred in connection with the relocation of his principal residence to the United Kingdom, including forgiveness of the outstanding housing loan. Dr. Collinson was granted options to purchase 430,000 shares of Aurora's common stock pursuant to Aurora's 1996 stock plan.

     Aurora executed a letter agreement with Thomas G. Klopack, a Senior Vice President of Aurora and its Chief Operating Officer, in June 1998, in connection with his commencement of employment with Aurora. Pursuant to the letter agreement, Mr. Klopack received an initial annual base salary of $180,000. In the event Mr. Klopack's employment is terminated by Aurora other than for cause, he is entitled to a severance payment equal to (i) nine months' salary if his termination is between 12 and 18 months after his start date, or (ii) six months' salary if his termination is between 18 and 24 months after his start date.

     Aurora executed a letter agreement with Dr. Harry Stylli, a Senior Vice President of Aurora, in June 1995, in connection with his commencement of employment with Aurora. Pursuant to the letter agreement, Dr. Stylli received an initial annual base salary of $100,000 per year. In the event Dr. Stylli's employment is terminated by Aurora, Aurora will pay his salary for an additional six months.

TRANSACTIONS WITH MANAGEMENT

     In April 2000 and May 2000, Aurora entered into a loan agreement with Dr. Stuart J.M. Collinson, its President, Chief Executive Officer and Chairman of the board. Pursuant to the terms of the agreement,

Aurora extended a loan to Dr. Collinson in the amount of $132,000 to assist with the purchase of a residence in connection with Dr. Collinson's relocation to San Diego. The loan is secured by Dr. Collinson's primary residence. The principal loan amount and accrued interest amounts under the loan will be forgiven as a retention bonus awarded on May 21, 2003 if Dr. Collinson is employed by Aurora at that time.

     Aurora has entered into a loan agreement with Thomas G. Klopack, a Senior Vice President of Aurora and its Chief Operating Officer. Mr. Klopack received an interest-free loan of $60,000 to assist with the purchase of a residence in connection with Mr. Klopack's relocation to San Diego. The loan is secured by Dr. Klopack's primary residence. The loan will be forgiven annually over four years at the rate of $15,000 per year if Mr. Klopack is employed by Aurora at December 31 of each of those years beginning on December 31, 1999. In consideration of such forgiveness, any performance-based bonus awarded to Mr. Klopack for each of those years will be reduced by 50%, up to a maximum of $10,000 each year. Mr. Klopack also received a hiring bonus of $20,000, which may be required to be returned to Aurora under certain circumstances.

     Aurora executed a letter agreement with Christopher W. Krueger, a Vice President of Aurora, in April 2000, in connection with his commencement of employment with Aurora. Pursuant to the letter agreement, Mr. Krueger was paid a hiring bonus of $80,000, which may be required to be returned to Aurora under certain circumstances.

     Aurora entered into a loan agreement with Dr. John D. Mendlein, a current director and former Senior Vice President, Intellectual Property, General Counsel and Chief Knowledge Officer of Aurora, pursuant to which Aurora loaned Dr. Mendlein $30,000 for educational expenses. Dr. Mendlein received $15,000 in August 1999, and $15,000 in February 2000. Interest has been paid monthly by Dr. Mendlein at the applicable federal rate per annum. Upon Dr. Mendlein's termination of employment on October 31, 2000, Aurora forgave $30,000 of the principal amount of the loan.

     To assist with the purchase of a residence in connection with his relocation to San Diego, in February 1997, Aurora entered into a loan agreement with Dr. Harry Stylli, a Senior Vice President of Aurora, pursuant to which Aurora loaned Dr. Stylli $60,000, pursuant to a promissory note bearing interest at 5.66% per annum, payable monthly, due and payable on February 18, 1998. This loan is secured by all shares of common stock of Aurora issued to Dr. Stylli and his primary residence. In April 1999, an amendment to his loan was made extending the due and payable date to February 18, 2001 and reducing the number of shares of stock to 30,000 to secure the loan. Interest was paid monthly by Dr. Stylli at 5.66% per annum. In May 1999, Aurora agreed to forgive the principal amount of the loan in equal installments provided that Dr. Stylli was employed by Aurora each of those installment dates. On each of November 4, 1999, May 4, 2000 and November 4, 2000, $20,000 of the principal amount of the loan was forgiven by Aurora.

     Aurora has also entered into an indemnification agreement with each of its directors and executive officers which provide, among other things, that Aurora will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party be reason of his position as a director, officer or other agent of Aurora, and otherwise to the full extent permitted under Delaware law and Aurora's By-laws.

     Aurora believes that all of the transactions set forth above were made on terms no less favorable to Aurora than could have been obtained from unaffiliated third parties. All future transactions between Aurora and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the disinterested directors, and will continue to be on terms no less favorable to Aurora than could be obtained from unaffiliated third parties.

              COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                            AND MANAGEMENT OF AURORA

     The following table sets forth certain information regarding the ownership of Aurora's common stock as of December 31, 2000 by: (i) each director of Aurora; (ii) each of the executive officers named in the summary compensation table of this registration statement; (iii) all executive officers and directors of Aurora as a group; and (iv) each person who is known by Aurora to beneficially own more than five percent of the outstanding shares of common stock.

                                                                     SHARES ISSUABLE
                                                                      UPON EXERCISE
                                                       NUMBER          OF OPTIONS
                                                     OF SHARES         EXERCISABLE       PERCENTAGE OF
                                                    BENEFICIALLY    WITHIN 60 DAYS OF        SHARES
               NAME AND ADDRESS(1)                    OWNED(2)      DECEMBER 31, 2000    OUTSTANDING(2)
               -------------------                  ------------    -----------------    --------------
T. Rowe Price Associates, Inc. and affiliated
  entities........................................   1,378,940(3)             --               6.7%
  100 East Pratt Street, 9th Floor
  Baltimore, MD 21202
James C. Blair....................................      17,066            10,166                 *
John D. Mendlein..................................      41,449            11,690                 *
Hugh Y. Rienhoff, Jr..............................      15,750            15,750                 *
Roy A. Whitfield..................................      22,000             4,834                 *
Wendell Wierenga..................................       1,667             1,667                 *
Timothy J. Wollaeger..............................       6,416             6,416                 *
Stuart J.M. Collinson.............................     170,135           166,682                 *
Thomas G. Klopack.................................      38,231            28,855                 *
Christopher W. Krueger............................         366                 0                 *
Paul A. Negulescu.................................      56,800            16,784                 *
Harry Stylli......................................     138,272            85,834                 *
All directors and executive officers as a group
  (12 persons)....................................     527,913           352,578               2.5%

-------------------------
 *  Less than one percent.

(1) The address for Aurora's executive officers and directors is: c/o Aurora Biosciences Corporation, 11010 Torreyana Road, San Diego, California, 92121.

(2) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Aurora believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 20,716,841 shares outstanding on December 31, 2000, adjusted as required by rules promulgated by the Securities and Exchange Commission. Includes shares issuable pursuant to options and other rights to purchase shares of Aurora's common stock exercisable within 60 days of December 31, 2000. Also includes 150 shares held by Dr. Negulescu and 242 shares held by Dr. Stylli subject to a repurchase right in favor of Aurora.

(3) The entities affiliated with T. Rowe Price Associates, Inc. and T. Rowe Price Associates, Inc. expressly disclaim beneficial ownership of these securities for purposes of the reporting requirements of the Securities Exchange Act of 1934, or for any other purposes.

                               PANVERA'S BUSINESS

     PanVera Corporation develops products and technologies that allow pharmaceutical companies to select and develop new drugs more rapidly and cost-effectively. PanVera has produced hundreds of recombinant proteins for commercial sale, focusing on protein families that are of broad interest from a therapeutic perspective, including nuclear receptors, protein kinases and drug metabolizing enzymes. In addition to recombinant proteins, PanVera provides CoreHTS(TM) fluorescence polarization-based assays for high-throughput screening, and contract services in protein manufacturing, assay development and drug metabolite production. PanVera was incorporated in Wisconsin on June 12, 1992. PanVera's principal offices are located at 545 Science Drive, Madison, Wisconsin 53711 and its telephone number is (608) 233-9450.

                PANVERA MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following information should be read together with the historical financial statements of PanVera. PanVera's fiscal year ends on September 30. Fiscal years are referred to herein with respect to the year in which the fiscal year ends. For example, the fiscal year ended September 30, 2000 is referred to herein as "fiscal 2000."

OVERVIEW

     PanVera Corporation is a biotechnology company engaged in the manufacture and marketing of protein drug targets and drug screening assays for high-throughput screening. PanVera is a recognized leader in the development of products and technologies that allow pharmaceutical companies to work with recombinant proteins in their drug discovery programs. PanVera has produced hundreds of recombinant proteins for commercial sale, focusing on protein families that are of broad interest from a therapeutic perspective, including nuclear receptors, protein kinases and drug metabolizing enzymes.

     PanVera's revenues are derived from three sources: product sales, product development revenue and grant revenue. Included in product sales are products which are manufactured by PanVera, as well as distributed products. Product development revenue refers to fees earned under contract with a customer for developing cloning, expression and purification methods for use by the customer. When the product development efforts are successful, PanVera may then utilize these methods to scale-up and deliver finished product to the customer, which, in turn, results in product sales. Grant revenue refers to research and development efforts which are funded by a federal agency. PanVera recognizes revenue from product sales upon shipment of products. Product development revenue is recognized using the percentage of completion method as applied to the relevant product development agreement. Unearned revenue from these agreements is included in current liabilities. Grant revenue is recognized as the work is performed and costs are incurred.

     Cost of goods sold consist of expenses associated with sales of products PanVera manufactures and distributes, as mentioned above, along with the costs of product development revenue.

     Operating expenses consist of research and development costs, marketing and sales expenses and administration expenses. PanVera expenses all research and development costs in the period incurred. PanVera advertises in various scientific journals and trade publications and it is PanVera's policy to expense these costs in the months these advertisements are run. PanVera also engages in various direct mailings, including catalog mailings. The costs of producing, printing and distributing these mailings are capitalized and amortized over the expected revenue stream, generally 12 months or less. The amortization of these assets is included in marketing and sales expenses.

     Interest income consists of interest earned on operating cash and short-term investment balances. Interest expense represents interest costs incurred in connection with bank debt and long-term notes payable to a director and former officer of the company.

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date.

     In July 1995, PanVera made a $200 equity investment in Mirus Corporation, a gene therapy company specializing in developing methods and products for gene transfer. As of September 30, 2000, PanVera owned 20.7% of the outstanding shares of Mirus. This investment is being accounted for using the equity method of accounting.

RESULTS OF OPERATIONS

YEAR ENDED SEPTEMBER 30, 2000 COMPARED TO YEAR ENDED SEPTEMBER 30, 1999

     Total Revenue. PanVera's total revenue increased by $3.6 million, or 45.6%, to $11.4 million in fiscal 2000 from $7.8 million in fiscal 1999. Product sales increased by $3.0 million, or 43.6%, to $9.7 million in fiscal 2000 from $6.7 million in fiscal 1999. The majority of the increase in product sales was due to increased volume of manufactured product, although the volume of distributed product increased significantly as well. Product development revenue decreased by $109,000, or 17.7%, to $508,000 in fiscal 2000 from $617,000 in fiscal 1999.
The decrease in product development revenue was primarily due to a decrease in the number of contract development projects. Grant revenue increased by $741,000 to $1.2 million in fiscal 2000 from $459,000 in fiscal 1999. The increase in grant revenue was due to an increase in the number of grant proposals submitted and funded.

     Revenue from one significant customer represented 16.1% of total revenue in fiscal 2000. There were no individual customers which accounted for 10% or more of total revenue in fiscal 1999. Through a distribution arrangement, PanVera also sells a customer's products in selected geographical areas. During fiscal 2000 and fiscal 1999, revenue from the sale of this customer's products represented 27.5% and 25.3% of total revenue, respectively.

     Cost of Goods Sold. Cost of goods sold increased by $1.7 million, or 46.8%, to $5.4 million in fiscal 2000 from $3.7 million in fiscal 1999. The increase in cost of goods sold was primarily due to the increase in sales volume as well as higher costs associated with distributor sales. As a percentage of total revenue, cost of goods sold remained relatively constant at 48.0% in fiscal 2000 compared to 47.6% in fiscal 1999.

     Gross Profit Margin. PanVera's overall gross profit margin remained relatively constant at 52.0% in fiscal 2000 compared to 52.4% in fiscal 1999. The slight decrease in gross profit margin was due to larger growth in distributor sales which carry a lower profit margin than direct sales.

     Research and Development Costs. Research and development costs increased by $500,000, or 43.7%, to $1.8 million in fiscal 2000 from $1.3 million in fiscal 1999. The increase in research and development costs was primarily due to an increase in personnel costs, supplies and lab services. However, because total revenue in fiscal 2000 increased by a greater percentage than did research and development expenses, as a percentage of total revenue, research and development costs decreased to 15.9% in fiscal 2000 from 16.1% in fiscal 1999.

     Marketing and Sales Expenses. Marketing and sales expenses increased by $300,000, or 14.3%, to $2.2 million in fiscal 2000 from $1.9 million in fiscal 1999. The increase in marketing and sales expenses was primarily due to an increase in promotion and advertising activities. However, as a percentage of total revenue, marketing and sales expenses decreased to 18.9% in fiscal 2000 from 24.1% in fiscal 1999 primarily due to slower growth of marketing and sales spending, relative to the growth in sales.

     Administration Expenses. Administration expenses increased by $100,000, or 13.9%, to $1.1 million in fiscal 2000 from $1 million in fiscal 1999. The increase in administration expenses was primarily due to increases in personnel costs, occupancy costs and consulting fees. However, as a percentage of total revenue, administration expenses decreased to 9.7% in fiscal 2000 from 12.4% in fiscal 1999 primarily due to slower growth in administration spending, relative to the growth in sales.

     Operating Income. Operating income increased by $869,000 to $850,000 in fiscal 2000 from a net operating loss of $19,000 in fiscal 1999 primarily due to the growth in sales with relatively constant profit margins and lower percentage growth in operating expenses.

     Interest Income. Interest income increased by $110,000, or 34.3%, to $431,000 in fiscal 2000 from $321,000 in fiscal 1999. The increase in interest income was due to an increase in interest rates combined with higher operating cash balances.

     Interest Expense. Interest expense increased by $67,000, or 18.5%, to $426,000 in fiscal 2000 from $359,000 in fiscal 1999. The increase in interest expense was primarily due to an increase in the variable rate of interest on a note associated with industrial revenue bonds and offset by the decrease in outstanding debt.

     Income Tax Provision (Benefit). PanVera's income tax provision in fiscal 2000 was $291,000. The effective tax rate was 34.0%. There is no difference between the effective tax rate and the statutory tax rate of 34% primarily due to state income taxes being offset by research and development credits utilized in the current year. In fiscal 1999, PanVera recorded an income tax benefit in the amount of $78,000.

YEAR ENDED SEPTEMBER 30, 1999 COMPARED TO YEAR ENDED SEPTEMBER 30, 1998

     Total Revenue. PanVera's total revenue increased by $800,000, or 12.3%, to $7.8 million in fiscal 1999 from $7.0 million in fiscal 1998. Product sales increased by $100,000, or 2.4%, to $6.7 million in fiscal 1999 from $6.6 million in fiscal 1998. The increase in product sales was primarily due to growth in distributed sales. Product development revenue increased by $328,000 to $617,000 in fiscal 1999 from $289,000 in fiscal 1998. The increase in product development revenue was primarily due to an increase in contract development work. Grant revenue increased by $369,000 to $459,000 in fiscal 1999 from $90,000 in fiscal 1998. The increase in grant revenue was due to an increase in the number of grant proposals submitted and funded.

     Revenue from two significant customers represented 20.4% and 18.7% of total revenue in fiscal 1998. There were no individual customers which accounted for 10% or more of total revenue in fiscal 1999. Through a distribution arrangement, PanVera also sells a customer's products in selected geographical areas. During fiscal 1999 and fiscal 1998, revenue from the sale of this customer's products represented 25.3% and 17.5% of total revenue, respectively.

     Cost of Goods Sold. Cost of goods sold increased by $400,000, or 12.7%, to $3.7 million in fiscal 1999 from $3.3 million in fiscal 1998. The increase in cost of goods sold was primarily due to increased sales through distributors at a slightly higher cost of goods. As a percentage of total revenue, cost of goods sold remained relatively constant at 47.6% in fiscal 1999 compared to 47.4% in fiscal 1998.

     Gross Profit Margin. PanVera's overall gross profit margin remained relatively constant at 52.4% in fiscal 1999 compared to 52.6% in fiscal 1998. The slight decrease in gross profit margin was due to increased sales through distributors at slightly lower margins.

     Research and Development Costs. Research and development costs increased by $200,000, or 18.6%, to $1.3 million in fiscal 1999 from $1.1 million in fiscal 1998. The increase in research and development costs was primarily due to the addition of staff and related increase in occupancy costs to support sales growth. As a percentage of total revenue, research and development costs increased to 16.1% in fiscal 1999 from 15.2% in fiscal 1998.

     Marketing and Sales Expenses. Marketing and sales expenses increased by $600,000, or 39.9%, to $1.9 million in fiscal 1999 from $1.3 million in fiscal 1998. The increase in marketing and sales expenses was primarily due to an increase in staffing and related expenses to support a new distribution arrangement with one of PanVera's customers. As a percentage of total revenue, marketing and sales expenses increased to 24.1% in fiscal 1999 from 19.4% in fiscal 1998.

     Administration Expenses. Administration expenses increased by $320,000, or 49.2%, to $970,000 in fiscal 1999 from $650,000 in fiscal 1998. The increase in administration expenses was primarily due to an increase in infrastructure including professional staff. As a percentage of total revenue, administration expenses increased to 12.4% in fiscal 1999 from 9.3% in fiscal 1998.

     Operating Income. Operating income decreased by $622,000 to a net operating loss of $19,000 in fiscal 1999 from a net operating income of $603,000 in fiscal 1998, primarily due to increases in staff and related costs to support revenue growth, new product development, and a new United States distribution arrangement, which in turn required a more significant sales and marketing staff.

     Interest Income. Interest income increased by $256,000 to $321,000 in fiscal 1999 from $65,000 in fiscal 1998. The increase in interest income was primarily due to interest income on unexpended industrial revenue bond proceeds acquired in October 1998 for the building of a new facility.

     Interest Expense. Interest expense increased by $264,000 to $359,000 in fiscal 1999 from $95,000 in fiscal 1998. The increase in interest expense was primarily due to interest costs related to the industrial revenue bond.

     Income Tax Provision (Benefit). PanVera's income tax benefit in fiscal 1999 was $78,000. PanVera's income tax benefit in fiscal 1998 was $212,000. The deferred tax benefit in fiscal 1999 and 1998 consisted primarily of accumulated research credits.

LIQUIDITY AND CAPITAL RESOURCES

     As of September 30, 2000, PanVera has cash and cash equivalents of $1.2 million.

     Net cash provided by operating activities was $948,000, $330,000 and $340,000 in fiscal 2000, fiscal 1999 and fiscal 1998, respectively. The increase in cash provided by operations in fiscal 2000 was primarily due to growth in net income. The decrease in cash provided by operations in fiscal 1999 was primarily due to lower net income, offset by greater cash balances collected from customers.

     Net cash provided by investing activities was $127,000 in fiscal 2000. Net cash used in investing activities was $7.0 million and $520,000 in fiscal 1999 and 1998, respectively. The decrease in cash used for investing activities in fiscal 2000 was primarily due to the industrial revenue bond funds invested in fiscal 1999. This also was the primary reason for the increase in cash used for investing activities in fiscal 1999 compared to fiscal 1998.

     Net cash used in financing activities in fiscal 2000 was $295,000, net cash provided by financing activities in fiscal 1999 was $6.1 million and net cash used in financing activities in fiscal 1998 was $239,000. The decrease in cash provided by financing activities in fiscal 2000 was primarily due to the industrial revenue bond proceeds received in fiscal 1999. This also was the primary reason for the increase in cash provided by financing activities in fiscal 1999 compared to fiscal 1998.

     As of September 30, 2000, outstanding borrowings consisted of the following:

     - Note Payable. PanVera had a note payable to Associated Bank with a minimal principal amount remaining. The note bore interest at 8.5% and was secured by certain equipment. Payments of principal and interest were due in monthly installments through October 2000. On October 17, 2000, the outstanding principal and interest due on this note was paid in full.

     - Promissory Note. On July 1, 1997, PanVera purchased 200,000 shares of its common stock from a director and former officer of the company for $1.5 million. PanVera paid for the common stock by making a cash payment of $400,000 and issuing a subordinated promissory note for the remainder of the purchase price. The note had an imputed interest rate of 8.5%. On July 1, 1999, this note was amended to, among other things, decrease the interest rate. Interest is now imputed at 4.91%. Payments of principal and interest are due in quarterly installments through July 1, 2002. The amount of principal and interest outstanding under the note as of September 30, 2000 was $675,222.

     - Industrial Revenue Bond Loan. On October 1, 1998, the City of Madison, Wisconsin issued $6.3 million of variable rate demand industrial revenue bonds. The proceeds of this issuance are available to PanVera for use in financing the construction of a new laboratory, production and office facility. The loan bears interest payable monthly at a rate which is the lesser of a variable rate based upon the prevailing market conditions required to resell the bonds at par value or 12%. Variable rate adjustments are made at specified periodic determination dates. The interest rate on the bonds may be converted to a fixed rate at PanVera's option. As of September 30, 2000, the variable rate of interest was 5.6%. Interest incurred for fiscal 2000 was $386,327, and interest capitalized was $9,375. Principal payments are due in annual installments beginning October 2002 through October 2018. The amount of principal and interest outstanding under the loan as of September 30, 2000 was $6,324,396.

     - Letter of Credit. As a condition of the sale of the aforementioned industrial revenue bonds, PanVera entered into a letter of credit agreement with a bank as security for the bonds in the amount of $6.4 million. A replacement letter of credit was obtained from M&I Bank of Southern Wisconsin on June 1, 2000. The letter of credit has an initial 5 year term with annual extensions thereafter until October 15, 2015. The letter of credit has an initial fee of 2% of the letter of credit in the first year, which drops to an annual rate of .85% of the outstanding letter of credit thereafter. The letter of credit is secured by a general business security agreement and is subject to certain financial covenants. As of September 30, 2000, PanVera was in compliance with or had received a wavier from the bank for these covenants.

     - Line of Credit and Transaction Note. As of September 30, 2000, PanVera had available a $1 million line of credit with M&I Bank of Southern Wisconsin available on a demand basis. The interest rate on outstanding borrowings is 1.9% over the 30 day LIBOR rate. Borrowings are limited to specified percentages of eligible accounts receivable and inventory. No borrowings were outstanding on this line of credit as of and during the year ended September 30, 2000. As of September 30, 2000, PanVera also had available a $1 million transaction note subject to the same terms and conditions as the line of credit. No borrowings were outstanding on this note as of and during the year ended September 30, 2000. Both the line of credit and the transaction note are cross collateralized with the letter of credit.

     PanVera has no material commitments with respect to any leases or capital expenditures except as described in the notes to its historical financial statements. PanVera believes that its existing sources of liquidity and anticipated funds from operations will satisfy its projected working capital and capital expenditure requirements for the foreseeable future.

MARKET RISK FACTORS

     In the ordinary course of business, PanVera is exposed to interest rate risk. This exposure relates to fluctuations in interest rates on outstanding debt. For fixed rate debt, interest rate changes affect the fair market value of the outstanding debt, but do not impact earnings or cash flows. Conversely, for floating-rate debt, interest rate changes generally do not affect the fair market value of the outstanding debt, but do impact future earnings and cash flows, assuming other factors remain constant. At September 30, 2000, PanVera's floating-rate debt approximates fair market value, considering the municipal nature of the debt.

                COMMON STOCK OWNERSHIP OF BENEFICIAL OWNERS AND
                             MANAGEMENT OF PANVERA

     The following table sets forth information regarding the beneficial ownership of shares of PanVera common stock as of December 31, 2000 by (i) PanVera's directors and executive officers, (ii) PanVera's directors and executive officers as a group and (iii) persons who are known to PanVera to beneficially own more than 5% of PanVera's outstanding common stock. The address for PanVera's directors and executive officers is c/o PanVera Corporation, 545 Science Drive, Madison, Wisconsin 53711.

                                                              NUMBER OF    PERCENT OF SHARES
                            NAME                               SHARES       OUTSTANDING(11)
                            ----                              ---------    -----------------
Ralph Kauten................................................    465,950(1)       38.14%
  Director and President
Thomas Burke................................................    165,100(2)       12.63%
  Director and Executive Vice President
Larry Loizzo................................................      1,750(3)           *
  Director
Jay Smith...................................................     10,820(4)           *
  Director
Paul Ludden.................................................      3,795(5)           *
  Director
Gordon McKeague.............................................      3,300              *
  Director
Ted Rolfs...................................................      8,000(6)           *
  Director
Terry Sivesind..............................................    265,950          21.77%
  Director
Chris Hornung...............................................     46,288(7)        3.79%
  Director
Robert Lowery...............................................     30,000(8)        2.40%
  Vice President
Mary K. Groff...............................................      4,200(9)           *
  Secretary
All directors and executive officers as a group (11
  persons)..................................................  1,005,153(10)       74.71%

-------------------------
  *  Less than 1%

 (1) Includes 110,000 shares held by the Kauten Family, LLC over which Mr. Kauten has voting power.

 (2) Includes 12,450 shares held by Mr. Burke's wife and 85,100 shares which may be acquired through the exercise of outstanding stock options within 60 days.

 (3) Includes 1,000 shares which may be acquired through the exercise of outstanding stock options within 60 days.

 (4) Includes 1,000 shares which may be acquired through the exercise of outstanding stock options within 60 days.

 (5) Includes 3,000 shares which may be acquired through the exercise of outstanding stock options within 60 days.

 (6) Includes 1,000 shares which may be acquired through the exercise of outstanding stock options within 60 days.

 (7) Includes 1,000 shares which may be acquired through the exercise of outstanding stock options within 60 days.

 (8) Includes 2,500 shares held jointly with Mr. Lowery's wife and 27,500 shares which may be acquired through the exercise of outstanding stock options within 60 days.

 (9) Represents 4,200 shares which may be acquired through the exercise of outstanding stock options within 60 days.

(10) Includes 123,800 shares which may be acquired through the exercise of outstanding stock options within 60 days.

(11) Based on 1,345,452 shares, of which 1,221,652 shares were outstanding as of December 31, 2000 and 123,800 shares were subject to outstanding stock options which may be acquired through the exercise of such options within 60 days of December 31, 2000 by the persons specified in the table.

                       DESCRIPTION OF AURORA COMMON STOCK

     The following summary of Aurora's common stock does not purport to be complete and is subject to, and qualified in its entirety by, Aurora's certificate of incorporation and bylaws and by the provisions of applicable law. The authorized capital stock of Aurora consists of 50,000,000 shares of common stock, $.001 par value, and 7,500,000 shares of preferred stock, $.001 par value.

COMMON STOCK

     As of January 29, the last practicable date prior to the date of this prospectus/proxy statement, there were approximately 20,755,050 shares of Aurora common stock outstanding.

     The holders of Aurora common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding shares of Aurora preferred stock, holders of Aurora common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Aurora, holders of Aurora common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of Aurora preferred stock. Holders of Aurora common stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the Aurora common stock. All outstanding shares of Aurora common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of the merger will be fully paid and nonassessable.

PREFERRED STOCK

     Under Aurora's certificate of incorporation, as amended and restated, the Aurora board of directors has the authority, without further action by stockholders, to issue up to 7,500,000 shares of Aurora preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such Aurora preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the Aurora common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation. Such issuance could have the effect of decreasing the market price of common stock. The issuance of Aurora preferred stock could have the effect of delaying, deterring or preventing a change in control of Aurora. Aurora has no present plans to issue any shares of Aurora preferred stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     The provisions of Section 203 of the Delaware General Corporation Law are applicable to Aurora. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved by the corporation's board in a prescribed manner. A "business combination" includes a merger, an asset sale or other transaction resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The existence of this provision would be expected to have anti-takeover effects with respect to transactions not approved in advance by the board of directors of Aurora, such as discouraging takeover attempts that might result in a premium over the market price of the Aurora common stock. The proposed merger is not a "business combination" as defined in Section 203.

     Aurora's certificate of incorporation provides that any action required or permitted to be taken by stockholders of Aurora must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, special meetings of the stockholders of Aurora may be called only by the Chairman of the Board, the Chief Executive Officer of Aurora, by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, or by the holders of 10% of the outstanding voting stock of Aurora. Aurora's certificate of incorporation also specifies that the authorized number of directors may be changed only by resolution of the board of directors of Aurora. These and other provisions contained in Aurora's certificate of incorporation and Aurora's amended and restated bylaws could delay or make more difficult certain types of transactions involving an actual or potential change in control of Aurora (including transactions in which stockholders might otherwise receive a premium for their shares over then current prices) and may limit the ability of stockholders to remove current management of Aurora or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of Aurora common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Aurora common stock is Chase Mellon Shareholder Services.

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                        COMPARISON OF STOCKHOLDER RIGHTS

     The rights of PanVera shareholders are currently governed by PanVera's articles of incorporation, PanVera's bylaws and the Wisconsin Business Corporation Law, which we refer to as the WBCL. The rights of Aurora stockholders are governed by Aurora's certificate of incorporation, Aurora's bylaws and the Delaware General Corporation Law, which we refer to as the DGCL. When the merger is complete, PanVera shareholders will become stockholders of Aurora. As a result, the rights and obligations of the former PanVera shareholders will be governed by Aurora's certificate of incorporation, Aurora's bylaws and the DGCL. There are some differences between PanVera's articles of incorporation, PanVera's bylaws and the WBCL and Aurora's certificate of incorporation, Aurora's bylaws and the DGCL. We have summarized some of these differences below. However, this is only a summary of material provisions and does not purport to be a complete description of all similarities and differences. The following summary is qualified in its entirety by reference to Aurora's certificate of incorporation and bylaws and PanVera's articles of incorporation and bylaws. We further invite you to read the provisions of the WBCL and the DGCL. In addition, you should read this section in conjunction with the section entitled "Description of Aurora Capital Stock" which contains a summary of other important rights related to Aurora common stock.

CLASSIFIED BOARD OF DIRECTORS; REMOVAL OF DIRECTORS; VACANCIES

PanVera Shareholders and the WBCL

     The WBCL allows the board of directors of a Wisconsin corporation to be divided into classes such that the members of the board will have staggered terms of office. Under the WBCL, absent a provision to the contrary contained in the corporation's articles of incorporation or bylaws, a director can be removed with or without cause by the affirmative vote of shareholders. The WBCL also provides that if a director is elected by a voting group of shareholders, only the shareholders of that voting group may vote to remove the director.

     According to the WBCL, unless the articles of incorporation otherwise provide, vacancies may be filled by the shareholders or by the affirmative vote of a majority of the directors, even if the directors remaining in the office constitute less than a quorum. The WBCL also provides that if the vacant office was held by a director elected by a voting group of shareholders, only the shareholders of that voting group may vote to fill the vacancy if filled by shareholders, and only the remaining directors elected by that voting group may vote to fill the vacancy if filled by the directors.

     PanVera's articles of incorporation do not provide for the classification of its board of directors. Accordingly, each director holds office for one year and until the director's successor has been elected (or until the director's prior death, resignation or removal). PanVera's bylaws provide that a director may be removed from office by the affirmative vote of a majority of the outstanding shares entitled to vote for the election of the direction. In addition, PanVera's bylaws provide that a vacancy occurring on the board of directors may be filled by a majority of the directors then in office. However, if the vacancy was created by the removal of a director by vote of shareholders, then the shareholders have the right to fill the vacancy. PanVera does not have separate voting groups of shareholders since there is no separate class or series of shares entitled to vote separately on matters.

Aurora Stockholders and the DGCL

     The DGCL allows the board of directors to be divided into classes. Under the DGCL, directors serving on a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise.

     The DGCL provides that vacancies on the board of directors will be filled as the certificate of incorporation or the bylaws provide, and that if there is no certificate of incorporation or bylaw provision, vacancies will be filled by the board of directors.

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     Aurora's certificate of incorporation does not provide for the classification of its board of directors. Accordingly, each director holds office for one year and until the director's successor has been elected (or until the director's prior death, resignation or removal). Aurora's certificate of incorporation provides that a director may be removed with cause by an affirmative vote of the holders of a majority of the voting power, or removed without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent of the voting power. Aurora's certificate further provides that any vacancies on the board of directors shall be filled by a majority of directors in office, unless the board determines by resolution that the vacancies shall be filled by the stockholders.

INTERESTED DIRECTOR TRANSACTIONS

PanVera Shareholders and the WBCL

     The WBCL provides that contracts or transactions in which one or more of the corporation's directors have an interest are not voidable solely because of such interest or because such director was present at the directors' or shareholders' meeting where such contracts or transactions were approved, provided certain conditions are met. Such contracts or transactions may be approved by:

     - a majority vote of disinterested directors; or

     - the vote of a majority of disinterested shareholders entitled to vote;

provided that the material facts of the contracts or transaction and the director's interest in such contracts or transactions are fully disclosed. Furthermore, such contracts or transactions may be approved if they are shown to be fair to the corporation at the time they are authorized, approved or ratified by the board of directors or shareholders, and separate disinterested shareholder or disinterested director approval is not required.

Aurora Stockholders and the DGCL

     The DGCL contains similar provisions as the WBCL relating to interested director transactions.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

PanVera Shareholders and the WBCL

     The WBCL provides that a director or officer that is party to a proceeding because of his or her status as a director or officer is entitled to mandatory indemnification if he or she is successful in the defense of the proceeding. If he or she is not successful in the defense, the director or officer is still entitled to mandatory indemnification, unless the liability was incurred because the director or officer breached or failed to perform a duty that he or she owed to the corporation and the breach or failure to perform constitutes any of the following:

     - a willful failure to deal fairly with the corporation or its shareholders in a matter where he or she had a material conflict of interest;

     - a violation of criminal law, unless the director or officer had reasonable grounds to believe his or her conduct was lawful or no reasonable cause to believe the conduct was unlawful;

     - a transaction from which he or she derived an improper personal profit;
       or

     - willful misconduct.

     Furthermore, the WBCL specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, to the extent otherwise required or permitted under the WBCL.

     Indemnification under the WBCL is not required if the director or officer has received indemnification from any person, including the corporation, in connection with the same proceeding. Under the WBCL, upon the request by a director of officer who is a party to a proceeding, a corporation may pay or

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reimburse his or her reasonable expenses as incurred so long as the director or officer provides the corporation with a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and a written undertaking to repay the allowance to the extent that it is ultimately determined that indemnification is prohibited. PanVera's bylaws mandate that assuming the foregoing conditions are met, such expenses be paid or reimbursed. Further, the WBCL provides that a corporation's articles of incorporation may limit its obligation to indemnify directors and officers. PanVera does not limit its obligation to indemnify directors and officers in its articles of incorporation. However, PanVera's bylaws provide that the right to indemnification may be reduced, on a prospective basis only, by the vote of not less than two-thirds of the votes cast by the holders of PanVera's outstanding common stock.

Aurora Stockholders and the DGCL

     The DGCL generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. The determination must be made, in the case of an individual who is a director or officer at the time of determination, by:

     - a majority of the directors who are not parties to the action, suit or proceeding, even though less than a quorum;

     - a committee of these directors designated by a majority vote of these directors, even though less than a quorum;

     - independent legal counsel, regardless of whether a quorum of these directors exists; or

     - a majority vote of the stockholders, at a meeting at which a quorum is present.

     Without court approval, however, an individual may not be indemnified in any claim, issue or matter in a derivative action as to which the individual is adjudged liable to the corporation. The DGCL requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third party action. However, a corporation may advance expenses incurred in the defense of any proceeding to directors and officers contingent upon an undertaking by or on behalf of the individuals to repay any advances if it is determined ultimately that the individuals are not entitled to be indemnified. Under the DGCL, the right to indemnification and advancement of expenses provided in the law are non-exclusive, in that, subject to public policy issues, indemnification and advancement of expenses beyond that provided by statute may be provided by bylaw, agreement, vote of stockholders, disinterested directors or otherwise.

     The DGCL further provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or other entity against any liability asserted against and incurred by such person in such capacity or status, whether or not the corporation would have the power to indemnify the individual under Delaware law.

LIMITED LIABILITY OF DIRECTORS

PanVera Shareholders and the WBCL

     The WBCL provides for the limitation or elimination of a director's personal liability to the company or its shareholders for monetary damages awarded pursuant to a breach of a director's fiduciary duty. This

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immunity is automatic under Wisconsin law, unless limited by the company's articles of incorporation. However, this provision excludes any limitation on liability for:

     - any willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

     - acts or omissions which involve a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable grounds to believe the conduct was unlawful;

     - any transaction from which the director derives an improper personal profit; or

     - willful misconduct.

     PanVera's articles of incorporation do not limit its obligation to indemnify directors and officers for fiduciary duty breaches.

Aurora Stockholders and the DGCL

     The DGCL allows a corporation, though its certificate of incorporation, to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty. However, this provision excludes any limitation on liability for:

     - any breach of the director's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock; or

     - any transaction from which the director derives an improper personal benefit.

     Aurora's certificate of incorporation eliminates the personal liability of directors for breach of fiduciary duties in accordance with the provisions and limitations of the DGCL.

AMENDMENTS TO ARTICLES/CERTIFICATE OF INCORPORATION

PanVera Shareholders and the WBCL

     The WBCL permits the board of directors of a corporation to amend the corporation's articles of incorporation without shareholder action in certain limited circumstances. Unless the corporation's articles of incorporation provide otherwise, with respect to articles amendments requiring shareholder action, the board of directors must propose the amendments for submission to the corporation's shareholders. Under the WBCL, unless the articles of incorporation, bylaws adopted under authority granted in the articles, the board (if the board is proposing the amendment), or the WBCL requires a greater vote or vote by voting groups, a proposed amendment is adopted by the shareholders if approved by a majority of the votes cast by every voting group entitled to vote on the amendment. The WBCL further provides that if the rights of a class of shares will be affected with respect to certain matters by an amendment, the holders of those shares may vote separately as a class, regardless of any limitations or restrictions on the voting power of such class.

     PanVera's articles of incorporation do not limit the board's right to amend the articles, without shareholder action, as allowed by the WBCL. With respect to articles amendments requiring shareholder approval, since PanVera's articles of incorporation and bylaws do not contain any provisions requiring a greater vote, any amendment to its articles of incorporation requires the approval of the holders of a majority of the outstanding shares of PanVera common stock. PanVera does not have separate voting groups of shareholders since there is no separate class or series of shares entitled to vote separately on matters.

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Aurora Stockholders and the DGCL

     The DGCL permits a corporation to amend its certificate of incorporation without stockholder approval as long as the amendment contains only provisions that would be lawful in the original certificate of incorporation filed at the time of amendment. Other amendments require stockholder approval. With respect to amendments requiring stockholder approval, the board must adopt a resolution presenting the proposed amendment. In addition, a majority of the shares entitled to vote, as well as a majority of shares by class of each class entitled to vote, must approve the amendment. When the substantial rights of a class of shares will be affected by an amendment, the holders of those shares may vote as a class regardless of any limitations or restrictions on the voting power of those shares. When only one or more series in a class of shares, and not the entire class, will be adversely affected by an amendment, only the affected series may vote as a class. Any provision in the certificate of incorporation which requires a greater vote than required by law cannot be amended or repealed except by the greater vote. In addition, the DGCL provides that in its resolution proposing an amendment, the board may insert a provision allowing the board to abandon the amendment, without concurrence by stockholders, after the amendment has received stockholder approval but before its filing with the Secretary of State.

     Aurora's certificate of incorporation requires an affirmative vote of 66 2/3% of the voting power of all outstanding shares of voting stock in order to alter, amend or repeal Articles V, VI, and VII of the certificate.

AMENDMENT OF THE BYLAWS

PanVera Shareholders and the WBCL

     Under the WBCL, the power to adopt, amend or repeal the bylaws is generally vested in the directors, subject to the power of the shareholders to adopt, amend, or repeal bylaws. The board of directors does not have this power if the corporation's articles of incorporation or the WBCL reserve this power to the shareholders or if the shareholders, in adopting, amending or repealing a particular bylaw, provide within the bylaws that the board of directors may not amend, repeal or readopt the bylaw.

     PanVera's articles of incorporation and bylaws grant the right to adopt, repeal or amend the bylaws of the corporation to both the board of directors and the shareholders, provided that no bylaw, adopted by the shareholders may be amended or repealed by the board of directors unless the bylaws so adopted confers this authority on the board of directors. The shareholder vote required to amend PanVera's bylaw is the affirmative vote of not less than a majority of the shares of common stock represented at a meeting of shareholders. The vote required for the board of directors to amend PanVera's bylaws is the affirmative vote of a majority of the directors present at a meeting of the board.

Aurora Stockholders and the DGCL

     Under the DGCL, the power to amend the bylaws rests with the stockholders entitled to vote, although the certificate of incorporation may give the board or directors power to amend the bylaws.

     Aurora's certificate of incorporation gives the board of directors the power to amend the bylaws. However, the power of the board neither limits nor divests the stockholders of the power to amend the bylaws.

VOTE REQUIRED FOR CERTAIN MERGERS, CONSOLIDATIONS OR DISSOLUTIONS

PanVera Shareholders and the WBCL

     The WBCL requires shareholder approval (except as indicated below and for certain mergers between a parent company and its 90% owned subsidiary) by the shareholders of each corporation that is party to a plan of merger and the selling corporation for the sale by the corporation of substantially all its assets if not in the usual or regular course of business. The WBCL also provides for a shareholder vote of the corporation whose shares will be acquired in a statutory share exchange. The WBCL further requires a shareholder vote to approve the dissolution of a corporation.

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     Under the WBCL, unless a higher voting requirement is imposed by the articles of incorporation or by the bylaws adopted under authority granted by the articles of incorporation, the vote required to approve a plan of merger, statutory share exchange, sale of substantially all assets not in the ordinary course of business or dissolution is a majority of the voting power of all shares entitled to vote. The WBCL may also require in certain circumstances the affirmative vote of one or more classes or series of stock in order to approve the above actions, although since there is no separate class or series of PanVera shares entitled to vote separately on the proposed merger, this provision of the WBCL is inapplicable to PanVera.

     The WBCL does not require a vote of the shareholders of a surviving corporation in a merger if:

     - the surviving corporation's articles of incorporation will not differ (except for amendments permitted to be made by the board without a shareholder vote under the WBCL) from its articles of incorporation before the merger;

     - the shareholders of the surviving corporation immediately before the effective date of the transaction will hold the same number of shares with identical rights immediately after the effective date;

     - the number of shares entitled to vote immediately after the merger (plus shares issuable as a result of the merger, either by the conversion or exercise of rights or warrants issued pursuant to the merger) will not exceed by more than 20% the total number of shares of the surviving corporation entitled to vote immediately before the transaction; and

     - the number of participating shares of the corporation (outstanding shares of the corporation that entitle their holders to participate, without limitation in distribution by the corporation) immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion or exercise of rights or warrants issued pursuant to the merger, will not exceed by more than 20% the number of participating shares of the surviving corporation outstanding immediately before the transaction.

Aurora Stockholders and the DGCL

     The DGCL requires stockholder approval (except under certain circumstances and for certain mergers between a parent company and its 90% owned subsidiary) by the stockholders of each corporation that is party to a plan of merger and the selling corporation for the sale by the corporation of substantially all its assets. The vote required under the DGCL is a majority vote of the outstanding shares of the corporation entitled to vote, unless a higher percentage is specified in the corporation's certificate of organization. Aurora's certificate does not require a higher percentage vote. The DGCL further requires a stockholder vote to approve the dissolution of a corporation.

     The DGCL does not require a stockholder vote of the stockholders of a surviving corporation to a merger if:

     - the agreement of merger does not amend in any respect the surviving corporation's certificate; and

     - each share of stock of the surviving corporation outstanding immediately prior to the effective date of the merger is to be identical to outstanding or treasury shares of the surviving corporation following the effective date of the merger and no shares of stock (and no securities convertible into shares of stock) of the surviving corporation are to be issued pursuant to the merger or the number of shares issued (or the securities convertible into shares of stock) does not exceed 20% of the number of shares of the surviving corporation outstanding immediately prior to the effective date of the merger.

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CLASS VOTE FOR CERTAIN REORGANIZATIONS

PanVera Shareholders and the WBCL

     The WBCL provides, with certain exceptions, that a class or series of shares of a corporation is entitled to vote on a plan of merger or statutory share exchange as a class or series if any provision of the plan would, if contained in a proposed amendment to the articles of incorporation, entitle the class or series of shares to vote as a class or series and in the case of an exchange, if the class or series is included in the plan of exchange. There is no separate class or series of PanVera shares entitled to vote separately on the proposed merger. In addition to the voting requirements discussed above, anti-takeover legislation adopted in Wisconsin imposes additional restrictions on mergers and other business combinations between certain corporations and their shareholders, although this anti-takeover legislation is not applicable to PanVera because PanVera is not a publicly traded company.

Aurora Stockholders and the DGCL

     The DGCL does not contain similar provisions. However, anti-takeover legislation may impose restrictions on mergers and other business combinations.

DISSENTERS' RIGHTS

PanVera Shareholders and the WBCL

     Under the WBCL, shareholders of a corporation may dissent from and obtain fair value for their shares in the event of certain corporate actions. The WBCL provides that shareholders may dissent from consummation of a plan of merger, a plan of share exchange or a sale or exchange of all or substantially all the assets of a corporation other than in the usual and regular course of business.

     The WBCL also provides that except in a business combination, as defined in the WBCL, or unless the articles of incorporation state otherwise, dissenters' rights are not available to holders of stock listed on a national securities exchange or quoted on the Nasdaq National Market. PanVera's articles of incorporation are silent as to dissenters' rights, so the provisions of the WBCL control.

Aurora Stockholders and the DGCL

     Under the DGCL, except as provided elsewhere in the DGCL, stockholders of a constituent corporation in a merger or consolidation have the right to demand and receive payment of the fair value of their stock in a merger or consolidation. Unless a corporation's certificate of incorporation provides otherwise, dissenters do not have rights of appraisal for a merger or consolidation by a corporation under Delaware law if:

     - the shares are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

     - held by more than 2,000 stockholders.

     Notwithstanding the foregoing, dissenter's rights are available under the DGCL with respect to stockholders of a constituent corporation if the terms of a merger or consolidation require the stockholder to exchange their stock for anything other than shares in the surviving corporation, shares of another corporation that are publicly listed or held by more than 2,000 stockholders, cash in lieu of fractional shares, or any combination of the above.

     Aurora's certificate of incorporation is silent as to dissenters' rights, so the provisions of the DGCL control.

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SHAREHOLDER ACTION BY CONSENT

PanVera Shareholders and the WBCL

     Under the WBCL, any action required to be taken at an annual or special meeting of the shareholders may be taken by the written consent of shareholders in lieu of a meeting. Further, the WBCL requires unanimous consent unless the articles of incorporation provide for action by less than unanimous consent. PanVera's articles of incorporation do not provide for action by less than unanimous consent.

Aurora Stockholders and the DGCL

     Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation, any action required to be taken at an annual or special meeting of the stockholders may be taken by the written consent of stockholders in lieu of a meeting. The written consent must set forth the action taken and be signed by the holders of outstanding stock representing the number of shares necessary to take such action at a meeting at which all shares entitled to vote were present and voted.

     Aurora's certificate of incorporation and bylaws provide that action taken by the stockholders of the corporation must be at an annual or special meeting of stockholders called in accordance with the bylaws and no action can be taken by stockholder written consent.

STATUTORY SHAREHOLDER LIABILITY

PanVera Shareholders and the WBCL

     PanVera common stock is subject to possible assessment in certain circumstances. The WBCL provides that shareholders of Wisconsin corporations are personally liable up to an amount equal to the par value of shares owned by them (and to the consideration for which shares without par value were issued) for debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any one case. The liability imposed by the predecessor to this statute was interpreted in a trial court decision to extend to the original issue price for shares, rather than the stated par value. PanVera common stock is not otherwise subject to call or assessment.

Aurora Stockholders and the DGCL

     Shares of stock of Delaware corporations are nonassessable under the DGCL. The DGCL does not impose personal liability on holders of Aurora common stock for debts owing to employees or otherwise.

DISTRIBUTIONS

PanVera Shareholders and the WBCL

     The WBCL allows the board of directors of a corporation to authorize a corporation to declare and pay dividends and other distributions to its shareholders, subject to any restrictions contained in the articles of incorporation, unless (i) after such distribution the corporation would not be able to pay its debts as they become due, or (ii) the corporation's total assets after the distribution would be less than the sum of its total liabilities, plus the amount that would be needed if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. PanVera's articles of incorporation do not contain any restrictions on the payment of dividends or other distributions and PanVera does not have any outstanding shares with preferred rights.

Aurora Stockholders and the DGCL

     The DGCL allows the board of directors of a corporation to authorize a corporation to declare and pay dividends and other distributions to its stockholders, subject to any restrictions contained in the certificate of incorporation, either out of surplus, or, if there is no surplus, out of net profits for the current or preceding fiscal year in which the dividend is declared. However, a distribution out of net profits is not

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permitted if a corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until the deficiency has been repaired. Aurora's certificate of incorporation does not contain any restrictions on the payment of dividends and distributions.

SPECIAL MEETINGS OF THE STOCKHOLDERS

PanVera Shareholders and the WBCL

     The WBCL provides that a corporation shall hold a special meeting of shareholders if: (i) a special meeting of shareholders is called by the board of directors or by any person or persons as may be authorized to do so by the corporation's articles of incorporation or bylaws or (ii) the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the corporation one or more written demands for the meeting describing one or more purposes for which it is to be held. PanVera's bylaws provide that a special meeting may be called by the president, the board of directors, or by the person designated in a written request of the holders of not less than 10% of all shares of the corporation entitled to vote at the meeting.

Aurora Stockholders and the DGCL

     The DGCL provides that special meetings of stockholders may be called by the board of directors and by any person or persons as may be authorized to do so by the corporation's certificate of incorporation or bylaws. Aurora's bylaws provide that a special meeting may be called by the chairman of the board, the chief executive officer, the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, or by the holders of shares entitled to cast not less than 10% of the votes at the meeting.

DIRECTOR AND OFFICER DISCRETION

PanVera Shareholders and the WBCL

     The WBCL provides that, in discharging his or her duties to the corporation and in determining what he or she believes to be in the best interest of the corporation, a director or officer may, in addition to considering the effects of any action on shareholders, consider:

     - the effects of the action on employees, suppliers and customers of the corporation;

     - the effects of the action on the communities in which the corporation operates; and

     - any other factors that the director or officer considers pertinent.

Aurora Stockholders and the DGCL

     Delaware judicial doctrine allows directors to consider similar factors.

ANTI-TAKEOVER LAW

PanVera Shareholders and the WBCL

     Wisconsin has enacted anti-takeover provisions. These provisions do not apply to PanVera shareholders because PanVera is not a publicly traded company.

Aurora Stockholders and the DGCL

     Section 203 of the DGCL contains certain anti-takeover provisions. Aurora stockholders are subject to these provisions. PanVera shareholders that receive Aurora stock will also be subject to these provisions. In order to understand these provisions, you should read this section in conjunction with "Description of Aurora Common Stock-Delaware Anti-Takeover Law and Certain Charter Provisions."

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RESTRICTIONS ON SALE AND TRANSFER OF COMMON STOCK

PanVera Shareholders and the WBCL

     Under the WBCL, the articles of incorporation or bylaws of a corporation or an agreement between a corporation and its shareholders may impose transfer restrictions on shares of common stock for any reasonable purpose. PanVera's bylaws contain restrictions on the sale and transfer of PanVera common stock to persons other than permitted transferees. Before a shareholder may transfer his or her stock to a person other than a permitted transferee, such shareholder must first offer his or her stock for sale to PanVera. In the event PanVera declines to purchase said stock, the shareholder is then free to sell the stock as originally contemplated. PanVera's bylaws also contain provisions which allow certain principal shareholders of the company to force the sale of shares owned by the other shareholders of the company in the event that the principal shareholders desire to transfer more than 50% of the outstanding stock of the company to a third party purchaser. This provision of PanVera's bylaws is inapplicable to a transaction involving a merger such as the one currently proposed.

Aurora Stockholders and the DGCL

     Under the DGCL, a restriction on the transfer of securities may be imposed by the certificate of incorporation, bylaws of the corporation or an agreement among stockholders or stockholders and the corporation. The shares of common stock to be issued by Aurora in connection with the merger will be unrestricted, except as otherwise described in this prospectus/proxy statement.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited Aurora's consolidated financial statements as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, as set forth in their report, which, as to the years 1998 and 1999 are based in part on the report of Hildebrand, Limparis & Hevey, CPAs, PC. Aurora's consolidated financial statements and schedule are included in this prospectus/proxy statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     PanVera's financial statements as of September 30, 2000 and 1999 and for each of the two years in the period ended September 30, 2000 are included in the prospectus/proxy statement in reliance on the report of Arthur Andersen LLP, independent public accountants, given on their authority as experts in accounting and auditing. The financial statements of PanVera for the year ended September 30, 1998 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the shares of Aurora common stock offered hereby and certain tax matters will be passed upon for Aurora by Cooley Godward LLP, San Diego and San Francisco, California. Certain tax matters will be passed upon for PanVera by Godfrey & Kahn, S.C., Milwaukee, Wisconsin.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
AURORA BIOSCIENCES CORPORATION

FINANCIAL STATEMENTS
Report of Ernst & Young LLP, Independent Auditors...........  F-2
Balance Sheets as of December 31, 1999 and 1998.............  F-3
Statements of Operations for the years ended December 31,
  1999, 1998 and 1997.......................................  F-4
Statements of Stockholders' Equity for the years ended
  December 31, 1999, 1998 and 1997..........................  F-5
Statements of Cash Flows for the years ended December 31,
  1999, 1998 and 1997.......................................  F-6
Notes to Financial Statements...............................  F-7

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
Report of Ernst & Young LLP, Independent Auditors...........  F-19
Report of Hildebrand, Limparis & Hevey, CPAs, PC,
  Independent Auditors......................................  F-20
Supplemental Consolidated Balance Sheets as of December 31,
  1999 and 1998.............................................  F-21
Supplemental Consolidated Statements of Operations for the
  years ended December 31, 1999, 1998 and 1997..............  F-22
Supplemental Consolidated Statements of Stockholders' Equity
  for the years ended December 31, 1999, 1998 and 1997......  F-23
Supplemental Consolidated Statements of Cash Flows for the
  years ended December 31, 1999, 1998 and 1997..............  F-24
Notes to Supplemental Consolidated Financial Statements.....  F-25

INTERIM FINANCIAL STATEMENTS
Balance Sheets at September 30, 2000 (unaudited) and
  December 31, 1999.........................................  F-38
Statements of Operations (unaudited) for the three and nine
  months ended September 30, 2000 and 1999..................  F-39
Statements of Cash Flows (unaudited) for the nine months
  ended September 30, 2000 and 1999.........................  F-40
Notes to Financial Statements (unaudited)...................  F-41

INTERIM SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
Supplemental Consolidated Balance Sheets at September 30,
  2000 (unaudited) and December 31, 1999....................  F-43
Supplemental Consolidated Statements of Operations
  (unaudited) for the three and nine months ended September
  30, 2000 and 1999.........................................  F-44
Supplemental Consolidated Statements of Cash Flows
  (unaudited) for the nine months ended September 30, 2000
  and 1999..................................................  F-45
Notes to Supplemental Consolidated Financial Statements
  (unaudited)...............................................  F-46

PANVERA CORPORATION

FINANCIAL STATEMENTS
Report of Arthur Andersen LLP, Independent Public
  Accountants...............................................  F-49
Report of KPMG LLP, Independent Auditors....................  F-50
Balance Sheets as of September 30, 2000 and 1999............  F-51
Statements of Operations for the fiscal years ended
  September 30, 2000, 1999 and 1998.........................  F-52
Statements of Stockholders' Equity for the fiscal years
  ended September 30, 2000, 1999 and 1998...................  F-53
Statements of Cash Flows for the fiscal years ended
  September 30, 2000, 1999 and 1998.........................  F-54
Notes to Financial Statements...............................  F-55

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Aurora Biosciences Corporation

     We have audited the accompanying balance sheets of Aurora Biosciences Corporation as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aurora Biosciences Corporation at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                    ERNST & YOUNG LLP

San Diego, California
February 10, 2000

                         AURORA BIOSCIENCES CORPORATION

                                 BALANCE SHEETS

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1999            1998
                                                              ------------    ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 15,934,352    $  9,477,916
  Investment securities, available-for-sale.................    20,683,696      18,547,991
  Accounts receivable.......................................     5,282,485       3,750,291
  Notes receivable from officers and employees..............        50,000         210,000
  Prepaid expenses..........................................     1,443,840         475,927
  Other current assets......................................     1,623,301       1,104,249
                                                              ------------    ------------
     Total current assets...................................    45,017,674      33,566,374
Equipment, furniture and leaseholds, net....................    11,892,398      10,863,357
Notes receivable from officers and employees................       115,000         210,000
Restricted cash.............................................       669,810       1,096,034
Other assets................................................     6,167,578       5,218,951
                                                              ------------    ------------
     Total assets...........................................  $ 63,862,460    $ 50,954,716
                                                              ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  3,832,428    $  3,216,696
  Accrued compensation......................................     2,219,172         550,770
  Other current liabilities.................................       442,200         391,694
  Unearned revenue..........................................    10,214,848       2,440,833
  Capital lease and loan obligations, current portion.......     2,497,046       2,024,786
                                                              ------------    ------------
     Total current liabilities..............................    19,205,694       8,624,779
Capital lease and loan obligations, less current portion....     4,342,726       4,787,667
Commitments
Stockholders' equity:
  Preferred stock, $.001 par value; 7,500,000 shares
     authorized and no shares issued and outstanding........            --              --
  Common stock, $.001 par value; 50,000,000 shares
     authorized, 17,442,741 and 17,024,919 shares issued and
     outstanding at December 31, 1999 and 1998,
     respectively...........................................        17,443          17,025
  Additional paid-in capital................................    62,754,348      61,496,842
  Accumulated other comprehensive loss......................       (48,567)             --
  Deferred compensation.....................................      (830,112)     (2,240,606)
  Accumulated deficit.......................................   (21,579,072)    (21,730,991)
                                                              ------------    ------------
     Total stockholders' equity.............................    40,314,040      37,542,270
                                                              ------------    ------------
     Total liabilities and stockholders' equity.............  $ 63,862,460    $ 50,954,716
                                                              ============    ============

                            See accompanying notes.

                         AURORA BIOSCIENCES CORPORATION

                            STATEMENTS OF OPERATIONS

                                                              YEARS ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                        1999            1998           1997
                                                     -----------    ------------    -----------
Revenue............................................  $50,324,301    $ 26,537,888    $14,907,749
Operating expenses:
  Cost of revenue..................................   27,778,868      23,777,215      6,982,875
  Research and development.........................   11,593,538      17,145,787      5,405,731
  Selling, general and administrative..............   11,535,118       6,067,445      3,679,317
                                                     -----------    ------------    -----------
     Total operating expenses......................   50,907,524      46,990,447     16,067,923
                                                     -----------    ------------    -----------
Loss from operations...............................     (583,223)    (20,452,559)    (1,160,174)
Interest income....................................    1,543,011       2,444,836      1,793,691
Interest expense...................................     (690,869)       (645,395)      (346,183)
                                                     -----------    ------------    -----------
Income (loss) before income taxes..................      268,919     (18,653,118)       287,334
Income taxes.......................................     (117,000)             --        (20,000)
                                                     -----------    ------------    -----------
Net income (loss)..................................  $   151,919    $(18,653,118)   $   267,334
                                                     ===========    ============    ===========
Basic income (loss) per share......................  $      0.01    $      (1.14)   $      0.03
                                                     ===========    ============    ===========
Diluted income (loss) per share....................  $      0.01    $      (1.14)   $      0.02
                                                     ===========    ============    ===========
Shares used in computing:
  Basic income (loss) per share....................   16,967,124      16,312,194      8,970,183
                                                     ===========    ============    ===========
  Diluted income (loss) per share..................   18,241,349      16,312,194     15,422,755
                                                     ===========    ============    ===========

                            See accompanying notes.

                         AURORA BIOSCIENCES CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                      THREE YEARS ENDED DECEMBER 31, 1999

                                                                                                  ACCUMULATED
                                       PREFERRED STOCK          COMMON STOCK       ADDITIONAL        OTHER
                                     --------------------   --------------------     PAID-IN     COMPREHENSIVE     DEFERRED
                                       SHARES     AMOUNT      SHARES     AMOUNT      CAPITAL         LOSS        COMPENSATION
                                     ----------   -------   ----------   -------   -----------   -------------   ------------
BALANCE AT DECEMBER 31, 1996.......   9,915,973   $ 9,916    2,865,156   $ 2,865   $18,887,790     $     --      $  (371,573)
  Costs incurred in connection with
    issuance of Series D preferred
    stock..........................          --        --           --        --       (37,485)          --               --
  Conversion of Series A, B, C and
    D preferred stock into common
    stock..........................  (9,915,973)   (9,916)   9,915,973     9,916            --           --               --
  Exercise of warrants to purchase
    common stock...................          --        --       45,290        45           (45)          --               --
  Issuance of common stock, net....          --        --    4,206,466     4,207    37,905,268           --               --
  Deferred compensation related to
    stock and stock options........          --        --           --        --     3,741,944           --       (3,513,702)
  Amortization of deferred
    compensation...................          --        --           --        --            --           --          812,715
  Net income.......................          --        --           --        --            --           --               --
                                     ----------   -------   ----------   -------   -----------     --------      -----------
BALANCE AT DECEMBER 31, 1997.......          --        --   17,032,885    17,033    60,497,472           --       (3,072,560)
  Issuance of common stock, net....          --        --      125,369       125       511,510           --               --
  Issuance of common stock for
    acquired technology............          --        --       75,000        75       569,456           --               --
  Repurchases of common stock......          --        --     (208,335)     (208)      (24,436)          --               --
  Deferred compensation related to
    stock and stock options........          --        --           --        --       (57,160)          --           57,160
  Amortization of deferred
    compensation...................          --        --           --        --            --           --          774,794
  Net loss.........................          --        --           --        --            --           --               --
                                     ----------   -------   ----------   -------   -----------     --------      -----------
BALANCE AT DECEMBER 31, 1998.......          --        --   17,024,919    17,025    61,496,842           --       (2,240,606)
  Issuance of common stock, net....          --        --      439,515       440     1,836,939           --               --
  Repurchases of common stock......          --        --      (21,693)      (22)       (2,671)          --               --
  Deferred compensation related to
    stock and stock options........          --        --           --        --      (576,762)          --          576,762
  Amortization of deferred
    compensation...................          --        --           --        --            --           --          833,732
  Net income.......................          --        --           --        --            --           --               --
  Unrealized loss from
    investments....................          --        --           --        --            --      (48,567)              --
    Comprehensive income...........
                                     ----------   -------   ----------   -------   -----------     --------      -----------
BALANCE AT DECEMBER 31, 1999.......          --   $    --   17,442,741   $17,443   $62,754,348     $(48,567)     $  (830,112)
                                     ==========   =======   ==========   =======   ===========     ========      ===========


                                                         TOTAL
                                     ACCUMULATED     STOCKHOLDERS'
                                       DEFICIT      EQUITY (DEFICIT)
                                     ------------   ----------------
BALANCE AT DECEMBER 31, 1996.......  $ (3,345,207)    $ 15,183,791
  Costs incurred in connection with
    issuance of Series D preferred
    stock..........................            --          (37,485)
  Conversion of Series A, B, C and
    D preferred stock into common
    stock..........................            --               --
  Exercise of warrants to purchase
    common stock...................            --               --
  Issuance of common stock, net....            --       37,909,475
  Deferred compensation related to
    stock and stock options........            --          228,242
  Amortization of deferred
    compensation...................            --          812,715
  Net income.......................       267,334          267,334
                                     ------------     ------------
BALANCE AT DECEMBER 31, 1997.......    (3,077,873)      54,364,072
  Issuance of common stock, net....            --          511,635
  Issuance of common stock for
    acquired technology............            --          569,531
  Repurchases of common stock......            --          (24,644)
  Deferred compensation related to
    stock and stock options........            --               --
  Amortization of deferred
    compensation...................            --          774,794
  Net loss.........................   (18,653,118)     (18,653,118)
                                     ------------     ------------
BALANCE AT DECEMBER 31, 1998.......   (21,730,991)      37,542,270
  Issuance of common stock, net....            --        1,837,379
  Repurchases of common stock......            --           (2,693)
  Deferred compensation related to
    stock and stock options........            --               --
  Amortization of deferred
    compensation...................            --          833,732
  Net income.......................       151,919          151,919
  Unrealized loss from
    investments....................            --          (48,567)
                                                      ------------
    Comprehensive income...........                        103,352
                                     ------------     ------------
BALANCE AT DECEMBER 31, 1999.......  $(21,579,072)    $ 40,314,040
                                     ============     ============

                            See accompanying notes.

                         AURORA BIOSCIENCES CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                             YEARS ENDED DECEMBER 31,
                                                   --------------------------------------------
                                                       1999            1998            1997
                                                   ------------    ------------    ------------
OPERATING ACTIVITIES:
Net income (loss)................................  $    151,919    $(18,653,118)   $    267,334
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating
  activities:
  Depreciation and amortization..................     3,234,928       2,421,986         964,323
  Amortization of deferred compensation..........       833,732         774,794         812,715
  Other non-cash items, net......................      (184,000)        569,531              --
  Changes in operating assets and liabilities:
     Accounts receivable.........................    (1,532,194)       (543,125)     (2,090,643)
     Prepaid expenses and other current assets...    (1,186,965)       (253,829)       (929,143)
     Other assets................................    (1,932,531)     (1,480,639)       (230,376)
     Accounts payable and accrued compensation...     2,284,134       2,376,668         999,451
     Other current liabilities...................        50,506         163,916         227,778
     Unearned revenue............................     7,774,015         116,832       2,074,001
     Other noncurrent liabilities................            --        (154,346)        154,346
                                                   ------------    ------------    ------------
       Net cash provided by (used in) operating
          activities.............................     9,493,544     (14,661,330)      2,249,786
Investing activities:
  Purchases of short-term investments............   (10,893,919)    (23,015,257)    (24,459,286)
  Sales and maturities of short-term
     investments.................................     8,709,647      30,205,000       7,974,422
  Purchases of property and equipment............    (1,578,576)     (2,837,991)     (1,951,776)
  Notes receivable from officers and employees...       235,000        (130,000)        (90,000)
  Restricted cash................................       426,224         215,889      (1,311,923)
  Other assets...................................            --      (2,436,279)       (339,283)
                                                   ------------    ------------    ------------
       Net cash provided by (used in) investing
          activities.............................    (3,101,624)      2,001,362     (20,177,846)
Financing activities:
  Issuance of convertible preferred stock, net...            --              --         (37,485)
  Issuance of common stock, net..................     1,738,686         486,991      37,909,475
  Proceeds from capital lease and loan
     obligations.................................       619,225              --              --
  Principal payments on capital lease and loan
     obligations.................................    (2,293,395)     (1,517,797)       (689,278)
                                                   ------------    ------------    ------------
       Net cash provided by (used in) financing
          activities.............................        64,516      (1,030,806)     37,182,712
                                                   ------------    ------------    ------------
Net increase (decrease) in cash and cash
  equivalents....................................     6,456,436     (13,690,774)     19,254,652
Cash and cash equivalents at beginning of year...     9,477,916      23,168,690       3,914,038
                                                   ------------    ------------    ------------
Cash and cash equivalents at end of year.........  $ 15,934,352    $  9,477,916    $ 23,168,690
                                                   ============    ============    ============
Supplemental disclosure of cash flow information:
  Interest paid..................................  $    690,869    $    645,395    $    346,183
                                                   ============    ============    ============
Supplemental schedule of non-cash investing and
  financing activities:
  Property and equipment acquired under capital
     leases and loans............................  $  1,701,489    $  3,755,413    $  3,802,971
                                                   ============    ============    ============

                            See accompanying notes.

                         AURORA BIOSCIENCES CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS ACTIVITY

     Aurora Biosciences Corporation ("Aurora" or the "Company") was incorporated in California on May 8, 1995 and subsequently re-incorporated in Delaware on January 22, 1996. The Company combines innovative biotechnology with its novel, high technology, automation and software to provide solutions to challenges in drug discovery for the pharmaceutical and biotechnology industries. Aurora's core technologies include a broad portfolio of proprietary fluorescence assay technologies; its functional genomics GenomeScreen(TM) program; as well as its ultra-high throughput screening system ("UHTSS(TM) Platform") and subsystems to miniaturize and automate assays derived from those technologies within a computer-controlled integrated system, capable of searching through expansive libraries of compounds to identify those that might lead to new medicines.

     To date, the Company's revenue has been generated from a limited number of customers in the biotechnology and pharmaceutical industries in the U.S. and Europe. In 1999, greater than 10% of the Company's revenue resulted from transactions with each of the following customers: Pfizer, Inc. ("Pfizer") (21%), Warner-Lambert Company ("Warner-Lambert") (19%), Merck & Co., Inc. ("Merck") (16%) and Bristol-Myers Squibb Company ("BMS") (13%). The loss of such customers could have a material adverse impact on the Company.

CASH, CASH EQUIVALENTS AND INVESTMENT SECURITIES

     The Company considers all highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents. Management determines the appropriate classification of its cash equivalents and investment securities at the time of purchase and reevaluates such determination as of each balance sheet date. Management has classified the Company's cash equivalents and investment securities as available-for-sale securities in the accompanying financial statements. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported in other comprehensive income (loss). The cost of debt securities classified as available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion, as well as interest and dividends, are included in interest income. Realized gains and losses are also included in interest income. The cost of securities sold is based on the specific identification method.

     The Company invests its excess cash in U.S. government and agency securities, debt instruments of financial institutions and corporations and money market funds with strong credit ratings. The Company has established guidelines regarding diversification of its investments and their maturities which are designed to maintain safety and liquidity.

EQUIPMENT, FURNITURE AND LEASEHOLDS

     Equipment, including capitalized leased equipment, furniture and leaseholds, is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the shorter of the estimated useful lives of the respective assets (generally three to five years) or the term of the applicable lease.

OTHER ASSETS

     Equity investments in closely-held companies are carried at cost and reviewed quarterly for permanent impairment. Patents are carried at cost and amortized using the straight-line method over the expected useful lives, which are estimated to be four to eight years. Chemical compounds are carried at cost and amortized over the expected useful lives, which are estimated to be five years.

                         AURORA BIOSCIENCES CORPORATION

LONG-LIVED ASSETS

     The Company investigates potential impairments of its long-lived assets when there is evidence that events or changes in circumstances may have made recovery of an asset's carrying value unlikely. An impairment loss is recognized when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. The Company has not identified any such losses.

WARRANTY RESERVE

     Estimated expenses for warranty obligations are accrued as revenue is recognized. Reserve estimates are adjusted periodically to reflect actual experience.

STOCK OPTIONS

     In accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options. Under APB 25, if the purchase price of restricted stock or the exercise price of the Company's employee stock options equals or exceeds the fair value of the underlying stock on the date of issuance or grant, no compensation expense is recognized. Option grants to non-employees are valued in accordance with SFAS 123 and EITF 96-18 and are therefore expensed at fair value as services are performed.

REVENUE RECOGNITION

     Revenue under collaborative agreements with UHTSS syndicate customers typically consists of non-refundable, non-creditable upfront fees, ongoing research and co-development payments, and milestone, royalty and other contingent payments. Revenue from ongoing research and co-development payments is recognized ratably over the term of the agreement, and the Company believes such payments will approximate the research and development expense being incurred associated with the agreement. The Company does not have an obligation to refund, nor does there exist the presumption of an obligation to refund, ongoing research and co-development payments. Revenue from milestone or other contingent payments is recognized upon satisfaction of the contractual terms of the milestone or contingency. Revenue from equipment sales under short-term production contracts is recognized using the completed contract method. Revenue from equipment sales under long-term production contracts is recognized using the percentage of completion method, measured based on costs incurred to-date compared to estimated costs at completion. In 1999, the Company entered into its first long-term production contract. As of December 31, 1999, revenue recognized exceeded billings on the contract by $1.9 million and such amount is included in accounts receivable in the accompanying balance sheet. License revenue is recognized ratably over the term of the licensing agreement. Revenue from royalty payments will be recognized upon applicable product sales.

     Revenue from screen development, screening and other services is recognized as the services are performed or ratably over the service period if the Company believes such method will approximate the expense being incurred. Revenue from upfront fees is deferred and recognized over the service period. Advance payments received in excess of amounts earned through performance are classified as unearned revenue. Revenue under cost reimbursement contracts is recognized as the related costs are incurred.

RESEARCH AND DEVELOPMENT EXPENSE

     All research and development costs are expensed in the period incurred. Customer-sponsored research and development expenses totaled approximately $4.6 million, $5.7 million and $1.8 million in 1999, 1998

                         AURORA BIOSCIENCES CORPORATION
and 1997, respectively. Company-sponsored research and development expenses totaled approximately $7.0 million, $11.4 million and $3.6 million in 1999, 1998 and 1997, respectively.

INCOME (LOSS) PER SHARE

     In accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"), basic income (loss) per share is calculated based upon the weighted average shares of common stock outstanding during the period, and excludes any dilutive effects of options, warrants and convertible securities. In 1999 and 1997, diluted income per share also gives effect to all potential dilutive common shares outstanding during the period. In 1998, all potential dilutive common shares have been excluded from the calculation of diluted loss per share as their inclusion would be anti-dilutive.

SEGMENT INFORMATION

     Statement of Financial Accounting Standards No. 131, Segment Information ("SFAS 131"), requires disclosure of certain financial information about operating segments, products, services and geographic areas in which they operate. The Company has not reported segment information because the Company operates in only one business segment.

EFFECT OF NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which will be effective January 1, 2001. This Statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company has not yet determined what impact SFAS 133 will have on the financial statements.

     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" (SAB 101) which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC. SAB 101 is effective the first fiscal quarter of fiscal years beginning after December 15, 1999 and requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation in accordance with APB Opinion No. 20, "Accounting Changes." The Company is currently in the process of evaluating the impact, if any, SAB 101 will have on the financial position or results of operations of the Company.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                         AURORA BIOSCIENCES CORPORATION

2. CASH EQUIVALENTS AND INVESTMENT SECURITIES

     A summary of cash equivalents and available-for-sale investment securities is shown below:

                                                                   GROSS        GROSS
                                                                 UNREALIZED   UNREALIZED    ESTIMATED
                                                      COST         GAINS        LOSSES     FAIR VALUE
                                                   -----------   ----------   ----------   -----------
DECEMBER 31, 1999
Money market funds...............................  $ 4,622,220      $ --       $    --     $ 4,622,220
U.S. government and agency securities............    9,934,933       220         3,096       9,932,057
U.S. corporate securities........................   15,944,345       203        45,894      15,898,654
                                                   -----------      ----       -------     -----------
     Total debt securities.......................   30,501,498       423        48,990      30,452,931
Less amounts classified as cash equivalents......   (9,769,235)       --            --      (9,769,235)
                                                   -----------      ----       -------     -----------
     Total investment securities,
       available-for-sale........................  $20,732,263      $423       $48,990     $20,683,696
                                                   ===========      ====       =======     ===========

DECEMBER 31, 1998
Money market funds...............................  $ 1,627,317      $ --       $    --     $ 1,627,317
U.S. government and agency securities............   14,134,679        --            --      14,134,679
U.S. corporate securities........................   12,263,312        --            --      12,263,312
                                                   -----------      ----       -------     -----------
     Total debt securities.......................   28,025,308        --            --      28,025,308
Less amounts classified as cash equivalents......   (9,477,317)       --            --      (9,477,317)
                                                   -----------      ----       -------     -----------
     Total investment securities,
       available-for-sale........................  $18,547,991      $ --       $    --     $18,547,991
                                                   ===========      ====       =======     ===========

     Realized gains or losses on sales of available-for-sale securities in 1999, 1998 and 1997 were not significant. The net adjustment to unrealized holding gains (losses) on available-for-sale securities included in comprehensive income totaled $48,567, net of tax, in 1999. The estimated fair value of available-for-sale debt securities as of December 31, 1999 by contractual maturity is as follows: $16.7 million due within one year and $4.0 million due in one to two years.

3. NOTES RECEIVABLE FROM OFFICERS AND EMPLOYEES

     Notes receivable from officers and employees generally consist of relocation and housing loans to assist in the relocation of new employees. These notes are generally secured by a deed of trust on the individual's principal residence. Notes receivable as of December 31, 1999 include separate loans to officers of the Company of $60,000, $40,000 and $15,000. The $60,000 note is interest-free and is due in 2003, but will be forgiven in four annual increments provided that such officer remains an employee of the Company. The $40,000 note bears interest payable monthly at approximately 6% per annum and is due in 2001, but will be forgiven in $20,000 increments during 2000 provided that such officer remains an employee of the Company. The $15,000 note bears interest payable monthly at approximately 6% per annum and is due in 2002.

                         AURORA BIOSCIENCES CORPORATION

4. BALANCE SHEET DETAILS

     Equipment, furniture and leaseholds consist of the following:

                                                           DECEMBER 31,
                                                    --------------------------
                                                       1999           1998
                                                    -----------    -----------
Scientific equipment..............................  $ 6,300,449    $ 5,394,363
Office furniture, computers and equipment.........    5,135,901      4,109,911
Leasehold improvements............................    5,335,996      4,887,714
Construction in process...........................    1,636,249             --
                                                    -----------    -----------
                                                     18,408,595     14,391,988
Less accumulated depreciation and amortization....   (6,516,197)    (3,528,631)
                                                    -----------    -----------
                                                    $11,892,398    $10,863,357
                                                    ===========    ===========

     The cost of equipment, furniture and leaseholds under capital leases and loans at December 31, 1999 and 1998 was $11,469,708 and $9,148,994,
respectively. The accumulated depreciation and amortization of equipment, furniture and leaseholds under capital leases and loans at December 31, 1999 and 1998 was $5,283,909 and $2,693,324, respectively.

     Other assets consist of the following:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1999          1998
                                                      ----------    ----------
Chemical compounds..................................  $2,862,494    $1,148,654
Equity investments..................................   2,400,003     2,400,003
Patents and licenses................................     905,081       675,426
Deposits, noncurrent................................          --       994,868
                                                      ----------    ----------
                                                      $6,167,578    $5,218,951
                                                      ==========    ==========

     The above amounts are net of accumulated amortization of patents, licenses and compounds of $297,173 and $32,912 at December 31, 1999 and 1998, respectively.

5. COMMITMENTS

CONSULTING AGREEMENTS

     The Company has entered into various consulting agreements with its Scientific Advisors and others for aggregate minimum annual fees of approximately $90,000 over the next four years. The agreements are cancelable by either party upon 60 or 90 days written notice. During the years ended December 31, 1999, 1998 and 1997, the Company expensed approximately $190,000, $250,000 and $440,000, respectively, of fees and expense reimbursements related to these agreements.

TECHNOLOGY AND LICENSE AGREEMENTS

     The Company has entered into various strategic technology and license agreements with third parties pursuant to the development of its screening systems and the synthesis of chemical compounds. These agreements contain varying terms and provisions which require the Company to make payments to the third parties, subject to satisfactory performance by the third parties. Pursuant to these agreements, the Company paid approximately $1,700,000, $1,400,000 and $850,000 in 1999, 1998 and 1997, respectively, and is obligated to pay a total of approximately $4.5 million over the next four years.

                         AURORA BIOSCIENCES CORPORATION

     The Company has also entered into various license agreements with corporations and academic institutions regarding rights to certain inventions and technologies. Most such agreements may be terminated by the Company with 60 days written notice without significant financial penalty. Pursuant to these agreements, the Company paid approximately $520,000, $1,070,000 and $140,000 in 1999, 1998 and 1997, respectively, and is obligated to pay a total of approximately $1.2 million over the next four years.

LEASES AND LOANS

     The Company leases its facilities and certain equipment under operating lease agreements which expire at various dates through September 2008. The facilities lease agreement is secured by a letter of credit totaling $0.7 million, which is secured by a certificate of deposit. At December 31, 1999, such restricted cash totaling $670,000 was included in noncurrent assets. The letter of credit will be reduced over the next two years on a predetermined schedule. Rent expense totaled approximately $1,595,000, $1,593,000 and $1,205,000 in 1999, 1998 and 1997, respectively.

     In November 1997, the Company subleased certain of its facilities to a third party under an operating lease which expired in October 1999. Total sublease income in 1999, 1998 and 1997 included as a credit to rent expense is $763,000, $935,000 and $79,000, respectively.

     The Company leases certain equipment and improvements under capital lease and loan agreements which expire at various dates through November 2003. Unused capital loans available at December 31, 1999 totaled $1.7 million.

     Annual future minimum lease payments for operating and capital leases and loans as of December 31, 1999 are as follows:

                                                                      CAPITAL LEASES
                                                  OPERATING LEASES      AND LOANS
                                                  ----------------    --------------
Years ended December 31, 2000...................    $ 1,745,627        $ 3,028,490
2001............................................      1,797,515          2,290,360
2002............................................      1,852,071          2,001,069
2003............................................      1,907,633            509,666
2004............................................      1,963,818                 --
Thereafter......................................      7,899,858                 --
                                                    -----------        -----------
Total minimum lease and loan payments...........    $17,166,522          7,829,585
                                                    ===========
Less amounts representing interest..............                          (989,813)
                                                                       -----------
Present value of capital lease and loan
  payments......................................                         6,839,772
Less current portion............................                        (2,497,046)
                                                                       -----------
Capital lease and loan obligations,
  noncurrent....................................                       $ 4,342,726
                                                                       ===========

6. STOCKHOLDERS' EQUITY

COMMON STOCK

     Certain shares of common stock have been issued to founders, directors and employees of, and consultants to, the Company. In connection with certain stock purchase agreements, the Company has the option to repurchase, at the original issue price, any unvested shares in the event of termination of employment or engagement. Shares issued under these agreements generally vest over four years. At December 31, 1999, 84,667 shares of common stock were subject to repurchase by the Company.

                         AURORA BIOSCIENCES CORPORATION

DEFERRED COMPENSATION

     The Company records and amortizes over the related vesting periods deferred compensation representing the difference between the price per share of restricted stock issued or the exercise price of stock options granted and the fair value of the Company's common stock at the date of issuance or grant.

STOCK OPTION AND PURCHASE PLANS

     In 1996, the Company adopted the 1996 Stock Plan (the "Stock Plan"), under which, as amended, 6,000,000 shares of the Company's common stock were reserved for future issuance. The Stock Plan provides for the grant of incentive stock options and stock appreciation rights to employees and nonstatutory stock options and stock purchase rights to employees, directors and consultants. All options granted under the Stock Plan expire not later than ten years from the date of grant and vest and become fully exercisable after not more than five years of continued employment or engagement. Options generally vest over four years, with one-fourth of the shares vesting after one year and the remainder vesting monthly over the next thirty-six months. The exercise price of incentive stock options must be equal to at least the fair market value of the Company's common stock on the date of grant, and the exercise price of nonstatutory options may be no less than 85% of the fair market value of the Company's common stock on the date of grant.

     In 1997, the Company adopted a Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), under which 240,000 shares of the Company's common stock were reserved for future issuance. All options granted under the Directors' Plan expire no later than ten years from the date of grant and vest and become fully exercisable after not more than four years of continued service. Options issued to date generally vest monthly over four years. The exercise price of each option must be equal to the fair market value of the Company's common stock on the date of grant.

     In 1997, the Company adopted an Employee Stock Purchase Plan (the "Purchase Plan"), under which, as amended, 700,000 shares of the Company's common stock were reserved for future issuance. The Purchase Plan provides for all eligible employees to purchase the Company's common stock through payroll deductions at a price equal to 85% of the lesser of the fair market value per share of the Company's common stock on the start date of each overlapping two-year offering period or on the date on which each semi-annual purchase period ends. At December 31, 1999, 308,218 shares of common stock have been issued pursuant to the Purchase Plan.

     Pro forma information regarding net income (loss) and income (loss) per share is required by SFAS 123, and has been determined as set forth below as if the Company had accounted for stock options and shares issued under the Purchase Plan under the fair value method of SFAS 123. The fair value of stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1999, 1998 and 1997: risk-free interest rates of 6.57%, 4.59% and 5.44%, respectively; no annual dividends; volatility factor of 60%; and an expected option life of five years. The weighted-average fair value of stock options granted during 1999, 1998 and 1997 was $4.44, $4.15 and $3.33, respectively.

     Shares issued under the Purchase Plan were valued based upon the difference, if any, between the market value of the stock and the purchase price of the shares on the date of purchase. The weighted-average fair value on the date of purchase for stock purchased under this plan was $5.32, $5.32 and $5.19 in 1999, 1998 and 1997, respectively.

     For purposes of pro forma disclosures, the estimated fair value of stock options is amortized to expense over the options' respective vesting periods and the estimated fair value of shares issued under the Purchase Plan are amortized to expense over the respective offering periods. If compensation cost for the Company's Stock and Purchase plans had been determined based on the fair value at the grant date as

                         AURORA BIOSCIENCES CORPORATION
defined by SFAS 123, the Company's pro forma results for 1999, 1998 and 1997 would have been as follows:

                                                 1999            1998          1997
                                              -----------    ------------    ---------
Pro forma loss..............................  $(4,031,014)   $(19,587,000)   $(124,000)
Pro forma basic and diluted loss per
  share.....................................  $     (0.24)   $      (1.20)   $   (0.01)

     The following table summarizes stock option activity under the Stock and Directors' Plans and related information through December 31, 1999:

                                                  NUMBER OF     WEIGHTED-AVERAGE
                                                   OPTIONS       EXERCISE PRICE
                                                  ----------    ----------------
Outstanding at December 31, 1996................       4,000         $ 0.09
  Granted.......................................   1,119,120         $ 5.90
  Exercised.....................................      (4,000)        $ 1.15
  Cancelled.....................................     (12,700)        $ 5.02
                                                  ----------
Outstanding at December 31, 1997................   1,106,420         $ 5.90
  Granted.......................................   2,945,830         $ 7.33
  Exercised.....................................     (30,409)        $ 1.40
  Cancelled.....................................  (1,277,351)        $10.78
                                                  ----------
Outstanding at December 31, 1998................   2,744,490         $ 5.23
  Granted.......................................   1,347,261         $ 8.20
  Exercised.....................................    (237,994)        $ 3.57
  Cancelled.....................................    (334,754)        $ 6.36
                                                  ----------
Outstanding at December 31, 1999................   3,519,003         $ 6.38
                                                  ==========

     At December 31, 1999, 2,095,964 shares remain available for grant under the Stock and Directors' Plans.

     In November 1998, the Board of Directors authorized a plan whereby employee option holders could have exchanged all of his or her current vested and unvested options on a one-for-one basis for new options priced at the market value as of November 19, 1998. This plan was not available to members of the Board of Directors and executive officers were not permitted to exchange options with an exercise price of $10.00 or below, with the exception of one officer who did not meet the criteria to be included as a "Named Executive Officer" in the Company's Proxy Statement. Under this plan, an aggregate of 1,099,430 options with an average exercise price of $11.04 per share were exchanged for options with an exercise price of $5.25 per share. The replacement options vest and expire based on the original grant date. The replacement options were not exercisable until November 20, 1999. All replacement options are included in grants and cancellations in the above summary of stock option activity.

                         AURORA BIOSCIENCES CORPORATION

     The following table summarizes information about stock options outstanding under the Company's Stock and Directors' Plans at December 31, 1999:

                               OPTIONS OUTSTANDING
                 -----------------------------------------------
                             WEIGHTED-AVERAGE                          OPTIONS EXERCISABLE
                                REMAINING                          ----------------------------
   RANGE OF      NUMBER OF     CONTRACTUAL      WEIGHTED-AVERAGE   NUMBER OF   WEIGHTED-AVERAGE
EXERCISE PRICES   OPTIONS          LIFE          EXERCISE PRICE     OPTIONS     EXERCISE PRICE
---------------  ---------   ----------------   ----------------   ---------   ----------------
$0.09 - $ 5.25   1,399,172         7.91              $4.14          661,886         $3.72
$5.34 - $ 6.72   1,011,176         9.18              $6.15           23,207         $6.12
$7.13 - $15.31   1,108,655         9.13              $9.40          172,852         $8.48
                 ---------                                          -------
$0.09 - $15.31   3,519,003         8.66              $6.38          857,945         $4.75
                 =========                                          =======

COMMON STOCK RESERVED FOR FUTURE ISSUANCE

     At December 31, 1999, the Company has reserved shares of common stock for future issuance as follows:

Common stock and stock options under 1996 Stock Plan......  5,386,966
Common stock under Employee Stock Purchase Plan...........    391,782
Stock options under Directors' Plan.......................    228,001
Other.....................................................      4,000
                                                            ---------
                                                            6,010,749
                                                            =========

7. INCOME TAXES

     The provision for income taxes on earnings subject to income taxes differs from the statutory federal rate due to the following:

                                                       YEARS ENDED DECEMBER 31,
                                                 -------------------------------------
                                                   1999          1998          1997
                                                 ---------    -----------    ---------
Federal income taxes (benefit).................  $  94,000    $(6,528,000)   $ 101,000
State income tax, net of federal benefit.......      1,000             --        3,000
Tax effect of permanent differences............    330,000        414,000      301,000
Alternative minimum taxes......................    116,000             --       17,000
Increase (decrease) in valuation allowance and
  other........................................   (424,000)     6,114,000     (402,000)
                                                 ---------    -----------    ---------
                                                 $ 117,000    $        --    $  20,000
                                                 =========    ===========    =========

     The provision for income taxes attributable to continuing operations consisted of current federal income taxes of $116,000 and $17,000 in 1999 and 1997, respectively, and current state income taxes of $1,000 and $3,000 in 1999 and 1997, respectively.

     At December 31, 1999, the Company had federal income tax net operating loss carryforwards of approximately $13,059,000. The federal tax loss carryforwards will begin to expire in 2018, unless previously utilized. The Company also had federal and California research tax credit carryforwards of approximately $670,000 and $291,000, respectively, which will begin to expire in 2010 and 2012, respectively, unless previously utilized. The Company also had California manufacturer's investment tax credit carryforwards of approximately $351,000, which will begin to expire in 2005 unless previously

                         AURORA BIOSCIENCES CORPORATION
utilized. Aurora has federal and California alternative minimum tax credit carryforwards of approximately $158,000 and $7,000, respectively, which may be carried forward indefinitely.

     Pursuant to Sections 382 and 383 of the Internal Revenue Code, use of these net operating loss and credit carryforwards may be substantially limited because of cumulative changes in the Company's ownership of more than 50%. However, the Company does not believe such limitations will have a material impact upon the utilization of these carryforwards.

     Significant components of the Company's net deferred tax assets as of December 31, 1999 and 1998 are shown below. Valuation allowances of $9,039,000 and $9,148,000 at December 31, 1999 and 1998, respectively, have been recognized to offset the net deferred tax assets as realization of such assets is uncertain.

                                                           DECEMBER 31,
                                                    --------------------------
                                                       1999           1998
                                                    -----------    -----------
Deferred tax assets:
  Net operating loss carryforwards................  $ 4,571,000    $ 7,048,000
  Deferred revenue................................    2,402,000             --
  Tax credit carryforwards........................    1,154,000      1,184,000
  Capitalized research and development............      779,000        915,000
  Other, net......................................      865,000        346,000
                                                    -----------    -----------
  Total deferred tax assets.......................    9,771,000      9,493,000
Deferred tax liability:
  Depreciation....................................     (732,000)      (345,000)
                                                    -----------    -----------
Net deferred tax assets...........................    9,039,000      9,148,000
Valuation allowance for net deferred tax assets...   (9,039,000)    (9,148,000)
                                                    -----------    -----------
Net deferred taxes................................  $        --    $        --
                                                    ===========    ===========

8. INCOME (LOSS) PER SHARE

     The following table sets forth the computation of basic and diluted income
(loss) per share:

                                                      YEARS ENDED DECEMBER 31,
                                             ------------------------------------------
                                                1999            1998           1997
                                             -----------    ------------    -----------
Numerator:
  Net income (loss)........................  $   151,919    $(18,653,118)   $   267,334
                                             ===========    ============    ===========
Denominator:
  Shares used in basic income (loss) per
     share computations -- weighted average
     common shares outstanding.............   16,967,124      16,312,194      8,970,183
  Effect of dilutive securities:
     Convertible preferred stock...........           --              --      4,591,231
     Nonvested common stock................      184,628              --      1,452,820
     Warrants..............................           --              --         20,970
     Common stock options..................    1,089,597              --        387,551
                                             -----------    ------------    -----------
  Shares used in diluted income (loss) per
     share computations....................   18,241,349      16,312,194     15,422,755
                                             ===========    ============    ===========

     For additional disclosures regarding nonvested common stock and common stock options, see Note 6.

                         AURORA BIOSCIENCES CORPORATION

     Basic income (loss) per share excludes the weighted average effects of the Company's nonvested common stock totaling 184,628, 693,861 and 1,452,820 shares for the years ended December 31, 1999, 1998 and 1997, respectively. Nonvested common stock is not included in basic income (loss) per share until the time-based vesting restrictions have lapsed.

     Options to purchase 2,744,490 shares of common stock and 349,428 shares of nonvested common stock were outstanding at December 31, 1998 but were not included in the computation of diluted earnings per share because the effect would be anti-dilutive.

     In computing income (loss) per share for periods prior to the Company's IPO in June 1997, the Company excluded the impact of convertible preferred stock to conform to current interpretations by the Securities and Exchange Commission. For comparative purposes, basic income per share under the if-converted method would have been $0.02 in 1997 with 13,561,414 weighted average shares.

9. 401(K) RETIREMENT SAVINGS PLAN

     In 1996, the Company adopted a 401(k) Retirement Savings Plan covering substantially all employees who have completed certain service requirements. Participants may contribute a portion of their compensation to the Plan through payroll deductions. The Company paid Plan expenses totaling $7,000, $6,000 and $3,000 in 1999, 1998 and 1997, respectively. Company matching contributions, if any, are determined by the Company at its sole discretion. Company contributions under the Plan totaled $167,000 and $120,000 in 1999 and 1998, respectively. No Company contributions were made in 1997.

10. COLLABORATIVE AGREEMENTS

     The Company has entered into the following collaborative agreements:

ULTRA-HIGH THROUGHPUT SCREENING SYSTEM AND SCREEN DEVELOPMENT AGREEMENTS

     The Company entered into collaborative agreements (the "Agreements") with BMS and Eli Lilly and Company, Inc. ("Lilly") in 1996, Warner-Lambert and Merck in 1997, and Pfizer in 1999 (collectively, the "Collaborators") regarding the development and installation of the Company's UHTSS Platform at each of the Collaborators. Under the terms of each of the Agreements, the Company is required to develop and separately install three modules to be integrated into one complete UHTSS Platform. In return, the Collaborators are obligated to make certain payments to the Company in the form of non-refundable upfront fees, delivery or installation payments and ongoing research and co-development funding. The Company is obligated to provide service and support for each installed UHTSS Platform for a limited period of time.

     The Company and the Collaborators will also co-develop high throughput screening assays for use by the Collaborators. In addition to certain payments to be made by the Collaborators for the use of these assays and assay technologies, the Collaborators will also make certain milestone and royalty payments to the Company if the Collaborators develop and commercialize certain compounds identified using a screen developed by the Company.

     The Collaborators may terminate the Agreements at any time without cause upon written notice, provided that certain withdrawal payments are made. One of the Agreements provide for penalties, defined at $2,777 per day up to $1 million, payable by the Company if it fails to deliver the completed UHTSS Platform by a specified time. As of December 31, 1999, the Company has not accrued for any penalties.

     In November 1999, the Company and Lilly agreed to amend their collaborative research and license agreement and discontinue further development of Lilly's UHTSS Platform. The companies continued

                         AURORA BIOSCIENCES CORPORATION
their collaborative screen development program and Lilly extended its license to certain Aurora technologies as part of the amendment.

     The Company entered into agreements with Warner-Lambert in 1998 and Pfizer in 1999 to develop an automated master compound storage ("AMCS(TM)") system for long-term housing of chemical and biological compounds.

SCREENING SERVICES AGREEMENTS

     In 1998, the Company entered into a collaboration with Cytovia, Inc., whereby Aurora will provide screening services and access to its compound library. In 1999, Aurora entered into agreements to develop screening assays and/or provide screening services with Pharmacia & Upjohn, Inc., F. Hoffman-LaRoche Ltd. and the Cystic Fibrosis Foundation. The Company also entered into agreements with Warner-Lambert, Becton Dickinson and Company and Merck to provide functional genomics services using the Company's GenomeScreen(TM) technology. In addition, Aurora entered into agreements in the area of ion channel drug discovery with certain UHTSS Collaborators, Glaxo Wellcome and Wyeth-Ayerst Laboratories, the Pharmaceutical Division of American Home Products Corporation. Under these agreements, the Company will develop assays, deliver instrumentation and provide ongoing scientific and technical support related to ion channels.

     The Company intends to continue to enter into such agreements to provide services. Such agreements vary in length and size, however, under these agreements, the Company is required to develop screening assays and to perform screening services. The customer is obligated to make certain payments to the Company in the form of upfront fees, development payments and fees for screening services. Generally, the customer is also required to make certain milestones and royalty payments to Aurora in the event of development and commercialization of a compound identified using a screen developed by Aurora.

11. SUBSEQUENT EVENT

     In February 2000, the Company completed a private placement of 1.8 million shares of newly issued Common Stock to selected institutional and other accredited investors. The purchase price was $42.00 per share, resulting in net proceeds of approximately $71 million.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Aurora Biosciences Corporation

     We have audited the supplemental consolidated balance sheets of Aurora Biosciences Corporation (formed as a result of the consolidation of Aurora Biosciences Corporation and Quorum Sciences Inc.) as of December 31, 1999 and 1998 and the related supplemental consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. The supplemental consolidated financial statements give retroactive effect to the merger of Aurora Biosciences Corporation and Quorum Sciences Inc. on October 4, 2000, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental consolidated financial statements are the responsibility of the management of Aurora Biosciences Corporation. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of Quorum Sciences Inc. which statements reflect total assets of $144,717 for 1999 and $77,363 for 1998 of the related supplemental consolidated financial statement totals, and which reflect net loss of $414,793 of the related supplemental consolidated financial statement totals for the three year period ended December 31, 1999. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Quorum Sciences Inc., is based solely on the report of the other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aurora Biosciences Corporation at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, after giving retroactive effect to the merger of Quorum Sciences Inc., as described in the notes to the supplemental consolidated financial statements, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

San Diego, California
February 10, 2000, except for Note 11,
as to which the date is October 4, 2000

     REPORT OF HILDEBRAND, LIMPARIS & HEVEY, CPAS, PC, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Quorum Sciences, Inc.
Frederick, Maryland

     We have audited the accompanying balance sheets of Quorum Sciences, Inc. (a Delaware development stage corporation) as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1999 and the periods from April 6, 1998 (inception) to December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quorum Sciences, Inc. as of December 31, 1999 and 1998, and the results of its operations for the periods then ended in conformity with generally accepted accounting principles.

                                          HILDEBRAND, LIMPARIS & HEVEY, CPAS, PC

March 7, 2000

                         AURORA BIOSCIENCES CORPORATION

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1999            1998
                                                              ------------    ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 16,049,590    $  9,534,250
  Investment securities, available-for-sale.................    20,683,696      18,547,991
  Accounts receivable.......................................     5,284,135       3,750,291
  Notes receivable from officers and employees..............        50,000         210,000
  Prepaid expenses..........................................     1,443,840         475,927
  Other current assets......................................     1,623,301       1,104,249
                                                              ------------    ------------
     Total current assets...................................    45,134,562      33,622,708
Equipment, furniture and leaseholds, net....................    11,902,464      10,865,880
Notes receivable from officers and employees................       115,000         210,000
Restricted cash.............................................       669,810       1,096,034
Other assets................................................     6,185,341       5,237,457
                                                              ------------    ------------
     Total assets...........................................  $ 64,007,177    $ 51,032,079
                                                              ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  3,875,441    $  3,216,696
  Accrued compensation......................................     2,219,172         550,770
  Other current liabilities.................................       445,195         396,114
  Unearned revenue..........................................    10,214,848       2,460,833
  Capital lease and loan obligations, current portion.......     2,497,046       2,024,786
                                                              ------------    ------------
     Total current liabilities..............................    19,251,702       8,649,199
Capital lease and loan obligations, less current portion....     4,342,726       4,787,667
Commitments
Stockholders' equity:
  Preferred stock, $.001 par value; 7,500,000 shares
     authorized and no shares issued and outstanding........            --              --
  Common stock, $.001 par value; 50,000,000 shares
     authorized, 17,519,665 and 17,101,843 shares issued and
     outstanding at December 31, 1999 and 1998,
     respectively...........................................        17,520          17,102
  Additional paid-in capital................................    63,267,773      61,603,265
  Accumulated other comprehensive loss......................       (48,567)             --
  Deferred compensation.....................................      (830,112)     (2,240,606)
  Accumulated deficit.......................................   (21,993,865)    (21,784,548)
                                                              ------------    ------------
     Total stockholders' equity.............................    40,412,749      37,595,213
                                                              ------------    ------------
     Total liabilities and stockholders' equity.............  $ 64,007,177    $ 51,032,079
                                                              ============    ============

                            See accompanying notes.

                         AURORA BIOSCIENCES CORPORATION

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              YEARS ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                        1999            1998           1997
                                                     -----------    ------------    -----------
Revenue............................................  $50,521,461    $ 26,557,888    $14,907,749
Operating expenses:
  Cost of revenue..................................   27,941,512      23,814,409      6,982,875
  Research and development.........................   11,593,538      17,145,787      5,405,731
  Selling, general and administrative..............   11,932,950       6,103,808      3,679,317
                                                     -----------    ------------    -----------
     Total operating expenses......................   51,468,000      47,064,004     16,067,923
                                                     -----------    ------------    -----------
Loss from operations...............................     (946,539)    (20,506,116)    (1,160,174)
Interest income....................................    1,545,091       2,444,836      1,793,691
Interest expense...................................     (690,869)       (645,395)      (346,183)
                                                     -----------    ------------    -----------
Income (loss) before income taxes..................      (92,317)    (18,706,675)       287,334
Income taxes.......................................     (117,000)             --        (20,000)
                                                     -----------    ------------    -----------
Net income (loss)..................................  $  (209,317)   $(18,706,675)   $   267,334
                                                     ===========    ============    ===========

Basic income (loss) per share......................  $     (0.01)   $      (1.15)   $      0.03
                                                     ===========    ============    ===========
Diluted income (loss) per share....................  $     (0.01)   $      (1.15)   $      0.02
                                                     ===========    ============    ===========

Shares used in computing:
  Basic income (loss) per share....................   17,019,195      16,336,287      8,970,183
                                                     ===========    ============    ===========
  Diluted income (loss) per share..................   17,019,195      16,336,287     15,422,755
                                                     ===========    ============    ===========

                            See accompanying notes.

                         AURORA BIOSCIENCES CORPORATION

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      THREE YEARS ENDED DECEMBER 31, 1999

                                                                                                 ACCUMULATED
                                       PREFERRED STOCK         COMMON STOCK       ADDITIONAL        OTHER
                                     -------------------   --------------------     PAID-IN     COMPREHENSIVE     DEFERRED
                                       SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL         LOSS        COMPENSATION
                                     ----------   ------   ----------   -------   -----------   -------------   ------------
BALANCE AT DECEMBER 31, 1996.......   9,915,973   $9,916    2,865,156   $2,865    $18,887,790     $     --      $  (371,573)
  Costs incurred in connection with
    issuance of Series D preferred
    stock..........................          --      --            --       --        (37,485)          --               --
  Conversion of Series A, B, C and
    D preferred stock into common
    stock..........................  (9,915,973)  (9,916)   9,915,973    9,916             --           --               --
  Exercise of warrants to purchase
    common stock...................          --      --        45,290       45            (45)          --               --
  Issuance of common stock, net....          --      --     4,206,466    4,207     37,905,268           --               --
  Deferred compensation related to
    stock and stock options........          --      --            --       --      3,741,944           --       (3,513,702)
  Amortization of deferred
    compensation...................          --      --            --       --             --           --          812,715
  Net income.......................          --      --            --       --             --           --               --
                                     ----------   ------   ----------   -------   -----------     --------      -----------
BALANCE AT DECEMBER 31, 1997.......          --      --    17,032,885   17,033     60,497,472           --       (3,072,560)
  Issuance of common stock, net....          --      --       125,369      125        511,510           --               --
  Issuance of common stock for
    acquired technology............          --      --        75,000       75        569,456           --               --
  Issuance of common stock for
    acquisition of Quorum Sciences,
    Inc............................          --      --        76,924       77        106,423           --               --
  Repurchases of common stock......          --      --      (208,335)    (208)       (24,436)          --               --
  Deferred compensation related to
    stock and stock options........          --      --            --       --        (57,160)          --           57,160
  Amortization of deferred
    compensation...................          --      --            --       --             --           --          774,794
  Net loss.........................          --      --            --       --             --           --               --
                                     ----------   ------   ----------   -------   -----------     --------      -----------
BALANCE AT DECEMBER 31, 1998.......          --      --    17,101,843   17,102     61,603,265           --       (2,240,606)
  Issuance of common stock, net....          --      --       439,515      440      2,243,941           --               --
  Repurchases of common stock......          --      --       (21,693)     (22)        (2,671)          --               --
  Deferred compensation related to
    stock and stock options........          --      --            --       --       (576,762)          --          576,762
  Amortization of deferred
    compensation...................          --      --            --       --             --           --          833,732
  Net income.......................          --      --            --       --             --           --               --
  Unrealized loss from
    investments....................          --      --            --       --             --      (48,567)              --
    Comprehensive loss.............
                                     ----------   ------   ----------   -------   -----------     --------      -----------
BALANCE AT DECEMBER 31, 1999.......          --   $  --    17,519,665   $17,520   $63,267,773     $(48,567)     $  (830,112)
                                     ==========   ======   ==========   =======   ===========     ========      ===========

                                                         TOTAL
                                                     STOCKHOLDERS'
                                     ACCUMULATED         EQUITY
                                       DEFICIT         (DEFICIT)
                                     ------------   ----------------
BALANCE AT DECEMBER 31, 1996.......  $(3,345,207)     $ 15,183,791
  Costs incurred in connection with
    issuance of Series D preferred
    stock..........................           --           (37,485)
  Conversion of Series A, B, C and
    D preferred stock into common
    stock..........................           --                --
  Exercise of warrants to purchase
    common stock...................           --                --
  Issuance of common stock, net....           --        37,909,475
  Deferred compensation related to
    stock and stock options........           --           228,242
  Amortization of deferred
    compensation...................           --           812,715
  Net income.......................      267,334           267,334
                                     ------------     ------------
BALANCE AT DECEMBER 31, 1997.......   (3,077,873)       54,364,072
  Issuance of common stock, net....           --           511,635
  Issuance of common stock for
    acquired technology............           --           569,531
  Issuance of common stock for
    acquisition of Quorum Sciences,
    Inc............................           --           106,500
  Repurchases of common stock......           --           (24,644)
  Deferred compensation related to
    stock and stock options........           --                --
  Amortization of deferred
    compensation...................           --           774,794
  Net loss.........................  (18,706,675)      (18,706,675)
                                     ------------     ------------
BALANCE AT DECEMBER 31, 1998.......  (21,784,548)       37,595,213
  Issuance of common stock, net....           --         2,244,381
  Repurchases of common stock......           --            (2,693)
  Deferred compensation related to
    stock and stock options........           --                --
  Amortization of deferred
    compensation...................           --           833,732
  Net income.......................     (209,317)         (209,317)
  Unrealized loss from
    investments....................           --           (48,567)
                                                      ------------
    Comprehensive loss.............                       (257,884)
                                     ------------     ------------
BALANCE AT DECEMBER 31, 1999.......  $(21,993,865)    $ 40,412,749
                                     ============     ============

                            See accompanying notes.

                         AURORA BIOSCIENCES CORPORATION

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             YEARS ENDED DECEMBER 31,
                                                   --------------------------------------------
                                                       1999            1998            1997
                                                   ------------    ------------    ------------
OPERATING ACTIVITIES:
Net income (loss)................................  $   (209,317)   $(18,706,675)   $    267,334
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating
  activities:
  Depreciation and amortization..................     3,236,771       2,423,249         964,323
  Amortization of deferred compensation..........       833,732         774,794         812,715
  Other non-cash items, net......................      (184,000)        569,531              --
  Changes in operating assets and liabilities:
     Accounts receivable.........................    (1,533,844)       (543,125)     (2,090,643)
     Prepaid expenses and other current assets...    (1,186,965)       (253,829)       (929,143)
     Other assets................................    (1,932,531)     (1,480,639)       (230,376)
     Accounts payable and accrued compensation...     2,325,722       2,381,088         999,451
     Other current liabilities...................        50,506         163,916         227,778
     Unearned revenue............................     7,754,015         136,832       2,074,001
     Other noncurrent liabilities................            --        (154,346)        154,346
                                                   ------------    ------------    ------------
       Net cash provided by (used in) operating
          activities.............................     9,154,089     (14,689,204)      2,249,786
Investing activities:
  Purchases of short-term investments............   (10,893,919)    (23,015,257)    (24,459,286)
  Sales and maturities of short-term
     investments.................................     8,709,647      30,205,000       7,974,422
  Purchases of property and equipment............    (1,587,219)     (2,841,145)     (1,951,776)
  Notes receivable from officers and employees...       235,000        (130,000)        (90,000)
  Restricted cash................................       426,224         215,889      (1,311,923)
  Other assets...................................            --      (2,448,917)       (339,283)
                                                   ------------    ------------    ------------
       Net cash provided by (used in) investing
          activities.............................    (3,110,267)      1,985,570     (20,177,846)
Financing activities:
  Issuance of convertible preferred stock, net...            --              --         (37,485)
  Issuance of common stock, net..................     2,145,688         586,991      37,909,475
  Proceeds from capital lease and loan
     obligations.................................       619,225              --              --
  Principal payments on capital lease and loan
     obligations.................................    (2,293,395)     (1,517,797)       (689,278)
                                                   ------------    ------------    ------------
       Net cash provided by (used in) financing
          activities.............................       471,518        (930,806)     37,182,712
                                                   ------------    ------------    ------------
Net increase (decrease) in cash and cash
  equivalents....................................     6,515,340     (13,634,440)     19,254,652
Cash and cash equivalents at beginning of year...     9,534,250      23,168,690       3,914,038
                                                   ------------    ------------    ------------
Cash and cash equivalents at end of year.........  $ 16,049,590    $  9,534,250    $ 23,168,690
                                                   ============    ============    ============
Supplemental disclosure of cash flow information:
  Interest paid..................................  $    690,869    $    645,395    $    346,183
                                                   ============    ============    ============
Supplemental schedule of non-cash investing and
  financing activities:
  Property and equipment acquired under capital
     leases and loans............................  $  1,701,489    $  3,755,413    $  3,802,971
                                                   ============    ============    ============

                            See accompanying notes.

                         AURORA BIOSCIENCES CORPORATION

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS ACTIVITY

     Aurora Biosciences Corporation ("Aurora" or the "Company") was incorporated in California on May 8, 1995 and subsequently re-incorporated in Delaware on January 22, 1996. The Company combines innovative biotechnology with its novel, high technology, automation and software to provide solutions to challenges in drug discovery for the pharmaceutical and biotechnology industries. Aurora's core technologies include a broad portfolio of proprietary fluorescence assay technologies; its functional genomics GenomeScreen(TM) program; as well as its ultra-high throughput screening system ("UHTSS(TM) Platform") and subsystems to miniaturize and automate assays derived from those technologies within a computer-controlled integrated system, capable of searching through expansive libraries of compounds to identify those that might lead to new medicines.

     To date, the Company's revenue has been generated from a limited number of customers in the biotechnology and pharmaceutical industries in the U.S. and Europe. In 1999, greater than 10% of the Company's revenue resulted from transactions with each of the following customers: Pfizer, Inc. ("Pfizer") (21%), Warner-Lambert Company ("Warner-Lambert") (19%), Merck & Co., Inc. ("Merck") (16%) and Bristol-Myers Squibb Company ("BMS") (13%). The loss of such customers could have a material adverse impact on the Company.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Aurora and its wholly-owned subsidiary, Quorum Sciences, Inc. (see Note 11). All significant intercompany accounts and transactions have been eliminated.

     Generally accepted accounting principles prohibit giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation of the business combination. These supplemental consolidated financial statements do not extend through the date of combination; however, they will become the historical consolidated financial statements of the combined Company after financial statements covering the date of consummation of the business combination are issued.

CASH, CASH EQUIVALENTS AND INVESTMENT SECURITIES

     The Company considers all highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents. Management determines the appropriate classification of its cash equivalents and investment securities at the time of purchase and reevaluates such determination as of each balance sheet date. Management has classified the Company's cash equivalents and investment securities as available-for-sale securities in the accompanying financial statements. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported in other comprehensive income (loss). The cost of debt securities classified as available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion, as well as interest and dividends, are included in interest income. Realized gains and losses are also included in interest income. The cost of securities sold is based on the specific identification method.

     The Company invests its excess cash in U.S. government and agency securities, debt instruments of financial institutions and corporations and money market funds with strong credit ratings. The Company has established guidelines regarding diversification of its investments and their maturities which are designed to maintain safety and liquidity.

                         AURORA BIOSCIENCES CORPORATION

EQUIPMENT, FURNITURE AND LEASEHOLDS

     Equipment, including capitalized leased equipment, furniture and leaseholds, is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the shorter of the estimated useful lives of the respective assets (generally three to five years) or the term of the applicable lease.

OTHER ASSETS

     Equity investments in closely-held companies are carried at cost and reviewed quarterly for permanent impairment. Patents are carried at cost and amortized using the straight-line method over the expected useful lives, which are estimated to be four to eight years. Chemical compounds are carried at cost and amortized over the expected useful lives, which are estimated to be five years.

LONG-LIVED ASSETS

     The Company investigates potential impairments of its long-lived assets when there is evidence that events or changes in circumstances may have made recovery of an asset's carrying value unlikely. An impairment loss is recognized when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. The Company has not identified any such losses.

WARRANTY RESERVE

     Estimated expenses for warranty obligations are accrued as revenue is recognized. Reserve estimates are adjusted periodically to reflect actual experience.

STOCK OPTIONS

     In accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options. Under APB 25, if the purchase price of restricted stock or the exercise price of the Company's employee stock options equals or exceeds the fair value of the underlying stock on the date of issuance or grant, no compensation expense is recognized. Option grants to non-employees are valued in accordance with SFAS 123 and EITF 96-18 and are therefore expensed at fair value as services are performed.

REVENUE RECOGNITION

     Revenue under collaborative agreements with UHTSS syndicate customers typically consists of non-refundable, non-creditable upfront fees, ongoing research and co-development payments, and milestone, royalty and other contingent payments. Revenue from ongoing research and co-development payments is recognized ratably over the term of the agreement, and the Company believes such payments will approximate the research and development expense being incurred associated with the agreement. The Company does not have an obligation to refund, nor does there exist the presumption of an obligation to refund, ongoing research and co-development payments. Revenue from milestone or other contingent payments is recognized upon satisfaction of the contractual terms of the milestone or contingency. Revenue from equipment sales under short-term production contracts is recognized using the completed contract method. Revenue from equipment sales under long-term production contracts is recognized using the percentage of completion method, measured based on costs incurred to-date compared to estimated costs at completion. In 1999, the Company entered into its first long-term production contract. As of December 31, 1999, revenue recognized exceeded billings on the contract by $1.9 million and such amount

                         AURORA BIOSCIENCES CORPORATION
is included in accounts receivable in the accompanying balance sheet. License revenue is recognized ratably over the term of the licensing agreement. Revenue from royalty payments will be recognized upon applicable product sales.

     Revenue from screen development, screening and other services is recognized as the services are performed or ratably over the service period if the Company believes such method will approximate the expense being incurred. Revenue from upfront fees is deferred and recognized over the service period. Advance payments received in excess of amounts earned through performance are classified as unearned revenue. Revenue under cost reimbursement contracts is recognized as the related costs are incurred.

RESEARCH AND DEVELOPMENT EXPENSE

     All research and development costs are expensed in the period incurred. Customer-sponsored research and development expenses totaled approximately $4.6 million, $5.7 million and $1.8 million in 1999, 1998 and 1997, respectively. Company-sponsored research and development expenses totaled approximately $7.0 million, $11.4 million and $3.6 million in 1999, 1998 and 1997, respectively.

INCOME (LOSS) PER SHARE

     In accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"), basic income (loss) per share is calculated based upon the weighted average shares of common stock outstanding during the period, and excludes any dilutive effects of options, warrants and convertible securities. In 1999 and 1997, diluted income per share also gives effect to all potential dilutive common shares outstanding during the period. In 1998, all potential dilutive common shares have been excluded from the calculation of diluted loss per share as their inclusion would be anti-dilutive.

SEGMENT INFORMATION

     Statement of Financial Accounting Standards No. 131, Segment Information ("SFAS 131"), requires disclosure of certain financial information about operating segments, products, services and geographic areas in which they operate. The Company has not reported segment information because the Company operates in only one business segment.

EFFECT OF NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which will be effective January 1, 2001. This Statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company has not yet determined what impact SFAS 133 will have on the financial statements.

     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" (SAB 101) which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC. SAB 101 is effective the first fiscal quarter of fiscal years beginning after December 15, 1999 and requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation in accordance with APB Opinion No. 20, "Accounting Changes." The Company is currently in the process of evaluating the impact, if any, SAB 101 will have on the financial position or results of operations of the Company.

                         AURORA BIOSCIENCES CORPORATION

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

2. CASH EQUIVALENTS AND INVESTMENT SECURITIES

     A summary of cash equivalents and available-for-sale investment securities is shown below:

                                                                   GROSS        GROSS
                                                                 UNREALIZED   UNREALIZED    ESTIMATED
                                                      COST         GAINS        LOSSES     FAIR VALUE
                                                   -----------   ----------   ----------   -----------
DECEMBER 31, 1999
Money market funds...............................  $ 4,622,220      $ --       $    --     $ 4,622,220
U.S. government and agency securities............    9,934,933       220         3,096       9,932,057
U.S. corporate securities........................   15,944,345       203        45,894      15,898,654
                                                   -----------      ----       -------     -----------
  Total debt securities..........................   30,501,498       423        48,990      30,452,931
Less amounts classified as cash equivalents......   (9,769,235)       --            --      (9,769,235)
                                                   -----------      ----       -------     -----------
  Total investment securities,
     available-for-sale..........................  $20,732,263      $423       $48,990     $20,683,696
                                                   ===========      ====       =======     ===========
DECEMBER 31, 1998
Money market funds...............................  $ 1,627,317      $ --       $    --     $ 1,627,317
U.S. government and agency securities............   14,134,679        --            --      14,134,679
U.S. corporate securities........................   12,263,312        --            --      12,263,312
                                                   -----------      ----       -------     -----------
  Total debt securities..........................   28,025,308        --            --      28,025,308
Less amounts classified as cash equivalents......   (9,477,317)       --            --      (9,477,317)
                                                   -----------      ----       -------     -----------
  Total investment securities,
     available-for-sale..........................  $18,547,991      $ --       $    --     $18,547,991
                                                   ===========      ====       =======     ===========

     Realized gains or losses on sales of available-for-sale securities in 1999, 1998 and 1997 were not significant. The net adjustment to unrealized holding gains (losses) on available-for-sale securities included in comprehensive income totaled $48,567, net of tax, in 1999. The estimated fair value of available-for-sale debt securities as of December 31, 1999 by contractual maturity is as follows: $16.7 million due within one year and $4.0 million due in one to two years.

3. NOTES RECEIVABLE FROM OFFICERS AND EMPLOYEES

     Notes receivable from officers and employees generally consist of relocation and housing loans to assist in the relocation of new employees. These notes are generally secured by a deed of trust on the individual's principal residence. Notes receivable as of December 31, 1999 include separate loans to officers of the Company of $60,000, $40,000 and $15,000. The $60,000 note is interest-free and is due in 2003, but will be forgiven in four annual increments provided that such officer remains an employee of the Company. The $40,000 note bears interest payable monthly at approximately 6% per annum and is due in 2001, but will be forgiven in $20,000 increments during 2000 provided that such officer remains an employee of the Company. The $15,000 note bears interest payable monthly at approximately 6% per annum and is due in 2002.

                         AURORA BIOSCIENCES CORPORATION

4. BALANCE SHEET DETAILS

     Equipment, furniture and leaseholds consists of the following:

                                                           DECEMBER 31,
                                                    --------------------------
                                                       1999           1998
                                                    -----------    -----------
Scientific equipment..............................  $ 6,305,697    $ 5,394,363
Office furniture, computers and equipment.........    5,142,450      4,113,065
Leasehold improvements............................    5,335,996      4,887,714
Construction in process...........................    1,636,249             --
                                                    -----------    -----------
                                                     18,420,392     14,395,142
Less accumulated depreciation and amortization....   (6,517,928)    (3,529,262)
                                                    -----------    -----------
                                                    $11,902,464    $10,865,880
                                                    ===========    ===========

     The cost of equipment, furniture and leaseholds under capital leases and loans at December 31, 1999 and 1998 was $11,469,708 and $9,148,994,
respectively. The accumulated depreciation and amortization of equipment, furniture and leaseholds under capital leases and loans at December 31, 1999 and 1998 was $5,283,909 and $2,693,324, respectively.

     Other assets consist of the following:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1999          1998
                                                      ----------    ----------
Chemical compounds..................................  $2,862,494    $1,148,654
Equity investments..................................   2,400,003     2,400,003
Patents and licenses................................     905,081       675,426
Deposits, noncurrent................................          --       994,868
Miscellaneous.......................................      17,763        18,506
                                                      ----------    ----------
                                                      $6,185,341    $5,237,457
                                                      ==========    ==========

     The above amounts are net of accumulated amortization of patents, licenses and compounds of $298,548 and $33,544 at December 31, 1999 and 1998, respectively.

5. COMMITMENTS

CONSULTING AGREEMENTS

     The Company has entered into various consulting agreements with its Scientific Advisors and others for aggregate minimum annual fees of approximately $90,000 over the next four years. The agreements are cancelable by either party upon 60 or 90 days written notice. During the years ended December 31, 1999, 1998 and 1997, the Company expensed approximately $190,000, $250,000 and $440,000, respectively, of fees and expense reimbursements related to these agreements.

TECHNOLOGY AND LICENSE AGREEMENTS

     The Company has entered into various strategic technology and license agreements with third parties pursuant to the development of its screening systems and the synthesis of chemical compounds. These agreements contain varying terms and provisions which require the Company to make payments to the third parties, subject to satisfactory performance by the third parties. Pursuant to these agreements, the Company paid approximately $1,700,000, $1,400,000 and $850,000 in 1999, 1998 and 1997, respectively, and is obligated to pay a total of approximately $4.5 million over the next four years.

                         AURORA BIOSCIENCES CORPORATION

     The Company has also entered into various license agreements with corporations and academic institutions regarding rights to certain inventions and technologies. Most such agreements may be terminated by the Company with 60 days written notice without significant financial penalty. Pursuant to these agreements, the Company paid approximately $520,000, $1,070,000 and $140,000 in 1999, 1998 and 1997, respectively, and is obligated to pay a total of approximately $1.2 million over the next four years.

LEASES AND LOANS

     The Company leases its facilities and certain equipment under operating lease agreements which expire at various dates through September 2008. The facilities lease agreement is secured by a letter of credit totaling $0.7 million, which is secured by a certificate of deposit. At December 31, 1999, such restricted cash totaling $670,000 was included in noncurrent assets. The letter of credit will be reduced over the next two years on a predetermined schedule. Rent expense totaled approximately $1,615,000, $1,596,000 and $1,205,000 in 1999, 1998 and 1997, respectively.

     In November 1997, the Company subleased certain of its facilities to a third party under an operating lease which expired in October 1999. Total sublease income in 1999, 1998 and 1997 included as a credit to rent expense is $763,000, $935,000 and $79,000, respectively.

     The Company leases certain equipment and improvements under capital lease and loan agreements which expire at various dates through November 2003. Unused capital loans available at December 31, 1999 totaled $1.7 million.

     Annual future minimum lease payments for operating and capital leases and loans as of December 31, 1999 are as follows:

                                                                      CAPITAL LEASES
                                                  OPERATING LEASES      AND LOANS
                                                  ----------------    --------------
Years ended December 31, 2000...................    $ 1,745,627        $ 3,028,490
2001............................................      1,797,515          2,290,360
2002............................................      1,852,071          2,001,069
2003............................................      1,907,633            509,666
2004............................................      1,963,818                 --
Thereafter......................................      7,899,858                 --
                                                    -----------        -----------
Total minimum lease and loan payments...........    $17,166,522          7,829,585
                                                    ===========
Less amounts representing interest..............                          (989,813)
                                                                       -----------
Present value of capital lease and loan
  payments......................................                         6,839,772
Less current portion............................                        (2,497,046)
                                                                       -----------
Capital lease and loan obligations,
  noncurrent....................................                       $ 4,342,726
                                                                       ===========

6. STOCKHOLDERS' EQUITY

COMMON STOCK

     Certain shares of common stock have been issued to founders, directors and employees of, and consultants to, the Company. In connection with certain stock purchase agreements, the Company has the option to repurchase, at the original issue price, any unvested shares in the event of termination of employment or engagement. Shares issued under these agreements generally vest over four years. At December 31, 1999, 84,667 shares of common stock were subject to repurchase by the Company.

                         AURORA BIOSCIENCES CORPORATION

DEFERRED COMPENSATION

     The Company records and amortizes over the related vesting periods deferred compensation representing the difference between the price per share of restricted stock issued or the exercise price of stock options granted and the fair value of the Company's common stock at the date of issuance or grant.

STOCK OPTION AND PURCHASE PLANS

     In 1996, the Company adopted the 1996 Stock Plan (the "Stock Plan"), under which, as amended, 6,000,000 shares of the Company's common stock were reserved for future issuance. The Stock Plan provides for the grant of incentive stock options and stock appreciation rights to employees and nonstatutory stock options and stock purchase rights to employees, directors and consultants. All options granted under the Stock Plan expire not later than ten years from the date of grant and vest and become fully exercisable after not more than five years of continued employment or engagement. Options generally vest over four years, with one-fourth of the shares vesting after one year and the remainder vesting monthly over the next thirty-six months. The exercise price of incentive stock options must be equal to at least the fair market value of the Company's common stock on the date of grant, and the exercise price of nonstatutory options may be no less than 85% of the fair market value of the Company's common stock on the date of grant.

     In 1997, the Company adopted a Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), under which 240,000 shares of the Company's common stock were reserved for future issuance. All options granted under the Directors' Plan expire no later than ten years from the date of grant and vest and become fully exercisable after not more than four years of continued service. Options issued to date generally vest monthly over four years. The exercise price of each option must be equal to the fair market value of the Company's common stock on the date of grant.

     In 1997, the Company adopted an Employee Stock Purchase Plan (the "Purchase Plan"), under which, as amended, 700,000 shares of the Company's common stock were reserved for future issuance. The Purchase Plan provides for all eligible employees to purchase the Company's common stock through payroll deductions at a price equal to 85% of the lesser of the fair market value per share of the Company's common stock on the start date of each overlapping two-year offering period or on the date on which each semi-annual purchase period ends. At December 31, 1999, 308,218 shares of common stock have been issued pursuant to the Purchase Plan.

     Pro forma information regarding net income (loss) and income (loss) per share is required by SFAS 123, and has been determined as set forth below as if the Company had accounted for stock options and shares issued under the Purchase Plan under the fair value method of SFAS 123. The fair value of stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1999, 1998 and 1997: risk-free interest rates of 6.57%, 4.59% and 5.44%, respectively; no annual dividends; volatility factor of 60%; and an expected option life of five years. The weighted-average fair value of stock options granted during 1999, 1998 and 1997 was $4.44, $4.15 and $3.33, respectively.

     Shares issued under the Purchase Plan were valued based upon the difference, if any, between the market value of the stock and the purchase price of the shares on the date of purchase. The weighted-average fair value on the date of purchase for stock purchased under this plan was $5.32, $5.32 and $5.19 in 1999, 1998 and 1997, respectively.

     For purposes of pro forma disclosures, the estimated fair value of stock options is amortized to expense over the options' respective vesting periods and the estimated fair value of shares issued under the Purchase Plan are amortized to expense over the respective offering periods. If compensation cost for the Company's Stock and Purchase plans had been determined based on the fair value at the grant date as

                         AURORA BIOSCIENCES CORPORATION
defined by SFAS 123, the Company's pro forma results for 1999, 1998 and 1997 would have been as follows:

                                                 1999            1998          1997
                                              -----------    ------------    ---------
Pro forma loss..............................  $(4,392,000)   $(19,641,000)   $(124,000)
Pro forma basic and diluted loss per
  share.....................................  $     (0.26)   $      (1.20)   $   (0.01)

     The following table summarizes stock option activity and related information through December 31, 1999:

                                                                     WEIGHTED-
                                                     NUMBER OF        AVERAGE
                                                      OPTIONS      EXERCISE PRICE
                                                     ----------    --------------
Outstanding at December 31, 1996...................       4,000        $ 0.09
  Granted..........................................   1,119,120        $ 5.90
  Exercised........................................      (4,000)       $ 1.15
  Cancelled........................................     (12,700)       $ 5.02
                                                     ----------
Outstanding at December 31, 1997...................   1,106,420        $ 5.90
  Granted..........................................   2,945,830        $ 7.33
  Exercised........................................     (30,409)       $ 1.40
  Cancelled........................................  (1,277,351)       $10.78
                                                     ----------
Outstanding at December 31, 1998...................   2,744,490        $ 5.23
  Granted..........................................   1,350,070        $ 8.20
  Exercised........................................    (237,994)       $ 3.57
  Cancelled........................................    (334,754)       $ 6.36
                                                     ----------
Outstanding at December 31, 1999...................   3,521,812        $ 6.38
                                                     ==========

     At December 31, 1999, 2,095,964 shares remain available for grant under the Stock and Directors' Plans.

     In November 1998, the Board of Directors authorized a plan whereby employee option holders could have exchanged all of his or her current vested and unvested options on a one-for-one basis for new options priced at the market value as of November 19, 1998. This plan was not available to members of the Board of Directors and executive officers were not permitted to exchange options with an exercise price of $10.00 or below, with the exception of one officer who did not meet the criteria to be included as a "Named Executive Officer" in the Company's Proxy Statement. Under this plan, an aggregate of 1,099,430 options with an average exercise price of $11.04 per share were exchanged for options with an exercise price of $5.25 per share. The replacement options vest and expire based on the original grant date. The replacement options were not exercisable until November 20, 1999. All replacement options are included in grants and cancellations in the above summary of stock option activity.

                         AURORA BIOSCIENCES CORPORATION

     The following table summarizes information about stock options outstanding at December 31, 1999:

                             OPTIONS OUTSTANDING
                   ----------------------------------------
                                WEIGHTED-                        OPTIONS EXERCISABLE
                                 AVERAGE                      --------------------------
                                REMAINING      WEIGHTED-                    WEIGHTED-
    RANGE OF       NUMBER OF   CONTRACTUAL      AVERAGE       NUMBER OF      AVERAGE
EXERCISE PRICES     OPTIONS       LIFE       EXERCISE PRICE    OPTIONS    EXERCISE PRICE
---------------    ---------   -----------   --------------   ---------   --------------
0$.09 - $ 5.25..   1,399,172       7.91          $4.14         661,886        $3.72
5$.34 - $ 6.72..   1,011,176       9.18          $6.15          23,207        $6.12
7$.13 - $17.79..   1,111,464       9.13          $9.40         172,852        $8.48
                   ---------                                   -------
0$.09 - $17.79..   3,521,812       8.66          $6.38         857,945        $4.75
                   =========                                   =======

COMMON STOCK RESERVED FOR FUTURE ISSUANCE

     At December 31, 1999, the Company has reserved shares of common stock for future issuance as follows:

Common stock and stock options under 1996 Stock Plan......  5,386,966
Common stock under Employee Stock Purchase Plan...........    391,782
Stock options under Directors' Plan.......................    228,001
Other.....................................................      6,809
                                                            ---------
                                                            6,013,558
                                                            =========

7. INCOME TAXES

     The provision for income taxes on earnings subject to income taxes differs from the statutory federal rate due to the following:

                                                       YEARS ENDED DECEMBER 31,
                                                 -------------------------------------
                                                   1999          1998          1997
                                                 ---------    -----------    ---------
Federal income taxes (benefit).................  $  94,000    $(6,528,000)   $ 101,000
State income tax, net of federal benefit.......      1,000             --        3,000
Tax effect of permanent differences............    330,000        414,000      301,000
Alternative minimum taxes......................    116,000             --       17,000
Increase (decrease) in valuation allowance and
  other........................................   (424,000)     6,114,000     (402,000)
                                                 ---------    -----------    ---------
                                                 $ 117,000    $        --    $  20,000
                                                 =========    ===========    =========

     The provision for income taxes attributable to continuing operations consisted of current federal income taxes of $116,000 and $17,000 in 1999 and 1997, respectively, and current state income taxes of $1,000 and $3,000 in 1999 and 1997, respectively.

     At December 31, 1999, the Company had federal income tax net operating loss carryforwards of approximately $13,221,000. The federal tax loss carryforwards will begin to expire in 2018, unless previously utilized. The Company also had federal and California research tax credit carryforwards of approximately $670,000 and $291,000, respectively, which will begin to expire in 2010 and 2012, respectively, unless previously utilized. The Company also had California manufacturer's investment tax credit carryforwards of approximately $351,000, which will begin to expire in 2005 unless previously

                         AURORA BIOSCIENCES CORPORATION
utilized. Aurora has federal and California alternative minimum tax credit carryforwards of approximately $158,000 and $7,000, respectively, which may be carried forward indefinitely.

     Pursuant to Sections 382 and 383 of the Internal Revenue Code, use of these net operating loss and credit carryforwards may be substantially limited because of cumulative changes in the Company's ownership of more than 50%. However, the Company does not believe such limitations will have a material impact upon the utilization of these carryforwards.

     Significant components of the Company's net deferred tax assets as of December 31, 1999 and 1998 are shown below. Valuation allowances of $9,201,000 and $9,148,000 at December 31, 1999 and 1998, respectively, have been recognized to offset the net deferred tax assets as realization of such assets is uncertain.

                                                           DECEMBER 31,
                                                    --------------------------
                                                       1999           1998
                                                    -----------    -----------
Deferred tax assets:
  Net operating loss carryforwards................  $ 4,733,000    $ 7,048,000
  Deferred revenue................................    2,402,000             --
  Tax credit carryforwards........................    1,154,000      1,184,000
  Capitalized research and development............      779,000        915,000
  Other, net......................................      865,000        346,000
                                                    -----------    -----------
  Total deferred tax assets.......................    9,933,000      9,493,000
Deferred tax liability:
  Depreciation....................................     (732,000)      (345,000)
                                                    -----------    -----------
Net deferred tax assets...........................    9,201,000      9,148,000
Valuation allowance for net deferred tax assets...   (9,201,000)    (9,148,000)
                                                    -----------    -----------
Net deferred taxes................................  $        --    $        --
                                                    ===========    ===========

8. INCOME (LOSS) PER SHARE

     The following table sets forth the computation of basic and diluted income
(loss) per share:

                                                      YEARS ENDED DECEMBER 31,
                                             ------------------------------------------
                                                1999            1998           1997
                                             -----------    ------------    -----------
Numerator:
  Net income (loss)........................  $  (209,317)   $(18,706,675)   $   267,334
                                             ===========    ============    ===========
Denominator:
  Shares used in basic income (loss) per
     share computations -- weighted average
     common shares outstanding.............   17,019,195      16,336,287      8,970,183
  Effect of dilutive securities:
     Convertible preferred stock...........           --              --      4,591,231
     Nonvested common stock................           --              --      1,452,820
     Warrants..............................           --              --         20,970
     Common stock options..................           --              --        387,551
                                             -----------    ------------    -----------
     Shares used in diluted income (loss)
       per share computations..............   17,019,195      16,336,287     15,422,755
                                             ===========    ============    ===========

     For additional disclosures regarding nonvested common stock and common stock options, see Note 6.

                         AURORA BIOSCIENCES CORPORATION

     Basic income (loss) per share excludes the weighted average effects of the Company's nonvested common stock totaling 184,628, 693,861 and 1,452,820 shares for the years ended December 31, 1999, 1998 and 1997, respectively. Nonvested common stock is not included in basic income (loss) per share until the time-based vesting restrictions have lapsed.

     Options to purchase 1,089,597 and 2,744,490 shares of common stock and 184,628 and 349,428 shares of nonvested common stock were outstanding at December 31, 1999 and 1998, respectively, but were not included in the computation of diluted earnings per share because the effect would be anti-dilutive.

     In computing income (loss) per share for periods prior to the Company's IPO in June 1997, the Company excluded the impact of convertible preferred stock to conform to current interpretations by the Securities and Exchange Commission. For comparative purposes, basic income per share under the if-converted method would have been $0.02 in 1997 with 13,561,414 weighted average shares.

9. 401(K) RETIREMENT SAVINGS PLAN

     In 1996, the Company adopted a 401(k) Retirement Savings Plan covering substantially all employees who have completed certain service requirements. Participants may contribute a portion of their compensation to the Plan through payroll deductions. The Company paid Plan expenses totaling $7,000, $6,000 and $3,000 in 1999, 1998 and 1997, respectively. Company matching contributions, if any, are determined by the Company at its sole discretion. Company contributions under the Plan totaled $167,000 and $120,000 in 1999 and 1998, respectively. No Company contributions were made in 1997.

10. COLLABORATIVE AGREEMENTS

     The Company has entered into the following collaborative agreements:

ULTRA-HIGH THROUGHPUT SCREENING SYSTEM AND SCREEN DEVELOPMENT AGREEMENTS

     The Company entered into collaborative agreements (the "Agreements") with BMS and Eli Lilly and Company, Inc. ("Lilly") in 1996, Warner-Lambert and Merck in 1997, and Pfizer in 1999 (collectively, the "Collaborators") regarding the development and installation of the Company's UHTSS Platform at each of the Collaborators. Under the terms of each of the Agreements, the Company is required to develop and separately install three modules to be integrated into one complete UHTSS Platform. In return, the Collaborators are obligated to make certain payments to the Company in the form of non-refundable upfront fees, delivery or installation payments and ongoing research and co-development funding. The Company is obligated to provide service and support for each installed UHTSS Platform for a limited period of time.

     The Company and the Collaborators will also co-develop high throughput screening assays for use by the Collaborators. In addition to certain payments to be made by the Collaborators for the use of these assays and assay technologies, the Collaborators will also make certain milestone and royalty payments to the Company if the Collaborators develop and commercialize certain compounds identified using a screen developed by the Company.

     The Collaborators may terminate the Agreements at any time without cause upon written notice, provided that certain withdrawal payments are made. One of the Agreements provide for penalties, defined at $2,777 per day up to $1 million, payable by the Company if it fails to deliver the completed UHTSS Platform by a specified time. As of December 31, 1999, the Company has not accrued for any penalties.

     In November 1999, the Company and Lilly agreed to amend their collaborative research and license agreement and discontinue further development of Lilly's UHTSS Platform. The companies continued

                         AURORA BIOSCIENCES CORPORATION
their collaborative screen development program and Lilly extended its license to certain Aurora technologies as part of the amendment.

     The Company entered into agreements with Warner-Lambert in 1998 and Pfizer in 1999 to develop an automated master compound storage ("AMCS(TM)") system for long-term housing of chemical and biological compounds.

SCREENING SERVICES AGREEMENTS

     In 1998, the Company entered into a collaboration with Cytovia, Inc., whereby Aurora will provide screening services and access to its compound library. In 1999, Aurora entered into agreements to develop screening assays and/or provide screening services with Pharmacia & Upjohn, Inc., F. Hoffman-LaRoche Ltd. And the Cystic Fibrosis Foundation. The Company also entered into agreements with Warner-Lambert, Becton Dickinson and Company and Merck to provide functional genomics services using the Company's GenomeScreen(TM) technology. In addition, Aurora entered into agreements in the area of ion channel drug discovery with certain UHTSS Collaborators, Glaxo Wellcome and Wyeth-Ayerst Laboratories, the Pharmaceutical Division of American Home Products Corporation. Under these agreements, the Company will develop assays, deliver instrumentation and provide ongoing scientific and technical support related to ion channels.

     The Company intends to continue to enter into such agreements to provide services. Such agreements vary in length and size, however, under these agreements, the Company is required to develop screening assays and to perform screening services. The customer is obligated to make certain payments to the Company in the form of upfront fees, development payments and fees for screening services. Generally, the customer is also required to make certain milestones and royalty payments to Aurora in the event of development and commercialization of a compound identified using a screen developed by Aurora.

11. BUSINESS COMBINATION

     In October 2000, Aurora completed a merger with Quorum Sciences, Inc., a development stage biotechnology company incorporated in April 1998. Quorum Sciences is developing anti-infective technology based upon the disruption of chemical signaling between bacteria cells. The merger was effected by exchanging 76,924 shares of Aurora common stock for all of the outstanding common stock of Quorum Sciences. Each share of Quorum Sciences was exchanged for approximately
0.028 of one share of Aurora common stock. In addition, outstanding Quorum Sciences stock options were converted at the same exchange factor into options to purchase 4,354 shares of Aurora common stock.

     The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16, "Business Combinations." Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Quorum Sciences as though it had been a part of Aurora since Quorum Sciences' inception on April 6, 1998. There were no transactions between Aurora and Quorum Sciences prior to the combination. Certain reclassifications were made to the Quorum Sciences financial statements to conform to Aurora's presentations.

                         AURORA BIOSCIENCES CORPORATION

     The results of operations for the separate companies and the combined amounts presented in the supplemental consolidated financial statements follow:

                                                    YEARS ENDED DECEMBER 31,
                                                   ---------------------------
                                                      1999            1998
                                                   -----------    ------------
Revenue:
  Aurora.........................................  $50,324,301    $ 26,537,888
  Quorum Sciences................................      197,160          20,000
                                                   -----------    ------------
     Combined....................................  $50,521,461    $ 26,557,888
                                                   ===========    ============
Net income (loss):
  Aurora.........................................  $   151,919    $(18,653,118)
  Quorum Sciences................................     (361,236)        (53,557)
                                                   -----------    ------------
     Combined....................................  $  (209,317)   $(18,706,675)
                                                   ===========    ============

12. SUBSEQUENT EVENT

     In February 2000, the Company completed a private placement of 1.8 million shares of newly issued Common Stock to selected institutional and other accredited investors. The purchase price was $42.00 per share, resulting in net proceeds of approximately $71 million.

                         AURORA BIOSCIENCES CORPORATION

                                 BALANCE SHEETS

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  2000             1999
                                                              -------------    ------------
                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 25,120,940     $ 15,934,352
  Investment securities, available-for-sale.................    81,424,322       20,683,696
  Accounts receivable.......................................    14,522,271        5,282,485
  Notes receivable from officers and employees..............        50,000           50,000
  Prepaid expenses..........................................     1,160,143        1,443,840
  Other current assets......................................     4,468,517        1,623,301
                                                              ------------     ------------
     Total current assets...................................   126,746,193       45,017,674
Equipment, furniture and leaseholds, net....................    12,225,334       11,892,398
Notes receivable from officers and employees................       227,000          115,000
Other assets................................................    11,968,381        6,837,388
                                                              ------------     ------------
     Total assets...........................................  $151,166,908     $ 63,862,460
                                                              ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  5,758,196     $  3,832,428
  Accrued compensation......................................     3,985,916        2,219,172
  Other current liabilities.................................     2,048,900          442,200
  Unearned revenue..........................................     7,305,071       10,214,848
  Capital lease and loan obligations, current portion.......     2,482,933        2,497,046
                                                              ------------     ------------
     Total current liabilities..............................    21,581,016       19,205,694
Capital lease and loan obligations, less current portion....     3,948,681        4,342,726
Stockholders' equity:
  Preferred stock, $.001 par value; 7,500,000 shares
     authorized and no shares issued and outstanding........            --               --
  Common stock, $.001 par value, 50,000,000 shares
     authorized, 20,376,888 and 17,442,741 shares issued and
     outstanding at September 30, 2000 and December 31,
     1999, respectively.....................................        20,377           17,443
  Additional paid-in capital................................   139,435,579       62,754,348
  Accumulated other comprehensive income (loss).............     2,332,633          (48,567)
  Deferred compensation.....................................      (235,376)        (830,112)
  Accumulated deficit.......................................   (15,916,002)     (21,579,072)
                                                              ------------     ------------
     Total stockholders' equity.............................   125,637,211       40,314,040
                                                              ------------     ------------
     Total liabilities and stockholders' equity.............  $151,166,908     $ 63,862,460
                                                              ============     ============

                            See accompanying notes.

                         AURORA BIOSCIENCES CORPORATION

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                            THREE MONTHS ENDED            NINE MONTHS ENDED
                                              SEPTEMBER 30,                 SEPTEMBER 30,
                                        --------------------------    --------------------------
                                           2000           1999           2000           1999
                                        -----------    -----------    -----------    -----------
Revenue...............................  $16,793,549    $10,880,151    $47,122,899    $30,440,929
Operating expenses:
  Cost of revenue.....................    8,810,186      6,560,914     25,785,642     19,728,053
  Research and development............    4,403,105      3,234,796     10,415,533      9,299,210
  Selling, general and
     administrative...................    3,612,944      2,978,022     10,715,124      8,543,400
                                        -----------    -----------    -----------    -----------
     Total operating expenses.........   16,826,235     12,773,732     46,916,299     37,570,663
                                        -----------    -----------    -----------    -----------
Income (loss) from operations.........      (32,686)    (1,893,581)       206,600     (7,129,734)
Interest and other income.............    1,867,679        401,287      6,479,615      1,123,805
Interest expense......................     (161,682)      (175,940)      (513,145)      (519,549)
                                        -----------    -----------    -----------    -----------
Income (loss) before taxes............    1,673,311     (1,668,234)     6,173,070     (6,525,478)
Income taxes..........................     (270,000)            --       (510,000)            --
                                        -----------    -----------    -----------    -----------
Net income (loss).....................  $ 1,403,311    $(1,668,234)   $ 5,663,070    $(6,525,478)
                                        ===========    ===========    ===========    ===========
Basic net income (loss) per share.....  $      0.07    $     (0.10)   $      0.29    $     (0.39)
                                        ===========    ===========    ===========    ===========
Diluted net income (loss) per share...  $      0.06    $     (0.10)   $      0.26    $     (0.39)
                                        ===========    ===========    ===========    ===========
Shares used in computing:
  Basic income (loss) per share.......   20,258,485     17,010,179     19,614,942     16,881,342
                                        ===========    ===========    ===========    ===========
  Diluted income (loss) per share.....   22,597,191     17,010,179     22,044,946     16,881,342
                                        ===========    ===========    ===========    ===========

                            See accompanying notes.

                         AURORA BIOSCIENCES CORPORATION

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              NINE MONTHS ENDED SEPTEMBER 30,
                                                              --------------------------------
                                                                   2000              1999
                                                              --------------    --------------
OPERATING ACTIVITIES:
Net income (loss)...........................................   $ 5,663,070       $(6,525,478)
Adjustments to reconcile net income (loss) to net cash used
  in operating activities:
  Depreciation and amortization.............................     2,566,947         2,391,760
  Amortization of deferred compensation.....................       463,756           660,834
  Gain from sale of investment..............................    (1,729,514)               --
  Revenue earned through barter agreement...................            --          (300,000)
  Other non-cash items, net.................................       243,062                --
  Changes in operating assets and liabilities:
     Accounts receivable....................................    (9,239,786)       (3,084,118)
     Prepaid expenses and other current assets..............    (2,561,519)       (2,182,038)
     Other assets...........................................    (1,155,714)       (1,120,061)
     Accounts payable and accrued compensation..............     3,692,512         3,830,509
     Other current liabilities..............................     1,606,700           229,934
     Customer advances......................................            --           875,000
     Unearned revenue.......................................    (2,909,777)        5,493,431
                                                               -----------       -----------
       Net cash provided by (used in) operating
        activities..........................................    (3,360,263)          269,773
INVESTING ACTIVITIES:
  Purchases of short-term investments.......................   (80,982,981)       (6,922,439)
  Sales and maturities of short-term investments............    20,341,313         7,763,169
  Capital expenditures......................................    (2,308,931)         (269,375)
  Notes receivable from officers and employees..............      (147,000)          235,000
  Restricted cash...........................................            --           355,567
  Other assets..............................................        36,477                --
                                                               -----------       -----------
       Net cash provided by (used in) investing
        activities..........................................   (63,061,122)        1,161,922
FINANCING ACTIVITIES:
  Private placement of common stock, net....................    70,940,179                --
  Other issuances of common stock, net......................     5,666,904           639,426
  Proceeds from capital lease and loan obligations..........     1,129,887           619,225
  Principal payments on capital lease and loan
     obligations............................................    (2,128,997)       (1,643,983)
                                                               -----------       -----------
       Net cash provided by (used in) financing
        activities..........................................    75,607,973          (385,332)
                                                               -----------       -----------
Net increase in cash and cash equivalents...................     9,186,588         1,046,363
Cash and cash equivalents at beginning of period............    15,934,352         9,477,916
                                                               -----------       -----------
Cash and cash equivalents at end of period..................   $25,120,940       $10,524,279
                                                               ===========       ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid.............................................   $   513,145       $   519,549
                                                               ===========       ===========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Property and equipment acquired under capital leases and
     loans..................................................   $   590,952       $ 1,415,238
                                                               ===========       ===========
  Property and equipment acquired under through barter
     agreement..............................................   $        --       $   300,000
                                                               ===========       ===========

                            See accompanying notes.

                         AURORA BIOSCIENCES CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2000

1. BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Aurora Biosciences Corporation ("Aurora" or the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included. Interim results are not necessarily indicative of results for a full year.

     The balance sheet at December 31, 1999 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

     These financial statements should be read in conjunction with the audited financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission ("SEC").

2. ACCOUNTS RECEIVABLE

     Included in accounts receivable are unbilled amounts totaling $11,193,635 and $3,465,264 at September 30, 2000 and December 31, 1999, respectively. Unbilled receivables are not billable in accordance with contract terms until some future date. The unbilled receivables at September 30, 2000 are expected to be billed and collected within one year.

3. INCOME (LOSS) PER SHARE

     The following table sets forth the computation of shares used in basic and diluted net income (loss) per share calculations for the three and nine months periods ended September 30, 2000 and 1999:

                                               THREE MONTHS ENDED          NINE MONTHS ENDED
                                                 SEPTEMBER 30,               SEPTEMBER 30,
                                            ------------------------    ------------------------
                                               2000          1999          2000          1999
                                            ----------    ----------    ----------    ----------
Shares used in basic income (loss) per
  share computations -- weighted average
  common shares outstanding...............  20,258,485    17,010,179    19,614,942    16,881,342
  Effect of dilutive securities:
  Nonvested common stock..................      16,802            --        38,719            --
  Common stock options....................   2,321,904            --     2,391,285            --
                                            ----------    ----------    ----------    ----------
          Dilutive securities subtotal....   2,338,706            --     2,430,004            --
                                            ----------    ----------    ----------    ----------
Shares used in diluted income (loss) per
  share computations......................  22,597,191    17,010,179    22,044,946    16,881,342
                                            ==========    ==========    ==========    ==========

4. COMPREHENSIVE INCOME (LOSS)

     Total comprehensive income (loss) was $2,639,610 and ($1,659,371) for the three months ended September 30, 2000 and 1999, respectively, and $8,044,270 and ($6,528,418) for the nine months ended September 30, 2000 and 1999, respectively. Total comprehensive income (loss) for the three and nine months ended September 30, 2000 includes unrealized gains from investments totaling $1,236,299 and $2,381,200, respectively.

                         AURORA BIOSCIENCES CORPORATION

                               SEPTEMBER 30, 2000

5. SUBSEQUENT EVENT

     In October 2000, the Company acquired Quorum Sciences, Inc., a leader in understanding the basis for microorganism defenses and infection, for 81,287 shares of common stock. The acquisition will be accounted for using the pooling-of-interests method of accounting for business combinations. The unaudited pro forma combined historical results of operations are as follows:

                                            THREE MONTHS ENDED            NINE MONTHS ENDED
                                              SEPTEMBER 30,                 SEPTEMBER 30,
                                        --------------------------    --------------------------
                                           2000           1999           2000           1999
                                        -----------    -----------    -----------    -----------
Revenue...............................  $16,799,919    $10,886,701    $47,287,136    $30,635,309
Net income (loss).....................  $ 1,093,607    $(1,903,385)   $ 5,271,919    $(6,738,035)
Basic net income (loss) per share.....  $      0.05    $     (0.11)   $      0.27    $     (0.40)
Diluted net income (loss) per share...  $      0.05    $     (0.11)   $      0.24    $     (0.40)

                         AURORA BIOSCIENCES CORPORATION

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  2000             1999
                                                              -------------    ------------
                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 25,297,081     $ 16,049,590
  Investment securities, available-for-sale.................    81,424,322       20,683,696
  Accounts receivable.......................................    14,526,851        5,284,135
  Notes receivable from officers and employees..............        50,000           50,000
  Prepaid expenses..........................................     1,160,143        1,443,840
  Other current assets......................................     4,475,017        1,629,801
                                                              ------------     ------------
     Total current assets...................................   126,933,414       45,141,062
Equipment, furniture and leaseholds, net....................    12,255,187       11,902,464
Notes receivable from officers and employees................       227,000          115,000
Other assets................................................    11,979,087        6,848,650
                                                              ------------     ------------
     Total assets...........................................  $151,394,688     $ 64,007,176
                                                              ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  5,910,086     $  3,872,176
  Accrued compensation......................................     3,985,916        2,222,167
  Other current liabilities.................................     2,048,900          445,464
  Unearned revenue..........................................     7,305,071       10,214,848
  Capital lease and loan obligations, current portion.......     2,482,933        2,497,046
                                                              ------------     ------------
     Total current liabilities..............................    21,732,906       19,251,701
Capital lease and loan obligations, less current portion....     3,948,681        4,342,726
Stockholders' equity:
  Preferred stock, $.001 par value; 7,500,000 shares
     authorized and no shares issued and outstanding........            --               --
  Common stock, $.001 par value, 50,000,000 shares
     authorized, 20,446,312 and 17,499,723 shares issued and
     outstanding at September 30, 2000 and December 31,
     1999, respectively.....................................        20,446           17,500
  Additional paid-in capital................................   140,317,344       63,267,793
  Accumulated other comprehensive income (loss).............     2,332,633          (48,567)
  Deferred compensation.....................................      (235,376)        (830,112)
  Accumulated deficit.......................................   (16,721,946)     (21,993,865)
                                                              ------------     ------------
     Total stockholders' equity.............................   125,713,101       40,412,749
                                                              ------------     ------------
     Total liabilities and stockholders' equity.............  $151,394,688     $ 64,007,176
                                                              ============     ============

                            See accompanying notes.

                         AURORA BIOSCIENCES CORPORATION

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                               THREE MONTHS ENDED            NINE MONTHS ENDED
                                                  SEPTEMBER 30,                SEPTEMBER 30,
                                            -------------------------    -------------------------
                                               2000          1999           2000          1999
                                            -----------   -----------    -----------   -----------
Revenue...................................  $16,799,919   $10,886,701    $47,287,136   $30,635,309
Operating expenses:
  Cost of revenue.........................    8,880,632     6,610,063     25,943,255    19,833,013
  Research and development................    4,403,105     3,234,796     10,415,533     9,299,210
  Selling, general and administrative.....    3,859,647     3,171,253     11,114,537     8,846,056
                                            -----------   -----------    -----------   -----------
     Total operating expenses.............   17,143,384    13,016,112     47,473,325    37,978,278
                                            -----------   -----------    -----------   -----------
Income (loss) from operations.............     (343,465)   (2,129,411)      (186,189)   (7,342,969)
Interest and other income.................    1,868,754       401,966      6,481,253     1,124,484
Interest expense..........................     (161,682)     (175,940)      (513,145)     (519,549)
                                            -----------   -----------    -----------   -----------
Income (loss) before taxes................    1,363,607    (1,903,385)     5,781,919    (6,738,034)
Income taxes..............................     (270,000)           --       (510,000)           --
                                            -----------   -----------    -----------   -----------
Net income (loss).........................  $ 1,093,607   $(1,903,385)   $ 5,271,919   $(6,738,034)
                                            ===========   ===========    ===========   ===========
Basic net income (loss) per share.........  $      0.05   $     (0.11)   $      0.27   $     (0.40)
                                            ===========   ===========    ===========   ===========
Diluted net income (loss) per share.......  $      0.05   $     (0.11)   $      0.24   $     (0.40)
                                            ===========   ===========    ===========   ===========
Shares used in computing:
  Basic income (loss) per share...........   20,327,840    17,062,795     19,677,453    16,931,751
                                            ===========   ===========    ===========   ===========
  Diluted income (loss) per share.........   22,670,900    17,062,795     22,111,362    16,931,751
                                            ===========   ===========    ===========   ===========

                            See accompanying notes.

                         AURORA BIOSCIENCES CORPORATION

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                 2000           1999
                                                              -----------    -----------
OPERATING ACTIVITIES:
Net income (loss)...........................................  $ 5,271,919    $(6,738,034)
Adjustments to reconcile net income (loss) to net cash used
  in operating activities:
  Depreciation and amortization.............................    2,566,947      2,391,760
  Amortization of deferred compensation.....................      463,756        660,834
  Gain from sale of investment..............................   (1,729,514)            --
  Revenue earned through barter agreement...................           --       (300,000)
  Other non-cash items, net.................................      243,062             --
  Changes in operating assets and liabilities:
     Accounts receivable....................................   (9,242,716)    (3,088,688)
     Prepaid expenses and other current assets..............   (2,561,519)    (2,182,038)
     Other assets...........................................   (1,155,158)    (1,118,165)
     Accounts payable and accrued compensation..............    3,801,659      3,832,669
     Other current liabilities..............................    1,603,436        229,934
     Customer advances......................................           --        875,000
     Unearned revenue.......................................   (2,909,777)     5,493,431
                                                              -----------    -----------
Net cash provided by (used in) operating activities.........   (3,647,905)        56,703
INVESTING ACTIVITIES:
  Purchases of short-term investments.......................  (80,982,981)    (6,922,439)
  Sales and maturities of short-term investments............   20,341,313      7,763,169
  Capital expenditures......................................   (2,328,718)      (270,068)
  Notes receivable from officers and employees..............     (147,000)       235,000
  Restricted cash...........................................           --        355,567
  Other assets..............................................       36,477             --
                                                              -----------    -----------
Net cash provided by (used in) investing activities.........  (63,080,909)     1,161,229
FINANCING ACTIVITIES:
  Private placement of common stock, net....................   70,940,179             --
  Other issuances of common stock, net......................    6,035,236      1,064,428
  Proceeds from capital lease and loan obligations..........    1,129,887        619,225
  Principal payments on capital lease and loan
     obligations............................................   (2,128,997)    (1,643,983)
                                                              -----------    -----------
Net cash provided by financing activities...................   75,976,305         39,670
                                                              -----------    -----------
Net increase in cash and cash equivalents...................    9,247,491      1,257,602
Cash and cash equivalents at beginning of period............   16,049,590      9,534,250
                                                              -----------    -----------
Cash and cash equivalents at end of period..................  $25,297,081    $10,791,852
                                                              ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid...............................................  $   513,145    $   519,549
                                                              ===========    ===========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
Property and equipment acquired under capital leases and
  loans.....................................................  $   590,952    $ 1,415,238
                                                              ===========    ===========
Property and equipment acquired under through barter
  agreement.................................................  $        --    $   300,000
                                                              ===========    ===========

                            See accompanying notes.

                         AURORA BIOSCIENCES CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2000

1. BASIS OF PRESENTATION

     The accompanying unaudited supplemental consolidated financial statements of Aurora Biosciences Corporation ("Aurora" or the "Company") include the accounts of Aurora and its wholly-owned subsidiary, Quorum Sciences, Inc. (see
Note 5). All significant intercompany accounts and transactions have been eliminated.

     Generally accepted accounting principles prohibit giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation of the business combination. These unaudited supplemental consolidated financial statements do not extend through the date of combination; however, they will become the historical consolidated financial statements of the combined Company after financial statements covering the date of consummation of the business combination are issued.

     These financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included. Interim results are not necessarily indicative of results for a full year.

     The balance sheet at December 31, 1999 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the audited financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission ("SEC").

2. ACCOUNTS RECEIVABLE

     Included in accounts receivable are unbilled amounts totaling $11,193,635 and $3,465,264 at September 30, 2000 and December 31, 1999, respectively. Unbilled receivables are not billable in accordance with contract terms until some future date. The unbilled receivables at September 30, 2000 are expected to be billed and collected within one year.

                         AURORA BIOSCIENCES CORPORATION

                               SEPTEMBER 30, 2000

3. INCOME (LOSS) PER SHARE

     The following table sets forth the computation of shares used in basic and diluted net income (loss) per share calculations for the three and nine months periods ended September 30, 2000 and 1999:

                                                  THREE MONTHS ENDED          NINE MONTHS ENDED
                                                     SEPTEMBER 30,              SEPTEMBER 30,
                                                -----------------------    -----------------------
                                                   2000         1999          2000         1999
                                                ----------   ----------    ----------   ----------
Shares used in basic income (loss) per share
  computations -- weighted average common
  shares outstanding..........................  20,327,840   17,062,795    19,677,453   16,931,751
Effect of dilutive securities:
     Nonvested common stock...................      16,802           --        38,719           --
     Common stock options.....................   2,326,258           --     2,395,190           --
                                                ----------   ----------    ----------   ----------
       Dilutive securities subtotal...........   2,343,060           --     2,433,909           --
                                                ----------   ----------    ----------   ----------
Shares used in diluted income (loss) per share
  computations................................  22,670,900   17,062,795    22,111,362   16,931,751
                                                ==========   ==========    ==========   ==========

4. COMPREHENSIVE INCOME (LOSS)

     Total comprehensive income (loss) was $2,329,906 and ($1,903,385) for the three months ended September 30, 2000 and 1999, respectively, and $7,653,119 and ($6,738,034) for the nine months ended September 30, 2000 and 1999, respectively. Total comprehensive income (loss) for the three and nine months ended September 30, 2000 includes unrealized gains from investments totaling $1,236,299 and $2,381,200, respectively.

5. BUSINESS COMBINATION

     In October 2000, Aurora completed a merger with Quorum Sciences, Inc., a development stage biotechnology company incorporated in April 1998. Quorum Sciences is developing anti-infective technology based upon the disruption of chemical signaling between bacteria cells. The merger was effected by exchanging 76,924 shares of Aurora common stock for all of the outstanding common stock of Quorum Sciences. Each share of Quorum Sciences was exchanged for approximately
0.028 of one share of Aurora common stock. In addition, outstanding Quorum Sciences stock options were converted at the same exchange factor into options to purchase 4,354 shares of Aurora common stock.

     The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16, "Business Combinations." Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Quorum Sciences as though it had been a part of Aurora since Quorum Sciences' inception on April 6, 1998. There were no transactions between Aurora and Quorum Sciences prior to the combination. Certain reclassifications were made to the Quorum Sciences financial statements to conform to Aurora's presentations.

                         AURORA BIOSCIENCES CORPORATION

                               SEPTEMBER 30, 2000

5. BUSINESS COMBINATION (CONT'D.)

     The results of operations for the separate companies and the combined amounts presented in the supplemental consolidated financial statements follow:

                                            THREE MONTHS ENDED            NINE MONTHS ENDED
                                              SEPTEMBER 30,                 SEPTEMBER 30,
                                        --------------------------    --------------------------
                                           2000           1999           2000           1999
                                        -----------    -----------    -----------    -----------
Revenue:
  Aurora..............................  $16,793,549    $10,880,151    $47,122,899    $30,440,929
  Quorum Sciences.....................        6,370          6,550        164,237        194,380
                                        -----------    -----------    -----------    -----------
     Combined.........................  $16,799,919    $10,886,701    $47,287,136    $30,635,309
                                        ===========    ===========    ===========    ===========
Net income (loss):
  Aurora..............................  $ 1,403,311    $(1,668,234)   $ 5,663,070    $(6,525,477)
  Quorum Sciences.....................     (309,704)      (235,151)      (391,151)      (212,557)
                                        -----------    -----------    -----------    -----------
     Combined.........................  $ 1,093,607    $(1,903,385)   $ 5,271,919    $(6,738,034)
                                        ===========    ===========    ===========    ===========

ARTHUR ANDERSEN

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of PanVera Corporation:

     We have audited the accompanying balance sheets of PanVera Corporation (a Wisconsin corporation) as of September 30, 2000 and 1999, and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PanVera Corporation as of September 30, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin
October 20, 2000

KPMG LLP

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
PanVera Corporation:

     We have audited the accompanying statements of operations, stockholders' equity, and cash flows of PanVera Corporation for the year ended September 30, 1998. These financial statements are the responsibility of PanVera Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of PanVera Corporation for the year ended September 30, 1998, in conformity with accounting principles generally accepted in the United States of America.

                                          KPMG LLP

Chicago, Illinois
November 19, 1998

                              PANVERA CORPORATION

                                 BALANCE SHEETS
                          SEPTEMBER 30, 2000 AND 1999

                                                                 2000           1999
                                                              -----------    -----------
ASSETS
Current Assets
  Cash & cash equivalents...................................  $ 1,200,249    $   419,731
  Investments...............................................      200,000             --
  Accounts receivable, less allowance for doubtful accounts
    of $9,000 and $6,000, respectively......................    1,763,077      1,026,379
  Inventories...............................................      921,533      1,099,642
  Prepaid expenses..........................................      227,070         97,279
  Deferred taxes............................................       56,768         28,682
                                                              -----------    -----------
    Total Current Assets....................................    4,368,697      2,671,713
Equipment & Leasehold Improvements
  Construction in progress..................................      736,820        244,329
  Laboratory equipment......................................      806,557        704,221
  Office equipment..........................................      335,187        351,383
  Leasehold improvements....................................       29,730         27,135
                                                              -----------    -----------
                                                                1,908,294      1,327,068
  Accumulated depreciation and amortization.................     (562,258)      (483,040)
                                                              -----------    -----------
Net Equipment & Leasehold Improvements......................    1,346,036        844,028
Other Assets
  Industrial revenue bond funds.............................    5,624,178      6,654,875
  Deferred taxes............................................      140,768        326,572
  Note issuance costs, net of accumulated amortization of
    $20,913 and $9,929, respectively........................      188,214        188,658
  Intellectual property, net of accumulated amortization of
    $373,539 and $295,905, respectively.....................      166,400        199,624
  Investment in affiliate...................................          200            200
                                                              -----------    -----------
    Total Assets............................................  $11,834,493    $10,885,670
                                                              ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable..........................................  $ 1,122,168    $   983,957
  Construction expense payable..............................      292,197             --
  Short term notes payable and current installments of
    long-term notes payable.................................      303,518        296,434
  Deferred revenue..........................................      131,569         19,223
  Accrued wages.............................................      294,916        107,685
  Accrued liabilities.......................................      179,248        240,698
                                                              -----------    -----------
    Total Current Liabilities...............................    2,323,616      1,647,997
Long-term notes payable, less current installments..........    6,663,765      6,967,283
Stockholders' Equity
  Common stock, par value $.025; 2,500,000 shares
    authorized; 1,421,652 and 1,418,651 shares issued and
    1,221,652 and 1,218,651 shares outstanding in 2000 and
    1999, respectively......................................       35,541         35,466
  Additional paid in capital................................    4,051,496      4,039,339
  Retained earnings (accumulated deficit)...................      221,816       (342,674)
  Less: Treasury stock, at cost; 200,000 shares.............   (1,461,741)    (1,461,741)
                                                              -----------    -----------
    Total Stockholders' Equity..............................    2,847,112      2,270,390
                                                              -----------    -----------
    Total Liabilities & Stockholders' Equity................  $11,834,493    $10,885,670
                                                              ===========    ===========

                See accompanying notes to financial statements.

                              PANVERA CORPORATION

                            STATEMENTS OF OPERATIONS
                 YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

                                                           2000           1999          1998
                                                        -----------    ----------    ----------
REVENUE
  Product sales.......................................  $ 9,664,068    $6,729,540    $6,573,891
  Product development.................................      508,144       617,430       288,802
  Grant revenue.......................................    1,192,688       458,640        90,223
                                                        -----------    ----------    ----------
     Total revenue....................................   11,364,900     7,805,610     6,952,916
  Cost of goods sold..................................    5,453,157     3,714,964     3,295,440
  Research and development costs......................    1,803,666     1,255,506     1,058,176
  Marketing and sales expenses........................    2,152,519     1,883,853     1,346,186
  Administration expenses.............................    1,105,063       969,913       649,965
                                                        -----------    ----------    ----------
     Total expenses...................................   10,514,405     7,824,236     6,349,767
Income (loss) from operations.........................      850,495       (18,626)      603,149
INTEREST INCOME (EXPENSE)
  Interest income.....................................      430,790       320,851        65,113
  Interest expense....................................     (425,535)     (359,142)      (94,649)
                                                        -----------    ----------    ----------
  Net interest income (expense).......................        5,255       (38,291)      (29,536)
                                                        -----------    ----------    ----------
Net income (loss) before income taxes.................      855,750       (56,917)      573,613
Income tax provision (benefit)........................      291,260       (78,065)     (212,118)
                                                        -----------    ----------    ----------
     Net Income.......................................  $   564,490    $   21,148    $  785,731
                                                        ===========    ==========    ==========

                See accompanying notes to financial statements.

                              PANVERA CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

                                COMMON STOCK                                                     TREASURY STOCK
                            ---------------------     ADDITIONAL        RETAINED EARNINGS     ---------------------
                             SHARES     PAR VALUE   PAID IN CAPITAL   (ACCUMULATED DEFICIT)   SHARES       COST         TOTAL
                            ---------   ---------   ---------------   ---------------------   -------   -----------   ----------
BALANCES AT SEPTEMBER 30,
  1997....................  1,418,501    $35,463      $4,037,543           $(1,149,553)       200,000   $(1,461,741)  $1,461,712
                            ---------    -------      ----------           -----------        -------   -----------   ----------
Exercise of stock
  options.................        100          2           1,197                                                           1,199
Net income for year ended
  September 30, 1998......                                                     785,731                                   785,731
                            ---------    -------      ----------           -----------        -------   -----------   ----------
BALANCES AT SEPTEMBER 30,
  1998....................  1,418,601    $35,465      $4,038,740           $  (363,822)       200,000   $(1,461,741)  $2,248,642
                            =========    =======      ==========           ===========        =======   ===========   ==========
Exercise of stock
  options.................         50          1             599                                                             600
Net income for year ended
  September 30, 1999......                                                      21,148                                    21,148
                            ---------    -------      ----------           -----------        -------   -----------   ----------
BALANCES AT SEPTEMBER 30,
  1999....................  1,418,651    $35,466      $4,039,339           $  (342,674)       200,000   $(1,461,741)  $2,270,390
                            =========    =======      ==========           ===========        =======   ===========   ==========
Exercise of stock
  options.................      3,001         75          12,157                                                          12,232
Net income for year ended
  September 30, 2000......                                                     564,490                                   564,490
                            ---------    -------      ----------           -----------        -------   -----------   ----------
BALANCES AT SEPTEMBER 30,
  2000....................  1,421,652    $35,541      $4,051,496           $   221,816        200,000   $(1,461,741)  $2,847,112
                            =========    =======      ==========           ===========        =======   ===========   ==========

                See accompanying notes to financial statements.

                              PANVERA CORPORATION

                            STATEMENTS OF CASH FLOWS
                 YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

                                                          2000           1999           1998
                                                       -----------    -----------    ----------
OPERATING ACTIVITIES
Net income...........................................  $   564,490    $    21,148    $  785,731
  Adjustments to reconcile net income to net cash
     provided by operating activities
     Depreciation and amortization...................      226,715        229,312       191,471
     Loss on disposal of assets......................       19,149             --            --
     Changes in operating assets and liabilities
       Accounts receivable, net......................     (736,698)       351,868      (726,094)
       Inventories...................................      178,109       (502,545)     (187,305)
       Prepaid expenses..............................     (129,791)       (20,555)      (30,818)
       Deferred taxes................................      157,718       (130,093)     (225,161)
       Accounts payable..............................      138,211        493,779       282,238
       Construction expense payable..................      292,197             --            --
       Deferred revenue..............................      112,346       (242,277)      163,682
       Accrued wages.................................      187,231        (43,469)       54,129
       Accrued liabilities...........................      (61,450)       172,857        31,782
                                                       -----------    -----------    ----------
          Net cash provided by operations............      948,227        330,025       339,655
                                                       -----------    -----------    ----------
INVESTING ACTIVITIES
  Sale (Purchase) of investments -- industrial
     revenue bond funds..............................    1,030,697     (6,654,875)           --
  Construction in progress...........................     (492,492)      (182,662)      (61,667)
  Purchase of investments............................     (200,000)            --            --
  Purchases of equipment and leasehold
     improvements....................................     (184,762)       (57,939)     (363,357)
  Proceeds from disposal of equipment................       18,000             --            --
  Technology license fees and patent costs...........      (44,411)       (61,047)      (94,561)
                                                       -----------    -----------    ----------
          Net cash provided by (used in) investing
            activities...............................      127,032     (6,956,523)     (519,585)
                                                       -----------    -----------    ----------
FINANCING ACTIVITIES
  Proceeds from issuance of stock....................       12,232            600         1,199
  Proceeds from borrowings...........................           --      6,374,080            --
  Note issuance costs................................      (10,539)      (198,587)           --
  Principal payments on indebtedness.................     (296,434)       (33,929)     (240,145)
                                                       -----------    -----------    ----------
          Net cash (used in) provided by financing
            activities...............................     (294,741)     6,142,164      (238,946)
                                                       -----------    -----------    ----------
Net Increase (Decrease) in Cash and Cash
  Equivalents........................................      780,518       (484,334)     (418,876)
                                                       -----------    -----------    ----------
Cash & Cash Equivalents -- Beginning.................  $   419,731        904,065     1,322,941
                                                       -----------    -----------    ----------
Cash & Cash Equivalents -- End.......................  $ 1,200,249    $   419,731    $  904,065
                                                       ===========    ===========    ==========
Supplemental disclosure of cash flow information
  Cash paid for interest.............................  $   518,065    $   265,799    $   97,630
  Cash paid for income taxes.........................  $   218,545    $        --    $       --

                See accompanying notes to financial statements.

                              PANVERA CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF BUSINESS. PanVera Corporation (the "Company") is engaged in the development, manufacture and worldwide supply of biotechnology products for use in drug discovery research, quality control and other life science laboratories. The Company also serves as a distributor of biotechnology products for other companies.

     REVENUE RECOGNITION. The Company recognizes revenue from product sales upon shipment of products. Product development revenue is recognized using the percentage of completion method as applied to product development agreements. Unearned revenue for these agreements is included in current liabilities in the accompanying balance sheets.

     CASH AND CASH EQUIVALENTS. Cash and cash equivalents consist of cash and highly liquid investments with a maturity of less than three months.

     INVESTMENTS. Investments include funds invested in certificates of deposits with initial maturities of at least six months. The fair value of investments approximates their carrying value at September 30, 2000.

     INVENTORIES. Inventories are stated at the lower of cost or net realizable value. Cost is determined by the first-in, first-out ("FIFO") method. The cost of finished goods and work in progress includes the cost of raw materials, other direct costs and production overheads. Net realizable value is the estimate of the selling price in the ordinary course of business, less the cost of completion and selling. Provision is made for obsolete and slow-moving inventories.

     LONG-LIVED ASSETS. Laboratory and office equipment and leasehold improvements are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over their estimated useful lives, which range from three to ten years.

     Construction in progress consists of fees incurred for architectural services and other construction and design costs related to the new laboratory, production and office facility.

     Industrial revenue bond funds consist of cash and highly liquid investments with initial maturities of six months or less which are restricted by an industrial revenue bond.

     Note issuance costs consist of fees paid to obtain financing for the design and construction of new lab and office facilities. These costs are being amortized and recognized as additional interest expense over the term of the note.

     Intellectual property consists of fees paid related to the licensing of technology and the filing of patents. These costs are amortized over five years for patents and fifteen years for licenses or their useful economic lives, whichever is less, using the straight-line method.

     The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized if the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. The Company has not identified any such losses.

     INVESTMENT IN AFFILIATE. Investment in affiliate consists of amounts paid in July 1995 in exchange for an equity interest in Mirus Corporation ("Mirus"), a gene therapy company specializing in developing methods and products for gene transfer. As of September 30, 2000 and 1999, the Company owned 20.7% of the outstanding shares of Mirus. The investment is being accounted for using the equity method of accounting. Mirus had a retained deficit as of September 30, 2000 and 1999. Transactions between the Company and Mirus resulted in nominal receivable and payable amounts on the Company's balance sheet at September 30, 2000 and 1999. The Company made purchases of Mirus products and services of $413,906, $313,280 and $294,295 for the fiscal years ended September 30, 2000, 1999, and 1998,

                              PANVERA CORPORATION
respectively. Purchases from Mirus are based on an agreement that allows the Company a discount of 45% from published list prices.

     INCOME TAXES. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     RESEARCH AND DEVELOPMENT COSTS. The Company expenses all research and development costs in the period incurred.

     USE OF ESTIMATES. Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

2. RELIANCE ON SIGNIFICANT CUSTOMERS AND SUPPLIERS

     Revenue from one significant customer represented 16.1% of the total revenue for fiscal 2000. There were no individual customers which accounted for 10% or more of revenue in fiscal 1999. Revenue from two significant customers represented 20% and 18% of the total revenue for fiscal 1998.

     Through a distribution arrangement, the Company also sells a customer's products in selected geographical areas and, therefore, this customer is also a supplier to the Company. During fiscal 2000, 1999 and 1998, revenue from the sale of this supplier's products represented 28%, 25% and 17%, respectively, of the Company's total revenue. Amounts due to this supplier at September 30, 2000 and 1999, were $505,921 and $663,859, respectively.

3. INVENTORIES

     Inventories consist of:

                                                           SEPTEMBER 30,
                                                       ----------------------
                                                         2000         1999
                                                       --------    ----------
Raw Materials........................................  $ 55,899    $   12,240
Work in process......................................    98,250       149,288
Finished goods.......................................   767,384       938,114
                                                       --------    ----------
  Total Inventories..................................  $921,533    $1,099,642
                                                       ========    ==========

                              PANVERA CORPORATION

4. DEBT

     The following is a summary of notes payable:

                                                           SEPTEMBER 30,
                                                      ------------------------
                                                         2000          1999
                                                      ----------    ----------
Note payable to bank................................  $      251    $   37,453
Subordinated promissory note........................     667,032       926,264
Variable Rate Demand Industrial Revenue Bonds.......   6,300,000     6,300,000
                                                      ----------    ----------
                                                       6,967,283     7,263,717
Less current installments...........................     303,518       296,434
                                                      ----------    ----------
  Total.............................................  $6,663,765    $6,967,283
                                                      ==========    ==========

     The note payable to bank bears interest at 8.5% and is secured by certain equipment. Payments of principal and interest are due in monthly installments through October 2000.

     On July 1, 1997, the Company purchased 200,000 shares of its common stock from a stockholder for $1,461,741. The Company paid for the purchase by making a cash payment of $400,000 and issuing a subordinated promissory note in the amount of $1,061,741 with an imputed interest rate of 8.5%. On July 1, 1999, this note was amended and accrued interest in the amount of $74,080 was added to the outstanding principal balance of $852,184 for a total new balance of $926,264. Interest is now imputed at 4.91%. Payments of principal and interest are due in quarterly installments through July 1, 2002.

     On October 1, 1998, the City of Madison, Wisconsin ("City") issued $6,300,000 of Variable Rate Demand Industrial Revenue Bonds, Series 1998. The Company is utilizing the proceeds to finance the construction of a new laboratory, production and office facility for the Company. Terms of the loan agreement are subject to the terms of the bonds. The loan bears interest payable monthly at a rate which is the lesser of a variable rate based upon the prevailing market conditions required to resell the bonds at par value or 12%. Variable rate adjustments are made at specified periodic determination dates. The interest rate on the bonds may be converted to a fixed rate at the option of the Company. At September 30, 2000 and 1999, the variable rate of interest was 5.6% and 4.2%, respectively. Interest incurred for the fiscal year ended September 30, 2000 and 1999 was $386,327 and $280,952, respectively. Interest capitalized for the fiscal year ended September 30, 2000 was $9,375. No interest was capitalized in fiscal 1999. Principal payments are due in annual installments beginning October 2002 through October 2018.

     As a condition of the sale of the aforementioned Variable Rate Demand Industrial Revenue Bonds, Series 1998, the Company entered into an irrevocable letter of credit agreement with a bank as security for the bonds in the amount of $6,393,206. The original letter of credit required annual fees of 1% and was renewable annually until October 2008. It was secured by a General Business Security Agreement and an unlimited personal guarantee by an officer of the Company and subject to certain financial covenants. As this letter of credit was terminated prior to the third anniversary of the date of issuance, a termination fee was assessed equal to 50% of the total fees remaining from the termination date to and including the day prior to the third anniversary date.

     A replacement letter of credit was obtained June 1, 2000. The agreement has an initial five-year term with annual extensions thereafter through October 15, 2015. The agreement has an initial fee of 2% of the letter of credit in the first year and dropping to an annual .85% of the letter of credit thereafter. The letter of credit is secured by a General Business Security Agreement and is subject to certain financial covenants. These covenants are tangible net worth, unsubordinated debt to tangible net worth ratio, and

                              PANVERA CORPORATION
fixed charge coverage ratio. At September 30, 2000 the Company was in compliance or had received a waiver from the bank for these covenants.

     Total annual maturities of debt are as follows:

Fiscal Years Ending September 30,
     2001................................................  $  303,518
     2002................................................     588,765
     2003................................................     230,000
     2004................................................     240,000
     2005................................................     245,000
     Thereafter..........................................   5,360,000
                                                           ----------
                                                           $6,967,283
                                                           ==========

     At September 30, 2000, the Company had available a $1 million line of credit with a bank available on a demand basis. The interest rate on outstanding borrowings is 1.9% over the 30 day LIBOR rate. Borrowings are limited to specified percentages of eligible accounts receivable and inventory. No borrowings were outstanding on this line of credit at or during the year ended September 30, 2000.

     At September 30, 2000, the Company also had available a $1 million transaction note subject to the same terms and conditions as the line of credit. No borrowings were outstanding on this note at or during the year ended September 30, 2000.

     Both the line of credit and transaction note are cross collateralized with the letter of credit.

5. ADVERTISING

     The Company advertises in various scientific journals and trade publications. It is the policy of the Company to expense these costs in the months these advertisements are run.

     The Company also engages in various direct mailings, including catalogs. The costs of producing, printing and distributing these mailings are capitalized and amortized over the expected revenue stream, generally twelve months or less. Prepaid catalog assets at September 30, 2000 and 1999 were approximately $27,000 and $0, respectively. The amortization of these assets is included in advertising expense.

     Advertising costs for fiscal 2000, 1999 and 1998 were approximately $418,000, $327,000 and $215,000, respectively.

6. STOCK OPTION PLAN

     The Company has granted options to purchase common stock to key employees and non-employee advisors. Options vest at various dates and generally expire one month after the date employment ceases or up to ten years after grant date whichever occurs first. Options granted to key employees are granted under the Company's Incentive Stock Option Plan, which requires that the grant price shall not be less than the Company's estimate of the stock's fair market value at the time of grant.

     Under the plan, 280,000 shares of common stock have been authorized for grant. At September 30, 2000, 1999 and 1998, the number of shares of common stock available for grant were 77,650, 113,000 and 106,800, respectively.

                              PANVERA CORPORATION

     The following schedule details the changes in the Company's Incentive Stock Option Plan for the years ending September 30, 2000, 1999 and 1998:

                                                                 WEIGHTED AVERAGE
                                                       OPTIONS    EXERCISE PRICE
                                                       -------   ----------------
Balance September 30, 1997...........................  146,400        $ 2.66
                                                       =======        ======
  Granted............................................   25,850         12.00
  Exercised..........................................      100         12.00
  Forfeited..........................................    3,850         11.06
                                                       -------        ------
Balance September 30, 1998...........................  168,300        $ 3.90
                                                       =======        ======
  Granted............................................    1,000         12.00
  Exercised..........................................       50         12.00
  Forfeited..........................................    7,200         10.75
                                                       -------        ------
Balance September 30, 1999...........................  162,050        $ 3.64
                                                       =======        ======
  Granted............................................   39,550         12.00
  Exercised..........................................    3,001          4.08
  Forfeited..........................................    4,200         11.40
                                                       -------        ------
Balance September 30, 2000...........................  194,399        $ 5.16
                                                       =======        ======

     The fair value of options granted under the Company's Incentive Stock Option Plan during 2000, 1999 and 1998 was estimated using the Black-Scholes option-pricing model with the following assumptions: no dividend yield, no volatility, risk free interest rate of 5.82% for 2000, 6.2% for 1999 and 4.82% for 1998, and expected lives of ten years for 2000, 1999 and 1998. Using this pricing method the weighted average fair value of options granted during fiscal years 2000, 1999 and 1998 were $5.29, $5.54 and $4.59, respectively.

     The following table summarizes information about the Company's Incentive Stock Option Plan and options outstanding at September 30, 2000:

                                    OPTIONS OUTSTANDING                               OPTIONS EXERCISABLE
                 ---------------------------------------------------------   -------------------------------------
                 NUMBER OUTSTANDING                                          NUMBER EXERCISABLE
                  AT SEPTEMBER 30,    AVERAGE REMAINING   WEIGHTED AVERAGE    AT SEPTEMBER 30,    WEIGHTED AVERAGE
EXERCISE PRICES         2000          CONTRACTUAL LIFE     EXERCISE PRICE           2000           EXERCISE PRICE
---------------  ------------------   -----------------   ----------------   ------------------   ----------------
        $ 0.11        106,000                2.6               $ 0.11             106,000              $ 0.11
        $ 8.40         19,000                4.2                 8.40              19,000                8.40
        $12.00         69,399                8.2                12.00              33,619               12.00
                      -------                ---               ------             -------              ------
 $.11 - $12.00        194,399                7.3               $ 5.16             158,619              $ 3.62
                      =======                ===               ======             =======              ======

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock-based compensation plan. Accordingly, no compensation cost has been recognized for its Incentive Stock Option Plan.

                              PANVERA CORPORATION

     Had compensation cost for the Company's stock-based compensation plan been determined consistent with FASB Statement No. 123, the Company's net income
(loss) in fiscal 2000, 1999 and 1998 would have been the pro forma amounts indicated below:

                                                       2000        1999        1998
                                                     --------    --------    --------
Net Income (Loss)
  As reported......................................  $564,490    $ 21,148    $785,731
  Pro forma........................................  $430,398    $(11,852)   $712,607
                                                     --------    --------    --------

     The full impact of calculating compensation costs for stock options under FASB Statement No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of up to four years and compensation cost for options granted prior to October 1, 1995 is not considered.

7. RETIREMENT PLAN

     All employees who have completed 1,000 hours of service during a twelve month period are eligible for participation in the Company's 401(k) Profit Sharing Plan and Trust. The Company began a matching program in July of 1998, matching 50% of employee contributions up to 6% of employees annual earnings. The expense related to this plan recognized in fiscal 2000, 1999 and 1998 totaled $74,044, $64,396 and $14,785, respectively, which represents administrative costs and the Company match. The Company's matching contribution is funded on a monthly basis.

8. INCOME TAXES

     The income tax provision (benefit) for fiscal 2000, 1999 and 1998 consisted of the following:

                                     FISCAL 2000
                       ---------------------------------------                 FISCAL 1999                 FISCAL 1998
                       CURRENT TAX                               ---------------------------------------   -----------
                         EXPENSE     NET DEFERRED   INCOME TAX   CURRENT TAX   NET DEFERRED   INCOME TAX   CURRENT TAX
                        (BENEFIT)    TAX EXPENSE    PROVISION      EXPENSE     TAX BENEFIT     BENEFIT       EXPENSE
                       -----------   ------------   ----------   -----------   ------------   ----------   -----------
Federal..............   $134,736       $105,624      $240,360      $50,834      $(116,083)     $(65,249)     $12,584
State................     (1,194)        52,094        50,900        1,194        (14,010)      (12,816)         459
                        --------       --------      --------      -------      ---------      --------      -------
                        $133,542       $157,718      $291,260      $52,028      $(130,093)     $(78,065)     $13,043
                        ========       ========      ========      =======      =========      ========      =======


                            FISCAL 1998
                       -------------------------
                       NET DEFERRED   INCOME TAX
                       TAX BENEFIT    PROVISION
                       ------------   ----------
Federal..............   $(158,269)    $(145,685)
State................     (66,892)      (66,433)
                        ---------     ---------
                        $(225,161)    $(212,118)
                        =========     =========

     A reconciliation of the Company's statutory and effective income tax rates as of September 30 is as follows:

                                                                2000      1999      1998
                                                                ----      ----      ----
Federal statutory tax rate..................................     34%       (34)%     34%
State income taxes..........................................      5%       (24)%      1%
Research and development credits............................    (11)%     (111)%     --
Other.......................................................      6%        32%      (1)%
Impact of net operating loss carryforwards..................     --         --      (31)%
Change in the valuation allowance...........................     --         --      (40)%
                                                                ---       ----      ---
Effective income tax (benefit) rate.........................     34%      (137)%    (37)%
                                                                ===       ====      ===

                              PANVERA CORPORATION

     Net Deferred tax assets at September 30, 2000 and 1999 include:

                                                           2000                     1999
                                                   ---------------------    ---------------------
                                                   CURRENT    NONCURRENT    CURRENT    NONCURRENT
                                                   -------    ----------    -------    ----------
Deferred tax assets:
  Research credit................................  $    --     $144,140     $    --     $216,221
  Unicap.........................................   18,062
  Capitalized Interest...........................                                        110,124
  Other temporary items..........................   44,681       11,387      33,978       13,749
                                                   -------     --------     -------     --------
     Total deferred tax assets...................   62,743      155,527      33,978      340,094
Deferred tax liabilities:
  Patent expense.................................               (13,740)                 (13,522)
  Prepaid insurance..............................   (5,975)                  (5,296)
  Capitalized Interest...........................                (1,019)
                                                   -------     --------     -------     --------
     Total deferred tax liabilities..............   (5,975)     (14,759)     (5,296)     (13,522)
                                                   -------     --------     -------     --------
Net deferred tax assets:.........................  $56,768     $140,768     $28,682     $326,572
                                                   =======     ========     =======     ========

     The research credits expire in 2019 and 2020.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon these criteria, management has determined that it is more likely than not that the Company will realize the benefits of these deductible differences.

9. LEASE COMMITMENTS

     The Company leases building space and equipment under arrangements which are accounted for as operating leases. The building leases expire in May and December of 2001. The equipment leases have various expiration dates beginning in fiscal year 2002 through fiscal year 2005. Lease expense under these leases was $345,153, $308,772 and $243,019 in fiscal year 2000, 1999 and 1998, respectively. The Company leased a portion of its facilities to an affiliate through July of 1999. Income for this sublease was $51,825 and $42,804 in fiscal year 1999 and 1998, respectively. In fiscal year 2000, the Company subleased a portion of its facilities to an unrelated party. Income for this sublease was $4,944.

     In fiscal year 1999, the Company entered into a lease for land on which future facilities are being constructed. The term of this lease is fifty years and three months with one twenty-year option to extend. Rents are adjusted after every fifth year by the percentage of change in the Consumer Price Index subject to a limit of 40% increase or decrease. Lease rates are reset based on the fair market value of the property at the beginning of year twenty-six and again in year fifty-one, should the twenty-year option be elected. Payments under this land lease began in fiscal year 2000. Lease expense for this lease in fiscal 2000 was $15,000.

                              PANVERA CORPORATION

     Total future minimum lease payments under all leases for fiscal years ending September 30, are as follows:

                           YEAR                              AMOUNT
                           ----                             --------
2001......................................................  $382,920
2002......................................................  $178,503
2003......................................................  $190,182
2004......................................................  $182,612
2005......................................................  $147,868

10. OTHER COMMITMENTS

     The Company has entered into a construction agreement for approximately $5.8 million for the construction of a new laboratory, production and office facility with substantial completion of the work to be no later than June 2001. Progress payments are due monthly with final payment due upon full performance of the contract as certified by the architect.

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     AMONG:

                        AURORA BIOSCIENCES CORPORATION,
                            A DELAWARE CORPORATION;

                           AURORA ACQUISITION CORP.,
                            A WISCONSIN CORPORATION;

                                      AND

                              PANVERA CORPORATION,
                            A WISCONSIN CORPORATION.

                           -------------------------

                         Dated as of November 16, 2000

                           -------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 1.  Description of Transaction..........................................   A-1
     1.1     Merger of Merger Sub into the Company.......................   A-1
     1.2     Effect of the Merger........................................   A-1
     1.3     Closing; Effective Time.....................................   A-1
     1.4     Articles of Incorporation and Bylaws; Directors and
             Officers....................................................   A-2
     1.5     Conversion of Shares........................................   A-2
     1.6     Employee Stock Options......................................   A-3
     1.7     Closing of the Company's Transfer Books.....................   A-3
     1.8     Exchange of Certificates....................................   A-4
     1.9     Dissenters' Rights..........................................   A-5
     1.10    Escrow of Parent Common Stock...............................   A-5
     1.11    Tax Consequences............................................   A-5
     1.12    Accounting Treatment........................................   A-5
     1.13    Further Action..............................................   A-5

 2.  Representations and Warranties of the Company.......................   A-6
     2.1     Due Organization; No Subsidiaries; Etc......................   A-6
     2.2     Articles of Incorporation and Bylaws; Records...............   A-6
     2.3     Capitalization, Etc. .......................................   A-6
     2.4     Financial Statements........................................   A-7
     2.5     Absence of Changes..........................................   A-8
     2.6     Title to Assets.............................................   A-9
     2.7     Bank Accounts; Receivables..................................   A-9
     2.8     Equipment; Leasehold........................................   A-9
     2.9     Proprietary Assets..........................................  A-10
     2.10    Contracts...................................................  A-11
     2.11    Liabilities; Fees, Costs and Expenses.......................  A-13
     2.12    Compliance with Legal Requirements..........................  A-13
     2.13    Governmental Authorizations.................................  A-13
     2.14    Tax Matters.................................................  A-13
     2.15    Employee and Labor Matters; Benefit Plans...................  A-14
     2.16    Environmental Matters.......................................  A-16
     2.17    Insurance...................................................  A-16
     2.18    Related Party Transactions..................................  A-16
     2.19    Legal Proceedings; Orders...................................  A-18
     2.20    Authority; Binding Nature of Agreement......................  A-18
     2.21    Non-Contravention; Consents.................................  A-18
     2.22    Product Development.........................................  A-19
     2.23    Full Disclosure.............................................  A-19
     2.24    Company Action..............................................  A-19
     2.25    Anti-Takeover Law...........................................  A-19
     2.26    Finder's Fee................................................  A-20
     2.27    Reorganization; Pooling of Interests........................  A-20

 3.  Representations and Warranties of Parent and Merger Sub.............  A-20
     3.1     Corporate Existence and Power...............................  A-20
     3.2     Authority; Binding Nature of Agreement......................  A-20
     3.3     SEC Filings; Financial Statements...........................  A-20
     3.4     No Conflict.................................................  A-21

                                                                           PAGE
                                                                           ----
     3.5     Valid Issuance..............................................  A-21
     3.6     Reorganization..............................................  A-21

 4.  Certain Covenants of the Company....................................  A-21
     4.1     Access and Investigation....................................  A-21
     4.2     Operation of the Company's Business.........................  A-21
     4.3     Notification; Updates to Disclosure Schedule................  A-23
     4.4     No Negotiation..............................................  A-23
     4.5     Company Stockholders' Meeting...............................  A-24

 5.  Additional Covenants of the Parties.................................  A-24
     5.1     Additional Agreements.......................................  A-24
     5.2     Regulatory Approvals........................................  A-25
     5.3     Registration Statement......................................  A-25
     5.4     Public Announcements........................................  A-26
     5.5     Affiliate Agreements........................................  A-26
     5.6     Pooling of Interest.........................................  A-26
     5.7     Tax Matters.................................................  A-26
     5.8     Employee Retention..........................................  A-27
     5.9     Release.....................................................  A-27
     5.10    FIRPTA Matters..............................................  A-27
     5.11    Anti-Takeover Laws..........................................  A-27

 6.  Conditions Precedent to Obligations of Parent and Merger Sub........  A-27
     6.1     Accuracy of Representations.................................  A-27
     6.2     Performance of Covenants....................................  A-27
     6.3     Stockholder Approval........................................  A-27
     6.4     Consents....................................................  A-27
     6.5     Agreements and Documents....................................  A-27
     6.6     Listing.....................................................  A-28
     6.7     Employment Agreements.......................................  A-28
     6.8     No Restraints...............................................  A-28
     6.9     No Governmental Litigation..................................  A-28
     6.10    No Other Litigation.........................................  A-28
     6.11    Effectiveness of Registration Statement.....................  A-29
     6.12    FIRPTA Compliance...........................................  A-29
     6.13    HSR Act.....................................................  A-29
     6.14    Dissenter's Rights..........................................  A-29

 7.  Conditions Precedent to Obligations of the Company..................  A-29
     7.1     Accuracy of Representations.................................  A-29
     7.2     Performance of Covenants....................................  A-29
     7.3     Documents...................................................  A-29
     7.4     Stockholder Approval........................................  A-30
     7.5     Listing.....................................................  A-30
     7.6     No Restraints...............................................  A-30
     7.7     HSR Act.....................................................  A-30
     7.8     Effectiveness of Registration Statement.....................  A-30
     7.9     No Governmental Litigation..................................  A-30

 8.  Termination.........................................................  A-30
     8.1     Termination Events..........................................  A-30
     8.2     Termination Procedures......................................  A-31
     8.3     Effect of Termination.......................................  A-31

                                                                           PAGE
                                                                           ----
 9.  Indemnification, Etc. ..............................................  A-31
     9.1     Survival of Representations, Etc............................  A-31
     9.2     Indemnification.............................................  A-32
     9.3     Threshold...................................................  A-32
     9.4     Offset Against Escrow Shares; Sole Remedy...................  A-32
     9.5     No Contribution.............................................  A-32
             (a) Defense of Third Party Claims...........................  A-32
     9.6     Exercise of Remedies by Indemnitees Other Than Parent.......  A-33

10.  Miscellaneous Provisions............................................  A-33
     10.1    Company Stockholders' Representative........................  A-33
     10.2    Further Assurances..........................................  A-34
     10.3    Fees and Expenses...........................................  A-34
     10.4    Attorneys' Fees.............................................  A-35
     10.5    Notices.....................................................  A-35
     10.6    Time of the Essence.........................................  A-35
     10.7    Headings....................................................  A-35
     10.8    Counterparts................................................  A-36
     10.9    Governing Law; Jurisdiction and Venue.......................  A-36
     10.10   Successors and Assigns......................................  A-36
     10.11   Remedies Cumulative; Specific Performance...................  A-36
     10.12   Waiver......................................................  A-36
     10.13   Amendments..................................................  A-37
     10.14   Severability................................................  A-37
     10.15   Parties in Interest.........................................  A-37
     10.16   Entire Agreement............................................  A-37
     10.17   Construction................................................  A-37

                                    EXHIBITS

Exhibit A   -- Certain Definitions......................................  A-39
Exhibit B   -- Escrow Agreement
Exhibit C   -- Plan of Merger
Exhibit D   -- Tax Representation Letters
Exhibit E-1 -- Form of Affiliate Agreement
Exhibit E-2 -- Persons to execute Affiliate Agreements
Exhibit F   -- Form of Voting Agreement
Exhibit G-1 -- Company Stockholders to execute a Release
Exhibit G-2 -- Form of Stockholder Release
Exhibit G-3 -- Form of Company Release
Exhibit H   -- Form of Employment Agreement
Exhibit I   -- Form of legal opinion of Godfrey & Kahn, S.C.

                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of November 16, 2000, by and among: AURORA BIOSCIENCES CORPORATION, a Delaware corporation ("Parent"); AURORA ACQUISITION CORP., a Wisconsin corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and PANVERA CORPORATION, a Wisconsin corporation (the "Company"). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with the Company (the "Merger") in accordance with this Agreement and the Wisconsin Business Corporation Law (the "WBCL"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

     B. It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a "pooling of interests."

     C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company and has been adopted by Parent, as the sole stockholder of Merger Sub.

     D. Simultaneously with the execution of this Agreement, and as an inducement to Parent to enter into this Agreement, each of Ralph Kauten, Thomas Burke, Terry Sivesind and the Kauten Family, LLC (collectively, the "Majority Stockholders") is entering into a Voting Agreement with Parent in the form of Exhibit F (the "Voting Agreement") pursuant to which each Major Stockholder has, among other things, agreed, upon the terms and subject to the conditions thereof, to vote his or her Company Common Stock (as defined below) in favor of the Merger.

     E. Simultaneously with the execution and delivery of this Agreement, each of Ralph Kauten, Thomas Burke, Randall Bolger, William Checovich, Robert Lowery and Alex Vodenlich (the "Key Executives"), and the Company are executing an Employment and Non-Competition Agreement in the form of Exhibit H (the "Employment and Non-Competition Agreement") to be effective upon Closing, whereby each of the Key Executives agrees, among other things, to remain employed by the Company for a certain number of years immediately following the Closing and not to compete with or solicit employees from Parent during the term of the employment and for one (1) year after the expiration of such term of employment.

                                   AGREEMENT

     The parties to this Agreement agree as follows:

1. DESCRIPTION OF TRANSACTION

     1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the WBCL.

     1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, 4365 Executive Drive, Suite 1100, San Diego, California 92121 at 10:00 a.m. on a date to be designated by Parent which shall not be more
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than 10 business days after the date on which the last of the conditions set forth in Section 6 and Section 7 has been satisfied. The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date." Contemporaneously with or as promptly as practicable after the Closing, a properly executed articles of merger, with a Plan of Merger in the Form of Exhibit C attached thereto, conforming to the requirements of the WBCL shall be filed with the Department of Financial Institutions of the State of Wisconsin. The Merger shall become effective at the time specified in such articles of merger or, if no time is specified, at the time such articles of merger is filed with the Department of Financial Institutions of the State of Wisconsin (the "Effective Time").

     1.4 Articles of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

          (a) the Articles of Incorporation of the Company immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation;

          (b) the Bylaws of the Company immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time; and

          (c) the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time.

     1.5  Conversion of Shares.

     (a) Subject to Sections 1.8(a), 1.9 and 1.10, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

          (i) each share of Company Common Stock outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares shall be converted into the right to receive that fraction of a share of the common stock of Parent, $0.001 par value per share ("Parent Common Stock") equal to the "Applicable Fraction" (as defined in Section 1.5(b)(i)), it being understood that certain of the shares of Parent Common Stock issuable pursuant to this Section 1.5(a)(i) shall be held in escrow in accordance with Section 1.10;

          (ii) each share of the common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation; and

          (iii) all Excluded Shares shall be cancelled and retired and shall cease to exist and no consideration shall be delivered or be deliverable therefor.

     (b) For purposes of this Agreement:

          (i) The "Applicable Fraction" shall be the fraction: (A) having a numerator equal to 1,900,000, and (B) having a denominator equal to the Fully Diluted Company Share Amount (as defined in Section 1.5(b)(ii)). If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, then the Applicable Fraction shall be correspondingly adjusted.

          (ii) The "Fully Diluted Company Share Amount" shall be the sum of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement, but excluding any Excluded Shares), (B) the aggregate number of shares of Company Common Stock issuable pursuant to all Company Options outstanding immediately prior to the Effective Time, and (C) the aggregate number of shares of Company Common Stock issuable pursuant to warrants, options (other than Company Options), convertible securities and any other rights to acquire shares of Company Common Stock outstanding immediately prior to the Effective Time.
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

          (iii) The "Merger Consideration" receivable by a holder of capital stock of the Company shall consist of (i) the shares of Parent Common Stock (other than Escrow Shares (as defined in Section 1.10)) issuable to such holder in accordance with Section 1.5(a) upon the surrender of the certificate or certificates representing capital stock of the Company held by such holder, (ii) the rights of such holder with respect to the Escrow Shares held by the Escrow Agent on behalf of such holder, and (iii) the right of such holder to receive cash in lieu of fractional shares of Parent Common Stock in accordance with Section 1.8(a).

     (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock shall accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

     1.6 Employee Stock Options. At the Effective Time, each then outstanding Company Option and each other outstanding option to purchase Common Stock of the Company issued in accordance with the terms of this Agreement, whether vested or unvested, shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement or, for options issued to new employees after the date of this Agreement, as in effect on the date of issuance) of such Company Stock Option Plan under which such Company Option was issued and the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (a) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be equal to the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the Applicable Fraction, rounded down to the nearest whole number of shares of Parent Common Stock, and (c) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Applicable Fraction, and rounding the resulting exercise price up to the nearest whole cent, and all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided however, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. The Company and Parent shall take all action that may be necessary (under the Company Stock Option Plan and otherwise) to effectuate the provisions of this Section 1.6.

     1.7 Closing of the Company's Transfer Books. At the Effective Time, holders of certificates representing shares of capital stock of the Company that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock of the Company outstanding immediately prior to the Effective Time. No further transfer of any such shares of capital stock of the Company shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of capital stock of the Company (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

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     1.8  Exchange of Certificates.

     (a) As soon as practicable after the Effective Time, Parent will send to each of the registered holders of Company Stock Certificates a letter of transmittal in customary form and containing such customary provisions as Parent may reasonably specify and instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other customary documents as may be reasonably required by Parent, Parent shall (i) deliver to the holder of such Company Stock Certificate a certificate representing 92.5% of that number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 1.5, and (ii) deliver to the Escrow Agent under the Escrow Agreement (as defined below) on behalf of such holder a certificate in the name of the Escrow Agent representing 7.5% of that number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 1.5, provided that the certificates representing Parent Common Stock to be delivered to the holder of a Company Stock Certificate under clause (i) above and to the Escrow Agent under clause (ii) above shall, in each case, represent only whole shares of Parent Common Stock. In lieu of any fractional shares to which such holder would otherwise be entitled, after combining any fractional interests of such holder into as many whole shares as is possible, the holder of such Company Stock Certificate shall be paid in cash an amount equal to the sum of (1) the dollar amount (rounded to the nearest whole cent) determined by multiplying the Closing Sales Price (as defined below) by the fraction of a share of Parent Common Stock that would otherwise be deliverable to such holder under clause (i) above and
(2) the dollar amount (rounded to the nearest whole cent) determined by multiplying the Closing Sales Price by the fraction of a share of Parent Common Stock that would otherwise be deliverable to the Escrow Agent under clause (ii) above. Notwithstanding the foregoing, Parent may deliver to the Escrow Agent one certificate representing the total number of shares of Parent Common Stock to be held in escrow pursuant to this Section 1.8(a) in lieu of issuing separate certificates representing such holder's Escrow Shares. As used in this Agreement, the "Closing Sales Price" shall mean the closing sales price of one share of Parent Common Stock as quoted on the Nasdaq on the last trading day immediately preceding the Closing Date. All Company Stock Certificates so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration in accordance with this Agreement. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock or the payment of cash in lieu of fractional shares, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

     (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

     (c) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law, provided that Parent or the Surviving Corporation pays to the applicable government authority in accordance with applicable Legal Requirements, the amount so withheld. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

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

     (d) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9  Dissenters' Rights.

     (a) Notwithstanding anything in this Agreement to the contrary, shares of capital stock of the Company held by a holder who, pursuant to Subchapter XIII of the WBCL or any successor provision, has the right to dissent to the Merger and demand payment for such shares and properly dissents and demands payment for the fair value of such shares of capital stock of the Company ("Dissenting Shares") in accordance with the WBCL, shall not be converted into the right to receive Parent Common Stock as set forth in Section 1.5, unless such holder withdraws, fails to perfect or otherwise loses such holder's right to such payment, if any. If, after the Effective Time, such holder withdraws, fails to perfect or loses any such right to payment, such holder's Dissenting Shares shall be treated as having been converted as of the Effective Time into the right to receive the Merger Consideration. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Subchapter XIII of the WBCL or any successor provision and as provided in the immediately preceding sentence. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of shares of capital stock of the Company and the opportunity to participate in all negotiations and proceedings with respect to any such demand. Except to the extent otherwise required by the WBCL, the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

     1.10 Escrow of Parent Common Stock. Upon the Closing, Parent shall withhold the shares of Parent Common Stock to be delivered to the Escrow Agent pursuant to Section 1.8(a)(ii) (the "Escrow Shares") and deliver such shares to La Salle Bank National Association as escrow agent (the "Escrow Agent"), to be held by the Escrow Agent as collateral to secure the rights of the Indemnitees under Section 9 hereof. The Escrow Shares shall be held pursuant to the provisions of an escrow agreement substantially in the form of Exhibit B (the "Escrow Agreement"). The Escrow Shares will be represented by a certificate or certificates issued in the name of the Escrow Agent and will be held by the Escrow Agent for a period to end on the earlier of (i) one year from the Closing Date and (ii) the completion of the first audit of the combined financial statements of Parent and the Company covering periods following the Closing (the earlier of (i) and (ii), "Escrow Period"); provided however that in the event any Indemnitee has made a claim under Section 9 prior to the end of the Escrow Period, then the Escrow Period shall continue (and the Escrow Agent will continue to hold, in accordance with Section 3(a) of the Escrow Agreement, a certain number of shares in escrow) until such claim is fully and finally resolved. In the event that this Agreement is adopted by the Company's stockholders, then all such stockholders shall, without any further act of any Company stockholder, be deemed to have consented to and approved (i) the use of the Escrow Shares as collateral to secure the rights of the Indemnitees under
Section 9 in the manner set forth herein and in the Escrow Agreement, and (ii) the appointment of the Company Stockholders' Representative (as defined in Section 10.1) as the representative under the Escrow Agreement of the Persons receiving Merger Consideration under this Agreement and as the attorney-in-fact and agent for and on behalf of each such Person (other than holders of Dissenting Shares).

     1.11 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.12 Accounting Treatment. For accounting purposes, the Merger is intended to be treated as a "pooling of interests."

     1.13 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement and any Related Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all
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

rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants, to and for the benefit of the Indemnitees, as follows:

     2.1  Due Organization; No Subsidiaries; Etc.

     (a) The Company is a corporation duly organized, validly existing and is active status under the laws of the State of Wisconsin and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

     (b) Except as set forth in Part 2.1(b) of the Company Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name PanVera Corporation.

     (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c)(i) of the Company Disclosure Schedule except where the failure to do so would not have a Company Material Adverse Effect. The Company is not qualified as a foreign corporation in any jurisdictions.

     (d) Part 2.1(d) of the Company Disclosure Schedule accurately sets forth
(i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and (iii) the names and titles of the Company's officers.

     (e) The Company has no Subsidiaries except for the Entities identified in
Part 2.1(e) of the Company Disclosure Schedule. The Company does not own any controlling interest in any Entity and, except for the financial interests identified in Part 2.1(e) of the Company Disclosure Schedule, the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest.

     2.2 Articles of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (1) the Company's articles of incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company (the items described in (1), (2) and (3) above, collectively, the "Company Constituent Documents"). There have been no formal meetings or other proceedings of the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in the Company Constituent Documents. There has not been any violation of the Company Constituent Documents, and the Company has not taken any action that is inconsistent in any material respect with the Company Constituent Documents. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in all material respects in accordance with Legal Requirements and prudent business practices.

     2.3  Capitalization, Etc.

     (a) The authorized capital stock of the Company consists of: (i) 2,500,000 shares of Common Stock, of which 1,221,652 shares have been issued and are outstanding as of the date of this Agreement. As of

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

the date hereof, 200,000 shares of Common Stock are held by the Company as treasury shares as a result of the redemption of such shares by the Company from Mr. Terry Sivesind. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable, except as otherwise provided in Section 180.0622(2)(b) of the WBCL and the cases decided thereunder. All outstanding shares of Company Common Stock and all outstanding Company Options, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. Part 2.3(a) of the Company Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any shares of capital stock of the Company is subject.

     (b) The Company has reserved 280,000 shares of Company Common Stock for issuance under the Company Stock Option Plans, of which options to purchase 194,399 shares are outstanding as of the date of this Agreement. Part 2.3(b) of the Company Disclosure Schedule accurately sets forth, with respect to each option to purchase Common Stock of the Company outstanding as of the date hereof (whether vested or unvested) (the "Company Options"): (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option;
(v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code. Except for Company Options granted pursuant to the Company Stock Option Plans, there is no:
(i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company (clauses (i) through (iv) above, collectively "Company Rights"). The Company does not currently have outstanding any debt securities which grant the holder thereof any right to vote on, or veto, any actions by the Company ("Voting Debt").

     (c) All of the outstanding shares of capital stock of the Subsidiaries of the Company have been duly authorized and are validly issued, are fully paid and nonassessable, except as otherwise provided in Section 180.0622(2)(b) of the WBCL and the cases decided thereunder and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

     (d) Except as set forth in Part 2.3(d) of the Company Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the WBCL and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

     2.4  Financial Statements.

     (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

          (i) The audited balance sheets of the Company as of September 30, 2000, September 30, 1999 and September 30, 1998, and the related audited income statements, statements of stockholders' equity and statements of cash flows of the Company for the periods then ended together with the notes thereto and the unqualified reports and opinions of Arthur Andersen LLP relating thereto.

     (b) The Company Financial Statements present fairly the financial position of the Company as of the respective dates thereof and the results of operations (and, in the case of the financial statements referred to in Section 2.4(a)(i), cash flows of the Company) for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

     2.5 Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, since September 30, 2000:

          (a) The Company has not suffered a Company Material Adverse Effect and no event has occurred that will, or could reasonably be expected to, have a Company Material Adverse Effect;

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

          (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock of the Company, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company;

          (d) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other securities of the Company (except for Company Common Stock issued upon the exercise of outstanding Company Options) or,
     (ii) any Company Rights (except for Company Options described in Part 2.3 of the Company Disclosure Schedule);

          (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any Company Stock Option Plan, (ii) any provision of any Company Contract evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

          (f) there has been no amendment to the Company's articles of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction (except as provided in this Agreement), recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction,;

          (g) the Company has not formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

          (h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since September 30, 2000, exceeds $50,000, other than capital expenditures made in connection with the construction of the new building at Research Park Drive in Madison, Wisconsin (the "New Facility");

          (i) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any right or remedy under, any such Contract;

          (j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

          (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

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

          (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

          (m) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business and consistent with the Company's past practice), or
     (ii) incurred or guaranteed any indebtedness for borrowed money;

          (n) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

          (o) the Company has not changed any of its methods of accounting or accounting practices in any respect;

          (p) the Company has not made any Tax election;

          (q) the Company has not threatened, commenced or settled any Legal Proceeding;

          (r) the Company has not entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices, other than entering into this Agreement and the agreements and transactions contemplated hereby; and

          (s) the Company has not agreed to take, or committed to take, any of the actions referred to in clauses "(c)" through "(r)" above.

     2.6  Title to Assets.

     (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.1, 2.7 and 2.9 of the Company Disclosure Schedule and all of the Company's rights under the Material Contracts; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. Except as set forth in Part 2.6(a) of the Company Disclosure Schedule, all of such assets are owned by the Company free and clear of any Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

     (b) Part 2.6(b) of the Company Disclosure Schedule identifies all assets of the Company that are being leased or licensed to or by the Company. All such leases and licenses are valid and enforceable against the Company, and to the knowledge of the Company, the other parties thereto.

     2.7  Bank Accounts; Receivables.

     (a) Part 2.7(a) of the Company Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution including the name of the bank or financial institution, the account number and the balance as of the date hereof.

     2.8  Equipment; Leasehold.

     (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

     (b) The Company does not own any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Part 2.6(b) of the Company Disclosure Schedule.

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     2.9  Proprietary Assets.

     (a) Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Company and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of all other Proprietary Assets owned by the Company that are material to the business of the Company. Part 2.9(a)(iii) of the Company Disclosure Schedule identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations in excess of $10,000 with respect to, each Proprietary Asset that is licensed or otherwise made available to the Company by any Person (the "Licensed Assets") and is material to the business of the Company, and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to the Company. The Company has good, valid and marketable title to all of the Company Proprietary Assets other than Licensed Assets, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company. The Company has a valid right to use, license and otherwise exploit all Licensed Assets and any rights thereunder will not be affected by the Company entering into this Agreement and the agreements and transactions contemplated hereby. Except as set forth in Part 2.9(a)(iv) of the Company Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset that is material to the business of the Company with respect to which such other Person has any rights. Except as set forth in Part 2.9(a)(v) of the Company Disclosure Schedule, there is no Company Contract (with the exception of end user license agreements in the form previously delivered by the Company to Parent) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Company Proprietary Asset.

     (b) The Company has taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, except as set forth in Part 2.9(b) of the Company Disclosure Schedule, (i) all current and former employees of the Company who are or were involved in, or who have contributed to, the creation or development of any material Company Proprietary Asset have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Employee Agreement Relating to Intellectual Property and Confidential Information previously delivered by the Company to Parent, and (ii) all current and former consultants and independent contractors to the Company who are or were involved in, or who have contributed to, the creation or development of any material Company Proprietary Asset have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Employee Agreement Relating to Intellectual Property and Confidential Information previously delivered to Parent. No current or former employee, officer, director, stockholder, consultant or independent contractor of or to the Company has any right, claim or interest in or with respect to any Company Proprietary Asset.

     (c) Except as set forth in Part 2.9(c) of the Company Disclosure Schedule,
(i) all patents, trademarks, service marks and copyrights held by the Company are valid, enforceable and subsisting; (ii) none of the Company Proprietary Assets and no Proprietary Asset that is currently being developed by the Company (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by the Company is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, the Company has all rights and licenses reasonably necessary in order to make, have made, use or sell these products to an unlimited number of parties, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, (iv) the Company has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person and (v) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Company Proprietary Asset.

     (d) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Part 2.9(d) of the Company Disclosure Schedule, the Company has not (i) licensed any of the material Company Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any material Company Proprietary Assets or to transact business in any market or geographical area or with any Person.

     (e) Except as set forth in Part 2.9(e)(i) of the Company Disclosure Schedule, the Company has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Company Source Code. Part 2.9(e)(ii) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company has deposited or is required to deposit with an escrowholder or any other Person any Company Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of any Company Source Code.

     2.10  Contracts.

     (a) Part 2.10(a) of the Company Disclosure Schedule identifies:

          (i) each Company Contract relating to the employment of, or the performance of services by, any Person, including any employee, consultant or independent contractor;

          (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

          (iii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact business or deal in any other manner with any other Person, or
     (C) develop or distribute any technology;

          (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

          (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

          (vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

          (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

          (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

          (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

          (x) each Company Contract constituting or relating to a Government Contract or Government Bid;

          (xi) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices;

          (xii) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

          (xiii) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to the Company having a value in excess of $10,000 in the aggregate.

(Company Contracts in the respective categories described in clauses "(i)" through "(xiii)" above are referred to in this Agreement as "Material Contracts.")

     (b) The Company has delivered to Parent accurate and complete copies of all written Material Contracts. Part 2.10(b) of the Company Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Contract identified in Part 2.10(a) and Part 2.10(b) of the Company Disclosure Schedule is valid and in full force and effect is enforceable by the Company in accordance with its terms.

     (c) Except as set forth in Part 2.10(c) of the Company Disclosure Schedule:

          (i) the Company has not violated or breached, or committed any default under, any Company Contract, and, to the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract, which violation or breach would give any party the right to terminate such Contract or which would increase the liabilities or obligations of the Company under such Contract or which would otherwise reasonably be expected to result in a Company Material Adverse Effect;

          (ii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

          (iii) since January 1, 1997, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract; and

          (iv) the Company has not knowingly waived any of its rights under any Material Contract.

     (d) Except as set forth in Part 2.10(d) of the Company Disclosure Schedule, no Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

     (e) The Material Contracts collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

     (f) Part 2.10(f) of the Company Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company, which, if such bid, offer, award, proposal or term sheet was accepted and became effective, would constitute a Material Contract hereunder.

     (g) Part 2.10(g) of the Company Disclosure Schedule provides an accurate description and breakdown of the Company's backlog under Company Contracts.

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

     2.11  Liabilities; Fees, Costs and Expenses.

     (a) The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) liabilities identified as such in the "liabilities" column of the Audited Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by the Company since September 30, 2000 in the ordinary course of business and consistent with the Company's past practices; (iii) liabilities under the Material Contracts, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; (iv) the liabilities identified in Part 2.11(a) of the Company Disclosure Schedule; and (v) liabilities incurred in the ordinary course of business not exceeding $150,000 in the aggregate and not required to be otherwise disclosed in the Company Disclosure Schedule. Part 2.11(a) of the Company Disclosure Schedule lists the amount and details of all outstanding Liabilities for borrowed money of the Company as of the date of this agreement.

     (b) The total amount of all fees, costs and expenses (including any attorney's, accountant's, financial advisor's or finder's fees) incurred by or for the benefit of the Company in connection with (i) the due diligence conducted by the Company with respect to the Merger, (ii) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement and the obtaining of any Consent required to be obtained in connection with any transactions contemplated hereby, do not in the aggregate exceed one million dollars ($1,000,000).

     2.12 Compliance with Legal Requirements. The Company is, and has at all times since its inception been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and could not be reasonably likely to have a Company Material Adverse Effect. Except as set forth in Part 2.12 of the Company Disclosure Schedule, since its inception the Company has not received any written notice or other written communication, and no executive officer of the Company has received any oral notice or other oral communication, from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.13  Governmental Authorizations. Part 2.13 of the Company Disclosure
Schedule identifies each Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since its inception has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule. Since the date of its inception, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.14  Tax Matters.

     (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

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

The Company has delivered to Parent accurate and complete copies of all Company Returns filed which have been requested by Parent.

     (b) The Company Financial Statements fully accrue all actual and contingent liabilities for unpaid Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all unpaid Taxes for the period from September 30, 2000 through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

     (c) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. Except as set forth in Part 2.14(c) of the Company Disclosure Schedule, there have been no examinations or audits of any Company Return. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. Except as set forth in Part 2.14(c) of the Company Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

     (d) Except as set forth in Part 2.14(d) of the Company Disclosure Schedule, no claim or Proceeding is pending or, to the knowledge of the Company has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

     (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, plan or other arrangement, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code. The Company is not a party to any Contract to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract, including any obligation arising by reason of Treasury Regulations Section 1.1502-6, and the Company has not, and by reason of the consummation of the transactions contemplated under this Agreement, will not have any liability or obligation under any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. The Company is not and has never been a "distributing corporation" within the meaning of Section 355(a)(1) of the Code, or a member of an affiliated group filing a consolidated federal income Tax Return.

     2.15  Employee and Labor Matters; Benefit Plans.

     (a) Part 2.15(a) of the Company Disclosure Schedule identifies with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code (if any), all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, phantom stock, stock appreciation right, severance pay, termination pay, hospitalization, medical (including retiree medical), dental, vision, life, disability or other insurance,
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

cafeteria benefit (Code Section 125) or dependent care (Code Section 129), supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement whether written or oral (collectively, the "Employee Plans") sponsored, maintained, contributed to or required to be contributed to by the Company and/or any ERISA Affiliate for the benefit of any employee, consultant or director, or former employee, consultant, or director, of the Company and/or any ERISA Affiliate, except for Employee Plans which would not require the Company to make payments or provide benefits having a value in excess of $10,000 in the aggregate per annum. Part 2.15(a) of the Company Disclosure Schedule sets forth the citizenship status of every employee of the Company (whether such employee is a United States citizen or otherwise) and, with respect to non-United States citizens, identifies the visa or other similar permit under which such employee is working for the Company and the dates of issuance and expiration of such visa or other similar permit.

     (b) With respect to each Employee Plan, the Company has delivered to
Parent:

          (i) an accurate and complete copy of such Employee Plan (including all amendments thereto) and related Plan documents (including copies of trust documents or other funding vehicles, insurance policies or contracts, and any other authorizing documents);

          (ii) an accurate and complete copy of the Form 5500, if required under ERISA, including all schedules attached thereto and actuarial reports, if any, filed for the past three years;

          (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Employee Plan, and all material written employee communications relating to such Employee Plan;

          (iv) accurate and complete copies of all Contracts relating to such Employee Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

          (v) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Employee Plan (if such Employee Plan is intended to be qualified under Section 401(a) or 501(c)(9) of the Code).

     (c) Each of the Employee Plans intended to be qualified under Section 401(a) or 501(c)(9) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") as to its qualified status under the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such a determination letter and to make any amendments necessary to obtain a favorable determination, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Employee Plan.

     (d) Neither the Company nor any of its ERISA Affiliates has ever maintained, adopted, established, contributed or been required to contribute to, or otherwise participated in or been required to participate in, any Employee Plan subject to Title IV of ERISA including, without limitation, a "multiemployer plan" as defined in Section 3(37) of ERISA and a defined benefit plan as defined in Section 3(35) of ERISA, or any plan otherwise subject to the minimum funding standards of ERISA Section 302 of Code Section 412.

     (e) Each Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code) and the Company and any other ERISA Affiliate have each performed all obligations required to be performed by each under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans;

     (f) There has been no "prohibited transaction" as such term is defined in
Section 406 of ERISA and Section 4975 of the Code, and neither Company nor any other ERISA Affiliate is subject to any liability
                                      A-15
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or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Employee Plans. All contributions required to be made by the Company and/or any other ERISA Affiliate to any Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan year. No "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations under Section 4043 of ERISA) nor any event described in Sections 4041, 4062 or 4063 of ERISA has occurred with respect to any Employee Plan. No suit, administrative proceeding, action or other claim has been brought or is threatened against or with respect to any Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor.

     (g) The Company does not have any plan or commitment to create any additional Employee Plan, or to modify or change any existing Employee Plan (other than to comply with applicable law) in a manner that would affect any current or former employee, consultant or director of the Company or any other ERISA Affiliate, and there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any other ERISA Affiliate relating to, or change in participation or coverage, under any Employee Plan which would materially increase the expense of maintaining such Employee Plan above the level of expense incurred with respect to that Employee Plan for the most recent fiscal year.

     (h) None of the Employee Plans promises or provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee, consultant or director of the Company or any other ERISA Affiliate after any such Employee's, consultant's or director's termination of service other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, and (ii) deferred compensation benefits accrued as liabilities on the Audited Balance Sheet.

     (i) With respect to each Employee Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") and Sections 601-609 of ERISA have been complied with in all material respects.

     (j) Except as set forth in Part 2.15(j) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement and the Related Agreements, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement and the Related Agreements, will result in any liability to the Company or any other ERISA Affiliate or payment (including any bonus, golden parachute or severance payment) to any current or former employee, consultant or director of the Company (whether or not under any Employee Plan), or increase the benefits payable under any Employee Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

     (k) Part 2.15(k) of the Company Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

     (l) Part 2.15(l) of the Company Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

     (m) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

     (n) Except as set forth in Part 2.15(n) of the Company Disclosure Schedule, the Company has no reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company's labor relations, or (ii) any of the Company's employees intends to terminate his or her employment with the Company.

     2.16 Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the Company's compliance with any Environmental Law in the future. To the knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in
Part 2.16 of the Company Disclosure Schedule. (For purposes of this Section 2.16: (i) "Environmental Law" means any applicable federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

     2.17 Insurance. Part 2.17 of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Company Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Company Disclosure Schedule is in full force and effect. Since January 1, 1997, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.18 Related Party Transactions. Except as set forth in Part 2.18 of the Company Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since January 1, 1997 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since January 1, 1997 been, indebted to the Company; (c) since January 1, 1997, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time since January 1, 1997 competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company). (For purposes of this Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each individual who is, or who has at any time since the Company's inception been, an officer or director of the Company; (ii) each member of the immediate family of each of the individuals referred to in clause "(i)" above; and (iii) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)" and "(ii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.)

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     2.19  Legal Proceedings; Orders.

     (a) Except as set forth in Part 2.19(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and to the knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned, used or controlled by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements. To the knowledge of the Company, except as set forth in Part 2.19(a) of the Company Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

     (b) Except as set forth in Part 2.19(b) of the Company Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Company.

     (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

     2.20 Authority; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and any Related Agreement to which it is a party; and the execution, delivery and performance by the Company of this Agreement and any Related Agreement to which it is a party have been duly authorized by all necessary action on the part of the Company. This Agreement and each Related Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.21 Non-Contravention; Consents. Except as set forth in Part 2.21 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of any of the provisions of the Company's Constituent Documents;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Related Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned, used or controlled by the Company, is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned, used or controlled by the Company;

          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to
     (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

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

          (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Part 2.21 of the Company Disclosure Schedule and except for filings pursuant to the HSR Act (as hereinafter defined), no filing with, notice to or consent from any Person is required in connection with (x) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements.

     2.22 Product Development. Part 2.22 of the Company Disclosure Schedule sets forth for each product or service being developed by or on behalf of the Company a true and correct development status, including the dates on which the development of each such product or service will be completed. No fact, condition or circumstance exists that would materially impair or delay the development of any such products or services. Except as set forth in Part 2.22 of the Company Disclosure Schedule, the Company has not entered into any agreement which restricts its right to make, have made, use or sell to an unlimited number of third parties any products currently contemplated by, designed by or designed on behalf of the Company.

     2.23  Full Disclosure.

     (a) This Agreement (including the Company Disclosure Schedule) does not,
(i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

     (b) The information supplied by the Company for inclusion in the Company Proxy Statement or the S-4 Registration Statement (including any Company financial statements) will not, as of the date of the Company Proxy Statement or the S-4 Registration Statement or as of the date of the Company Stockholders' Meeting, and in each case, as of the date such information is prepared or presented, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make any statement therein, in light of the circumstances under which it is made, not misleading.

     2.24  Company Action.

     (a) The Board of Directors of the Company (at a meeting duly called and held in accordance with the Company Constituent Documents) has (i) unanimously determined that the Merger and the Plan of Merger is advisable and in the best interests of the Company and its stockholders, (ii) unanimously recommended the adoption and approval of the Merger, the Plan of Merger and this Agreement by the stockholders of the Company and (iii) directed that this Agreement, the Merger and the Plan of Merger be submitted for a vote at the Company Stockholders' Meeting.

     (b) The affirmative vote of a majority of the shares of Company Common Stock outstanding on the date of such vote is the only vote of the stockholders of the Company needed to approve and adopt this Agreement and approve the Merger, the Plan of Merger and the transactions contemplated hereby (the "Required Company Stockholder Vote").

     2.25 Anti-Takeover Law. The Board of Directors and the Company have taken all action necessary or required to render inapplicable to the Merger, this Agreement or any Related Agreement and the transactions contemplated herein or therein (i) any takeover law of the State of Wisconsin that may purport to be applicable to the Merger and the transactions contemplated by this Agreement and the Related Agreements, (ii) any takeover provision in the Company Constituent Documents, and (iii) any takeover provision in any Contract to which the Company is a party or by which it or its properties may be bound. To the knowledge of the Company, there are no takeover laws of any state, other than the State of Wisconsin, which are applicable to the Merger, this Agreement and the Related Agreements.

     2.26 Finder's Fee. Except as set forth in Part 2.26 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated thereby based upon arrangements made by or on behalf of the Company.

     2.27 Reorganization; Pooling of Interests. As of the date of this Agreement, the Company has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as a "pooling of interests" for accounting purposes.

3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company as follows:

     3.1 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware in the case of Parent, and in active status under the laws of Wisconsin in the case of Merger Sub, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Parent's business, financial condition or results of operations.

     3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement and under each Related Agreement to which either of them is a party; and the execution, delivery and performance by Parent and Merger Sub of this Agreement and each Related Agreement to which either of them is a party (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to adopt this Agreement or approve the Merger. This Agreement and each Related Agreement to which either of them is a party constitutes the legal, valid and binding obligation of Parent or Merger Sub, as applicable, enforceable against Parent or Merger Sub, as applicable, in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.3  SEC Filings; Financial Statements.

     (a) Parent has made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between January 1, 2000 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The consolidated financial statements contained in the Parent SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such consolidated financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit

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

adjustments; and (iii) fairly present the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations of Parent for the periods covered thereby.

     3.4 No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and of each Related Agreement to which either of them is a party and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Sub (i) are not prohibited by, and will not violate or conflict with, any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, and (ii) will not directly or indirectly, contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Related Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent, or any of the assets owned, used or controlled by Parent is subject.

     3.5 Valid Issuance. Subject to Section 1.5(c), the shares of Parent Common Stock to be issued pursuant to Section 1.5(a) will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     3.6 Reorganization. As of the date of this Agreement, the Company has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

4. CERTAIN COVENANTS OF THE COMPANY

     4.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (i) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (ii) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

     4.2  Operation of the Company's Business

     (a) During the Pre-Closing Period, the Company shall: (i) ensure that the Company conducts its business and operations (A) in the ordinary course and in accordance with past practices, and (B) in compliance with all applicable Legal Requirements and the requirements of all Material Contracts; (ii) use best efforts to ensure that the Company preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; (iii) provide all notices, assurances and support required by any Contract relating to any Proprietary Asset in order to ensure that no condition under such Contract occurs which could result in, or could increase the likelihood of any transfer or disclosure by the Company's of any Company Proprietary Asset; (iv) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of this Agreement covering all material assets of the Company; and (v) to the extent requested by Parent, cause its officers to report regularly to Parent concerning the status of the Company's businesses.

     (b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent which consent, or refusal to consent, will not be unreasonably delayed):

          (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except repurchases of unvested shares at cost in connection with the termination of the employment or consulting relationship with any employee or consultant pursuant to stock option or purchase agreements.

          (ii) sell, issue, grant or authorize the issuance or grant of (i) any capital stock or other security, (ii) any Company Rights, or (iii) any instrument convertible into or exchangeable for any capital stock or other security, except that (A) the Company may issue Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement and set forth in the Company Disclosure Schedule and (B) the Company may issue to new employees options to purchase shares of Company Common Stock, commensurate with options granted to similarly situated employees in the past, under, and on the terms of, the Company Stock Option Plans; provided, however, that each such option shall be issued with an exercise price equal to the current market price of Company Common Stock based on the Applicable Fraction and the market price of Parent Common Stock as reported on NASDAQ.

          (iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any Contract related to any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option or any related Contract;

          (iv) amend or permit the adoption of any amendment to the Company Constituent Documents, or effect, become a party to or authorize any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction (except for the Merger);

          (v) recognize any labor union or enter into any collective bargaining agreement;

          (vi) adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

          (vii) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

          (viii) make any capital expenditure outside the ordinary course of business or make any single capital expenditure in excess of $25,000; provided however, that the maximum amount of all capital expenditures made on behalf of the Company during the Pre-Closing Period shall not exceed $150,000 in the aggregate except for expenditures made in connection with the New Facility and set forth on in Part 4.2(b) of the Company Disclosure Schedule;

          (ix) except in the ordinary course of business and consistent with past practice, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any material Contract;

          (x) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and not having a value, or not requiring payments to be made or received, in excess of $25,000 individually, or $150,000 in the aggregate), or waive or relinquish any material right;

          (xi) lend money to any Person, or incur or guarantee any indebtedness (except that the Company may make routine borrowings in the ordinary course of business and in accordance with past practices under the Company's credit facilities outstanding as of the date hereof and set forth on the Company Disclosure Schedule (without any amendment or modification thereto) which in the aggregate does not exceed $250,000);

          (xii) establish, adopt or amend any Company Employee Plan or collective bargaining agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or officers.

          (xiii) dismiss any employee or hire any new employee having an annual salary in excess of 75,000;

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

          (xiv) change any of its methods of accounting or accounting practices in any respect except as required by generally accepted accounting principles;

          (xv) make any material Tax election;

          (xvi) commence or settle any Legal Proceeding;

          (xvii) enter into any material transaction or take any other material action outside the ordinary course of business and inconsistent with past practices;

          (xviii) take or omit to take any action that could, or is or reasonably likely to, (A) result in any of its representations and warranties set forth in this Agreement or any certificate delivered in connection with the Closing being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) result in any of the conditions to the consummation of the Merger set forth in Section 6 and
     Section 7 hereof not being satisfied or (C) breach any provisions of this Agreement; or

          (xix) authorize, agree, commit or enter into any Contract to take any of the actions described in clauses "(i)" through "(xviii)" of this Section 4.2(b).

     4.3  Notification; Updates to Disclosure Schedule.

     (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

          (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

          (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

          (iii) any breach of any covenant or obligation of the Company; and

          (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any condition set forth in Section 6 or Section 7 impossible or unlikely.

     (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Company Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any condition set forth in Section 6 has been satisfied.

     4.4  No Negotiation.

     (a) The Company acknowledges and agrees that the Company will not, and will not permit any of its Representatives and Associates to, directly or indirectly:

          (i) solicit, initiate, encourage or facilitate the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

          (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any information (other than information which would otherwise be required to be disclosed by the

     Company in a report filed pursuant to the Exchange Act, if the Company were subject to the reporting requirements of the Exchange Act) to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

          (iii) entertain, consider or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction; it being understood that if any Person (other than Parent or its Affiliates) makes any such proposal or offer, the Company shall respond only that the Company is a party to an acquisition agreement (without naming or otherwise identifying Parent) and that the Company may not engage in any actions prohibited by this Section 4.4.

     (b) The Company shall, and shall cause each of its Associates and Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Parent) relating to a possible Acquisition Transaction, and shall promptly provide Parent with an oral and a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or by any of the Company's Associates or Representatives (to the extent known by the Company) from any Person (other than Parent) during the Pre-Closing Period.

     4.5  Company Stockholders' Meeting.

     (a) The Company shall take all action necessary under the Company Constituent Documents and all applicable Legal Requirements to call, give notice of, convene and duly hold a meeting of the holders of Company Common Stock (the "Company Stockholders' Meeting") to consider, act upon and vote upon the adoption and approval of this Agreement and approval of the Merger and the Plan of Merger. The Company Stockholders' Meeting will be held as promptly as practicable and within 40 days after the S-4 Registration Statement (as defined below) is declared effective under the Securities Act (which 40-day period shall be extended on a day-for-day basis if and for so long as any stop order or other similar action is in place, pending or threatened by the SEC).

     (b) The Company will prepare and distribute to the Company stockholders in connection with the Company Stockholders' Meeting a proxy statement (the "Company Proxy Statement") in compliance with all applicable Legal Requirements and the Company Constituent Documents. The Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the approval and adoption of this Agreement, the Merger and the Plan of Merger and to take all other actions reasonably necessary or in Parent's reasonable judgment advisable to secure such vote as promptly as practicable prior to the Termination Date.

     (c) The Board of Directors of the Company shall unanimously recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement, and approve the Merger and the Plan of Merger at the Company Stockholders' Meeting. The Company Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement, the Escrow Agreement and approve the Merger at the Company Stockholders' Meeting. Neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of the Company that the Company's stockholders vote in favor of the adoption and approval of this Agreement, the Escrow Agreement and the approval of the Merger. For purposes of this Agreement, the recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if such recommendation shall no longer be unanimous.

5. ADDITIONAL COVENANTS OF THE PARTIES

     5.1  Additional Agreements.

     (a) Subject to Section 5.1(b), Parent and the Company shall use all reasonable efforts (i) to cause the conditions set forth in Section 6, in the case of the Company, and in Section 7, in the case of Parent, to be satisfied as soon as practicable prior to the Termination Date, and (ii) to take, or cause to be taken,
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

all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement and each Related Agreement as soon as practicable prior to the Termination Date. Without limiting the generality of the foregoing, but subject to Section 5.1(b), each party to this Agreement shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each party shall promptly deliver to the other a copy of each filing made, each notice given and each Consent obtained by such party in connection with the Merger during the Pre-Closing Period.

     (b) Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall have any obligation under this Agreement to do any of the following (or cause the other to do any of the following): (i) to dispose or cause any of its Subsidiaries to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Asset; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); or (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations.

     5.2 Regulatory Approvals. The Company and Parent shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement and each Related Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications, if any, required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (i) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any Legal Proceeding, and (iii) subject to their obligations to comply with applicable Legal Requirements, promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act of any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by the HSR Act or any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to any other federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent agrees to permit authorized Representatives of the other party to be present at each meeting or conference with government representatives relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

     5.3  Registration Statement.

     (a) As soon as practicable after the date hereof, Parent shall prepare and cause to be filed with the SEC a registration statement on Form S-4 concerning the Parent Common Stock to be issued in connection with the Merger (together with any amendment or supplement thereto, the "S-4 Registration Statement"). The S-4 Registration Statement shall contain the Company Proxy Statement as part of the prospectus, and any other documents required by the Securities Act or the Exchange Act in connection with the Merger. The parties acknowledge and agree that the foregoing arrangements may be altered by Parent as reasonably necessary to respond to any comments or requests received from the SEC. Parent and the Company shall use all reasonable efforts to cause the S-4 Registration Statement (including the
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Company Proxy Statement) to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company will use all reasonable efforts to cause the Company Proxy Statement to be mailed to the Company stockholders, as promptly as practicable after the S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Company and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.3(a) (including, without limitation, Company financial statements complying with the requirements of Form S-4, the Securities Act and the Exchange Act). In addition, the Company shall promptly furnish to Parent all information concerning the Company and the Company stockholders that may be required or reasonably requested in connection with any pre- or post-effective amendment to the S-4 Registration Statement. If the Company becomes aware of any information that should be set forth in an amendment or supplement to the S-4 Registration Statement or the Company Proxy Statement, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company.

     (b) Prior to the Effective Time, Parent shall make all required filings with state regulatory authorities and the NASD, and shall ensure that the Parent Common Stock to be issued in the Merger will be qualified under the securities or "blue sky" law of every jurisdiction of the United States in which any registered stockholder of the Company has an address of record on the record date for determining the stockholders entitled to notice of and to vote on the Merger (other than qualifying to do business in a State in which it is not now qualified).

     5.4 Public Announcements. During the Pre-Closing Period, (a) the Company shall not (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent, and (b) Parent will use reasonable efforts to consult with the Company prior to issuing any press release or making any public statement regarding the Merger; provided that nothing herein shall be deemed to prohibit Parent from making any public disclosure Parent deems necessary or appropriate under applicable Legal Requirements.

     5.5 Affiliate Agreements. The Company shall use its best efforts to cause each Person listed on Exhibit E-2 and each other Person who becomes an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company, to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form of Exhibit E-1.

     5.6 Pooling of Interest. During the Pre-Closing Period and following the consummation of the Merger, neither party shall, and each party shall cause its respective Associates and Representatives not to take any action that could, or fail to take any action which failure to take such action could, reasonably be expected to have an adverse effect on the ability of Parent to account for the Merger as a "pooling of interests".

     5.7 Tax Matters. At or prior to the filing of the Form S-4 Registration Statement, the Company and Parent shall execute and deliver to Cooley Godward LLP and to Godfrey & Kahn, S.C. tax representation letters in substantially the form attached hereto as Exhibit D. Parent, Merger Sub and the Company shall each confirm to Cooley Godward LLP and to Godfrey & Kahn, S.C., the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Parent and the Company shall use all reasonable efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code. Following delivery of the tax representations letters pursuant to the first sentence of this Section 5.7, each of Parent and the Company shall use its reasonable efforts to cause Cooley Godward LLP and Godfrey & Kahn, S.C., respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act which tax opinion will be included as an exhibit to the Form S-4 Registration

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Statement. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.7.

     5.8 Employee Retention. Unless Parent receives any contrary recommendations from existing management of the Company, Parent expects that the current employees of the Company will continue to be employees of the Company immediately after the Effective Time. Accordingly, Parent and the Company shall consult with each other with respect to the disclosure of the Merger to the employees of the Company.

     5.9 Release. The Company shall use its best efforts to cause each of the Company stockholders identified on Exhibit G-1 to execute and deliver to Parent a Release in the form of Exhibit G-2, and the Company shall execute and deliver a Release in the form of Exhibit G-3 to each Person who has executed and delivered a Release to the Company in the form of Exhibit G-2.

     5.10 FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

     5.11 Anti-Takeover Laws. The Company shall, and shall cause its Associates and Representatives to, take all actions necessary or desirable to render inapplicable to the Merger, this Agreement and any Related Agreement, any state anti-takeover or similar law purporting to be applicable to the Merger, this Agreement or any of the Related Agreements.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver, at or prior to the Closing, of each of the following conditions:

     6.1 Accuracy of Representations. Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving effect to any materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

     6.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     6.3 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

     6.4 Consents. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.21 of the Company Disclosure Schedule) shall have been obtained and shall be in full force and effect.

     6.5 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) Affiliate Agreements in the form of Exhibit E-1, executed by the Persons identified on Exhibit E-2 and by any other Person who Parent reasonably determines to be an "affiliate" of the Company for purposes of the Securities Act;

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

          (b) a Release in the form of Exhibit G-2, executed by the Company stockholders identified on Exhibit G-1;

          (c) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 5.7);

          (d) a letter from each of Arthur Andersen LLP, independent accountants to the Company, and Ernst & Young LLP, independent accounts to Parent, regarding the appropriateness of "pooling of interests" accounting for the Merger under APB 16 if closed and consummated in accordance with this Agreement;

          (e) written resignations of all directors of the Company, effective as of the Effective Time;

          (f) an Escrow Agreement in the form of Exhibit B, executed by the Company Stockholders' Representative and the Escrow Agent;

          (g) a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company representing and warranting after reasonable investigation that the conditions set forth in Section 6.1 and Section 6.2 have been duly satisfied (the "Company Compliance Certificate");

          (h) A legal opinion of Godfrey & Kahn, S.C. in the form of Exhibit I; and

          (i) Either Stock Option Assumption Agreements from each holder of Company Options or evidence satisfactory to Parent that the Board of Directors of the Company has taken all actions required pursuant to each of the Company Stock Option Plans in order to give effect to the transactions contemplated in this Agreement, including the assumption of Company Options pursuant to Section 1.6.

     6.6 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation (subject to notice of issuance) on the Nasdaq.

     6.7 Employment Agreements. The Employment and Noncompetition Agreements executed by each of the Key Executives shall be in full force and effect.

     6.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal or requires Parent to take any of the actions set forth in Section 5.1(b).

     6.9 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or the Company or any of its Subsidiaries, any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or any of its Subsidiaries; or (d) which would materially and adversely affect the right of Parent or the Company or any Subsidiary of Parent to own the assets or operate the business of the Company or any of its Subsidiaries.

     6.10 No Other Litigation. There shall not be pending any Legal Proceeding in which, in the reasonable judgment of Parent, there is a reasonable possibility of an outcome that could have a Company Material Adverse Effect or a material adverse effect on Parent: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or any of the Company or any of its Subsidiaries, any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or any of its Subsidiaries; or (d) which would affect adversely the right of Parent or the Company, Parent or any Subsidiary of Parent to own the assets or operate the business of the Company or any of its Subsidiaries.

     6.11 Effectiveness of Registration Statement. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued and be pending with respect to the S-4 Registration Statement.

     6.12 FIRPTA Compliance. Parent shall have received the statement referred to in Section 5.10(a) and the Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.10(b).

     6.13 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     6.14 Dissenter's Rights. Holders of no more than 5% of the Company Common Stock shall have exercised, and not withdrawn or otherwise lost, their dissenter's rights pursuant to Subchapter XIII of the WBCL.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver, at or prior to the Closing, of the following conditions:

     7.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality qualifications or similar qualifications contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving effect to any materiality qualifications or similar qualifications contained or incorporated directly or indirectly in such representations and warranties).

     7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     7.3  Documents. The Company shall have received the following documents:

          (a) a legal opinion of Godfrey & Kahn, S.C., dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 5.7);

          (b) an Escrow Agreement in the form of Exhibit B, executed by Parent and the Escrow Agent;

          (c) a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent representing and warranting that the conditions set forth in Section 7.1 and Section 7.2 have been duly satisfied; and

          (d) a Release in the form of Exhibit G-3, executed by the Company and delivered to each Person who has executed and delivered to the Company a Release in the form of Exhibit G-2.

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

     7.4 Stockholder Approval. This Agreement and the Escrow Agreement shall have been duly adopted and approved and the Merger shall have been duly approved by the Required Company Stockholder Vote.

     7.5 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation (subject to notice of issuance) on the Nasdaq.

     7.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     7.7 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     7.8 Effectiveness of Registration Statement. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued and be pending with respect to the S-4 Registration Statement.

     7.9 No Governmental Litigation. There shall not be pending any Legal Proceeding in which a Governmental Body is a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or the Company or any of its Subsidiaries, any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or any of its Subsidiaries; or (d) which would materially and adversely affect the right of Parent or the Company or any Subsidiary of Parent to own the assets or operate the business of the Company or any of its Subsidiaries.

8. TERMINATION

     8.1  Termination Events. This Agreement may be terminated prior to the
Closing:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company, if any Order by any Governmental Body of competent jurisdiction preventing or prohibiting consummation of the Merger shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) must have used all reasonable efforts to remove any such Order;

          (c) by either Parent or the Company if (i) the Company Stockholders Meeting (including any adjournment or postponement thereof) shall have been duly held and completed and the Company stockholders shall have taken a final vote on a proposal to approve and adopt the Merger, this Agreement and the Escrow Agreement and (ii) the Merger, this Agreement and the Escrow Agreement shall not have been adopted and approved by the Required Company Stockholder Vote; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the Company stockholders to adopt and approve the Merger, this Agreement and the Escrow Agreement is attributable to a failure on the part of the Company to perform its obligations under this Agreement;

          (d) by Parent if any of the Company's representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of the Company's covenants contained in this Agreement shall have been breached in any material respect; provided, however, that Parent may not terminate this Agreement under this Section 8.1(d) on account of an inaccuracy in the Company's representations and warranties or on account of a breach of a covenant by the Company if such inaccuracy or breach is curable by the
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

     Company unless the Company fails to cure such inaccuracy or breach within 15 days after receiving written notice from Parent of such inaccuracy or breach;

          (e) by the Company if any of Parent's representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of Parent's covenants contained in this Agreement shall have been breached in any material respect; provided, however, that the Company may not terminate this Agreement under this Section 8.1(e) on account of an inaccuracy in Parent's representations and warranties or on account of a breach of a covenant by Parent if such inaccuracy or breach is curable unless Parent fails to cure such inaccuracy or breach within 15 days after receiving written notice from the Company of such inaccuracy or breach; or

          (f) by Parent or the Company if the Closing has not taken place on or before May 10, 2001 (the "Termination Date") (other than as a result of any failure on the part of the terminating party to comply with or perform any of its covenants or obligations set forth in this Agreement).

     8.2 Termination Procedures. If either party wishes to terminate this Agreement pursuant to Section 8.1, it shall deliver to the other party a written notice stating that it is terminating this Agreement and (except for termination under Section 8.1(f) which will not require such certification) setting forth a brief description of the basis on which it is terminating this Agreement.

     8.3  Effect of Termination. If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any inaccuracy or prior breach by such party of any representation, warranty, covenant or other provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; (c) the parties shall, in all events, remain bound by and continue to be subject to
Section 5.4; and (d) no party shall be liable for any consequential or punitive damages.

9. INDEMNIFICATION, ETC.

     9.1  Survival of Representations, Etc.

     (a) The representations and warranties made by the Company (including the representations and warranties set forth in Section 2 and the representations set forth in the Company Compliance Certificate) shall survive the Closing and shall expire at the end of the Escrow Period; provided, however, that if, at any time prior to the end of the Escrow Period, any Indemnitee delivers to the Company Stockholders' Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice shall survive the end of the Escrow Period until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

     (b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives; provided, however, that Parent shall be deemed to have knowledge of the information specifically included in the Company Disclosure Schedule on the date of this Agreement, excluding any information included in any updates to the Company Disclosure Schedules after the date of this Agreement.

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     (c) For purposes of this Section 9, each statement or other item of information set forth in the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

     9.2  Indemnification.

     (a) From and after the Closing Date (but subject to Section 9.1(a)), each Indemnitee shall be held harmless and shall be indemnified from and against, and shall be compensated, reimbursed and paid for, any Damages which are suffered or incurred by any Indemnitee or to which any Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement or in the Company Compliance Certificate (in each case, without giving effect to any update to the Company Disclosure Schedule delivered by the Company to Parent prior to the Closing);
(ii) any breach of any covenant or obligation of the Company (including the covenants set forth in Sections 4 and 5); or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

     (b) In the event the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

     9.3 Threshold. No Indemnitee shall be entitled to indemnification pursuant to Section 9.2(a) for any inaccuracy in or breach of any of the Company's representations and warranties set forth in this Agreement or the Company Compliance Certificate until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $750,000 in the aggregate, provided that if the total amount of such Damages exceeds $750,000, then any Indemnitee that has suffered or incurred any Damages shall be entitled to be held harmless, indemnified against and compensated, reimbursed and paid only for such Damages exceeding $750,000.

     9.4 Offset Against Escrow Shares; Sole Remedy. Subject to Section 9.3, in the event any Indemnitee shall suffer any Damages for which such Indemnitee is entitled to indemnification under this Section 9, such Indemnitee shall be entitled to recover such Damages solely by obtaining that number of Escrow Shares equal in value (as determined in accordance with the terms and conditions of the Escrow Agreement) to the aggregate amount of such Damages, and such recovery shall be made from the Escrow Shares on a basis proportional to the Escrow Shares contributed under the Escrow Agreement by or on behalf of each Company stockholder. The Company stockholders shall have no liability for Damages in excess of the number of Escrow Shares held under the Escrow Agreement except for Damages directly or indirectly related to fraud, intentional misrepresentation or any willful breach of this Agreement.

     9.5 No Contribution. The Company stockholders shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such stockholders may become subject under or in connection with this Agreement or the Escrow Agreement.

          (a) Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Indemnitees may be entitled to indemnification or any other remedy pursuant to this Section 9, Parent shall promptly give the

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     Company Stockholders' Representative and the Escrow Agent written notice of such claim or Legal Proceeding (a "Claim") provided, however, that any failure on the part of Parent to so notify the Company Stockholders' Representative shall not limit any of the Indemnitees' rights to indemnification under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

          (b) Within ten days of delivery of such written notice, the Company Stockholders' Representative may elect (by written notice delivered to Parent) to take all necessary steps properly to contest any Claim involving third parties or to prosecute such Claim to conclusion or settlement. If the Company Stockholders' Representative makes the foregoing election, an Indemnitee will have the right to participate at its own expense in all proceedings. If the Company Stockholders' Representative does not make such election within such period or fails to diligently contest such Claim after such election, then the Indemnitee shall be free to handle the prosecution or defense of any such Claim, and will take all necessary steps to contest the Claim involving third parties or to prosecute such Claim to conclusion or settlement, and will notify the Company Stockholders' Representative of the progress of any such Claim, will permit the Company Stockholders' Representative, at the sole cost of the Company Stockholders' Representative, to participate in such prosecution or defense and will provide the Company Stockholders' Representative with reasonable access to all relevant information and documentation relating to the Claim and the prosecution or defense thereof.

          (c) Notwithstanding the foregoing, if a Claim includes Damages equal to an amount in excess of the value of the Escrow Shares on the date of the Claim, or relates to any Proprietary Assets or other intellectual property issues, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. In any case, the party not in control of the Claim will cooperate with the other party in the conduct of the prosecution or defense of such Claim.

          (d) Neither party will compromise or settle any such Claim without the written consent of either Parent (if the Company Stockholders' Representative defends the Claim) or the Company Stockholders' Representative (if Parent or other Indemnitees defend the Claim), such consent not to be unreasonably withheld. Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent proceeds with the defense of any such claim or Legal Proceeding all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be satisfied first out of the Escrow Shares in the manner set forth in the Escrow Agreement and then from the Company stockholders.

     9.6 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement or under the Escrow Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10. MISCELLANEOUS PROVISIONS

     10.1  Company Stockholders' Representative.

     (a) The stockholders of the Company, by adopting this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby, hereby irrevocably appoint Ralph Kauten as their agent and attorney-in-fact for purposes of Section 9 and the Escrow Agreement (the "Company Stockholders' Representative"), and consent to the taking by the Company Stockholders' Representative of any and all actions and the making of any decisions required or permitted to be taken by him under Section 9 hereof or the Escrow Agreement (including, without limitation, the exercise of the power to authorize delivery to Parent of the Escrow Shares in satisfaction of claims by Parent, agree to, negotiate, enter into settlements and compromises of and demand arbitration, and comply with orders of courts and awards of arbitrators with respect to such claims, resolve any claim made pursuant to Section 9; and take all actions necessary in the judgment of the Company Stockholders' Representative for the accomplishment of the foregoing).

By his execution below, Ralph Kauten hereby accepts his appointment as the Company Stockholders' Representative for purposes of Section 9 and the Escrow Agreement. Parent shall be entitled to deal exclusively with the Company Stockholders' Representative on all matters relating to Section 9 and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company stockholder by the Company Stockholders' Representative, and on any other action taken or purported to be taken on behalf of any Company stockholder by the Company Stockholders' Representative, as fully binding upon such Company stockholder.

     (b) If the Company Stockholders' Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Company stockholders, then 780 Partners shall, within ten days after such death or disability, appoint a successor representative reasonably satisfactory to Parent. Any such successor shall become the "Company Stockholders' Representative" for purposes of Section 9, the Escrow Agreement and this Section
10.1. If for any reason there is no Company Stockholders' Representative at any time, all references herein to the Company Stockholders' Representative shall be deemed to refer to 780 Partners. The parties acknowledge that 780 Partners is an investment partnership comprised of attorneys with the law firm of Godrey & Kahn, S.C., which has acted as counsel to the Company in connection with this Merger Agreement. The parties hereby understand that there may be a potential conflict of interest in the event that 780 Partners is appointed as the Company Stockholders' Representative and the parties hereby waive any such conflict.

     (c) A Company Stockholders' Representative shall not be liable for any act done or omitted hereunder as Company Stockholders' Representative while acting in good faith and in the exercise of reasonable judgment. Company stockholders on whose behalf Escrow Shares were contributed to the escrow shall severally indemnify each Company Stockholders' Representative and hold each Company Stockholders' Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of such Company Stockholders' Representative and arising out of or in connection with the acceptance or administration of such Company Stockholders' Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by such Company Stockholders' Representative.

     (d) The Company Stockholders' Representative shall be entitled to rely upon any order, judgment, certificate, demand, notice, instrument or other writing delivered to it hereunder without being required to investigate the validity, accuracy or content thereof nor shall the Company Stockholders' Representative be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Company Stockholders' Representative may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Company Stockholders' Representative based on such advice, the Company Stockholders' Representative shall not be liable to anyone.

     10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     10.3 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger; provided however, that, to the extent the total amount of all such fees, costs and expenses incurred by or for the benefit of the Company (including all such fees, costs and expenses incurred prior to the date of this Agreement and including the amount of all special bonuses and other amounts that may become payable to any officers of the Company or other Persons in connection with the consummation of the transactions contemplated by this Agreement) exceeds one million dollars ($1,000,000) in the aggregate, such fees, costs and expenses shall be paid and satisfied by the cancellation of that number of Escrow Shares in accordance with the terms of the Escrow Agreement equal in value to the total of such fees, costs and expenses in excess of one million dollars ($1,000,000).

     10.4 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     10.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

     if to Parent:

     AURORA BIOSCIENCES CORPORATION
     11010 Torreyana Road
     San Diego, CA 92121
     Attn: Chris Krueger, Esq.

     with a copy to (which copy shall not constitute notice):

     COOLEY GODWARD LLP
     4365 Executive Drive, Suite 1100
     San Diego, CA 92121
     Attn: Thomas A. Coll, Esq.
     Fax: (858) 453-3555

     if to the Company:

     PANVERA CORPORATION
     545 Science Drive
     Madison, WI 53711
     Attn: Ralph Kauten

     with a copy to (which copy shall not constitute notice):

     GODFREY & KAHN S.C.
     780 North Water Street
     Milwaukee, WI 53202
     Attn: John A. Dickens, Esq.
     Fax: (414) 273-5198

     10.6  Time of the Essence. Time is of the essence of this Agreement.

     10.7 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

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

     10.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     10.9  Governing Law; Jurisdiction and Venue.

     (a) Except as required by mandatory provisions of the WBCL, this Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the County of San Diego, State of California. The Company and Parent each:

          (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Diego, State of California (and each appellate court located in the State of California), in connection with any legal proceeding;

          (ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section 10.5 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

          (iii) agrees that each state and federal court located in the County of San Diego, State of California, shall be deemed to be a convenient forum; and

          (iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of San Diego, State of California, any claim by either the Company or Parent that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

     10.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). The Company shall not, and prior to the Effective Time Parent shall not, assign this Agreement or any rights or obligations hereunder to any Person; it being understood that nothing in this Section 10.10 shall prohibit Parent or any of its Affiliates from consummating any merger, acquisition or similar transaction with any Person. After the Effective Time, Parent may freely assign any or all of its rights under this Agreement (including its rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

     10.11 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     10.12 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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

     10.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

     10.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     10.15 Parties in Interest. Except for the provisions of Sections 1.5, 1.6, 9 and 10.1, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     10.16 Entire Agreement. This Agreement and the Related Agreements set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

     10.17  Construction.

     (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

     (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

     IN WITNESS WHEREOF, The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

                                          AURORA BIOSCIENCES CORPORATION
                                          a Delaware corporation

                                          By: /s/ STUART J.M. COLLINSON
                                            ------------------------------------

                                          PANVERA CORPORATION
                                          a Wisconsin corporation

                                          By: /s/ RALPH KAUTEN
                                            ------------------------------------

                                          AURORA ACQUISITION CORP.
                                          a Wisconsin corporation

                                          By: /s/ STUART J.M. COLLINSON
                                            ------------------------------------

     By his execution below, Ralph Kauten hereby accepts appointment as the Company Stockholders' Representative hereunder.

                                          /s/ RALPH KAUTEN
                                          --------------------------------------
                                          Ralph Kauten

                                   EXHIBIT A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     Acquisition Transaction. "Acquisition Transaction" shall mean any transaction or series of transactions involving:

          (a) Except for the Merger contemplated herein, any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) the Company is a constituent corporation or is otherwise involved, (ii) a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 5% of the outstanding securities of any class of voting securities of the Company, or (iii) the Company issues securities representing more than 5% of the outstanding securities of any class of voting securities of the Company;

          (b) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 10% or more of the consolidated net revenues, net income or assets of the Company; or

          (c) any liquidation or dissolution of the Company.

     Affiliate. "Affiliate" shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

     Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Company Disclosure Schedule), as it may be amended from time to time.

     Associate. "Associate" shall mean any Person's Subsidiary or other Affiliate and the respective Representatives of such Subsidiary or other Affiliate.

     Audited Balance Sheet. "Audited Balance Sheet" shall mean the audited balance sheet of the Company, dated September 30, 2000.

     Company Contract. "Company Contract" shall mean any Contract, including any amendment or supplement thereto: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

     Company Disclosure Schedule. "Company Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company on the date of this Agreement and signed by the President of the Company.

     Company Material Adverse Effect. A violation or other matter will be deemed to have a "Company Material Adverse Effect" if such violation or other matter (considered individually or in the aggregate with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Company Compliance Certificate but for the presence of a "Company Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) (i) has had or could reasonably be expected to have a material adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance or customer relationships, or (2) materially impairs the ability of the Company to consummate the Merger or enables any Person to prevent the consummation of the Merger by the Company.

     Company Options. "Company Options" shall mean all options to purchase shares of Company capital stock.

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

     Company Proprietary Asset. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

     Company Source Code. "Company Source Code" shall mean any source code owned by the Company.

     Company Stock Option Plans. "Company Stock Option Plans" shall mean, collectively, the Company's 1993 Stock Option Plan, the Company's 1998 Stock Option Plan and each stock option agreement entered into thereunder.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

     Damages. "Damages" shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature; provided, however, that any of the foregoing shall be computed by taking into account any insurance proceeds actually received and any prospective increases in insurance premiums or other premium adjustments and, provided further, that any of the foregoing shall be computed without taking into account any multiplication factor based upon earnings or revenues.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

     Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended and, the rules and regulations promulgated thereunder.

     Excluded Shares. "Excluded Shares" shall mean all shares of Company Common Stock held as of the Effective Time (i) by the Company as treasury shares or
(ii) by Parent or any Subsidiary of Parent.

     GAAP. "GAAP" shall mean United States generally accepted accounting principles consistently applied over the relevant time periods.

     Government Bid. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

     Government Contract. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

     Governmental Authorization. "Governmental Authorization" shall mean any:
(a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Indemnitees. "Indemnitees" shall mean the following Persons: (a) Parent;
(b) Parent's current and future Affiliates (including the Surviving Corporation); (c) the respective officers, directors, employees, agents, attorneys, accountants and advisors of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

     Legal Proceeding. "Legal Proceeding" shall mean any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     Nasdaq. "Nasdaq" shall mean the Nasdaq National Stock Market.

     NASD. "NASD" shall mean the National Association of Securities Dealers, or any successor organization.

     Order. "Order" shall mean any decree, permanent injunction, order or similar action.

     Person. "Person" shall mean any individual, Entity or Governmental Body.

     Proprietary Asset. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, domain name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     Related Agreements. Related Agreements shall mean the Voting Agreement, the Affiliate Agreements, the Escrow Agreement and the General Release.

     Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     SEC. "SEC" shall mean the United States Securities and Exchange Commission.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     Subsidiary. Any Entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record,
(i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.

     Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

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                                                                      APPENDIX B

                                 PLAN OF MERGER
                                       OF
                        AURORA BIOSCIENCES CORPORATION,
                              PANVERA CORPORATION
                                      AND
                            AURORA ACQUISITION CORP.

     THIS AGREEMENT AND PLAN OF MERGER is made and entered into this      day of
            , 200 , by and among Aurora Biosciences Corporation, a Delaware corporation (the "Parent"), PanVera Corporation, a Wisconsin corporation ("PanVera"), and Aurora Acquisition Corp., a Wisconsin corporation (the "Merger Sub").

                                  WITNESSETH:

     In consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

          1. At the Effective Time (as hereinafter defined) the Merger Sub shall merge with and into PanVera (the "Merger") and the Surviving Corporation shall exist by virtue and under the laws of the State of Wisconsin. The corporate identity, existence, purpose, powers, franchises, rights and immunities of PanVera shall continue unaffected and unimpaired by the Merger, and the corporate identity, existence, purpose, powers, franchises, rights and immunities of the Merger Sub shall be merged with and into the Surviving Corporation, and the Surviving Corporation shall be fully vested therewith. The separate existence of the Merger Sub, except insofar as it may be continued by reason of the Wisconsin Statutes, shall cease upon this Plan of Merger becoming effective and thereupon the Merger Sub and the Surviving Corporation shall become a single corporation.

          2. The Articles of Incorporation of PanVera at the Effective Time of the Merger shall remain the Articles of Incorporation of the Surviving Corporation.

          3. The By-Laws of PanVera as they exist at the Effective Time shall be and remain the By-Laws of the Surviving Corporation until altered, amended or repealed as provided therein.

          4. The Board of Directors of the Merger Sub immediately prior to the Effective Time shall be the Board of Directors of the Surviving Corporation immediately after the Effective Time and will remain the Board of Directors of the Surviving Corporation. They shall hold office until the next annual meeting of the shareholders of the Surviving Corporation and/or until their successors are duly elected and qualified.

          5. The officers of the Merger Sub immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, and they shall hold office until their respective successors are duly elected and qualified.

          6. At the Effective Time, each share of the common stock of the Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of PanVera. Each share of PanVera common stock outstanding immediately prior to the Effective Time shall be converted into the right to receive that fraction of a share of common stock of the Parent ("Parent Common Stock") equal to the Applicable Fraction (as defined below). For purposes hereof, the "Applicable Fraction" shall be the fraction: (A) having a numerator equal to 1,900,000, and (B) having a denominator equal to the Fully Diluted Share Amount (as defined below). For purposes hereof, the "Fully Diluted Share Amount" shall be the sum of (i) the aggregate number of shares of PanVera common stock issued and outstanding immediately prior to the Effective Time (including such shares as are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement), (ii) the aggregate number of shares of PanVera common stock issuable pursuant to the exercise of options to purchase PanVera common stock, and (iii) the aggregate number of shares of PanVera common stock issuable pursuant to warrants, convertible securities or any other right (other than options) to acquire shares of PanVera common stock outstanding immediately prior to the Effective Time.

          7. The first annual meeting of the shareholders of the Surviving Corporation held after the Effective Time shall be the annual meeting provided by the By-Laws of the Surviving Corporation. The first regular meeting of the Board of Directors of the Surviving Corporation held after the Effective Time shall be convened in a manner provided in the By-Laws of the Surviving Corporation and may be held at the time and place specified in the notice of meeting.

          8. This Plan of Merger shall become effective at 12:01 a.m., Central Standard Time, on the date of receipt by the Wisconsin Department of Financial Institutions of these Articles of Merger, herein sometimes referred to as the "Effective Time." At the Effective Time, the separate existence of the Merger Sub shall cease and it shall be merged with and into PanVera in accordance with the provisions of this Plan of Merger.

          9. At the Effective Time, the Surviving Corporation shall, without other transfer, succeed to and have all the rights, privileges, immunities and franchises and the Surviving Corporation shall be subject to all the restrictions, disabilities and duties of PanVera, and all property, real, personal and mixed, and all debts due to PanVera on whatever account, including stock subscriptions to shares as well as other choses in actions shall be vested in the Surviving Corporation; and all property, rights, privileges, powers, franchises and each and every other interests shall be thereafter as effectively the property of the Surviving Corporation as they were of PanVera.

     IN WITNESS WHEREOF, the officers of each corporation have executed this Plan of Merger on the day, month and year first above written.

                                          AURORA BIOSCIENCES CORPORATION

                                          By:
                                            ------------------------------------
                                                                     , President

                                          Attest:

                                          By:
                                            ------------------------------------
                                                                     , Secretary

                                          PANVERA CORPORATION

                                          By:
                                            ------------------------------------
                                                                     , President
                                          Attest:

                                          By:
                                            ------------------------------------
                                                                     , Secretary

                                          AURORA ACQUISITION CORP.

                                          By:
                                            ------------------------------------
                                                                     , President
                                          Attest:

                                          By:
                                            ------------------------------------
                                                                     , Secretary

                                  CERTIFICATE

     I,                , Secretary of PanVera Corporation, a corporation duly
organized and existing under the laws of the State of Wisconsin, do hereby certify that the attached document is a true, correct and exact copy of the Plan of Merger of Aurora Acquisition Corp., with and into PanVera Corporation,
adopted by the Board of Directors of PanVera Corporation, on             , 2000.

     I further certify that I have compared the attached copy with the original and the same is a true, correct and exact copy thereof, and the whole thereof.

     IN WITNESS WHEREOF, I have hereunto set my hand this      day of November,
2000.

                                          --------------------------------------
                                                                     , Secretary

STATE OF WISCONSIN
COUNTY OF DANE                   ss.:

     Personally appeared before me this      day of             , 2000, the
above-named                , to me known to be the Secretary of PanVera
Corporation, and the person who executed the foregoing instrument and acknowledged the same.

                                          --------------------------------------
                                          Notary Public, State of Wisconsin

                                          My Commission:

                                                                      APPENDIX C

                            FORM OF ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (this "Agreement") is entered into as of
            , 2000 by and among AURORA BIOSCIENCES CORPORATION, a Delaware corporation ("Parent"), LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the "Escrow Agent") and RALPH KAUTEN, an individual (the "Company Stockholders' Representative"). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given them in the Merger Agreement (as defined below).

                                    RECITALS

     A. Parent, AURORA ACQUISITION CORP., a Wisconsin corporation, and wholly owned subsidiary of Parent (the "Merger Sub") and PANVERA CORPORATION, a Wisconsin corporation (the "Company") have entered into an Agreement and Plan of Merger and Reorganization dated as of November 16, 2000 (the "Merger Agreement") pursuant to which Merger Sub will be merged into the Company, and the Company will be the surviving corporation.

     B. The Merger Agreement provides that an escrow account will be established as collateral for certain indemnification obligation rights of Parent and the other Indemnitees under the Merger Agreement.

     C. The parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained.

                                   AGREEMENT

     NOW, THEREFORE, the parties hereby agree as follows:

     1. Escrow Account.

     (a) Escrow of Shares. On the date of the Closing (the "Closing Date," the exact date of which Escrow Agent will be notified by Parent), Parent shall deliver to the Escrow Agent a certificate or certificates issued in the name of the Escrow Agent on behalf of the stockholders of the Company hereto
representing in the aggregate                (               ) shares of Parent
Common Stock (the "Escrow Shares"). The Escrow Shares and the Escrow Cash (as defined in Section 1(d) below) are hereinafter referred to, collectively, as the "Escrow Fund." The Escrow Fund shall be held as security for the indemnification rights to which Parent and the other Indemnitees are entitled pursuant to
Section 9 of the Merger Agreement and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to accept delivery of the Escrow Shares and to hold the Escrow Shares in an escrow account (the "Escrow Account") subject to the terms and conditions of this Agreement.

     (b) Dividends, Interest, Etc. Any securities distributable in respect of or in exchange for any of the Escrow Shares, whether by way of stock dividend, stock splits or otherwise, shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account. Such securities shall be issued in the names of the Escrow Agent on behalf of Company Stockholders and shall be considered Escrow Shares for all purposes hereof. Any cash dividend or property (other than securities) distributable to the stockholders of the Company in respect of the Escrow Shares shall be distributed by Parent to the Company Stockholders' Representative, on behalf of the stockholders of the Company.

     (c) Voting of Shares. On any matter brought before the stockholders of Parent for a vote, each stockholder shall deliver notice to the Escrow Agent ("Voting Notice") setting forth the manner in which the Escrow Agent shall vote such stockholder's portion of the Escrow Shares. Each stockholder shall deliver such Voting Notice to the Escrow Agent at least five days prior to the date of the taking of any vote of the stockholders of Parent (the "Voting Notice Date"). The Escrow Agent shall vote the Escrow Shares in proportion to the votes cast by the stockholders with respect to the Escrow Shares. The Escrow Agent shall have no obligation to vote any of the Escrow Shares if no Voting Notice is received prior to the Voting Notice Date or if such notice does not clearly set forth the manner in which the Escrow Agent shall vote the Escrow Shares.

     (d) Transferability. The interests of the stockholders of the Company in the Escrow Shares shall not be assignable or transferable, other than by operation of law; provided however, that notwithstanding the foregoing, a stockholder of the Company may assign or transfer the Escrow Shares for consideration at the then fair market value (calculated based upon the current trading price of Parent Common Stock on the Nasdaq National Stock Market) at any time after the date on which financial results covering at least 30 days of post-Merger combined operations of Parent and the Company have been published by Parent; provided further that all consideration received in exchange for any such Escrow Shares (together with any interest thereon, the "Escrow Cash") shall be deposited into the Escrow Account and shall be available to satisfy any Damages with respect to which an Indemnitee may be entitled to indemnification hereunder. Notice of any such assignment or transfer set forth in this Section 1(d) shall be given to the Escrow Agent and Parent, and no such assignment or transfer shall be valid until such notice is given.

     (e) Escrow Agent's Power to Transfer. The Escrow Agent is hereby granted the power to effect any transfer of the Escrow Cash (as defined below) or Escrow Shares permitted under the terms of this Agreement.

     2. Administration of Escrow Account. The Escrow Agent shall administer the Escrow Account as follows:

          (a) Delivery of Claim Notice. If any Indemnitee has incurred or suffered any Damages resulting from, arising out of, relating to, in the nature of, or caused by any of the circumstances set forth in Section 9 of the Merger Agreement for which such Indemnitee is or may be entitled to indemnification under the Merger Agreement, the Parent shall, on behalf of such Indemnitee and on or prior to the Termination Date (as defined below), give written notice of such claim (a "Claim Notice") to the Company Stockholders' Representative and the Escrow Agent. Each Claim Notice shall state (i) the basis for such claim, (ii) the amount of Damages incurred or suffered by such Indemnitee (the "Claimed Amount"), (iii) the amount of Escrow Cash or number of Escrow Shares (valued at Fair Market Value (as defined in Section 5)) required to satisfy such Damages, and (iv) delivery instructions for any distribution of Escrow Cash or the name under which such Escrow Shares shall be issued. No Indemnitee shall make any claim for Damages after the end of the Escrow Period (the "Termination Date"). Attached hereto as Attachment A are the names, titles and specimen signatures of each of the persons who are authorized, on behalf of Parent to execute and deliver written notices and directions to the Escrow Agent.

          (b) Response Notice; Uncontested Claims. Within 10 days of the date a Claim Notice was delivered (the "Response Date") in accordance with Section 9, the Company Stockholders' Representative shall provide to Parent and to the Escrow Agent a written response (the "Response Notice") in which the Company Stockholders' Representative shall: (i) agree that the Escrow Cash or Escrow Shares (valued at Fair Market Value) equal to the full Claimed Amount may be released from the Escrow Account to the Indemnitee, (ii) agree that the Escrow Cash or Escrow Shares (valued at Fair Market Value) equal to part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Account to the Indemnitee, or (iii) contest that any of the Escrow Cash or Escrow Shares may be released from the Escrow Account to the Indemnitee. The Company Stockholders' Representative may contest the release of Escrow Cash or Escrow Shares (valued at Fair Market Value) equal to all or a portion of a Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Indemnitee is entitled to indemnification under the Merger Agreement. If no Response Notice is delivered by the Company Stockholders' Representative to the Escrow Agent by the Response Date, the Company Stockholders' Representative shall be deemed to have agreed that Escrow Cash or

     Escrow Shares (valued at Fair Market Value) equal to the entire Claimed Amount may be released from the Escrow Account to the Indemnitee.

          (c) Uncontested Claim. If the Company Stockholders' Representative in the Response Notice agrees or is deemed to have agreed that the Escrow Cash or Escrow Shares (valued at Fair Market Value) equal to the Claimed Amount may be released from the Escrow Account to the Indemnitee, the Escrow Agent shall, no later than ten days after receipt or deemed receipt of the Response Notice, transfer, deliver, and assign to such Indemnitee such amount of the Escrow Cash or such number of Escrow Shares (valued at Fair Market Value) equal to the Claimed Amount as provided in the Claim Notice (or such lesser amount of Escrow Cash or number of Escrow Shares as is then held in the Escrow Account).

          (d) Partially Contested Claims. If the Company Stockholders' Representative in the Response Notice agrees that Escrow Cash or Escrow Shares (valued at Fair Market Value) equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to such Indemnitee, the Escrow Agent shall, no later than ten days after receipt of the Response Notice, transfer, deliver, and assign to such Indemnitee such amount of the Escrow Cash or number of Escrow Shares (valued at Fair Market Value) equal to the Agreed Amount (or such lesser amount of Escrow Cash or number of Escrow Shares as is then held in the Escrow Account) and subject to reduction pursuant to Section 2(e).

          (e) Contested Claims. If the Company Stockholders' Representative in the Response Notice contests the release of all or part of the Escrow Cash or Escrow Shares (valued at Fair Market Value) equal to all or part of the Claimed Amount (the "Contested Amount"), the matter with respect to the Contested Amount shall be settled by binding arbitration held in San Diego, California. All claims shall be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "Rules"). The Company Stockholders' Representative and Parent shall each designate one arbitrator within 15 days of the delivery of the Response Notice contesting all or part of the Claimed Amount. Such designated arbitrators shall mutually agree upon and shall designate a third arbitrator; provided, however, that (i) in the event the two designated arbitrators fail to reach agreement with respect to the designation of the third arbitrator within 20 days of delivery of the Response Notice, the third arbitrator shall be appointed in accordance with the Rules, and (ii) if either the Company Stockholders' Representative or Parent fail to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. There shall be limited discovery prior to the arbitration hearing, subject to the discretion of the arbitrators, as follows: (a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the California Code of Civil Procedure. Each party shall pay its own costs and expenses (including counsel fees) of any such arbitration. The Company Stockholders' Representative and Parent shall pay the fees and expenses of their respectively designated arbitrators and shall bear equally the fees and expenses of the third arbitrator. The arbitrators shall decide the matter to be arbitrated pursuant hereto within 60 days after the appointment of the last arbitrator. The arbitrators' decision shall relate solely to whether Parent is entitled to receive the Contested Amount (or a portion thereof) pursuant to the applicable terms of the Merger Agreement and this Agreement. The final decision of the majority of the arbitrators shall be furnished to the Company Stockholders' Representative, Parent and the Escrow Agent in writing and shall constitute a conclusive determination of the issue in question, binding upon the Company Stockholders' Representative, the stockholders of the Company, the Company, Parent and the Escrow Agent and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' award. After delivery of a Response Notice that the Claimed Amount is contested in whole or in part by the Company Stockholders' Representative, the Escrow Agent shall continue to hold in the Escrow Account an amount of Escrow Cash or a number of Escrow Shares (valued at Fair Market Value) equal to one hundred twenty-five percent (125%) of the Contested Amount (up to the amount of Escrow Cash or number of Escrow Shares then available in the Escrow Account), notwithstanding the occurrence of the Termination Date, until (x) delivery of a copy of a settlement agreement executed by Parent and the Company Stockholders' Representative setting forth instructions to the Escrow Agent as to release of the Escrow Cash or Escrow Shares from the Escrow Account, if any, that shall be made with respect to the Contested Amount, or (y) delivery of a copy of the final award of the majority of the arbitrators setting forth instructions to the Escrow Agent as to the release of the Escrow Cash or Escrow Shares from the Escrow Account, if any, that shall be made with respect to the Contested Amount. The Escrow Agent shall thereupon release the Escrow Cash or Escrow Shares from the Escrow Account (to the extent Escrow Cash or Escrow Shares are then held in the Escrow Account) in accordance with such settlement agreement or instructions.

     3. Release of Escrow Cash or Escrow Shares.

     (a) Within 15 days after the Termination Date, the Escrow Agent shall distribute to the Company Stockholders' Representative, on behalf of the stockholders of the Company (i) all of the Escrow Shares, including any shares received pursuant to stock splits, dividends or otherwise, then held in escrow, or if applicable (ii) all of the Escrow Cash, including any interest earned thereon. Notwithstanding the foregoing, if any Claim Notice has been given and such claim has not yet been resolved, the Escrow Agent shall retain in the Escrow Account after the Termination Date an amount of the Escrow Cash or a number of Escrow Shares (valued at Fair Market Value) equal to one hundred twenty-five percent (125%) of the Claimed Amount or Contested Amount, as the case may be (as well as any amounts the Escrow Agent reasonably determines are necessary to satisfy the fees and expenses contemplated by Section 5(a)), which has not then been resolved, upon the terms set forth in Section 2.

     (b) Any distribution of all or a portion of the Escrow Cash or Escrow Shares to the Company Stockholders' Representative, on behalf of the stockholders of the Company, shall be made in accordance with each Company stockholder's proportion of ownership of the Company as set forth in the stockholder register contained in the minute book of the Company as of the day prior to the Closing Date, a copy of which shall be provided by the Company Stockholders' Representative to the Escrow Agent on the Closing Date; provided, that the Escrow Agent shall withhold the distribution of the portion of the Escrow Shares otherwise distributable to the Company Stockholders' Representative, on behalf of any Company Stockholders who have not, according to written notice provided by Parent to the Escrow Agent, prior to such distribution, surrendered their respective Company Stock Certificates in accordance with Section 1.8(a) of the Merger Agreement. Any such withheld amounts shall be delivered to Parent promptly after the Termination Date, and shall be delivered by Parent to the Company Stockholders' Representative, on behalf of the stockholders of the Company to whom such shares would have otherwise been distributed upon surrender of their respective Company Stock Certificates. Distributions to the Company Stockholders' Representative, on behalf of the stockholders of the Company, shall be made by mailing stock certificates in the names of such holders to the address of the Company Stockholders' Representative provided in Section 8 (or such other address as may be provided in writing to the Escrow Agent and Parent by the Company Stockholders' Representative). Upon receipt of the stock certificates, the Company Stockholders' Representative shall promptly mail such certificates to each Company Stockholder.

     (c) No fractional shares of Parent Common Stock shall be distributed to the stockholders of the Company pursuant to this Agreement. In lieu of any fractional shares to which such Company Stockholder would otherwise be entitled, such Company Stockholder shall be paid in cash an amount equal to the sum of the dollar amount (rounded to the nearest whole cent) determined by multiplying the Fair Market Value by the fraction of a share of Parent Common Stock that would otherwise be deliverable to such Company Stockholder hereunder. As soon as practicable after the Termination Date, Parent shall deposit cash into the Escrow Account in a sufficient amount to pay all fractional shares in accordance with this Section 3(c) along with a schedule listing the amount due to each Company Stockholder.

     4. Pro Rata Payments and Distributions. At any time that a payment, distribution or holdback is required to be made pursuant to this Agreement, the payment, distribution or holdback shall be made in Escrow Cash or Escrow Shares in the same ratio of value as the ratio of value of the Escrow Shares that existed in the initial escrow account.

     5. Valuation of Escrow Shares. For purposes of this Agreement, the "Fair Market Value" of the Escrow Shares shall be determined based upon the closing price of Parent Common Stock on The Nasdaq National Market on the Effective Date of the Merger.

     6. Fees and Expenses of Escrow Agent.

     (a) Upon execution of this Agreement and initial deposit of the Escrow
Shares, an acceptance fee of [$          ] will be payable to the Escrow Agent.
This acceptance fee will cover the initial twelve months of the escrow. If the period which the Escrow Agent is required to maintain the Escrow Account continues beyond the Termination Date pursuant to Section 3(a), fees will be payable in accordance with the Escrow Agent's fee schedules in effect from time to time. The Escrow Agent will also be entitled to reimbursement for extraordinary expenses incurred in performance of its duties hereunder.

     (b) Parent shall pay the fees and expenses of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder including those set forth in Section 6(a) hereof.

     (c) All reasonable expenses (including attorneys' fees) incurred by the Company Stockholders' Representative in connection with the performance of its duties hereunder shall be paid by the stockholders of the Company. The Company Stockholder Representative may retain any Escrow Cash or Escrow Shares distributed to the Company Stockholder Representative hereunder and use such Escrow Cash or the proceeds from the sale of such Escrow Shares to pay such expenses. Parent shall have no liability whatsoever for any fees, costs, or other expenses incurred by the Company Stockholders' Representative.

     7. Duties of Escrow Agent.

     (a) The Escrow Agent shall be entitled to rely upon any order, judgment, certificate, demand, notice, instrument or other writing delivered to it hereunder without being required to investigate the validity, accuracy or content thereof nor shall the Escrow Agent be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

     (b) In the event conflicting demands are made or conflicting notices are served upon the Escrow Agent with respect to the Escrow Cash or the Escrow Shares, the Escrow Agent will have the absolute right, at the Escrow Agent's election, to do either or both of the following: (i) resign as Escrow Agent so a successor can be appointed pursuant to clause (e) of this Section 7, or (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves. In the event such interpleader suit is brought, the Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under this Agreement, and Parent will pay the Escrow Agent all costs, expenses and reasonable attorneys' fees expended or incurred by the Escrow Agent pursuant to the exercise of the Escrow Agent's rights under this Section 7(b) (such costs, fees and expenses will be treated as extraordinary fees and expenses for the purposes of Section 6 hereof).

     (c) The Escrow Agent shall be indemnified, jointly and severally, and held harmless by the Parent, from and against any and all liability, including all expenses reasonably incurred in its defense, to which the Escrow Agent shall be subject by reason of any action taken or omitted or any investment or disbursement of any part of the Escrow Account made by the Escrow Agent pursuant to this Escrow Agreement, except as a result of the Escrow Agent's own gross negligence or willful misconduct. The costs and expenses of enforcing this right of indemnification also shall be paid by the Parent. This right of indemnification shall survive the termination of this Escrow Agreement, and the removal or resignation of the Escrow Agent.

     (d) The Escrow Agent shall have no interest in the Escrow Cash or Escrow Shares, but is serving as escrow holder only and having only possession thereof.

     (e) The Escrow Agent may resign as Escrow Agent at any time and for any reason whatsoever. In the event the Escrow Agent desires to resign as Escrow Agent under this Agreement, the Escrow Agent shall deliver a notice to Parent and the Company Stockholders' Representative stating the date upon which such resignation shall be effective; provided, however, that any such resignation shall not be effective until at least the 30th day after Parent and the Company Stockholders' Representative receive such notice. Upon the receipt of any such notice from the Escrow Agent, Parent may appoint a successor escrow agent without the consent of the Company Stockholders' Representative so long as such successor is a bank or trust company with assets of at least $500 million, and may appoint any other successor escrow agent with the consent of the Company Stockholders' Representative, which consent shall not be unreasonably withheld. In the case of the appointment of any successor escrow agent requiring the consent of the Company Stockholders' Representative as set forth in the preceding sentence, Parent and the Company Stockholders' Representative shall deliver a written notice to the Escrow Agent designating the successor escrow agent. Upon the effectiveness of the resignation of the Escrow Agent, the Escrow Agent shall deliver the Escrow Cash or Escrow Shares to any successor escrow agent properly designated hereunder, whereupon the Escrow Agent shall be discharged from any and all further obligations arising hereunder. If upon the effective date of resignation of the Escrow Agent a successor escrow agent has not been duly designated, the Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Shares until receipt of a designation of successor escrow agent or a final nonappealable order of a court of competent jurisdiction.

     8. Termination. This Agreement shall terminate upon the later of the Termination Date or the release by the Escrow Agent of all of the Escrow Cash or Escrow Shares in accordance with this Agreement.

     9. Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered three business days after it is sent prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, except that notice to the Escrow Agent shall only be deemed given when received by the Escrow Agent.

     If to Parent:

          AURORA BIOSCIENCES CORPORATION
           11010 Torreyana Road
           San Diego, CA 92121
           Attention: Christopher W. Krueger, Esq.
           Fax: (858) 404-5599

     With a copy to:

          COOLEY GODWARD LLP
           4365 Executive Drive, Suite 1100
           San Diego, CA 92121
           Attn: Thomas A. Coll, Esq.
           Fax: (858) 453-3555

     If to the Company Stockholders' Representative:

          PANVERA CORPORATION
           545 Science Drive
           Madison, WI 53711
           Attn: Ralph Kauten
           Fax: (608) 233-3007

     With a copy to:

          GODFREY & KAHN, S.C.
           780 North Water Street
           Milwaukee, WI 53211
           Attn: John Dickens, Esq.
           Fax: (414)273-5198

     If to the Escrow Agent:

     10. Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, facsimile or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 9.

     11. General.

     (a) Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the laws of the State of California without regard to principles of conflicts of laws, and any and every legal or other proceeding (including any arbitration proceedings conducted in accordance with Section 2(e)) arising out of or in connection with this Agreement shall be brought in the appropriate courts of San Diego, in the State of California, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

     (b) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (c) Successor Escrow Agent. If the Escrow Agent consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to, another corporation or banking association, the resulting surviving or transferee corporation without any further act shall be the successor Escrow Agent, provided that such corporation be eligible under this Agreement.

     (d) Entire Agreement. Except as set forth in the Merger Agreement, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

     (e) Waivers. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     (f) Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

PARENT:                                   AURORA BIOSCIENCES CORPORATION

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

COMPANY STOCKHOLDERS' REPRESENTATIVE:

                                          --------------------------------------

ESCROW AGENT:

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                  ATTACHMENT A

                             AUTHORIZED SIGNATORIES

     For Aurora Biosciences Corporation ("Parent") the following named persons with title and specimen signature shown below:

                            NAME                               TITLE      SIGNATURE
                            ----                              --------    ---------
                         ...................................
                         ...................................
                         ...................................

                                                                      APPENDIX D

November 3, 2000

Board of Directors, PanVera Corporation
545 Science Drive
Madison, WI 53711

Gentlemen:

     PanVera Corporation, a Wisconsin corporation (the "Company"), proposes to enter into an Agreement and Plan of Merger and Reorganization (the "Agreement") with Aurora Biosciences Corporation, a Delaware corporation, ("Buyer") and Angora Acquisition Corporation, a Wisconsin corporation and a wholly owned subsidiary of Buyer ("Merger Sub"). All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to such terms in the Agreement. Pursuant to the Agreement, at the Effective Time, Merger Sub will merge with and into the Company with the Company being the surviving corporation (the "Merger"). Pursuant to the Merger, each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares, if any) will be converted into the right to receive that fraction of a share of Parent Common Stock equal to the Applicable Fraction (as hereinafter defined). Pursuant to the Agreement, 7.5% of the shares of Parent Common Stock issuable pursuant to the Merger will be held in escrow (the "Escrow Shares") to satisfy certain specified indemnification obligations of the stockholders of the Company.

     The "Applicable Fraction" means the fraction (A) having a numerator equal to 1,900,000 and (B) having a denominator equal to the Fully Diluted Company Share Amount. Assuming that the Fully Diluted Company Share Amount is 1,416,051 shares of Company Common Stock (based on the shares of the Company Common Stock currently outstanding and assuming that all outstanding options are exercised in conjunction with the Merger), the Applicable Fraction would be 1.342 shares of Parent Common Stock (the "Exchange Ratio").

     You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock (other than Buyer and its affiliates).

     Robert W. Baird & Co. Incorporated ("Baird"), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

     In conducting our investigation and analysis and in arriving at our opinion herein, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us for purposes of our analysis, as well as publicly available information; (ii) reviewed certain publicly available information, primarily financial in nature, concerning the business and operations of the Buyer including but not limited to Buyer's recent filings with the Securities and Exchange Commission and equity analyst research reports prepared by various investment banking firms; (iii) reviewed the draft Agreement in the form presented to the Company's Board of Directors; (iv) compared the historical market prices and trading activity of the Buyer's common stock with those of certain other publicly traded companies we deemed relevant;
(v) compared the financial position and operating results of the Company and Buyer with those of other publicly traded companies we deemed relevant; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations we deemed relevant; and (vii) reviewed certain potential pro forma financial effects of the Merger. We have held discussions with certain members of the Company's and Buyer's respective senior management concerning the Company's and Buyer's historical and current financial condition and operating results, as well as the future prospects of the Company and Buyer, respectively. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. We have also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided us by or on behalf of the Company and the Buyer, and have not been engaged to and we did not independently verify any such information. We have assumed, with your consent, that: (i) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company and the Buyer are as set forth in their respective financial statements; (ii) the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles; (iii) the Merger will qualify as a tax free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended;
(iv) the Merger will be consummated in accordance with the terms of the Agreement, without any amendment thereto and without waiver by the Company or Buyer of any of the conditions to their respective obligations thereunder; and
(v) there will be no reduction in the Exchange Ratio resulting from any indemnification claims secured by the Escrow Shares. We have also assumed that the financial forecasts examined by us were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company's senior management as to future performance of the Company and that the Company will perform in accordance with such financial forecasts within the time frames indicated. At the direction of the Company, we have not considered any potential expense increases, cost savings or operating synergies that might result from the Merger and have excluded transaction expenses relating to the Merger from our analyses. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Buyer, nor have we made a physical inspection of the properties or facilities of the Company or Buyer. Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. Furthermore, we express no opinion as to the price or trading range at which the Buyer's securities will trade following the date hereof.

     Our opinion has been prepared at the request and for the information of the Board of Directors of the Company, and shall not be used for any other purpose or disclosed to any other party without the prior written consent of Baird; provided, however, that this letter may be reproduced in full in the Company Proxy Statement to be provided to the Company's shareholders in connection with the Merger. This opinion does not address the relative merits of the Merger and any other potential transactions or business strategies considered by the Company's Board of Directors, and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote with respect to the Merger. Baird will receive a fee for rendering this opinion and the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement.

     In the ordinary course of our business, we may from time to time trade the securities of the Buyer for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (other than Buyer and its affiliates).

                                          Very truly yours,

                                          ROBERT W. BAIRD & CO. INCORPORATED

                                                                      APPENDIX E
                          DISSENTERS' RIGHTS STATUTES

                WISCONSIN STATUTES SECTIONS 180.1301 - 180.1331

180.1301. Definitions.

     In sec.sec. 180.1301 to 180.1331:

     (1) "Beneficial shareholder" means a person who is a beneficial owner of shares held by a nominee as the shareholder.

     (1m) "Business combination" has the meaning given in sec. 180.1130(3).

     (2) "Corporation" means the issuer corporation or, if the corporate action giving rise to dissenters' rights under sec. 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

     (3) "Dissenter" means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under sec. 180.1302 and who exercises that right when and in the manner required by sec.sec. 180.1320 to 180.1328.

     (4) "Fair value," with respect to a dissenter's shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. "Fair value," with respect to a dissenter's shares in a business combination, means market value, as defined in sec. 180.1130(9)(a) 1 to 4.

     (5) "Interest" means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

     (6) "Issuer corporation" means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.

180.1302. Right to dissent.

     (1) Except as provided in sub. (4) and sec. 180.1008(3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

             1. Shareholder approval is required for the merger by sec. 180.1103 or by the articles of incorporation.

             2. The issuer corporation is a subsidiary that is merged with its parent under sec. 180.1104.

          (b) Consummation of a plan of share exchange if the issuer corporation's shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

             1. A sale pursuant to court order.

             2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

          (d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

     (2) Except as provided in sub. (4) and sec. 180.1008(3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's shares because it does any of the following:

          (a) Alters or abolishes a preferential right of the shares.

          (b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

          (c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

          (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

          (e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under sec. 180.0604.

     (3) Notwithstanding sub. (1)(a) to (c), if the issuer corporation is a statutory close corporation under sec.sec. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1)(d) or (2) or sec. 180.1803, 180.1813(1)(d) or (2)(b), 180.1815(3)
or 180.1829(1)(c).

     (4) Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the national association of securities dealers, inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

     (5) Except as provided in sec. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under sec.sec. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.

180.1303. Dissent by shareholders and beneficial shareholders.

     (1) A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder who under this subsection asserts dissenters' rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

          (a) Submits to the corporation the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights.

          (b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

180.1320. Notice of dissenters' rights.

     (1) If proposed corporate action creating dissenters' rights under sec. 180.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under sec.sec. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.

     (2) If corporate action creating dissenters' rights under sec. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with sec. 180.0141, all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in sec. 180.1322.

180.1321. Notice of intent to demand payment.

     (1) If proposed corporate action creating dissenters' rights under sec. 180.1302 is submitted to a vote at a shareholders' meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:

          (a) Deliver to the issuer corporation before the vote is taken written notice that complies with sec. 180.0141 of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed action is effectuated.

          (b) Not vote his or her shares in favor of the proposed action.

     (2) A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under sec.sec. 180.1301 to 180.1331.

180.1322. Dissenters' notice.

     (1) If proposed corporate action creating dissenters' rights under sec. 180.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied sec. 180.1321.

     (2) The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable. The dissenters' notice shall comply with sec. 180.0141 and shall include or have attached all of the following:

          (a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

          (b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

          (c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date.

          (d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered.

          (e) A copy of sec.sec. 180.1301 to 180.1331.

180.1323. Duty to demand payment.

     (1) A shareholder or beneficial shareholder who is sent a dissenters' notice described in sec. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in sec. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under sec. 180.1322(2)(c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

     (2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

     (3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice, is not entitled to payment for his or her shares under sec.sec. 180.1301 to 180.1331.

180.1324. Restrictions on uncertificated shares.

     (1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under sec. 180.1326.

     (2) The shareholder or beneficial shareholder who asserts dissenters' rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

180.1325. Payment.

     (1) Except as provided in sec. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with sec. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (2) The payment shall be accompanied by all of the following:

          (a) The corporation's latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

          (b) A statement of the corporation's estimate of the fair value of the shares.

          (c) An explanation of how the interest was calculated.

          (d) A statement of the dissenter's right to demand payment under sec. 180.1328 if the dissenter is dissatisfied with the payment.

          (e) A copy of sec.sec. 180.1301 to 180.1331.

180.1326. Failure to take action.

     (1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under sec. 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters' notice under sec. 180.1322 and repeat the payment demand procedure.

180.1327. After-acquired shares.

     (1) A corporation may elect to withhold payment required by sec. 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under sec. 180.1322(2)(c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under sec. 180.1328 if the dissenter is dissatisfied with the offer.

180.1328. Procedure if dissenter dissatisfied with payment or offer.

     (1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter's estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under sec. 180.1325, or reject the offer under sec. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

          (a) The dissenter believes that the amount paid under sec. 180.1325 or offered under sec. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

          (b) The corporation fails to make payment under sec. 180.1325 within 60 days after the date set under sec. 180.1322 for demanding payment.

          (c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under sec. 180.1322 for demanding payment.

     (2) A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with sec. 180.0141.

180.1330. Court action.

     (1) If a demand for payment under sec. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under sec. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in sec. 801.14.

     (4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

          (a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.

          (b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter's notice under sec. 180.1322(2)(c), for which the corporation elected to withhold payment under sec. 180.1327.

180.1331. Court costs and counsel fees.

     (1)(a) Notwithstanding sec.sec. 814.01 to 814.04, the court in a special proceeding brought under sec. 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

     (b) Notwithstanding sec.sec. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under sec. 180.1328.

     (2) The parties shall bear their own expenses of the proceeding, except that, notwithstanding sec.sec. 814.01 to 814.04, the court may assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

          (a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with sec.sec. 180.1320 to 180.1328.

          (b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

     (3) Notwithstanding sec.sec. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

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                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The registrant's certificate of incorporation and bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") and (ii) require the registrant to indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' or officers' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director's duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the registrant or its stockholders, for improper transactions between the director and the registrant and for improper loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

     The registrant has entered into indemnity agreements with each of its directors and executive officers that require the registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     The registrant has an insurance policy covering the officers and directors of the registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

     (a) EXHIBITS

   EXHIBIT
   NUMBER                        DESCRIPTION OF DOCUMENT
   -------                       -----------------------
  2.1(11)      Agreement and Plan of Merger and Reorganization dated as of
               November 16, 2000, by and among the Registrant, Aurora
               Acquisition Corp., and PanVera Corporation.
  3.4(1)       Restated Certificate of Incorporation.
  3.5(1)       Restated Bylaws.
  4.1          Reference is made to Exhibits 3.4 and 3.5.
  4.2(1)       Form of Common Stock Certificate.
  4.3(1)       Amended and Restated Investors' Rights Agreement dated as of
               December 27, 1996 between the Registrant and the individuals and entities listed in the signature pages thereto.
  5.1##        Opinion of Cooley Godward regarding the validity of shares of Aurora common stock.
  8.1          Form of Opinion of Cooley Godward regarding certain federal income tax matters.
  8.2          Form of Opinion of Godfrey and Kahn, S.C. regarding certain federal income tax matters.
 10.1(1)       Form of Indemnity Agreement entered into between Registrant and its directors and officers.
 10.2(1)#      Registrant's 1996 Stock Plan, as amended and restated (the
               "1996 Stock Plan").
 10.3(1)#      Form of Incentive Stock Option Agreement under the 1996
               Stock Plan.
 10.4(1)#      Form of Nonstatutory Stock Option Agreement under the 1996
               Stock Plan.
 10.5(1)#      Form of Restricted Stock Purchase Agreement under the 1996
               Stock Plan.
 10.6(1)#      Registrant's Employee Stock Purchase Plan and related
               offering document.
 10.7(1)#      Registrant's Non-Employee Directors' Stock Option Plan.
 10.8(1)#      Form of Nonstatutory Stock Option under Registrant's
               Non-Employee Directors' Stock Option Plan.
 10.9(1)#      Employment Agreement dated January 23, 1996 between the
               Registrant and Timothy J. Rink, as subsequently amended on
               March 8, 1996.
 10.10(1)#     Employment Agreement dated August 6, 1996 between the
               Registrant and J. Gordon Foulkes.
 10.11(1)      Preferred Stock Purchase Agreement dated as of March 8, 1996 between the Registrant and the individuals and entities
               listed in the signature pages thereto.
 10.12(1)      Series D Preferred Stock Purchase Agreement dated as of
               December 27, 1996 between the Registrant and the individual and entities listed in the signature pages thereto.
 10.13(1)      Sublease dated May 29, 1996 between the Registrant and
               Torrey Pines Science Center Limited Partnership, as
               subsequently amended on August 31, 1996.
 10.14(1)      Master Lease Agreement dated May 17, 1996 between the
               Registrant and Lease Management Services Incorporated.
 10.15(1)      Equipment Financing Agreement dated May 17, 1996 between the
               Registrant and Lease Management Services Incorporated.
 10.16(1)      Security Deposit Pledge Agreement dated May 17, 1996 between the Registrant and Lease Management Services Incorporated.
 10.17(1)*     Exclusive License Agreement for Fluorescent Assay
               Technologies dated June 17, 1996 between the Registrant and the Regents of the University of California.
 10.18(1)*     License Agreement dated August 2, 1996 between the
               Registrant and California Institute of Technology.
 10.19(1)*     License Agreement dated October 4, 1996 between the
               Registrant and the State of Oregon, acting by and through
               the State Board of Higher Education on behalf of the
               University of Oregon.

   EXHIBIT
   NUMBER                        DESCRIPTION OF DOCUMENT
   -------                       -----------------------
 10.20(1)*     Research Agreement dated April 2, 1996 between the
               Registrant and Sequana Therapeutics, Inc.
 10.21(1)*     Collaboration and License Agreement effective as of April
               24, 1996 between the Registrant and Packard Instrument
               Company, Inc.
 10.22(1)*     Collaborative Research and License Agreement dated November
               26, 1996 between the Registrant and Bristol-Myers Squibb
               Pharmaceutical Research Institute.
 10.23(1)*     Collaborative Research and License Agreement dated December
               18, 1996 between the Registrant and Eli Lilly and Company.
 10.24(1)*     Collaboration Agreement effective as of February 1, 1997
               between the Registrant and Allelix Biopharmaceuticals Inc.
 10.25(1)      Multi-Tenant Industrial Lease dated April 7, 1997 between
               the Registrant and AEW/ LBA Acquisition Co. II, LLC., as
               subsequently amended on June 12, 1997.
 10.26(2)      First Amendment dated September 1, 1997, to Multi-Tenant
               Industrial Lease between the Registrant and AEW/LBA
               Acquisition Co. II, LLC.
 10.27(2)*     Collaborative Research and License Agreement dated September
               22, 1997 between the Registrant and Warner-Lambert Company.
 10.28(3)*     Collaborative Research and License Agreement dated December
               18, 1997 between the Registrant and Merck & Co., Inc.
 10.29(3)      Negative Covenant Pledge Agreement dated September 29, 1997 between the Registrant and Lease Management Services
               Incorporated.
 10.30(3)      Collateral Security Agreement dated December 16, 1997
               between the Registrant and Lease Management Services
               Incorporated.
 10.31(3)*     Packard Aurora Supply Agreement dated February 5, 1998
               between the Registrant and Packard Instrument Company, Inc.
 10.32(3)*     Amendment to Collaboration and License Agreement dated
               February 7, 1998, to Collaboration and License Agreement
               effective as of April 24, 1996 between the Registrant and
               Packard Instrument Company, Inc.
 10.33(3)#     Amendment dated January 2, 1998, to Employment Agreement
               between the Registrant and J. Gordon Foulkes.
 10.34(4)*     Combinatorial Chemistry Agreement dated April 25, 1998
               between the Registrant and SIDDCO, Inc.
 10.35(4)*     Agreement dated June 11, 1998 between the Registrant and J.
               Gordon Foulkes.
 10.36(4)      Agreement dated July 16, 1998 between the Registrant and
               Deborah J. Tower.
 10.37(5)*     Collaborative Research Agreement dated July 16, 1998 between the Registrant and Cytovia, Inc.
 10.38(5)*     AMCS Development Agreement dated August 21, 1998 between the
               Registrant and Warner-Lambert Company.
 10.39(6)#     Promissory Note dated February 18, 1997 between the
               Registrant and Harry Stylli.
 10.40(6)#     Terms of employment dated December 3, 1997 between the
               Registrant and Paul J. England.
 10.41(6)#     Terms of employment dated June 9, 1998 between the
               Registrant and Thomas G. Klopack.
 10.42(6)*     Termination Agreement between the Registrant and Packard
               Instrument Company, Inc.
 10.43(6)#     Loan Agreement and Promissory Note dated December 23, 1998 between the Registrant and Thomas G. Klopack.
 10.44(7)*     Collaborative Research and License Agreement effective as of
               February 5, 1999 between the Registrant and The Pharmacia
               and Upjohn Company.
 10.45(7)*     Collaborative Research and License Agreement effective as of
               February 16, 1999 between the Registrant, F.
               Hoffmann-Laroche Ltd. and Hoffmann-Laroche, Inc.

   EXHIBIT
   NUMBER                        DESCRIPTION OF DOCUMENT
   -------                       -----------------------
 10.46(7)      Loan and Security Agreement dated February 26, 1999 between the Registrant and General Electric Capital Business Asset
               Funding Corporation.
 10.47(7)*     License Agreement effective as of March 10, 1999 between the
               Registrant and Clontech Laboratories, Inc.
 10.48(8)*     Collaborative Research and License Agreement effective as of
               June 15, 1999 between the Registrant and Pfizer
               Incorporated.
 10.49(9)*     Collaborative Research and License Agreement (Second
               Amendment) effective as of July 29, 1999 between the
               Registrant and Bristol-Myers Squibb Pharmaceuticals Research
               Institute.
 10.50(9)*     Agreement dated November 2, 1999 between the Registrant and
               Timothy J. Rink, M.D., Sc.D.
 10.51(10)#    Agreement dated December 7, 1999 between the Registrant and
               Stuart J.M. Collinson, Ph.D.
 10.52(10)**   Third Amendment to Collaborative Research and License
               Agreement effective as of November 22, 1999 between the
               Registrant and Eli Lilly and Company.
 10.53(10)**   Instrument, Assay Development and License Agreement
               Effective as of December 15, 1999 between the Registrant and
               Glaxo Research and Development Ltd. And Glaxo Group Ltd.
 10.54(10)**   Instrument, Assay Development and License Agreement
               Effective as of December 16, 1999 between the Registrant and
               Wyeth-Ayerst.
 10.55(10)**   License Agreement effective as of December 17, 1999 between the Registrant and Zymogenetics, Inc.
 10.56(10)**   Agreement effective as of January 1, 2000 between the
               Registrant and Timothy J. Rink, M.D., Sc.D.
 10.57(12)*    Collaborative Research, Purchase and License Agreement
               effective as of March 31, 2000 between the Registrant and
               N.V. Organon.
 10.58(13)*    Cystic Fibrosis Research Alliance and Commercialization
               Agreement effective as of May 19, 2000 between the
               Registrant and the Cystic Fibrosis Foundation.
 21.1          Subsidiaries of the Registrant.
 23.1          Consent of Ernst & Young LLP, Independent Auditors.
 23.2          Consent of Arthur Andersen LLP, Independent Auditors.
 23.3          Consent of KPMG LLP.
 23.4          Consent of Hildebrand, Limparis & Hevey, CPA, PC.
 23.5          Consent of Cooley Godward LLP (included in Exhibit 5.1).
 23.6          Consent of Cooley Godward LLP (included in Exhibit 8.1).
 23.7          Consent of Godfrey and Kahn, S.C. (included in Exhibit 8.2).
 23.8          Consent of Robert W. Baird & Co. Incorporated.
 24.2          Power of Attorney is contained on the signature page.
 99.1          Form of Proxy Card of PanVera Corporation.
 99.2(11)      Form of Voting Agreement between the Registrant and certain shareholders of PanVera Corporation.
 99.3          Opinion of Robert W. Baird & Co. Incorporated regarding the fairness, from a financial point of view, of the exchange
               ratio to holders of PanVera common stock.

-------------------------

 (1)  Previously filed as exhibits of the same number with the
      Registrant's Registration Statement on Form S-1 (No.
      333-23407) or amendments thereof, and incorporated herein by reference.
 (2)  Previously filed as exhibits of the same number with the
      Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (No. 0-22669) and incorporated
      herein by reference.
 (3)  Previously filed as exhibits of the same number with the
      Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (No. 0-22669) and incorporated
      herein by reference.
 (4)  Previously filed as exhibits of the same number with the
      Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (No. 0-22669) and incorporated herein by reference.
 (5)  Previously filed as exhibits of the same number with the
      Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (No. 0-22669) and incorporated
      herein by reference.
 (6)  Previously filed as exhibits of the same number with the
      Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (No. 0-22669) and incorporated
      herein by reference.
 (7)  Previously filed as exhibits of the same number with the
      Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (No. 0-22669) and incorporated herein by reference.
 (8)  Previously filed as exhibit of the same number with the
      Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (No. 0-22669) and incorporated herein by reference.
 (9)  Previously filed as exhibits of the same number with the
      Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (No. 0-22669) and incorporated
      herein by reference.
(10)  Previously filed as exhibits of the same number with
      Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (No. 0-22669) and incorporated
      herein by reference.
(11)  Previously filed as exhibit 99.1 and exhibit 99.2 with the
      Registrant's Current Report on Form 8-K filed on November
      21, 2000 (No. 022669) and incorporated herein by reference.
(12)  Previously filed as exhibit of the same number with
      Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (No. 0-22669) and incorporated herein by reference.
(13)  Previously filed as exhibit of the same number with
      Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (No. 0-22669) and incorporated herein by reference.
*     The Registrant has been granted confidential treatment with respect to certain portions of this exhibit. Omitted
      portions have been filed separately with the Securities and
      Exchange Commission.
**    The Registrant has requested confidential treatment with
      respect to certain portions of this exhibit. Omitted
      portions have been filed separately with the Securities and
      Exchange Commission.
#     Indicates management contract or compensatory plan or
      arrangement.
##    To be filed by amendment.

     (b) FINANCIAL STATEMENT SCHEDULES. None.

     (c) REPORTS, OPINIONS AND APPRAISALS. Contained in the prospectus/proxy statement.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 30, 2001.

                                          AURORA BIOSCIENCES CORPORATION

                                          By:   /s/ STUART J.M. COLLINSON
                                            ------------------------------------
                                                   Stuart J.M. Collinson

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stuart J.M. Collinson and John Pashkowsky, and both or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                   TITLE                         DATE
                  ---------                                   -----                         ----
          /s/ STUART J.M. COLLINSON            Chief Executive Officer, President     January 30, 2001
---------------------------------------------   and Director (Principal Executive
            Stuart J.M. Collinson                           Officer)

             /s/ JOHN PASHKOWSKY                  Vice President of Finance and       January 30, 2001
---------------------------------------------  Treasurer (Principal Financial and
               John Pashkowsky                         Accounting Officer)

             /s/ JAMES C. BLAIR                             Director                  January 30, 2001
---------------------------------------------
               James C. Blair

            /s/ JOHN D. MENDLEIN                            Director                  January 30, 2001
---------------------------------------------
              John D. Mendlein

          /s/ HUGH Y. RIENHOFF, JR.                         Director                  January 30, 2001
---------------------------------------------
            Hugh Y. Rienhoff, Jr.

            /s/ ROY A. WHITFIELD                            Director                  January 30, 2001
---------------------------------------------
              Roy A. Whitfield

            /s/ WENDELL WIERENGA                            Director                  January 30, 2001
---------------------------------------------
              Wendell Wierenga

          /s/ TIMOTHY J. WOLLAEGER                          Director                  January 30, 2001
---------------------------------------------
            Timothy J. Wollaeger

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                        DESCRIPTION OF DOCUMENT
-----------                     -----------------------
 2.1(11)      Agreement and Plan of Merger and Reorganization dated as of
              November 16, 2000, by and among the Registrant, Aurora
              Acquisition Corp., and PanVera Corporation.
 3.4(1)       Restated Certificate of Incorporation.
 3.5(1)       Restated Bylaws.
 4.1          Reference is made to Exhibits 3.4 and 3.5.
 4.2(1)       Form of Common Stock Certificate.
 4.3(1)       Amended and Restated Investors' Rights Agreement dated as of
              December 27, 1996 between the Registrant and the individuals and entities listed in the signature pages thereto.
 5.1##        Opinion of Cooley Godward regarding the validity of shares of Aurora common stock.
 8.1          Form of Opinion of Cooley Godward regarding certain federal income tax matters.
 8.2          Form of Opinion of Godfrey and Kahn, S.C. regarding certain federal income tax matters.
10.1(1)       Form of Indemnity Agreement entered into between Registrant and its directors and officers.
10.2(1)#      Registrant's 1996 Stock Plan, as amended and restated (the
              "1996 Stock Plan").
10.3(1)#      Form of Incentive Stock Option Agreement under the 1996
              Stock Plan.
10.4(1)#      Form of Nonstatutory Stock Option Agreement under the 1996
              Stock Plan.
10.5(1)#      Form of Restricted Stock Purchase Agreement under the 1996
              Stock Plan.
10.6(1)#      Registrant's Employee Stock Purchase Plan and related
              offering document.
10.7(1)#      Registrant's Non-Employee Directors' Stock Option Plan.
10.8(1)#      Form of Nonstatutory Stock Option under Registrant's
              Non-Employee Directors' Stock Option Plan.
10.9(1)#      Employment Agreement dated January 23, 1996 between the
              Registrant and Timothy J. Rink, as subsequently amended on
              March 8, 1996.
10.10(1)#     Employment Agreement dated August 6, 1996 between the
              Registrant and J. Gordon Foulkes.
10.11(1)      Preferred Stock Purchase Agreement dated as of March 8, 1996 between the Registrant and the individuals and entities
              listed in the signature pages thereto.
10.12(1)      Series D Preferred Stock Purchase Agreement dated as of
              December 27, 1996 between the Registrant and the individual and entities listed in the signature pages thereto.
10.13(1)      Sublease dated May 29, 1996 between the Registrant and
              Torrey Pines Science Center Limited Partnership, as
              subsequently amended on August 31, 1996.
10.14(1)      Master Lease Agreement dated May 17, 1996 between the
              Registrant and Lease Management Services Incorporated.
10.15(1)      Equipment Financing Agreement dated May 17, 1996 between the
              Registrant and Lease Management Services Incorporated.
10.16(1)      Security Deposit Pledge Agreement dated May 17, 1996 between the Registrant and Lease Management Services Incorporated.
10.17(1)*     Exclusive License Agreement for Fluorescent Assay
              Technologies dated June 17, 1996 between the Registrant and the Regents of the University of California.
10.18(1)*     License Agreement dated August 2, 1996 between the
              Registrant and California Institute of Technology.
10.19(1)*     License Agreement dated October 4, 1996 between the
              Registrant and the State of Oregon, acting by and through
              the State Board of Higher Education on behalf of the
              University of Oregon.
10.20(1)*     Research Agreement dated April 2, 1996 between the
              Registrant and Sequana Therapeutics, Inc.
10.21(1)*     Collaboration and License Agreement effective as of April
              24, 1996 between the Registrant and Packard Instrument
              Company, Inc.

  EXHIBIT
  NUMBER                        DESCRIPTION OF DOCUMENT
-----------                     -----------------------
10.22(1)*     Collaborative Research and License Agreement dated November
              26, 1996 between the Registrant and Bristol-Myers Squibb
              Pharmaceutical Research Institute.
10.23(1)*     Collaborative Research and License Agreement dated December
              18, 1996 between the Registrant and Eli Lilly and Company.
10.24(1)*     Collaboration Agreement effective as of February 1, 1997
              between the Registrant and Allelix Biopharmaceuticals Inc.
10.25(1)      Multi-Tenant Industrial Lease dated April 7, 1997 between
              the Registrant and AEW/LBA Acquisition Co. II, LLC., as
              subsequently amended on June 12, 1997.
10.26(2)      First Amendment dated September 1, 1997, to Multi-Tenant
              Industrial Lease between the Registrant and AEW/LBA
              Acquisition Co. II, LLC.
10.27(2)*     Collaborative Research and License Agreement dated September
              22, 1997 between the Registrant and Warner-Lambert Company.
10.28(3)*     Collaborative Research and License Agreement dated December
              18, 1997 between the Registrant and Merck & Co., Inc.
10.29(3)      Negative Covenant Pledge Agreement dated September 29, 1997 between the Registrant and Lease Management Services
              Incorporated.
10.30(3)      Collateral Security Agreement dated December 16, 1997
              between the Registrant and Lease Management Services
              Incorporated.
10.31(3)*     Packard Aurora Supply Agreement dated February 5, 1998
              between the Registrant and Packard Instrument Company, Inc.
10.32(3)*     Amendment to Collaboration and License Agreement dated
              February 7, 1998, to Collaboration and License Agreement
              effective as of April 24, 1996 between the Registrant and
              Packard Instrument Company, Inc.
10.33(3)#     Amendment dated January 2, 1998, to Employment Agreement
              between the Registrant and J. Gordon Foulkes.
10.34(4)*     Combinatorial Chemistry Agreement dated April 25, 1998
              between the Registrant and SIDDCO, Inc.
10.35(4)*     Agreement dated June 11, 1998 between the Registrant and J.
              Gordon Foulkes.
10.36(4)      Agreement dated July 16, 1998 between the Registrant and
              Deborah J. Tower.
10.37(5)*     Collaborative Research Agreement dated July 16, 1998 between the Registrant and Cytovia, Inc.
10.38(5)*     AMCS Development Agreement dated August 21, 1998 between the
              Registrant and Warner-Lambert Company.
10.39(6)#     Promissory Note dated February 18, 1997 between the
              Registrant and Harry Stylli.
10.40(6)#     Terms of employment dated December 3, 1997 between the
              Registrant and Paul J. England.
10.41(6)#     Terms of employment dated June 9, 1998 between the
              Registrant and Thomas G. Klopack.
10.42(6)*     Termination Agreement between the Registrant and Packard
              Instrument Company, Inc.
10.43(6)#     Loan Agreement and Promissory Note dated December 23, 1998 between the Registrant and Thomas G. Klopack.
10.44(7)*     Collaborative Research and License Agreement effective as of
              February 5, 1999 between the Registrant and The Pharmacia
              and Upjohn Company.
10.45(7)*     Collaborative Research and License Agreement effective as of
              February 16, 1999 between the Registrant, F.
              Hoffmann-Laroche Ltd. and Hoffmann-Laroche, Inc.
10.46(7)      Loan and Security Agreement dated February 26, 1999 between the Registrant and General Electric Capital Business Asset
              Funding Corporation.
10.47(7)*     License Agreement effective as of March 10, 1999 between the
              Registrant and Clontech Laboratories, Inc.

  EXHIBIT
  NUMBER                        DESCRIPTION OF DOCUMENT
-----------                     -----------------------
10.48(8)*     Collaborative Research and License Agreement effective as of
              June 15, 1999 between the Registrant and Pfizer
              Incorporated.
10.49(9)*     Collaborative Research and License Agreement (Second
              Amendment) effective as of July 29, 1999 between the
              Registrant and Bristol-Myers Squibb Pharmaceuticals Research
              Institute.
10.50(9)*     Agreement dated November 2, 1999 between the Registrant and
              Timothy J. Rink, M.D., Sc.D.
10.51(10)#    Agreement dated December 7, 1999 between the Registrant and
              Stuart J.M. Collinson, Ph.D.
10.52(10)**   Third Amendment to Collaborative Research and License
              Agreement effective as of November 22, 1999 between the
              Registrant and Eli Lilly and Company.
10.53(10)**   Instrument, Assay Development and License Agreement
              Effective as of December 15, 1999 between the Registrant and
              Glaxo Research and Development Ltd. And Glaxo Group Ltd.
10.54(10)**   Instrument, Assay Development and License Agreement
              Effective as of December 16, 1999 between the Registrant and
              Wyeth-Ayerst.
10.55(10)**   License Agreement effective as of December 17, 1999 between the Registrant and Zymogenetics, Inc.
10.56(10)**   Agreement effective as of January 1, 2000 between the
              Registrant and Timothy J. Rink, M.D., Sc.D.
10.57(12)*    Collaborative Research, Purchase and License Agreement
              effective as of March 31, 2000 between the Registrant and
              N.V. Organon.
10.58(13)*    Cystic Fibrosis Research Alliance and Commercialization
              Agreement effective as of May 19, 2000 between the
              Registrant and the Cystic Fibrosis Foundation.
21.1          Subsidiaries of the Registrant.
23.1          Consent of Ernst & Young LLP, Independent Auditors.
23.2          Consent of Arthur Andersen LLP, Independent Auditors.
23.3          Consent of KPMG LLP.
23.4          Consent of Hildebrand, Limparis & Hevey, CPA, PC.
23.5          Consent of Cooley Godward LLP (included in Exhibit 5.1).
23.6          Consent of Cooley Godward LLP (included in Exhibit 8.1).
23.7          Consent of Godfrey and Kahn, S.C. (included in Exhibit 8.2).
23.8          Consent of Robert W. Baird & Co. Incorporated.
24.2          Power of Attorney is contained on the signature page.
99.1          Form of Proxy Card of PanVera Corporation.
99.2(11)      Form of Voting Agreement between the Registrant and certain shareholders of PanVera Corporation.
99.3          Opinion of Robert W. Baird & Co. Incorporated regarding the fairness, from a financial point of view, of the exchange
              ratio to holders of PanVera common stock.

-------------------------

 (1) Previously filed as exhibits of the same number with the Registrant's Registration Statement on Form S-1 (No. 333-23407) or amendments thereof, and incorporated herein by reference.

 (2) Previously filed as exhibits of the same number with the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (No. 0-22669) and incorporated herein by reference.

 (3) Previously filed as exhibits of the same number with the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (No. 0-22669) and incorporated herein by reference.

 (4) Previously filed as exhibits of the same number with the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (No. 0-22669) and incorporated herein by reference.

 (5) Previously filed as exhibits of the same number with the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (No. 0-22669) and incorporated herein by reference.

 (6) Previously filed as exhibits of the same number with the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (No. 0-22669) and incorporated herein by reference.

 (7) Previously filed as exhibits of the same number with the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (No. 0-22669) and incorporated herein by reference.

 (8) Previously filed as exhibit of the same number with the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (No. 0-22669) and incorporated herein by reference.

 (9) Previously filed as exhibits of the same number with the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (No. 0-22669) and incorporated herein by reference.

(10) Previously filed as exhibits of the same number with Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (No. 0-22669) and incorporated herein by reference.

(11) Previously filed as exhibit 99.1 and exhibit 99.2 with the Registrant's Current Report on Form 8-K filed on November 21, 2000 (No. 022669) and incorporated herein by reference.

(12) Previously filed as exhibit of the same number with Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (No. 0-22669) and incorporated herein by reference.

(13) Previously filed as exhibit of the same number with Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (No. 0-22669) and incorporated herein by reference.

 * The Registrant has been granted confidential treatment with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

 ** The Registrant has requested confidential treatment with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

  #   Indicates management contract or compensatory plan or Arrangement.

  ##  To be filed by amendment.